As filed with the Securities and Exchange Commission on June 6, 2006
Registration No. 333-134471

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEVI STRAUSS & CO.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2325	94-0905160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1155 Battery Street, San Francisco, California 94111 (415) 501-6000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Copies to:

Hilary K. Krane Senior Vice President, General Counsel Levi Strauss & Co. 1155 Battery Street San Francisco, California 94111 (415) 501-6607	John D. Wilson Shearman & Sterling LLP 525 Market Street San Francisco, California 94105 (415) 616-1100	Jay A. Mitchell Chief Counsel, Corporate Levi Strauss & Co. 1155 Battery Street San Francisco, California 94111 (415) 501-1372
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2006

Preliminary Prospectus

LEVI STRAUSS & CO.

Offer to Exchange
all outstanding unregistered 8.625% Senior Notes due 2013
(€102,000,000 aggregate principal amount outstanding)

for

8.625% Senior Notes due 2013
(€102,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

and

all outstanding unregistered 8.875% Senior Notes due 2016
($350,000,000 aggregate principal amount outstanding)

for

8.875% Senior Notes due 2016
($350,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

The Exchange Offer

•	Expires 11:59 p.m., New York City time on July 7, 2006, unless extended.

•	Not conditional upon any minimum principal amount of outstanding unregistered 8.875% Senior Notes due 2016 (the “old Dollar Notes”) and unregistered 8.625% Senior Notes due 2013 (the “old Euro Notes”, and together with the old Dollar Notes, the “old notes”) being tendered for exchange.

•	All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of outstanding old notes may be withdrawn any time prior to 11:59 p.m., New York City time on the date of the expiration of the exchange offer.

•	The exchange of old notes will generally not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The terms of the exchange notes to be issued in the exchange offer for old Dollar Notes (the “Dollar Exchange Notes”) are substantially similar to the old Dollar Notes and the terms of the exchange notes to be issued in the exchange offer for the old Euro Notes (the “Euro Exchange Notes”, and together with the Dollar Exchange Notes, the “exchange notes”) are substantially similar to the old Euro Notes, except, in each case, for transfer restrictions and registration rights relating to the old notes.

Resale of Exchange Notes

•	We intend to list the Euro Exchange Notes on the Luxembourg Stock Exchange and have the Euro Exchange Notes traded on the Euro MTF Market.

•	There is currently no public market for the Dollar Exchange Notes and the existing market for the Euro Exchange Notes is limited and we do not intend to apply for listing or quotation of the exchange notes on any U.S. securities exchange or for quotation through an automated dealer quotation system.

See “Risk Factors” beginning on page 10 for a discussion of factors that you should consider before tendering your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of old notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site at www.sec.gov.

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Levi Strauss & Co.
1155 Battery Street
San Francisco, California 94111
Attention: Treasurer
Telephone: (415) 501-3869 or (415) 501-6000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 11:59 p.m., New York City time on July 7, 2006 (the “expiration date”). The exchange offer can be extended by us in our sole discretion. See the caption “The Exchange Offer” for more detailed information.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Any old notes not tendered and accepted in the exchange offer will remain outstanding. To the extent old notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered old notes could be adversely affected. Following consummation of the exchange offer, the holders of old notes will continue to be subject to the existing restrictions upon transfer thereof and we will have fulfilled one of our obligations under the related registration rights agreements. Holders of old notes who do not tender their notes generally will not have any further registration rights under the registration rights agreements or otherwise.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed in this prospectus, including, without limitation, statements under “Summary”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “could”, “plans”, “seeks” and similar expressions. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation:

•	changing domestic and international retail environments;

•	changes in the level of consumer spending or preferences in apparel;

•	mergers and acquisitions involving our top customers and resulting door closures, inventory productivity initiatives and changes in merchandising strategies and buying practices;

•	expansion of private label activities by our customers;

•	our dependence on key distribution channels, customers and suppliers;

•	price, innovation and other competitive pressures in the apparel industry and on our key customers;

•	our ability to increase our appeal to younger consumers and women;

•	changing fashion trends;

•	our ability to revitalize our Dockers® brand and our European business;

•	our ability to expand controlled distribution of our products including successfully opening and operating our own retail stores;

•	our go-to-market executional performance;

•	the impact of ongoing and potential future restructuring and financing activities and our ability to remain in compliance with our financial covenants;

•	ongoing litigation matters and disputes and regulatory developments;

•	the effectiveness of our internal controls;

•	the investment performance of our defined benefit pension plans;

•	our ability to utilize our tax credits and net operating loss carryforwards;

•	changes in credit ratings;

•	our ability to attract and retain qualified employees and changes in employee compensation and benefit plans;

•	changes in foreign currency exchange rates;

•	changes in trade laws including the elimination of quotas under the WTO Agreement on textiles and clothing; and

•	political or financial instability in countries where our products are manufactured.

For more information on these and other factors, see “Risk Factors”. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and the risk factors contained throughout this prospectus.

SUMMARY

The following information summarizes the detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before exchanging your old notes for exchange notes, and we encourage you to read this prospectus carefully and in its entirety. Unless otherwise indicated or the context otherwise requires, data in this prospectus that refer to a particular year (e.g., 2005) refer to the fiscal year ended on the last Sunday in November of that year. In this prospectus, unless the context specifies otherwise, references to “we”, “us”, and “our” refer to Levi Strauss & Co. and its consolidated subsidiaries.

Our Company

Overview

We are one of the world’s leading branded apparel companies. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s®, Dockers® and Levi Strauss Signature® brands in markets around the world. We also license our trademarks in many countries throughout the world for accessories, pants, tops, footwear, home and other products.

We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and franchised stores abroad. We also distribute Levi’s® and Dockers® products through company-operated stores located in the United States, Europe and Japan. We distribute our Levi Strauss Signature® products primarily through mass channel retailers in the United States and abroad.

Our History

Our history and longevity are unique in the apparel industry: Levi’s® jeans are the original, authentic and definitive jeans. In 1853, during the California Gold Rush, our founder, Levi Strauss, opened a wholesale dry goods business in San Francisco. That business became known as “Levi Strauss & Co.” In 1873, Mr. Strauss and Jacob Davis, a tailor, saw a consumer need for work pants that could hold up under rough conditions. They worked together and received a U.S. patent to make “waist overalls” with metal rivets at points of strain on the pants — and in so doing created the first jean. Mr. Strauss commercialized the product and brought it to market that year, and, in 1890, first used the number “501” in the product line.

For nearly 100 years after our founding, we manufactured and distributed work pants and other products worn primarily by cowboys, miners and other working men in the western United States and also represented other manufacturers with an extensive line of dry goods. We introduced our first jeans for women in 1934. Our jeans rapidly grew in popularity after World War II and became a symbol of American culture by the 1960s. During these years, we exited the dry goods business to concentrate on manufacturing and marketing apparel under the Levi’s® trademark, with export and international businesses opening in the 1950s and 1960s. In 1986, we introduced the Dockers® brand of casual apparel, which was at the forefront of the business casual trend in the United States. In 2003, in response to the emergence and success of the mass channel, we launched our Levi Strauss Signature® brand of jeans and casual apparel for consumers who shop in that channel. Our commitment to quality, innovation and corporate citizenship, manifested in many ways throughout our history, began with Mr. Strauss and continues today.

Our Global Reach

From our Gold Rush beginnings in San Francisco, we now operate around the world. Our business is organized into three geographic regions: North America, Europe and Asia Pacific. Our Asia Pacific region includes both established markets such as Japan and Korea and emerging markets such as India and China, as well as our businesses in South America, the Middle East and Africa. Our global reach and presence are demonstrated by the following:

•	We derive nearly half of our net revenues and over half of our operating income from our businesses outside the United States.

•	Our products are sold through more than 55,000 retail locations in over 110 countries, including over 65 company-operated stores in 10 countries.

•	We have over 5,000 trademark registrations and pending applications in approximately 180 countries.

•	We have regional headquarters located in San Francisco, Brussels and Singapore, product designers located primarily in Belgium, Hong Kong, Japan, Korea and the United States, and a global sourcing headquarters in Singapore.

•	Approximately 65% of our employees are located in over 35 countries outside the United States.

Recent Developments — Amendment to Senior Secured Revolving Credit Facility

On May 18, 2006, we amended and restated our senior secured revolving credit facility. The following is a summary description of the material terms of the amendment:

•	The term of the facility has been extended through September 23, 2011.

•	The maximum availability under the facility has been reduced from $650.0 million to $550.0 million.

•	The interest rate payable in respect of both base rate loans and LIBOR rate loans has been modified by amending the margin above the base rate or the LIBOR rate (as applicable) which is payable. The margin above the base rate that is payable in respect of base rate loans has changed from a fixed margin of 0.50% to a floating margin based on availability under the facility that will not exceed 0.50%. The margin above LIBOR that is payable in respect of LIBOR rate loans has been reduced from a fixed margin of 2.75% to a floating margin (which will not exceed 2.00%) based on availability under the facility.

•	We are required to maintain a reserve against availability or deposit cash or certain investment securities in secured accounts with the administrative agent in the amount of $75.0 million at all times. A failure to do so will result in a block on availability under the facility but will not result in a default.

•	For any period during which availability under the facility is at least $25.0 million, the debt, liens, investments, dispositions, restricted payments and debt prepayment covenants will be either fully or partially suspended. We are currently in a covenant suspension period.

•	Our debt, liens, investments, dispositions, restricted payments and debt prepayment covenants have been modified to grant us greater flexibility.

•	We are no longer subject at any time to any financial maintenance covenants.

•	The facility is no longer secured by the capital stock of any of our foreign subsidiaries.

For more information, see “Description of Other Indebtedness — Senior Secured Revolving Credit Facility.”

Failure to Exchange Your Old Notes

In this prospectus, we refer to the $350.0 million of unregistered Dollar Notes that we issued in March 2006, the €102.0 million of unregistered Euro Notes, which includes the €100.0 million of Euro Notes we issued in March 2006 and the remaining €2.0 million of unregistered Euro Notes issued in March 2005 that were not previously exchanged for registered notes collectively, as the old notes. The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities under the Securities Act. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption “The Exchange Offer”.

Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the applicable series of old notes.

The Exchange Offer

The $350.0 million unregistered old Dollar Notes and €102.0 million unregistered old Euro Notes were issued in private placements. In this exchange offer, we are offering to exchange, for your old notes, exchange notes which are substantially similar in all material respects to the respective old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Registration Rights Agreement	In connection with the issuance of the $350.0 million of old Dollar Notes and €100.0 million of old Euro Notes on March 17, 2006, we entered into registration rights agreements with the initial purchasers with respect to each series of old notes in which we agreed, among other things, to complete an exchange offer. The remaining €2.0 million of old Euro Notes we issued in March 2005 will also be entitled to the benefits of the registration rights agreement we entered into in March 2006 with the initial purchasers of the €100.0 million of old Euro Notes.

You may exchange your old notes for the applicable exchange notes, which have substantially similar terms to your old notes. The exchange offer satisfies your rights and our obligations under the registration rights agreements. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes.

The Exchange Offer	We are offering to exchange:

• up to €102.0 million of old Euro Notes for up to €102.0 million of Euro Exchange Notes; and

• up to $350.0 million aggregate principal amount of old Dollar Notes for up to $350.0 million aggregate principal amount of Dollar Exchange Notes.

You may exchange old Dollar Notes only in a minimum denomination of $10,000 and integral multiples of $1,000 principal amount thereafter and old Euro Notes only in integral multiples of €50,000 principal amount.

Purpose and Effect	The purpose of the exchange offer is to give you the opportunity to exchange your old notes for exchange notes that have been registered under the Securities Act. We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC to which each holder of old notes, if any are outstanding after the exchange offer, and exchange notes will have access.

Resale	Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not a broker-dealer who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Our belief is based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in “Plan of Distribution”, a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

Expiration of the Exchange Offer; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on July 7, 2006, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	We will not be required to accept old notes for exchange:

• if the exchange offer would be unlawful or would violate any interpretation of the SEC staff; or

• if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer — Conditions” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their old notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of old Dollar Notes may hold their notes either directly through DTC or indirectly through Euroclear or Clearstream, Luxembourg who in turn hold via DTC. Similarly, holders of old Euro Notes may hold their notes either directly through Euroclear or Clearstream, Luxembourg or indirectly through DTC who in turn holds via Euroclear and Clearstream, Luxembourg.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•  Holders of old notes through DTC:  If you wish to exchange your old notes and either you or your registered holder hold your old notes (either old Dollar Notes or old Euro Notes) in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “ — Book-Entry Transfer”.

•  Holders of old notes through Euroclear or Clearstream, Luxembourg:  If you wish to exchange your old notes and either you or your registered holder hold your old notes (either old Dollar Notes or old Euro Notes) in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your old notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your old notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of old notes may tender old notes in the exchange offer. If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes;

• you are not our affiliate;

• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Effect on Holders of Old Notes	If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indentures.

The trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indentures. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Important Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer will generally not be a taxable exchange for U.S. federal income tax purposes. See the caption “Important U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the caption “The Exchange Offer — Exchange Agent”.

The Exchange Notes

In this section, we refer to the old Dollar Notes and the Dollar Exchange Notes collectively as the “Dollar Notes” and the old Euro Notes and the Euro Exchange Notes collectively as the “Euro Notes”

Issuer	Levi Strauss & Co., a Delaware corporation.

Securities Offered	€102.0 million aggregate principal amount of 8.625% Euro Exchange Notes due 2013 and registered under the Securities Act.

$350.0 million aggregate principal amount of 8.875% Dollar Exchange Notes due 2016 and registered under the Securities Act.

Maturity	For the Euro Exchange Notes: April 1, 2013.

For the Dollar Exchange Notes: April 1, 2016.

Interest Payment Dates	For the Euro Exchange Notes offered by this prospectus: Semi-annually on April 1 and October 1 of each year, commencing on October 1, 2006.

For the Dollar Exchange Notes: Semi-annually on April 1 and October 1 of each year, commencing on October 1, 2006.

Ranking	The exchange notes will be senior unsecured unsubordinated obligations of Levi Strauss & Co. and will rank equally with all of Levi Strauss & Co.’s other existing and future senior unsecured and unsubordinated debt. As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, we would have had approximately $2.3 billion of debt, of which $7.3 million would have been secured, the majority of such secured debt being capital leases. That secured debt will have priority over the exchange notes with respect to the assets securing such debt. Holders of the exchange notes will be creditors of Levi Strauss & Co. and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, will be effectively senior to the exchange notes. As of February 26, 2006, the liabilities of our subsidiaries were approximately $485.0 million. For more information on the ranking of the exchange notes, see “Description of Euro Exchange Notes — Ranking” and “Description of Dollar Exchange Notes — Ranking”.

Optional Redemption	For the Euro Exchange Notes: We may redeem the Euro Notes (including Euro Notes previously issued in 2005), in whole or in part, at any time on or after April 1, 2009, at the redemption prices specified under “Description of Euro Exchange Notes — Optional Redemption”, plus accrued and unpaid interest to the date of redemption, after giving the required notice under the indenture governing the Euro Notes. In addition, at any time and from time to time prior to April 1, 2008, we may also redeem up to 35% of the aggregate principal amount of our Euro Notes (including Euro Notes previously issued in 2005) with the net cash proceeds from certain equity offerings at a redemption price of 108.625% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

For the Dollar Exchange Notes: We may redeem the Dollar Notes, in whole or in part, prior to April 1, 2011, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem all or any portion of the Dollar Notes, at any time or from time to time, at the redemption prices specified under “Description of Dollar Exchange Notes — Optional Redemption”, plus accrued and unpaid interest to the date of redemption, after giving the required notice under the indenture governing the Dollar Notes. In addition, at any time and from time to time prior to April 1, 2009, we may also redeem up to 35% of the aggregate principal amount of the Dollar Notes with the net cash proceeds from certain equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

Change in Control	If we experience a change in control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of Euro Exchange Notes — Repurchase at the Option of Holders Upon a Change of Control” and “Description of Dollar Exchange Notes — Repurchase at the Option of Holders Upon a Change of Control”.

Restrictive Covenants	The Euro Notes indenture and the Dollar Notes indenture contain covenants that limit our ability and the ability of our restricted subsidiaries (as defined in “Description of Euro Exchange Notes” and “Description of Dollar Exchange Notes”, respectively) to, among other things:

• incur additional debt;

• pay dividends or make other restricted payments;

• consummate specified asset sales;

• enter into transactions with affiliates;

• incur liens;

• impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our restricted subsidiaries;

• merge or consolidate with any other person; or

• sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or the assets of our restricted subsidiaries.

If a series of exchange notes receives and maintains an investment grade rating by both Standard and Poor’s Ratings Service and Moody’s Investors Service and we and our restricted subsidiaries are and remain in compliance with the indenture governing such series of exchange notes, we and our restricted subsidiaries will not be required to comply with particular covenants contained in the applicable indenture. For more detailed information on covenants contained in the indentures, see “Description of Euro Exchange Notes — Material Covenants” and “Description of Dollar Exchange Notes — Material Covenants.”

Listing; Absence of Established Market for the Exchange Notes	We will apply to list the Euro Exchange Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange and have the Euro Exchange Notes traded on the Euro MTF Market. The Euro Exchange Notes offered hereby are expected to be eligible for trading on the Luxembourg Stock Exchange on a fungible basis with the registered outstanding Euro Notes.

The Dollar Exchange Notes will constitute a new class of securities with currently no established trading market. For more detailed information, see “Plan of Distribution”.

Risk Factors

See “Risk Factors”, which begins on page 10, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the exchange notes.

General

We were founded in San Francisco in 1853 and were incorporated in Delaware in 1973. Our stock is privately held primarily by descendants of the family of Levi Strauss and is not publicly traded. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co.

Our executive offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Our telephone number is (415) 501-6000. Our website is located at www.levistrauss.com. Our website and the information contained on our website are not part of this prospectus and are not incorporated by reference into this prospectus.

RISK FACTORS

Your investment in the exchange notes will involve risks. You should carefully consider the following factors described below and all other information in this prospectus before deciding to exchange your old notes for exchange notes.

Risks Relating to Our Substantial Debt

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the exchange notes.

As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, our total debt would have been approximately $2.3 billion and we would have had approximately $220.7 million of additional borrowing capacity under our revolving credit facility, after giving effect to (i) our utilization of credit-related instruments such as documentary and standby letters of credit and (ii) our reserving $77.9 million of availability under our revolving credit facility on March 16, 2006 to satisfy a covenant in our revolving credit facility relating to prepayment of our term loan. For more information on the prepayment of our term loan and our senior secured credit facility, see “Description of Other Indebtedness.” Our substantial debt could have important adverse consequences to you. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes, our yen denominated eurobond, our 7.00% senior unsecured notes due 2006 (the “2006 Notes”), our senior secured revolving credit facility, our 12.25% senior unsecured notes due 2012 (the “2012 Notes”), our senior unsecured floating rate notes due 2012 (the “Floating Rate Notes”), our registered outstanding Euro Notes, and our 9.75% senior unsecured notes due 2015 (the “2015 Notes”);

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the exchange notes, which will reduce funds available for other business purposes, and result in us having lower net income than we would otherwise have had;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for or reacting to changes in our business and industry;

•	place us at a competitive disadvantage compared to some of our competitors that have less debt; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

In addition, any future borrowings under our senior secured revolving credit facility will be at variable rates of interest. Our Floating Rate Notes also bear interest at a variable rate. As a result, increases in market interest rates may require a greater portion of our cash flow to be used to pay interest, which could further hinder our operations and affect the trading price of our debt securities. Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control.

Restrictions in the indentures governing the exchange notes and our other debt agreements may limit our activities.

The indentures governing the exchange notes and the indentures relating to our other senior unsecured notes, and our yen denominated eurobond contain restrictions, including covenants limiting our ability to incur additional debt, grant liens, make acquisitions and other investments, prepay specified debt, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, repurchase stock, make capital expenditures, and enter into transactions with affiliates. Our amended and restated revolving credit facility also imposes many of these restrictions on us in any period during which availability under the facility is less than $25.0 million (see “Description of Indebtedness”). These restrictions may make it difficult for us to successfully execute our business strategy or to compete with companies not similarly restricted. In particular, these restrictions, in combination with our leveraged condition, could limit our ability to restructure our business or take other actions that require additional funds.

If we are unable to service our indebtedness or repay or refinance our indebtedness as it becomes due, we may be forced to sell assets or we may go into default, which could cause other indebtedness to become due and adversely affect the trading value of our debt securities, including the exchange notes.

Our 2006 Notes mature on November 1, 2006, our senior secured revolving credit facility matures on September 29, 2007, our Floating Rate Notes mature on April 1, 2012, our 2012 Notes mature on December 15, 2012, our registered outstanding Euro Notes mature on April 1, 2013, our 2015 Notes mature on January 15, 2015 and our yen denominated eurobond matures on November 22, 2016. If we are unable to pay interest on our indebtedness when due, or to repay or refinance the principal amount of our indebtedness when due, we will go into default under the terms of the documents governing such indebtedness, including the indentures governing the exchange notes. If that happens, the holders of the exchange notes and of our other indebtedness could elect to declare the indebtedness due and payable and, in the case of the revolving credit facility, terminate their lending commitments. Prior to or after these defaults, the holders of our indebtedness could exert pressure on us to sell assets or take other actions, including the initiation of bankruptcy proceedings or the commencement of an out-of-court debt restructuring, which may not be in the best interests of the company or holders of our debt securities, including the exchange notes. If we attempt an asset sale, whether on our own initiative or as a result of pressure from holders of our indebtedness, we may not be able to complete a sale on terms acceptable to us. Any default under our indebtedness, or the perception that we may go into default, would also adversely affect the trading value of our debt securities, including the exchange notes.

Because the exchange notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the exchange notes if a default occurs.

The exchange notes are general unsubordinated unsecured obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our 2006 Notes, 2012 Notes, Floating Rate Notes, registered outstanding Euro Notes issued in March 2005, 2015 Notes and our yen denominated eurobond. The Notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, we would have had approximately $2.3 billion of debt, of which approximately $7.3 million would have been secured, the majority of such secured debt being capital leases. To the extent we enter into additional secured financings in the future, such as another senior secured term loan, the exchange notes will also be effectively subordinated to such secured debt to the extent of the value of the additional assets securing that debt. Failure to comply with the terms of our secured obligations or our inability to pay those lenders at maturity would entitle those lenders immediately to foreclose on our assets which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of exchange notes.

The exchange notes are also structurally subordinated to all obligations of our subsidiaries since holders of exchange notes will be creditors of Levi Strauss & Co. and not of our subsidiaries. As of February 26, 2006, our unaudited consolidated balance sheet includes liabilities of our subsidiaries approximately $485.0 million. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our senior secured revolving credit facility, or are not owned by us, such as our Japanese subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under our debt securities, including the exchange notes.

We conduct our foreign operations through foreign subsidiaries, which accounted for approximately 45% of our net revenues during 2005 and 2004. As a result, we depend upon funds from our foreign subsidiaries for a portion of the funds necessary to meet our debt service obligations, including payments on the exchange notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us. If those subsidiaries are unable to pass on the amount of cash that we need, we will be unable to make payments on our debt obligations, including payments on the exchange notes, which could force us to sell assets or use cash that we were planning on using elsewhere in our business or to default on such obligations, which could hinder our operations and adversely affect the trading price of our debt securities, including the exchange notes.

Our ability to obtain new financing and trade credit and the costs associated with a new financing and trade credit may be adversely affected by downgrades or other changes in our credit ratings.

The credit ratings assigned to our indebtedness may affect both our ability to obtain new financing and trade credit and the costs of our financing and credit. Although ratings downgrades do not trigger any material obligations or provisions under our financing or other contractual relationships, it is possible that rating agencies may downgrade our credit ratings or change their outlook about us, which could have an adverse impact on us. For example, if our credit ratings are downgraded, it could increase our cost of capital, make our efforts to raise capital or trade credit more difficult and have an adverse impact on our reputation.

Risks Relating to the Industry in Which We Compete

Our revenues are influenced by general economic cycles.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in energy costs or interest rates, acts of war, acts of nature or terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from jeanswear and casual apparel marketers, fashion-oriented apparel marketers, athletic and sportswear marketers, vertically integrated specialty stores and retailers of private label products. Some of these competitors have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the marketing and sale of their products or adopt more aggressive pricing policies than we can. As a result, we may not be able to compete successfully with them. Increased competition in the worldwide apparel industry, including from international expansion of vertically integrated specialty stores, from department stores, chain stores and mass channel retailers developing exclusive labels and from well-known and successful non-apparel brands (such as athletic wear and sporting goods marketers) expanding into jeans and casual apparel, could reduce our sales and adversely affect our business and financial condition.

The success of our business depends upon our ability to offer innovative and upgraded products at attractive price points.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative and stylish products at a pace, intensity and price competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Failure on our part to regularly and rapidly develop innovative and stylish products and update core products could limit sales growth, adversely affect retail and consumer acceptance of our products, leave us with a substantial amount of unsold inventory which we may be forced to sell at discounted prices and impair the image of our brands.

The worldwide apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, ongoing emergence of new competitors with widely varying strategies and resources, and an increasing focus on apparel in the mass merchant channel of distribution in the United States. These factors contribute to ongoing pricing pressure throughout the supply chain. This pressure has and may continue to:

•	require us to introduce lower-priced products or provide new or enhanced products at the same prices;

•	require us to reduce wholesale prices on existing products;

•	result in reduced gross margins across our product lines;

•	increase retailer demands for allowances, incentives and other forms of economic support; and

•	increase pressure on us to further reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Increases in the price of raw materials or their reduced availability could increase our cost of goods and decrease our profitability.

The principal fabrics used in our business are cotton, blends, synthetics and wools. The prices we pay for our products are dependent in part on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate substantially, depending on a variety of factors, including demand, crop yields, weather, supply conditions, transportation costs, government regulation, economic climates and other unpredictable factors. Any raw material price increases could increase our cost of goods and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import finished garments and raw materials into all of our regions. Substantially all of our import operations are subject to customs requirements and to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries in which our products are manufactured or imported may from time to time impose additional quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the U.S.-Dominican Republic-Central American Free Trade Agreement, the Egypt Qualified Industrial Zone program and the activities and regulations of the World Trade Organization. Although generally these trade agreements have positive effects on trade liberalization, sourcing flexibility and cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also impose requirements that adversely affect our business, such as setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the United States and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Risks Relating to Our Business

Our net sales and market share have declined since 1996, we have substantial debt and actions we have taken and may take to turn around our business may not be successful in the long term.

Our net sales have declined from a peak of $7.1 billion in 1996 to $4.2 billion in 2005. Our market shares in certain categories and geographies, including the men’s jeans market in the United States and Europe, have also declined in recent years. We currently face intense competition, customer consolidation, shifts by consumers to sales channels and price points where we traditionally have not had a strong presence, reliance on key customers who operate in sales channels facing considerable competitive pressures, and continuing pressure on both wholesale and retail pricing. Our ability to successfully compete is impaired by our substantial debt and interest expense, which reduces our operating flexibility and limits our ability to respond to developments in the worldwide apparel industry as effectively as competitors that do not have comparable financial leverage. In addition, the strategic, operations and management changes we have made in recent years to turn around our business and drive future sales growth may not be successful over the long term.

We may be unable to maintain or increase our sales of Levi’s® and Dockers® products through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our Levi’s® and Dockers® products. We may be unable to increase sales of our products through these distribution channels for several reasons including the following:

•	These customers maintain substantial private label offerings and seek to differentiate the brands and products they offer from those of their competitors.

•	Other channels, including vertically integrated specialty stores, mass channel retailers and multi-brand specialty stores, account for a large portion of jeanswear and casual wear sales and have placed substantial competitive pressure generally on the chain and department store channels.

•	Consumer shopping patterns have moved toward both ends of the pricing spectrum (premium and value) and away from basic products at mid-tier price points. These products historically have represented a substantial portion of our sales in chain and department store channels.

Our ability to maintain retail floor space, market share and sales in these channels may depend on our ability to offer more premium, innovative, differentiated and exclusive products and to increase retailer profitability on our products, which could have an adverse impact on our margins.

In Europe, department stores and independent jeanswear retailers are our primary distribution channels. If some of these customers were to shift their strategies and seek to differentiate the brands they sell and reduce their purchases from us, our sales would decline. In addition, jeans with basic finishes historically have comprised a substantial portion of our sales to these channels. If we are not successful in selling to our customers a greater mix of products with more advanced finishes in order to meet changes in consumer preferences, our European sales could continue to decline. Finally, many of our European customers have experienced challenges competing against vertically integrated specialty stores. Further success by vertically integrated specialty stores may adversely affect the sales of our products in Europe.

We depend on a group of key customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

Net sales to our ten largest customers totaled approximately 42% and 40% of total net revenues in 2005 and 2004, respectively. Our largest customer, J.C. Penney Company, Inc., accounted for approximately 8% of net revenues in 2005 and 2004. The retail industry in the United States has experienced substantial consolidation in recent years as a result of acquisitions by both strategic and financial buyers. For example, Sears Roebuck and Co. (a Levi’s® brand and Dockers® brand customer and one of our top ten customers in 2005) and Kmart Corporation (a Levi Strauss Signature® brand customer) merged in 2005, as did Federated Department Stores, Inc. (a Levi’s® brand and Dockers® brand customer) and May Department Stores Co. (a Levi’s® brand and Dockers® brand customer and one of our top ten customers in 2005). Consolidation in the retail industry has resulted in store closures, centralized purchasing decisions, increased customer leverage over suppliers, greater exposure for suppliers to credit risk and an increased emphasis by retailers on inventory management and productivity.

A decision by a major customer, whether motivated by competitive considerations, strategic shifts, financial requirements or difficulties, economic conditions or otherwise, to decrease its purchases from us, to reduce the floor space, assortments, fixtures or advertising for our products or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, while we have long-standing customer relationships, we do not have long term contracts with any of our customers. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time.

We must attract younger consumers and more women consumers to our jeans brands.

In the United States, our Levi’s® brand sales are heavily weighted towards male consumers 35 years and older. This is due partly to the aging of our traditional consumer, the “baby boomer” generation, as well as the entry into the market of multiple brands that target younger consumers, including brands offered by vertically integrated specialty stores. We believe that 15-24 year-old consumers represent the highest growth segment of the U.S. men’s jeans market. In addition, we believe that over the last several years, the worldwide women’s jeans market has grown more quickly than the men’s jeans market and is now larger than the men’s jeans market. If we are not successful in attracting younger consumers and more female consumers to our brands, our results of operations and our ability to grow will be adversely affected.

Lack of success in revitalizing our Dockers® business or our European business could harm our financial results.

Our Dockers® business worldwide has suffered sales declines in recent years. In 2005, U.S. Dockers® net revenues declined by approximately 0.4% compared with 2004, but declined by approximately 20% from 2003 to 2004. Our European business as a whole has also suffered recent sales declines. Our Europe net revenues declined by approximately 8.0% and 5.7%, on a constant currency basis, in 2005 and 2004, respectively. The declines were attributable to a variety of factors, including weak market and retail conditions in Europe generally and poor customer service by us, including low order fulfillment rates.

Although we have taken actions to reverse these sales declines, if our actions are not successful, our results of operations and our ability to grow will be adversely affected.

Our Levi Strauss Signature® business could erode our margins and our sales of our Levi’s® products.

Our Levi Strauss Signature® brand, which includes a broad line of denim jeans and casual apparel products, is available at mass channel retailers across the United States, including Wal-Mart, Target and Kmart, and in mass channel and other retailers in Europe and Asia. Although our research to date indicates that we have not experienced any substantial cannibalization of our Levi’s® brand, it is possible that sales of Levi Strauss Signature® products through the mass channel may result in reduced sales of our Levi’s® and Dockers® brands. In addition, by offering a less expensive brand in the mass channel that carries the “Levi Strauss” name, it is possible that we may adversely affect the perception and appeal of our Levi’s® brand by both our current retailers who sell our products and consumers who purchase our products. A decision by a retailer to stop carrying or reduce its support of the Levi’s® brand or reduced purchases by consumers could result in an overall decrease in our sales.

Increasing the number of our company-operated stores will require us to develop new capabilities and increase our expenditures.

We plan to expand the number of our company-operated retail stores dedicated to our Levi’s® brand. Although we currently operate over 65 retail stores, we are primarily a wholesaler and not a retailer, and an increase in the number of company-operated stores will require us to further develop our retailing skills and capabilities. In addition, it may be difficult for us to identify and obtain retail space in locations and on terms we find acceptable. We will be required to enter into additional leases, increase our rental expenses and make capital expenditures for these stores. These commitments may be costly to terminate, and these investments may be difficult to recapture, if we decide to close a store or change our strategy. We must also appropriately manage greater inventory levels, install and operate effective retail systems, apply effective pricing strategies and integrate our stores into our overall business mix. Finally, we will need to hire and train qualified employees and incur additional costs to operate these stores, which will increase our operating expenses.

We rely on outsourced manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We currently source over 90% of our products from independent contract manufacturers who purchase fabric and other raw materials and may also provide us with design and development services. An increasing proportion of our outsourced supply consists of “package” or “ready to wear” arrangements, in which contractors produce or purchase fabric themselves and then sew, finish and ship the garments. As a result, we depend on independent contract manufacturers to maintain adequate financial resources, to secure a sufficient supply of raw materials and to maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and demands for product innovation and speed-to-market. In addition, we do not have material long-term contracts with any of our independent manufacturers, and these manufacturers generally may unilaterally terminate their relationship with us at any time.

This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. A contractor’s failure to ship products to us in a timely manner or to meet our required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales and margins.

We require contractors to meet our standards in terms of working conditions, environmental protection, security and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

Most of the employees in our distribution facilities are covered by collective bargaining agreements, and any material job actions could negatively affect our results of operations.

In the United States, most of our distribution employees are covered by various collective bargaining agreements, and outside the United States, most of our production and distribution employees are covered by either industry-sponsored and/or state-sponsored collective bargaining mechanisms. Any work stoppages or other job actions by our distribution employees could harm our business and reputation.

We are a global company with nearly half our revenues coming from our international operations, which exposes us to political and economic risks.

We generated approximately 45% of our net revenues outside the United States in 2005 and 2004. A substantial amount of our products came from sources outside of the country of distribution. As a result, we are subject to the risks of doing business abroad, including:

•	currency fluctuations;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	less protective foreign laws relating to intellectual property; and

•	political and economic instability.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Our consolidated net revenues in 2005 were $4.2 billion, an increase of 1.7% compared to 2004 but flat on a constant currency basis. In addition, although we engage in hedging activities to manage our foreign currency exposures, our earnings may be subject to volatility since we are required to record in income the changes in the market values of our exposure management instruments that do not qualify for hedge accounting treatment. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations.

During the past 24 months, we have experienced significant management turnover. The success of our business depends on our ability to attract and retain qualified employees.

We need talented and experienced personnel in a number of areas including our core business activities. An inability to retain and attract qualified personnel, especially our key executives, could harm our business. In the past 24 months, we have had several changes in our senior management, including two chief financial officers, a new general counsel and new leaders of our Europe business, our global sourcing organization and our U.S. Dockers® business. Our European president, who joined us in February 2004, left us at the end of February 2006, and we are conducting a search for his replacement. Turnover among our senior management could have a material adverse effect on our ability to implement our strategies and on our results of operations. Our ability to attract and retain qualified employees is adversely affected by the San Francisco location of our headquarters due to the high cost of living in the San Francisco area.

We have substantial liabilities and cash requirements associated with pension, post-retirement health benefit and with our restructuring activities.

Our restructuring activities, post-retirement health benefits plans and pension plans result in substantial liabilities on our balance sheet, which as of November 27, 2005 and November 28, 2004 totaled $754.0 million and $814.3 million, respectively. In addition, these plans and activities have and will generate substantial cash requirements for us. For example, for 2005, we made net cash payments of approximately $98 million relating to our restructuring activities, post-retirement health benefits plans and pension plans. For 2006, we expect to make net cash payments of approximately $17 million relating to restructuring activities, approximately $28 million under our post-retirement health benefits plan and approximately $47 million as contributions to our pension plans.

These liabilities may impair our liquidity, have an unfavorable impact on our ability to obtain financing and place us at a competitive disadvantage compared to some of our competitors who do not have such liabilities and cash requirements.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a worldwide basis. Our efforts to establish and protect our trademark and other proprietary intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Unauthorized imitation of our products or unauthorized use of our trademarks or other proprietary rights may not only erode sales of our products but may also cause significant damage to our brand name and our ability to effectively represent ourselves to our customers, contractors, suppliers, and/or licensees. Moreover, others may seek to assert rights in, or ownership of, our trademarks and other proprietary intellectual property, and we may not be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we are able to in the United States and other countries.

We intend to expand our trademark licensing programs. Our licensees may not comply with our product quality, manufacturing standards, marketing and other requirements.

We license our trademarks to third parties for manufacturing, marketing, distribution and sale of various products and intend to expand our licensing programs. While we enter into comprehensive licensing agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements. Non-compliance could include marketing products under our brand names that do not meet our quality and other requirements or engaging in manufacturing practices that do not meet our supplier code of conduct. These activities could harm our brand equity, our reputation and our business.

Our approach to corporate governance may lead us to take actions that conflict with our creditors’ interests as holders of our debt securities.

All of our common stock is owned by a voting trust described under “Principal Stockholders”. Four voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take other actions which would normally be within the power of stockholders of a Delaware corporation. Although the voting trust agreement gives the holders of two-thirds of the outstanding voting trust certificates the power to remove trustees and terminate the voting trust, three of the trustees, as a group based on their ownership of voting trust certificates, have the ability to block all efforts by the two-thirds of the holders of the voting trust certificates to remove a trustee or terminate the voting trust. In addition, the concentration of voting trust certificate ownership in a small group of holders, including these three trustees, gives this group the voting power to block stockholder action on matters for which the holders of the voting trust certificates are entitled to vote and direct the trustees under the voting trust agreement.

Our principal stockholders created the voting trust in part to ensure that we would continue to operate in a socially responsible manner while seeking the greatest long-term benefit for our stockholders, employees and other stakeholders and constituencies. As a result, we cannot assure that the voting trustees will cause us to be operated and managed in a manner that benefits our creditors or that the interests of the voting trustees or our principal equity holders will not diverge from our creditors.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. Failure to timely comply with the requirements of Section 404 or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt securities.

We are not currently an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act under current guidelines. Beginning with our Annual Report for the year ending November 25, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Additionally, our independent registered public accounting firm will be required to issue reports on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving compliance with Section 404 within the prescribed period may require us to incur significant costs and expend significant time and management resources. We incurred approximately $8 million of third-party expenses in 2005 related to our activities regarding Section 404. We cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively. If we are not able to complete the assessment under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of November 25, 2007. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our debt securities. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations and we regularly evaluate these systems against our current and expected requirements. We are currently implementing modifications and upgrades to our systems, including replacing legacy systems with successor systems, making changes to legacy systems and acquiring new systems with new functionality. For example, we are currently implementing an SAP enterprise resource planning system in Asia, which we also plan to implement in North America and Europe in the coming years. There are inherent costs and risks associated with replacing and changing these systems, including significant capital expenditures and the risk of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Any information technology system disruptions, if not anticipated and appropriately mitigated, could have an adverse effect on our business and operations.

Earthquakes or other events outside of our control may damage our facilities or the facilities of third parties on which we depend.

Our corporate headquarters are located in California near major earthquake faults that have experienced earthquakes in the past. An earthquake or other natural disaster could disrupt our operations. Additionally, the loss of electric power, such as the temporary loss of power caused by power shortages in the grid servicing our headquarters, could disrupt operations or impair critical systems. Any of these disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if any of our other facilities, including our manufacturing, finishing or distribution facilities or our company-operated or franchised stores, or the facilities of our suppliers or customers are affected by earthquakes, power shortages, floods, monsoons, terrorism or other events outside of our control, our business could suffer.

Risks Relating to the Offering

There is no established trading market for the exchange notes, and any market for the exchange notes may be illiquid.

Prior to this offering, there was no market for the Dollar Exchange Notes and the existing market for the Euro Exchange Notes was limited. We cannot assure you that a liquid market will develop for each series of exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you will receive when you sell will be favorable. We will apply to list the Euro Exchange Notes on the Luxembourg Stock Exchange and to have the Euro Exchange Notes traded on the Euro MTF Market. We do not intend to apply for listing of the exchange notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. In addition, the indenture governing the Euro Notes permits the delisting of the Euro Exchange Notes from the Luxembourg Stock Exchange under certain circumstances. See “Description of Euro Exchange Notes — Listing”. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in the apparel industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

This offer to exchange the exchange notes for the respective series of old notes does not depend upon any minimum amount of such series of old notes being tendered for exchange.

Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the exchange notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The trading prices of our debt securities have been volatile, and may be volatile in the future.

Other than our Floating Rate Notes and our registered outstanding Euro Notes that are listed on the Luxembourg Stock Exchange, none of our other debt securities are currently listed on any securities exchange or registered for quotation through any automated dealer quotation system. Accordingly, information regarding the trading prices of our debt securities is limited. Based on the information available to us, however, the trading prices of our debt securities have been volatile. For example, since their issue date, we believe that our 2012 Notes have traded, at times, substantially below par. We expect that the trading price of our debt securities, including the exchange notes, will be affected by developments in our business and our financial results, liquidity position and capital structure as well as developments in the apparel industry, domestic and foreign economies and in the market for high yield debt securities. The trading price for the exchange notes may be volatile, and we cannot assure you that the trading price of the exchange notes will not be lower than the issue price.

We may be unable to purchase the exchange notes upon a change in control.

Upon a change of control event as defined in the indentures governing the exchange notes, we would be required to offer to purchase the exchange notes (including the outstanding Euro Exchange Notes) in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. We also would be required to offer to repurchase our 2015 Notes, our 2012 Notes and our Floating Rate Notes on similar terms. A change of control under the terms of the exchange notes is likely to constitute an event of default under our senior secured revolving credit facility. If this occurs, then the lenders under this facility may declare their debt immediately due and payable. Since our senior secured revolving credit facility is secured, the lenders under this agreement could foreclose on certain of our assets, including our U.S. receivables and inventory, and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the exchange notes. We cannot assure you that we will have the financial resources necessary to repurchase the exchange notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the exchange notes, we would be required to seek additional financing from outside sources to repurchase the exchange notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the exchange notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act.

These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the applicable series of old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Each of the risks described in this section with respect to the exchange notes are equally applicable to the old notes.

THE EXCHANGE OFFER

General

In connection with the issuance of $350.0 million old Dollar Notes and €100.0 million of old Euro Notes in March 2006, we entered into two registration rights agreements, one each with the initial purchasers for each series of old notes, which provide for the exchange offer. A copy of each of the registration rights agreements is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreements, we agreed to:

•	file and cause to become effective a registration statement with respect to an offer to exchange the old notes (including €2.0 million of unregistered old Euro Notes issued in March 2005) for the exchange notes; or

•	in certain circumstances file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

The exchange offer being made hereby, if completed within 210 days after March 17, 2006 will satisfy those requirements under the registration rights agreements. If the exchange offer is not completed within 210 days of March 17, 2006 and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.25% per annum during the 90-day period immediately following the expiration of the 180-day period and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 1.00% per annum.

Purpose and Effect of the Exchange Offer

The exchange offer will give holders of old notes the opportunity to exchange the old notes, including the €2.0 million of unregistered old Euro Notes issued in March 2005, for exchange notes that have been registered under the Securities Act. The Dollar Exchange Notes and the Euro Exchange Notes will be substantially similar in all material respects to the old Dollar Notes and old Euro Notes, respectively. We are subject to the informational requirements of the Exchange Act. To satisfy those requirements, we file reports and other information with the SEC that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the exchange notes and the general public.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

If you participate in the exchange offer, you will receive an exchange note of equal principal amount and with limited exceptions, receive securities that are freely tradable and not subject to restrictions on transfer. See “–Resales of Exchange Notes” for more information relating to your ability to transfer the exchange notes.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights, except in limited circumstances. Old notes will continue to bear interest at the current rate and will continue to be subject to all of the terms and conditions specified in the indenture, including restrictions on transfer under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired such old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The old Dollar Notes may be tendered only in a minimum denomination of $10,000 and integral multiples of $1,000 principal amount thereafter and old Euro Notes may be tendered only in integral multiples of €50,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the respective series of old notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the applicable series of old notes. For a description of the indentures, see the captions “Description of Euro Exchange Notes” and “Description of Dollar Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $350.0 million aggregate principal amount of the old Dollar Notes and €102.0 million aggregate principal amount of the old Euro Notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indentures relating to the old notes and the exchange notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the old notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions”.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 11:59 p.m., New York City time, on July 7, 2006. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 11:59 p.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the caption “— Resale of Exchange Notes”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their old notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of old Dollar Notes may hold their notes either directly through DTC or indirectly through Euroclear or Clearstream, Luxembourg who in turn hold via DTC. Similarly, holders of old Euro Notes may hold their notes either directly through Euroclear or Clearstream, Luxembourg or indirectly through DTC who in turn holds via Euroclear and Clearstream, Luxembourg.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•	Holders of old notes through DTC: If you wish to exchange your old notes and either you or your registered holder hold your old notes (either old Dollar Notes or old Euro Notes) in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “ — Book-Entry Transfer”.

•	Holders of old notes through Euroclear or Clearstream, Luxembourg: If you wish to exchange your old notes and either you or your registered holder hold your old notes (either old Dollar Notes or old Euro Notes) in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your old notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your old notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of old notes may tender old notes in the exchange offer. If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are a beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by this holder, this tendering holder should so indicate. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived.

Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-entry Transfer

The exchange agent has established an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange old notes for exchange notes on behalf of the holders of the old notes. If they do not wish to participate in the exchange offer, the registered holder of old notes on the records of Euroclear or Clearstream, Luxembourg must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise such old notes will be tendered in the exchange offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for old notes so tendered will only be made after a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering old notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

Resale of Exchange Notes:

By signing the letter of transmittal, or causing DTC, Euroclear or Clearstream, Luxembourg, as applicable, to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective:

•	The exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “— Exchange Agent”; or

•	the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, Euroclear or Clearstream, Luxembourg, on behalf of the holder in accordance with the standard operating procedures of DTC or Euroclear or Clearstream, Luxembourg.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “— Procedures for Tendering” above at any time on or before expiration of the exchange offer.

Exchange Agent

Citibank, N.A., London branch has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of withdrawal to the exchange agent addressed as follows:

For All Deliveries:

Citibank, N.A.
21st Floor
Citigroup Centre, Canada Square,
London E14 5LB, United Kingdom
Attention: Exchange Team

By Facsimile Transmission (for Eligible Institutions Only): +44-20-7508-3867

To Confirm by Telephone or for Information Call: +44-20-7508-3866

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

As the terms of the exchange notes and the old notes are identical in all material respects, we will record the exchange notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Costs of the exchange offer will be deferred and amortized to interest expense over the term of the notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 26, 2006 and as adjusted to give effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006. The table does not give effect to the impact of the May 2006 amendment to our revolving credit facility (including amendment fees payable to the lenders or the write-off of any unamortized debt issuance costs) or interest expense accrued under the facility since February 26, 2006, none of which is material. This table should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes to those consolidated financial statements included elsewhere in this prospectus.

	As of February 26, 2006
	Actual		As Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$281,433		$232,009	(1)

Total debt (including current portion):
Senior secured term loan due 2009	$488,750		$—	(1)
Senior secured revolving credit facility due 2011	—	(2)	—	(3)
Notes payable, at various rates	111		111
Short-term borrowings	10,104		10,104
7.00% senior unsecured notes due 2006:
Principal	77,857		77,857
Unamortized discount	(54	)(4)	(54	)(4)
12.25% senior unsecured notes due 2012	571,993		571,993
Floating rate senior unsecured notes due 2012	380,000		380,000
8.625% Euro denominated senior unsecured notes due 2013	178,575	(5)	304,265	(6)
4.25% Yen denominated unsecured Eurobond due 2016	171,453		171,453
9.75% senior unsecured notes due 2015	450,000		450,000
8.875% senior unsecured notes due 2016	—		350,000

Total debt, excluding capital leases	$2,328,789		$2,315,729
Total stockholders’ deficit	(1,166,898)		(1,187,730	)(7)

Total capitalization	$1,161,891		$1,127,999

(1)	Represents the application of all of the $475.7 million gross proceeds from the issuance of $350.0 million aggregate principal amount of our Dollar Notes and €100.0 million aggregate principal amount of our Euro Notes in March 2006, plus cash on hand of $49.4 million, to (a) prepay all outstanding amounts under our senior secured term loan, including principal of $488.8 million as of February 26, 2006, (b) pay accrued and unpaid interest of $7.5 million through the prepayment date of March 17, 2006, (c) pay premiums of $16.9 million in connection with prepayment of the term loan, and (d) pay the fees and expenses for the March 2006 offering of $12.0 million.

(2)	Consists of a revolving credit facility with a floating rate of interest that matures on September 23, 2011. See “Description of Other Indebtedness — Senior Secured Revolving Credit Facility”. As of February 26, 2006, we would have had approximately $220.7 million of additional borrowing capacity under the facility, after giving effect to (i) our utilization of credit-related instruments such as documentary and standby letters of credit and (ii) our reserving $77.9 million of availability. See note (3) below.

(3)	In 1996, we issued $450.0 million in aggregate principal amount of 2006 Notes. In January 2005, pursuant to a tender offer, we repurchased $372.1 million in aggregate principal amount of these notes. Our revolving credit facility contained a covenant that required us, as a condition to prepaying our senior secured term loan, to fully repay, redeem, repurchase, or defease the remaining $77.9 million aggregate principal amount of our 2006 Notes, or alternatively, by reserving cash or availability under the revolving credit facility sufficient to repay the 2006 Notes so long as we still had at least $150.0 million of borrowing availability under the revolving credit facility. See “Description of Other Indebtedness — Senior Secured Revolving Credit Facility”. We complied with this covenant by reserving borrowing availability of $77.9 million in accordance with the requirements of the revolving credit facility.

(4)	Reflects the remaining unamortized discount on the remaining $77.9 million of 2006 Notes.

(5)	Reflects previous issuance of €150.0 million of Euro Notes (based on a USD/Euro exchange rate of 1.1905 to 1 as of February 26, 2006).

(6)	Reflects previous issuance of €150.0 million of Euro Notes in March 2005 (based on a USD/Euro exchange rate of 1.1905 to 1 as of February 26, 2006) and €100.0 million of Euro Notes in March 2006 at 103.5% (based on a USD/Euro exchange rate of 1.2144 to 1 as of March 17, 2006). We will amortize the original issuance premium of $4.3 million (based on a USD/Euro exchange rate of 1.2144 to 1 as of March 17, 2006) on the Euro Notes issued in March 2006 over the life of the notes.

(7)	Reflects the after-tax effect of (a) premiums, fees, and interest expense (which has not been accrued) paid in connection with the prepayment of the term loan of $11.8 million, and (b) the write-off of unamortized debt issuance costs associated with the term loan of $9.0 million.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data. The summary statements of operations data and cash flow data for fiscal years 2001 and 2002 and the consolidated balance sheet data as of November 25, 2001, November 24, 2002, and November 30, 2003 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, but are not included in this prospectus. The summary statements of operations data and cash flow data for fiscal years 2003, 2004 and 2005 and the consolidated balance sheet data as of November 28, 2004 and November 27, 2005 are derived from our consolidated financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and are included in this prospectus. The data for the three months ended February 26, 2006 and February 27, 2005 have been derived from our unaudited consolidated financial statements which, in our opinion, contain all adjustments necessary for a fair presentation of the financial position and the results of operations for these periods, and are included in this prospectus. The results of operations for the three months ended February 26, 2006 may not be indicative of our results to be expected for any other interim period or the year ending November 26, 2006.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited and unaudited consolidated financial statements and the related notes to those financial statements, included elsewhere in this prospectus. Certain prior year amounts have been reclassified to conform to the 2006 presentation.

	Three Months Ended		Year Ended
	February 26,	February 27,	November 27,	November 28,	November 30,	November 24,	November 25,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)

Statements of Operations Data:
Net sales	$940,191	$1,005,872	$4,125,155	$4,072,455	$4,090,730	$4,145,866	$4,276,025
Licensing revenue(1)	19,767	13,399	73,879	57,117	43,973	37,214	35,829

Net revenues(1)	959,958	1,019,271	4,199,034	4,129,572	4,134,703	4,183,080	4,311,854
Cost of goods sold	502,522	519,287	2,236,963	2,288,406	2,516,521	2,456,191	2,492,275

Gross profit	457,436	499,984	1,962,071	1,841,166	1,618,182	1,726,889	1,819,579
Selling, general and administrative expenses	285,099	314,648	1,364,407	1,350,020	1,218,509	1,358,889	1,383,656
Gain on disposal of assets	(1,243)	(1,362)	(5,750)	(3,576)	(2,685)	(1,600)	(1,620)
Other operating income(1)	(244)	(298)	(2,479)	—	—	—	—
Restructuring charges, net of reversals(2)	3,187	3,190	16,633	133,623	89,009	115,455	(4,853)

Operating income	170,637	183,806	589,260	361,099	313,349	254,145	442,396
Interest expense	66,297	68,330	263,650	260,124	254,265	186,493	219,956
Loss on early extinguishment of debt(3)	7	23,006	66,066	—	39,353	—	10,816
Other (income) expense, net	(1,148)	(3,959)	(23,057)	5,450	51,023	41,065	(11,024)

Income (loss) before income taxes(4)	105,481	96,429	282,601	95,525	(31,292)	26,587	222,648
Income tax expense(4)	51,667	49,110	126,654	65,135	318,025	19,248	128,986

Net income (loss)	$53,814	$47,319	$155,947	$30,390	$(349,317)	$7,339	$93,662

Statements of Cash Flow Data:
Cash flows from operating activities	$54,384	$(80,596)	$(43,777)	$199,896	$(190,650)	$200,729	$189,039
Cash flows from investing activities	(8,994)	(4,724)	(34,657)	(12,930)	(84,484)	(59,353)	(17,230)
Cash flows from financing activities	(5,494)	8,517	23,072	(32,120)	349,096	(143,558)	(186,416)

	Three Months Ended				Year Ended
	February 26,		February 27,		November 27,		November 28,		November 30,	November 24,		November 25,
	2006		2005		2005		2004		2003	2002		2001
	(Dollars in thousands)

Balance Sheet Data (at period end):
Cash and cash equivalents	$281,433		$223,139		$239,584		$299,596		$143,445	$64,446		$65,060
Working capital	707,921		756,034		657,374		609,072		778,311	582,918		683,090
Total assets	2,739,852		2,809,755		2,813,648		2,886,002		2,923,267	3,000,888		2,951,266
Total debt, excluding capital leases	2,328,789		2,342,372		2,326,699		2,323,888		2,316,429	1,846,977		1,958,433
Total capital leases	5,260		7,037		5,587		7,441		—	—		—
Stockholders’ deficit(5)	(1,166,898)		(1,322,588)		(1,222,085)		(1,370,924)		(1,393,172)	(1,028,329)		(951,278)
Other Financial Data:
Depreciation and amortization	$16,330		$15,181		$59,423		$62,606		$64,176	$70,354		$80,619
Capital expenditures	9,740		4,668		41,868		16,299		68,608	59,088		22,541
Ratio of earnings to fixed charges(6)	2.5	x	2.3	x	2.0	x	1.3	x	—	1.1	x	1.9	x
Deficit of earnings to fixed charges(7)	—		—		—		—		$29,747	—		—

(1)	Commencing with the three months ended February 26, 2006, royalties earned from the use of our trademarks in connection with the manufacturing, advertising, distribution and sale of products by third-party licensees have been classified as “Licensing revenue”. In prior periods such amounts were included in “Other operating income.” These prior year amounts have been reclassified to conform to the current presentation. We made the change in presentation primarily because of the increased contribution of licensing arrangements to our consolidated operating income, and we have identified potential expansion of the licensing programs as one of our key business strategies. Licensing revenues are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements. Costs relating to our licensing business are included in “Selling, general and administrative expense.” Such costs are insignificant. For more information about this change in presentation, see Note 1 to our unaudited consolidated financial statements for the three months ended February 26, 2006 included herein.

(2)	We reduced overhead expenses and eliminated excess manufacturing capacity through extensive restructuring initiatives executed since 1997, including closing 45 of our owned and operated production and finishing facilities worldwide and reducing the number of our employees worldwide by approximately 26,000. Due to lower than anticipated costs, we reversed reserve balances relating to these activities of $0.7 million, $1.5 million, $6.3 million, $8.5 million, $15.4 million, $26.6 million, $27.2 million for the three month periods ended February 26, 2006 and February 27, 2005 and in fiscal years 2005, 2004, 2003, 2002 and 2001, respectively. For more information about our restructuring initiatives, see Note 3 to our audited consolidated financial statements and Note 2 to our unaudited consolidated financial statements.

(3)	For the three months ended February 27, 2005 and the fiscal years 2005, 2003 and 2001, we recorded a loss on early extinguishment of debt of $23.0 million, $66.1 million, $39.4 million and $10.8 million, respectively, as a result of our debt refinancing activities during those periods. For more information, see Note 1 to our audited consolidated financial statements and our unaudited consolidated financial statements.

(4)	In January 2004, we revised the forecast we used in valuing our net deferred tax assets for 2003. Based on this revised long-term forecast, we increased our valuation allowance against deferred tax assets by $282.4 million for 2003. For more information about our deferred taxes, see Note 4 to our audited consolidated financial statements.

(5)	Stockholders’ deficit primarily resulted from a 1996 recapitalization transaction in which our stockholders created new long-term governance arrangements for us, including the voting trust and stockholders’ agreement. Funding for cash payments in the recapitalization was provided in part by cash on hand and in part from approximately $3.3 billion in borrowings under bank credit facilities.

(6)	For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and minority interest in consolidated subsidiaries. Fixed charges are defined as the sum of interest on all indebtedness, amortization of debt issuance costs and that portion of rental expense which we believe to be representative of an interest factor.

(7)	The deficit of earnings to fixed charges represents the amount of earnings that would be required to increase the ratio of earnings to fixed charges to 1.0 in those cases where earnings are less than the total fixed charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our Company

We are one of the world’s leading branded apparel companies. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s®, Dockers® and Levi Strauss Signature® brands. We also license our trademarks in various countries throughout the world for accessories, pants, tops, footwear, home and other products.

We derive approximately 47% of our net revenues from operations outside the United States. Our products are available at over 55,000 retail locations worldwide. We market Levi’s® brand products in over 110 countries, Dockers® brand products in over 50 countries and Levi Strauss Signature® brand products in the United States and eleven other countries.

We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and franchised stores abroad. We also distribute our products through company-operated stores located in the United States, Europe and Asia. We distribute our Levi Strauss Signature® products primarily through mass channel retailers in the United States and abroad.

Trends Affecting our Business

We believe the key marketplace factors affecting us include the following:

•	Apparel markets are mature in developed markets such as the United States, western Europe and Japan due in part to demographic shifts and the existence of appealing alternative discretionary purchases.

•	Brand proliferation is increasing around the world as barriers to entry fall and companies compete with brands targeted for specific consumer and retail segments.

•	There is a shift in the United States in purchasing and negotiating power from suppliers to retailers as retailers consolidate due to mergers and acquisitions, and build their own competitive private label offerings.

•	Consumer shopping patterns in many markets have moved toward both ends of the pricing spectrum (premium and value), while at the same time a shift has occurred in distribution toward channels in which our brands have not traditionally had a strong presence, such as vertically integrated specialty stores and mass channel retailers.

•	There is an increased availability of quality, global low-cost sourcing, which can have an adverse impact on pricing, barriers to entry and relative competitive advantage.

These factors contribute to a market environment of intense competition and continuing cost and pricing pressure throughout the value chain from supplier to consumer.

Our Business Transformation

We began several years ago executing an integrated set of strategic, operational and organizational initiatives designed to transform our business and address trends and dynamics in the global apparel marketplace. These actions include the following:

•	strengthening our management team, rationalizing and revamping our core product lines and improving our speed to market and responsiveness to trends and consumer preferences;

•	improving the economics for our Levi’s® and Dockers® retailers, launching our Levi Strauss Signature® brand in mass channel retailers in North America, Europe and Asia, accelerating our growth in Asia, expanding our network of dedicated Levi’s® Stores and increasing our licensing activities; and

•	enhancing our global sourcing and product innovation capabilities and reducing our cost of goods and operating expenses by increasing our outsourced contract production and streamlining our organization.

As a result of these and other initiatives, we have substantially improved our financial condition and profitability. Our net revenues in 2005 increased as compared to 2004, ending an eight-year decline. Our operating margin improved from 8.7% in 2004 to 14.0% in 2005 and our operating income improved from $361.1 million in 2004 to $589.3 million in 2005. Our organizational streamlining and cost reductions enabled us to increase our investment in advertising and promotion activities in 2005 as part of our continuing effort to build our brands and strengthen our retail relationships. We also had lower restructuring expenses and we reached agreements with the Internal Revenue Service to close our open 1986 — 1999 tax years.

We also have improved our financial condition by executing a series of actions, including our senior note financings in December 2004 and early 2005, that extended our senior note maturities on more favorable terms. In March 2006, we prepaid the remaining balance of our senior secured term loan, consisting of principal of approximately $488.8 million as of February 26, 2006, with the net proceeds from the old Euro Notes and the old Dollar Notes we issued in March 2006, as well as cash on hand. In May 2006, we amended our senior secured revolving credit facility on more favorable terms. For more information relating to the prepayment of our term loan and our revolving credit facility, see “Description of Other Indebtedness.”

Changes in Presentation of Financial Information

Licensing Revenue.  In 2006, we made changes to the classification of revenue generated by our licensing arrangements in our consolidated statements of operations. Commencing with our consolidated statements of income included in our Form 10-Q for the first quarter of 2006, royalties earned from the use of our trademarks in connection with the manufacturing, advertising, distribution and sale of products by third-party licensees have been classified as “Licensing revenue”. In prior periods such amounts were previously included in “Other operating income”. We now include revenues from licensing arrangements as part of our consolidated net revenues because of the increased contribution of licensing arrangements to our operating income, and we have identified the potential expansion of our licensing business as one of our key business strategies. For more information about this change in presentation, see Note 1 to our unaudited consolidated financial statements for the three months ended February 26, 2006 included herein.

Segment Reporting.  In 2006, we changed our measure of segment operating income to include depreciation expense for the assets managed by our business segments. This depreciation expense was previously included as a component of our “Corporate expense” in our disclosure of business segment information. For more information about this change in presentation, see Note 18 to our audited consolidated financial statements for the year ended November 27, 2005 included herein.

Our audited consolidated financial statements for fiscal years 2005, 2004 and 2003, included herein, have been reclassified to conform to the changes in presentation noted above.

Our First Quarter 2006 Results

Key financial results for the three months ended February 26, 2006 were as follows:

•	Our consolidated net revenues for the first three months of 2006 were $960.0 million, a decrease of 5.8% compared to the same period in 2005, and a decrease of approximately 4.0% on a constant currency basis. Net revenues include our net sales and revenues from our licensing arrangements.

•	Our consolidated net sales for the first three months of 2006 were $940.2 million, a decrease of 6.5% compared to the same period in 2005, and a decrease of approximately 4% on a constant currency basis. Our net sales decrease for the period was driven primarily by decreased net sales in our Europe region and our U.S. Levi Strauss Signature® brand and the translation impact of foreign currencies. These decreases were partially offset by increased net sales in our U.S. Dockers® brand and our Asia Pacific business.

•	Our consolidated licensing revenues for the first three months of 2006 were $19.8 million, an increase of 47.5% compared to the same period in 2005. The increase was primarily driven by an increase in the number of licensing arrangements and an increase in guaranteed minimum royalties under existing licensing arrangements.

•	Our gross profit decreased 8.5% for the first three months of 2006, as compared to the same period in 2005, and our gross margin decreased 1.4 percentage points for the quarter. Our gross profit decrease was primarily driven by lower net revenues and gross margin in our Europe region and the translation impact of weaker foreign currencies, partially offset by net revenue growth in our Asia Pacific region.

•	We had operating income of $170.6 million for the first three months of 2006, compared to operating income of $183.8 million for the same period of 2005. The decrease was primarily driven by lower gross profit, partially offset by lower selling, general and administrative expenses. Our operating margin for the first three months of 2006 was 17.8% compared to 18.0% for the same period in 2005.

•	We had net income of $53.8 million for the three months ended February 26, 2006, compared to net income of $47.3 million for the same period in 2005. The increase was primarily due to the $23.0 million loss on early extinguishment of debt incurred in the first three months of 2005 and lower interest expense for the first three months of 2006, partially offset by lower operating income and higher income tax expense.

For the remainder of 2006, we continue to be cautious about our sales outlook in the face of:

•	continuing softness in demand for our core Levi’s® products in Europe and changes we are implementing in our business there, including the realignment of our European retail network to better reflect our premium positioning of our Levi’s® brand;

•	the potential impact of retailer consolidations in the United States, including store closings, strategic shifts and changes in bargaining power;

•	Wal-Mart’s increased emphasis on private label products; and

•	the unpredictability of foreign currency exchange rates.

We remain focused on our key priorities of delivering solid and sustainable profitability and strong operating cash flows.

Our 2005 Results

Key financial results for 2005 were as follows:

•	Our consolidated net revenues for 2005 were $4.2 billion, an increase of 1.7% compared to 2004, and an increase of approximately 0.1% on a constant currency basis. Our net revenue increase for the year was primarily driven by increased net revenues in our Asia Pacific business, our U.S. Levi Strauss Signature® brand and our Mexico business. These increases were partially offset by decreased net revenues in our Europe region.

•	Our gross profit increased 6.6% for 2005, as compared to 2004 and our gross margin increased 2.1 percentage points for the year. Our gross profit improvement was primarily driven by net revenue growth in our Asia Pacific region, improved profitability of our Levi’s® brand in our international businesses, including Europe, Asia Pacific, Canada and Mexico, the favorable translation impact of foreign currencies, improved management of returns, allowances and product transition costs, particularly in our U.S. Dockers® business and lower sourcing costs.

•	We had operating income of $589.3 million for 2005, compared to operating income of $361.1 million in 2004. The increase was primarily driven by increased gross profit, lower restructuring charges, net of reversals. The increase was partially offset by increased selling, general and administrative expenses primarily resulting from our increased investment in advertising and promotions.

•	We had net income of $155.9 million in 2005, compared to net income of $30.4 million in 2004. The increase was due primarily to higher operating income and lower foreign exchange management contract losses, partially offset by the loss on early extinguishment of debt related to our refinancing activities, slightly higher interest expense and higher income tax expense.

Results of Operations

Three Months Ended February 26, 2006 as Compared to Three Months Ended February 27, 2005

The following table summarizes, for the years indicated, items in our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues.

					Three Months Ended
					February 26,	February 27,
	Three Months Ended				2006	2005
	February 26,	February 27,	$ Increase	% Increase	% of Net	% of Net
	2006	2005	(Decrease)	(Decrease)	Revenues	Revenues
	(Dollars in thousands)

Net sales	$940,191	$1,005,872	$(65,681)	(6.5)%	97.9%	98.7%
Licensing revenue	19,767	13,399	6,368	47.5%	2.1%	1.3%

Net revenues	959,958	1,019,271	(59,313)	(5.8)%	100.0%	100.0%
Cost of goods sold	502,522	519,287	(16,765)	(3.2)%	52.3%	50.9%

Gross profit	457,436	499,984	(42,548)	(8.5)%	47.7%	49.1%
Selling, general and administrative expenses	285,099	314,648	(29,549)	(9.4)%	29.7%	30.9%
Gain on disposal of assets	(1,243)	(1,362)	(119)	(8.7)%	(0.1)%	(0.1)%
Other operating income	(244)	(298)	(54)	(18.1)%	0.0%	0.0%
Restructuring charges, net of reversals	3,187	3,190	(3)	(0.1)%	0.3%	0.3%

Operating income	170,637	183,806	(13,169)	(7.2)%	17.8%	18.0%
Interest expense	66,297	68,330	(2,033)	(3.0)%	6.9%	6.7%
Loss on early extinguishment of debt	7	23,006	(22,999)	(100.0)%	0.0%	2.3%
Other income, net	(1,148)	(3,959)	(2,811)	(71.0)%	(0.1)%	(0.4)%

Income before income taxes	105,481	96,429	9,052	9.4%	11.0%	9.5%
Income tax expense	51,667	49,110	2,557	5.2%	5.4%	4.8%

Net income	$53,814	$47,319	6,495	13.7%	5.6%	4.6%

Consolidated net revenues

The following table shows our net revenues for our North America, Europe and Asia Pacific businesses and the changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended			% Increase (Decrease)
	February 26,	February 27,	$ Increase	As	Constant
	2006	2005	(Decrease)	Reported	Currency
	(Dollars in thousands)

North America	$546,408	$562,743	$(16,335)	(2.9)%	(4.0)%
Europe	240,870	297,892	(57,022)	(19.1)%	(12.3)%
Asia Pacific	172,680	158,636	14,044	8.9%	11.8%

Total consolidated net revenues	$959,958	$1,019,271	$(59,313)	(5.8)%	(4.0)%

North America net revenues

The following table presents our net revenues in our North America region broken out for our U.S. brands and for Canada and Mexico, including changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended			%Increase (Decrease)
	February 26,	February 27,	$ Increase	As	Constant
	2006	2005	(Decrease)	Reported	Currency
	(Dollars in thousands)

U.S. Levi’s® brand	$277,116	$283,680	$(6,564)	(2.3)%	N/A
U.S. Dockers® brand	158,679	151,473	7,206	4.8%	N/A
U.S. Levi Strauss Signature® brand	70,207	87,948	(17,741)	(20.2)%	N/A
Canada and Mexico	40,406	39,642	764	1.9%	(4.7)%

Total North America net revenues	$546,408	$562,743	$(16,335)	(2.9)%	(4.0)%

U.S. Levi’s® Brand.  The following table shows net sales and licensing revenue for our U.S. Levi’s® brand, including the changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended
	February 26,	February 27,	$ Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi’s® brand — Net sales	$272,901	$280,047	$(7,146)	(2.6)%
U.S. Levi’s® brand — Licensing revenue	4,215	3,633	582	16.0%

Total U.S. Levi’s® brand net revenues	$277,116	$283,680	$(6,564)	(2.3)%

Total net revenues in our U.S. Levi’s® brand decreased by $6.6 million or 2.3% for the three months ended February 26, 2006 as compared to the same period in 2005. This decrease was primarily driven by:

•	lower unit sales volume of our Levi’s® brand shorts and seasonal products; unlike 2005, we will ship a larger portion of our spring/summer products in the second quarter of 2006;

•	decreased net sales of our men’s SilverTab® products, primarily resulting from reduced unit sales volume at one of our top retailers;

•	lower unit sales volume in our women’s juniors segment, which we attribute to increased competition from private label and fashion brands; and

•	the impact of door closures during the 2006 period at two of our top retailers.

Partially offsetting these decreases were continued strong demand for our boy’s products and our women’s special sizes products, an increase in net sales from our company-operated Levi’s® retail and outlet stores and an increase in licensing revenue as a result of license renewals with higher guaranteed minimum royalty amounts.

Net sales generated by our company-operated Levi’s® retail and outlet stores increased by approximately $1.7 million, or 12.3% for the three months ended February 26, 2006 as compared to the same period in 2005, driven primarily by new stores we opened in late 2005. We opened one new store during the 2006 period, and now operate 26 stores (including our online store, www.levisstore.com) in the United States.

U.S. Dockers® Brand.  The following table shows net sales and licensing revenue for our U.S. Dockers® brand, including changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended
	February 26,	February 27,
	2006	2005	$ Increase	% Increase
	(Dollars in thousands)

U.S. Dockers® brand — Net sales	$152,186	$147,221	$4,965	3.4%
U.S. Dockers® brand — Licensing revenue	6,493	4,252	2,241	52.7%

Total U.S. Dockers® brand net revenues	$158,679	$151,473	$7,206	4.8%

Total net revenues in our U.S. Dockers® brand increased $7.2 million or 4.8% for the three months ended February 26, 2006 as compared to the same period in 2005. The increase for the three months ended February 26, 2006 was primarily driven by the following:

•	an increase in net sales for our men’s tops, driven by additional retail store fixtures;

•	higher unit sales volume for our shorts business as a result of strong demand for the product and, in 2005, certain retailers delayed their purchases of our shorts to the second quarter of 2005 as a result of cool weather; and

•	a $2.2 million increase in licensing revenue resulting from guaranteed minimum royalty arrangements with our licensees.

Our men’s premium pants segment continued to be a strong performer during the period, led by our Never Irontm Cotton Khaki pant.

Partially offsetting these factors was a decrease in net sales for our men’s classic pants business, primarily as a result of retail door closures.

U.S. Levi Strauss Signature® Brand.  The following table presents our net sales and licensing revenue in our U.S. Levi Strauss Signature® brand, including the changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended
	February 26,	February 27,	$ Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi Strauss Signature® brand — Net sales	$68,830	$87,186	$(18,356)	(21.1)%
U.S. Levi Strauss Signature® brand — Licensing revenue	1,377	762	615	80.7%

Total U.S. Levi Strauss Signature® brand net revenues	$70,207	$87,948	$(17,741)	(20.2)%

Total net revenues in our U.S. Levi Strauss Signature® brand decreased by $17.7 million, or 20.2%, for the first three months ended February 26, 2006 as compared to the same period in 2005. The decrease for the three months ended February 26, 2006 was primarily driven by the following:

•	lower sales to Wal-Mart primarily as a result of Wal-Mart’s decision to allocate more retail space to private label programs in the women’s business;

•	continued softness in our men’s core business; and

•	lower unit sales volume for our men’s shorts.

Partially offsetting the decrease were sales growth in our boys’ business and an increase in our licensing revenue as a result of growth in the kids’ business.

Europe net revenues

The following table shows our net sales and licensing revenue in our Europe region, including the changes in these results for the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended			% Increase (Decrease)
	February 26,	February 27,	$ Increase	As	Constant
	2006	2005	(Decrease)	Reported	Currency
	(Dollars in thousands)

Europe — Net sales	$238,242	$296,400	$(58,158)	(19.6)%	(12.3)%
Europe — Licensing revenue	2,628	1,492	1,136	76.1%	N/A

Total Europe net revenues	$240,870	$297,892	$(57,022)	(19.1)%	N/A

Total net revenues in our Europe region decreased $57.0 million or 19.1% and, on a constant currency basis, decreased approximately 12%, for the three months ended February 26, 2006 as compared to the same period in 2005. The decrease in net revenues was primarily driven by the following:

•	a decrease in unit sales volume as a result of continued softness in the demand for our core Levi’s® brand products and for our spring/summer seasonal products throughout Europe;

•	a decrease in unit sales volume as a result of our exit from certain retailers, which was driven by our strategy to realign our European retail network to better reflect our premium positioning of the Levi’s® brand;

•	changes in foreign currency exchange rates, which reduced net revenues by approximately $22 million.

We also experienced a decrease in net sales for our Dockers® and Levi Strauss Signature® brands sales during the period. Partially offsetting these factors were an increase in our average selling price for the three months ended February 26, 2006 as compared to the same period in 2005 resulting from our ongoing repositioning of the Levi’s® brand in Europe, and a $1.1 million increase in licensing revenue as a result of licensing arrangements we entered into after February 27, 2005.

Asia Pacific net revenues

The following table shows our net sales and licensing revenue in our Asia Pacific region, including the changes in these results from the three months ended February 26, 2006 as compared to the same period in 2005:

	Three Months Ended			% Increase
	February 26,	February 27,		As	Constant
	2006	2005	$ Increase	Reported	Currency
	(Dollars in thousands)

Asia Pacific — Net sales	$168,161	$155,660	$12,501	8.0%	11.8%
Asia Pacific — Licensing revenue	4,519	2,976	1,543	51.8%	N/A

Total Asia Pacific net revenues	$172,680	$158,636	$14,044	8.9%	N/A

Total net revenues in our Asia Pacific region increased $14.0 million or 8.9% and, on a constant currency basis, increased approximately 12%, for the three months ended February 26, 2006 as compared to the same period in 2005. The increase on a constant currency basis was primarily driven by increased net sales for our Levi’s® brand products, which represents a large majority of our business in the region. Net revenues increased in most countries across our Asia Pacific region. Key drivers of our net revenues increase for the period included:

•	improved sales mix, with increased sales of super premium and premium Levi’s® brand products and Levi’s® brand winter products;

•	the introduction of new fits and finishes in both our Levi’s® men’s and women’s businesses;

•	the continued expansion of our retail presence through additional franchised store openings and upgrades of existing stores to more current retail formats; and

•	$1.5 million increase in licensing revenue, driven primarily by licensing arrangements in Latin America, which is part of our Asia Pacific region.

Partially offsetting the increase in net revenues for our Asia Pacific region was a 5% decrease in revenues on a constant currency basis for our business in Japan. This decrease was driven primarily by lower net sales to one of our key customers in Japan as a result of a decrease in unit sales volume and an increase in sales returns from the customer during the period.

Gross profit

Our gross profit decreased $42.5 million or 8.5% for the three months ended February 27, 2006 as compared to the same period in 2005. Our gross margin was 47.7%, reflecting a decrease of 1.4 percentage points, primarily driven by lower gross margin for our Europe region as a result of a change in sales mix and an increased investment in product. The primary drivers of the gross profit decrease were:

•	decreased net sales on a constant currency basis in our Europe region;

•	the impact of the 1.4 percentage point decrease in gross margin;

•	decreased net sales in our U.S. Levi Strauss Signature® brand;

•	decreased net sales on a constant currency basis in our Canada business; and

•	the translation impact of foreign currencies.

Partially offsetting these factors were increased net sales in our Asia Pacific region and our Mexico business, and increased licensing revenue across all of our businesses.

Our cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead and also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities as these costs vary with product volume. We include substantially all the costs related to receiving and inspection at distribution centers, warehousing and other activities associated with our distribution network in selling, general and administrative expenses. Our gross margins may not be comparable to those of other companies in our industry, since some companies may include costs related to their distribution network in cost of goods sold.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased $29.5 million or 9.4% for the three months ended February 26, 2006 as compared to the same period in 2005, primarily due to decreased advertising and promotion expense. On a constant currency basis, selling, general and administrative expenses were approximately $21.0 million lower in the three months ended February 26, 2006 as compared to the same period in 2005. As a percentage of net revenues, selling, general and administrative expenses were 29.7% for the three months ended February 26, 2006 as compared to 30.9% for the same period in 2005. We remain focused on cost discipline across our organization as we continue to invest in growing and strengthening our global businesses, including opening more company-operated stores and investing in our Asia Pacific region.

Key factors driving the decrease in selling, general and administrative expenses for the three months ended February 26, 2006 were as follows:

•	Our advertising and promotion expense decreased by 28.8% to $48.2 million in the three months ended February 26, 2006, as compared to the same period of 2005. Advertising and promotion expense as a percentage of net revenues was 5.0% in the three months ended February 26, 2006, compared to 6.6% in the same period in 2005. The decrease primarily reflects our decision to shift a portion of our advertising spending in Europe to the second quarter and decreased advertising spending for our U.S. Dockers® and U.S. Levi Strauss Signature® brands.

•	We recorded a charge in the three months ended February 27, 2005 related to the establishment of a contingent liability for litigation, which we subsequently reversed in the second quarter of 2005.

•	Our distribution costs of $49.9 million, or 5.2% of net revenues in the three months ended February 26, 2006, decreased $4.1 million as compared to $54.0 million, or 5.3% of net revenues in the three months ended February 27, 2005. The decrease in distribution costs was primarily driven by the decrease in net sales. Our distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network.

•	We recorded a net reduction to our workers’ compensation liability of approximately $3.5 million during the three months ended February 26, 2006, compared to a net reduction of $1.8 million during the same period in 2005. The net reductions were driven primarily by changes in our estimated future claims payments as a result of more favorable than projected claims development during the periods.

These decreases were partially offset by an increase in our selling expense of 14.1% to $61.7 million in the three months ended February 26, 2006, as compared to the same period in 2005. Selling expense as a percentage of net revenues was 6.4% in the three months ended February 26, 2006, compared to 5.3% in the same period 2005. The increase reflected additional selling costs associated with new company-operated stores dedicated to the Levi’s® brand in Europe and the United States. We include all occupancy and buying costs associated with our company-operated stores in selling, general and administrative expenses.

Restructuring charges

Restructuring charges, net of reversals, were $3.2 million for the three months ended February 26, 2006 and February 27, 2005, respectively, and related primarily to activities associated with our U.S. and Europe reorganization initiatives. The 2006 amount primarily consisted of severance charges associated with headcount reductions in Europe and additional lease costs associated with exited facilities in the United States. The 2005 amount primarily consisted of charges for severance and employee benefits for our 2004 U.S. and Europe organizational changes.

Operating income

Operating income decreased 7.2% during the three months ended February 26, 2006 compared to the same period in 2005. Operating margin was 17.8% for the three months ended February 26, 2006, compared with 18.0% in the same period in 2005.

The following table shows our operating income by brand in the United States, for Canada and Mexico, and in total for our North America, Europe and Asia Pacific regions, the changes in results from the three month period ended February 26, 2006 to the three month period ended February 27, 2005 and the results presented as a percentage of net revenues:

					2006	2005
	Three Months Ended				% of Net	% of Net
	February 26,	February 27,	$ Increase	% Increase	Region	Region
	2006	2005	(Decrease)	(Decrease)	Revenues	Revenues

U.S. Levi’s® brand	$67,371	$66,902	$469	0.7%	12.3%	11.9%
U.S. Dockers® brand	33,206	32,127	1,079	3.4%	6.1%	5.7%
U.S. Levi Strauss Signature® brand	4,149	6,193	(2,044)	(33.0)%	0.8%	1.1%
Canada and Mexico (all brands)	7,735	10,605	(2,870)	(27.1)%	1.4%	1.9%

North America (all brands)	112,461	115,827	(3,366)	(2.9)%	20.6%	20.6%
Europe (all brands)	64,316	87,413	(23,097)	(26.4)%	26.7%	29.3%
Asia Pacific (all brands)	39,046	40,651	(1,605)	(3.9)%	22.6%	25.6%

Regional operating income	215,823	243,891	(28,068)	(11.5)%	22.5%*	23.9%*

Corporate:
Restructuring charges, net of reversals	3,187	3,190	(3)	(0.1)%	0.3%*	0.3%*
Other corporate expense	41,999	56,895	(14,896)	(26.2)%	4.4%*	5.6%*

Total corporate expense	45,186	60,085	(14,899)	(24.8)%	4.7%*	5.9%*

Total operating income	$170,637	$183,806	(13,169)	(7.2)%	17.8%*	18.0%*

*	Percentage of consolidated net revenues

The decrease in total operating income for the three months ended February 26, 2006 as compared to the same period in 2005, was primarily attributable to decreased operating income in our Europe region, partially offset by lower other corporate expense.

Regional Summaries.  The following summarizes the changes in operating income by region:

•	North America. The decrease in operating income for the three months ended February 26, 2006 was primarily attributable to lower net sales in our U.S. Levi Strauss Signature® and Canada businesses, partially offset by higher net sales in our Mexico business and an increase in licensing revenues.

•	Europe. The decrease in operating income for the three months ended February 26, 2006 was primarily attributable to lower net sales and the unfavorable impact of foreign currency translation. Partly offsetting the decrease were lower selling, general and administrative expenses and an increase in licensing revenues. The decreased selling, general and administrative expenses were driven primarily by decreased advertising and promotion expense as a result of a difference in timing between 2006 and 2005 on a major advertising campaign.

•	Asia Pacific. The decrease in operating income for the three months ended February 26, 2006 was primarily attributable to our continued investment in growing our Asia Pacific business which resulted in higher selling, general and administrative expenses, and the impact of weaker foreign currencies. These factors were partially offset by an increase in both net sales and licensing revenues during the period.

Other corporate expense.  The following tables summarize significant components of other corporate expense:

	Three Months Ended
	February 26,	February 27,	$ Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
	(Dollars in thousands)

Annual incentive plans — corporate employees	$3,720	$6,582	$(2,862)	(43.5)%
Long-term incentive compensation expense	8,070	5,619	2,451	43.6%
Corporate staff costs and other expense	30,209	44,694	(14,485)	(32.4)%

Total other corporate expense	$41,999	$56,895	$(14,896)	(26.2)%

We reflect annual incentive compensation plan costs for corporate employees, long-term incentive compensation expense and corporate staff costs, including workers’ compensation costs, in other corporate expense. The $14.9 million decrease in other corporate expense for the three months ended February 26, 2006 was primarily attributable to:

•	during the three months ended February 27, 2005, we recorded a charge related to the establishment of a contingent liability for litigation, which we subsequently reversed in the second quarter of 2005;

•	net reduction to our workers’ compensation liabilities;

•	lower annual incentive compensation plan costs for corporate employees; and

•	lower expense related to our post-retirement benefit plans.

Partially offsetting the decrease were increases in our long-term incentive compensation expense related to current year expense for our 2005 Management Incentive Plan, a plan under which performance is measured over three years.

Interest expense

Interest expense decreased 3.0% to $66.3 million for the three months ended February 26, 2006, compared to $68.3 million for the same period in 2005. The decrease was primarily attributable to lower average debt balances.

The weighted average interest rate on average borrowings outstanding during the three months ended February 26, 2006 and February 27, 2005, including the amortization of capitalized bank fees, underwriting fees and interest rate swap cancellations, was 10.70% and 10.72%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Loss on early extinguishment of debt

During the three months ended February 27, 2005, we recorded a $23.0 million loss on early extinguishment of debt as a result of our debt refinancing activities during the period. The loss was comprised of a tender offer premium and other fees and expenses approximating $19.7 million incurred in conjunction with our completion in January 2005 of a tender offer to repurchase $372.1 million of our $450.0 million principal amount 2006 notes and the write-off of approximately $3.3 million of unamortized debt discount and capitalized costs related to such notes.

Other income, net

The following table summarizes significant components of other income, net:

	Three Months Ended
	February 26,	February 27,	$ Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
	(Dollars in thousands)

Foreign exchange management losses (income)	$3,529	$(2,980)	$(6,509)	218%
Foreign currency transaction gains	(2,071)	(871)	1,200	138%
Interest income	(3,128)	(2,177)	951	44%
Minority interest — Levi Strauss Japan K.K	383	1,023	640	(63)%
Minority interest — Levi Strauss Istanbul Konfeksiyon(1)	—	830	830	(100)%
Other	139	216	77	(36)%

Total other income, net	$(1,148)	$(3,959)	(2,811)	(71)%

(1)	On March 31, 2005, we acquired full ownership of our joint venture in Turkey for $3.8 million in cash; subsequent to that date, all income from the entity was attributed to us.

Our foreign exchange risk management activities include the use of instruments such as forward, swap and option contracts, to manage foreign currency exposures. Outstanding derivative instruments are recorded at fair value and the changes in fair value are recorded in “Other income, net” in our consolidated statements of income. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “Other income, net” in our consolidated statements of income. The changes in foreign exchange management losses recorded for the three months ended February 26, 2006 compared to the same period in 2005 were due to different conditions in foreign exchange markets and changes in the foreign currency exposures being managed. For more information, see “Quantitative and Qualitative Disclosures About Market Risk”.

Foreign currency transactions are transactions denominated in a currency other than the recording entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date for each entity, recorded balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate. The changes in the recorded balances caused by remeasurement at the exchange rate are recorded in “Other income, net” in our consolidated statements of income. In addition, at the settlement date of foreign currency transactions, foreign currency gains are recorded in “Other income, net” in our consolidated statements of income to reflect the difference between the spot rate effective at settlement date and the historical rate at which the transaction was originally recorded.

The increase in interest income for the three months ended February 26, 2006 was primarily due to higher effective interest rates on our investments, partially offset by a lower average investment balance as compared to the prior year.

Income tax expense

Income tax expense for the three months ended February 26, 2006 was $51.7 million compared to $49.1 million for the same period in 2005. The $2.6 million increase was primarily driven by an increase in our income before taxes as compared to the same period in the prior year. Our effective income tax rate for the three months ended February 26, 2006 was 49.0% compared to 50.9% for the same period in 2005. Our effective income tax rate differs from the U.S. federal statutory rate of 35%, primarily due to the additional U.S. residual income tax that we expect to be imposed upon repatriation of our unremitted foreign earnings.

Net income

Net income was $53.8 million for the three months ended February 26, 2006, compared to net income of $47.3 million for the same period in 2005. The increase was driven by the 2005 loss on early extinguishment of debt and lower interest expense in the 2006 period, partially offset by lower operating income and higher income tax expense.

2005 as compared to 2004

The following table summarizes, for the years indicated, items in our consolidated statements of operations, the changes in these items from 2004 to 2005 and these items expressed as a percentage of net revenues.

	Year Ended	Year Ended			2005	2004
	November 27,	November 28,	$ Increase	% Increase	% of Net	% of Net
	2005	2004	(Decrease)	(Decrease)	Revenues	Revenues
	(Dollars in thousands)

Net sales	$4,125,155	$4,072,455	$52,700	1.3%	98.2%	98.6%
Licensing revenue	73,879	57,117	16,762	29.3%	1.8%	1.4%

Net revenues	4,199,034	4,129,572	69,462	1.7%	100.0%	100.0%
Cost of goods sold	2,236,963	2,288,406	(51,443)	(2.2)%	53.3%	55.4%

Gross profit	1,962,071	1,841,166	120,905	6.6%	46.7%	44.6%
Selling, general and administrative expenses	1,364,407	1,350,020	14,387	1.1%	32.5%	32.7%
Gain on disposal of assets	(5,750)	(3,576)	2,174	60.8%	0.1%	0.1%
Other operating income	(2,479)	—	(2,479)	NA	0.1%	0.0%
Restructuring charges, net of reversals	16,633	133,623	(116,990)	(87.6)%	0.4%	3.2%

Operating income	589,260	361,099	228,161	63.2%	14.0%	8.7%
Interest expense	263,650	260,124	3,526	1.4%	6.3%	6.3%
Loss on early extinguishment of debt	66,066	—	66,066	NA	1.6%	0.0%
Other (income) expense, net	(23,057)	5,450	(28,507)	523.1%	0.5%	0.1%
Income before income taxes	282,601	95,525	187,076	195.8%	6.7%	2.3%
Income tax expense	126,654	65,135	61,519	94.4%	3.0%	1.6%

Net income	$155,947	$30,390	$125,557	413.2%	3.7%	0.7%

Consolidated net revenues

The following table shows our net revenues for our North America, Europe and Asia Pacific businesses and the changes in these results from 2004 to 2005.

	Year Ended	Year Ended		% Increase (Decrease)
	November 27,	November 28,	$ Increase	As	Constant
	2005	2004	(Decrease)	Reported	Currency
	(Dollars in thousands)

North America	$2,505,388	$2,466,762	$38,626	1.6%	0.8%
Europe	990,185	1,048,982	(58,797)	(5.6)%	(8.0)%
Asia Pacific	703,461	613,828	89,633	14.6%	11.1%

Total net revenues	$4,199,034	$4,129,572	$69,462	1.7%	0.1%

North America net revenues

The following table presents our net revenues in our North America region broken out for our U.S. brands and for Canada and Mexico, including changes in these results from 2004 to 2005.

	Year Ended	Year Ended		% Increase (Decrease)
	November 27,	November 28,	$ Increase	As	Constant
	2005	2004	(Decrease)	Reported	Currency
	(Dollars in thousands)

U.S. Levi’s® brand	$1,264,400	$1,262,016	$2,384	0.2%	NA
U.S. Dockers® brand	676,094	679,093	(2,999)	(0.4)%	NA
U.S. Levi Strauss Signature® brand	364,633	337,043	27,590	8.2%	NA
Canada and Mexico	200,261	188,610	11,651	6.2%	0.8%

Total North America net revenues	$2,505,388	$2,466,762	$38,626	1.6%	0.8%

The following discussion summarizes net revenue performance during 2005 for our U.S. brands. In these sections, the tables showing net revenues for the Levi’s® and Dockers® brands break out our net sales between “Net sales — Continuing categories” and “Net sales — Licensed categories.”

•	By “categories,” we mean broad product groupings like men’s jeans, women’s tops and men’s jackets.

•	The “Net sales — Continuing categories” line shows our net sales for all non-licensed product categories and reflects sales of both continuing products within a category, such as 501® jeans for men, as well as those products that we may have replaced or discontinued as part of our product assortment and rationalization activities.

•	The “Net sales — Licensed categories” line shows our net sales attributable to product categories that we marketed and sold ourselves during the relevant period for which we have also entered into licensing agreements as of November 27, 2005. Royalties earned from licensing agreements appear in the “Licensing revenue” line item in our consolidated statements of operations.

Levi’s® Brand.  The following table shows net revenues of our U.S. Levi’s® brand, including the changes in these results from 2004 to 2005.

	Year Ended	Year Ended
	November 27,	November 28,	$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi’s® brand — Net sales — Continuing categories	$1,249,487	$1,213,831	$35,656	2.9%
U.S. Levi’s® brand — Net sales — Licensed categories	—	40,715	(40,715)	NA
U.S. Levi’s® brand — Licensing revenue	14,913	7,470	7,443	99.6%

Total U.S. Levi’s® brand net revenues	$1,264,400	$1,262,016	$2,384	0.2%

Net revenues in our U.S. Levi’s® brand increased by $2.4 million or 0.2% for 2005 as compared to 2004. This increase was driven by our product rationalization actions and the related decisions to license certain product categories and discontinue underperforming categories. These actions were initiated in 2004 in line with our strategy to focus the brand on more category competitive products in our core channels of distribution and improve our profitability. Our decision to license certain products resulted in an approximately $40.7 million decrease in our net sales for 2005, which was partly offset by a $7.4 million increase in licensing revenue.

Net sales for our U.S. Levi’s® brand’s continuing categories increased by $35.7 million or 2.9% for 2005 as compared to 2004. This increase was driven by higher sales volume across consumer segments in our core channels of distribution and proactive sale of excess and obsolete inventory to off-price channels. New products such as the

527 low rise boot cut, 569 loose straight and 514 slim straight in young men’s and the straight and skinny products in women’s, as well as long bottoms with premium finishing and destructed looks, contributed to the unit sales increase. In addition, in 2005 we did not experience the supply constraints that we had in the second half of 2004 that resulted in our missing orders and losing sales during that period.

During 2005, we continued to focus on driving consumer awareness and demand during the year through our marketing programs. This included a continuation of our “A Style for Every Storytm” advertising campaign in print media and television and our continued investment in our retail floor presentations with our top retail customers.

We also expanded our retail store presence during 2005, opening four new stores including three stores in selected urban locations and an online store, www.levisstore.com. Net sales generated by our company-operated Levi’s® retail and outlet stores increased by approximately $5.0 million for 2005 as compared to 2004. As of November 27, 2005 we operated 25 stores (including the new online store) in the United States.

Dockers® Brand.  The following table shows net revenues of our U.S. Dockers® brand, including changes in these results from 2004 to 2005.

	Year Ended	Year Ended
	November 27,	November 28,	$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Dockers® brand — Net sales — Continuing categories	$646,625	$639,361	$7,264	1.1%
U.S. Dockers® brand — Net sales — Licensed categories	—	2,671	(2,671)	NA
U.S. Dockers® brand — Net sales — Discontinued Slates pants	—	7,324	(7,324)	NA
U.S. Dockers® brand — Licensing revenue	29,469	29,737	(268)	(0.9)%

Total U.S. Dockers® brand net revenues	$676,094	$679,093	$(2,999)	(0.4)%

Net revenues in our U.S. Dockers® brand decreased $3.0 million or 0.4% for 2005 as compared to 2004. This decrease was driven by the product rationalization actions and the related decisions to license certain product categories and discontinue underperforming categories, including Slates pants, that we initiated in 2004. Our decision to license or discontinue certain products resulted in an approximately $10.0 million decrease in our total U.S. Dockers® brand net sales for 2005.

Net sales for our U.S. Dockers® brand continuing categories increased by $7.3 million or 1.1% in 2005 as compared to 2004. This increase was primarily driven by increased sales volume in our men’s premium pants business, led by our Never Irontm Cotton Khaki pant and our Essential Dress pant. We also had net sales growth in our shorts business due to improved product performance at retail. In addition, we experienced lower returns and allowances primarily driven by fewer sales at discounted prices. Our decision in 2004 to discontinue certain product lines resulted in substantial discounting in 2004. Also contributing to the decrease in returns and allowances was the reversal during the first quarter of 2005 of approximately $4.0 million in unclaimed deductions which had been previously accrued during 2004.

Partially offsetting the increase in net sales for our U.S. Dockers® brand continuing categories were lower sales volume in our women’s business, which we attribute to a consumer shift away from basics like our women’s pants to more fashion products, and our decision to downsize our women’s shorts business.

During 2005 we launched our Dockers® “Dress to Live” advertising campaign. These advertisements are part of a fully integrated marketing campaign that includes television and print advertising for our men’s and women’s products, a redesigned www.dockers.com Web site, Internet advertising, publicity and in-store campaign imagery to position the Dockers brand as a head-to-toe lifestyle brand for men and women.

Levi Strauss Signature® Brand.  The following table presents our net revenues in our U.S. Levi Strauss Signature® brand, including the changes in these results from 2004 to 2005:

	Year Ended	Year Ended
	November 27,	November 28,	$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi Strauss Signature® brand — Net sales	$361,028	$336,020	$25,008	7.4%
U.S. Levi Strauss Signature® brand — Licensing revenue	3,605	1,023	2,582	252.4%

Total U.S. Levi Strauss Signature® brand net revenues	$364,633	$337,043	$27,590	8.2%

Net revenues in our U.S. Levi Strauss Signature® brand increased by $27.6 million, or 8.2%, for 2005 as compared to 2004. The increase was primarily driven by sales to accounts we launched during the second half of 2004, including Kmart, Meijer, Shopko and Pamida, and an increase in sales to Target. Our net revenues increase was also driven by new product introductions, product line extensions, including new fits and finishes, the introduction of a new premium denim product line and an increase in licensing revenue resulting from the launch of licensing programs for several product categories for our U.S. Levi Strauss Signature® brand.

During 2005, we continued to focus on expanding our Levi Strauss Signature® business through increased consumer awareness in the value channel. Our marketing efforts during 2005 included continuation of the “From Our Family to Yours” advertising campaign in print media, sponsorship of the All American Soapbox Derby in Akron, Ohio and the launch of the Levi Strauss Signature® Brand Store on Walmart.com. In addition, we continued our public relations outreach activities and increased our brand exposure through our presence at events such as NASCAR races, state fairs and retailer locations.

Europe net revenues

The following table presents our net revenues in our Europe region, including the changes in these results from 2004 to 2005:

	Year Ended	Year Ended		% Increase (Decrease)
	November 27,	November 28,	$ Increase	As	Constant
	2005	2004	(Decrease)	Reported	Currency
	(Dollars in thousands)

Europe — Net sales	$981,079	$1,042,125	$(61,046)	(5.9)%	(8.0)%
Europe — Licensing revenue	9,106	6,857	2,249	32.8%	N/A

Total Europe net revenues	$990,185	$1,048,982	$(58,797)	(5.6)%	N/A

Net revenues in our Europe region decreased $58.8 million or 5.6% and, on a constant currency basis, decreased approximately 8%, for 2005 as compared to 2004. The decrease in net sales was primarily driven by a decrease in unit sales volume for our Levi’s® brand products, which represent approximately 90% of our business in the region, and increased sales discounts and allowances. Soft consumer demand throughout Europe unfavorably affected our replenishment business during the year. A reduction in Dockers® brand sales due to soft consumer demand as well as the unfavorable impact of restructuring our Dockers® business model in Europe, which we commenced in 2004, also contributed to the net sales decline. The decrease in net sales was partially offset by an increase in average selling price as a result of our ongoing repositioning of the Levi’s® brand in Europe as a premium product, and a $2.2 million increase in licensing revenue primarily resulting from additional licensing arrangements.

During 2005, we continued the transformation of our business model in Europe, including focusing on lower cost sourcing, consolidating distribution, finalizing the relocation of our stand-alone Dockers® operations in Amsterdam to our European headquarters in Brussels, rationalizing our product offerings and marketing efforts and improving our customer service levels.

Asia Pacific net revenues

The following table presents our net revenues in our Asia Pacific region including the changes in these results from 2004 to 2005:

	Year Ended	Year Ended		% Increase (Decrease)
	November 27,	November 28,	$ Increase	As	Constant
	2005	2004	(Decrease)	Reported	Currency
	(Dollars in thousands)

Asia Pacific — Net sales	$688,968	$603,875	$85,093	14.1%	11.1%
Asia Pacific — Licensing revenue	14,493	9,953	4,540	45.6%	NA

Total Asia Pacific net revenues	$703,461	$613,828	$89,633	14.6%	NA

Net revenues in our Asia Pacific region increased $89.6 million or 14.6% and, on a constant currency basis, increased approximately 11%, for 2005 as compared to 2004. The increase in net sales was driven by a 12.5% increase in net sales on a constant currency basis for our Levi’s® brand products, which represent approximately 95% of our business in the region. Net sales increased in most countries within our Asia Pacific region. Japan, which represented approximately 41% of regional net sales in 2005, generated a 4.1% increase in net sales on a constant currency basis. In addition, our licensing revenue increased by $4.5 million for 2005 as compared to 2004, driven primarily by growth in our licensing arrangements in most countries in our Asia Pacific region.

Key drivers of our net sales results in our Asia Pacific region for 2005 were an improved sales mix, with increased sales of super premium and premium priced Levi’s® brand products; the introduction of new fits and finishes for both our Levi’s® men’s and women’s businesses and the continued strong performance of our Levi’s® LadyStyletm products; and the continued expansion of our retail presence through additional store openings and upgrades of existing stores to more current retail formats.

Gross profit

Our gross profit increased $120.9 million or 6.6% for 2005 as compared to 2004. Our gross margin was 46.7% for the year, reflecting an increase of 2.1 percentage points. Factors that increased our gross profit for 2005 included:

•	increased net revenues in our Asia Pacific region;

•	more premium positioning of our Levi’s® brand in our Europe region;

•	the translation impact of stronger foreign currencies.

•	increased net revenues in our Mexico business;

•	lower sourcing costs resulting from various cost reduction initiatives, including utilization of low cost sourcing locations and more effective negotiations with suppliers;

•	improved management of returns, allowances and product transition costs, particularly in our U.S. Dockers® business; and

•	higher average selling prices on our close-out products, resulting from our proactive approach to identifying and managing our slow moving and past season inventory.

The increase was partially offset by the impact of a lower gross margin on our Levi Strauss Signature® products, due in part to an increased investment in product fits and finishes.

Our cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead and also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities as these costs vary with product volume. We include substantially all the costs related to receiving and inspection at distribution centers, warehousing and other activities associated with our distribution network in selling, general and administrative expenses. Our gross margins may not be comparable to those of other companies in our industry, since some companies may include costs related to their distribution network in cost of goods sold.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $14.4 million or 1.1% for 2005 as compared to 2004. On a constant currency basis, selling, general and administrative expenses were approximately $12.4 million higher in 2005 as compared to 2004, primarily due to our increased investment in advertising and promotion. As a percentage of net revenues, selling, general and administrative expenses were 32.5% for 2005 as compared to 32.7% for 2004.

Key factors driving the increase in selling, general and administrative expenses for 2005 were as follows:

•	Our advertising and promotion expense increased by 10.1% as compared to 2004, to $338.6 million for 2005. Advertising and promotion expense as a percentage of net revenues was 8.1% for 2005, compared to 7.4% for 2004. The increase reflected higher media spending in Europe and Asia Pacific and increased advertising spending for our U.S. Dockers® and U.S. Levi Strauss Signature® brands, consistent with our marketing strategy. Recent marketing efforts have included the continuation of our “A Style for Every Storytm” campaign promoting our U.S. Levi’s® brand, our new “Dress to Livetm” campaign promoting our U.S. Dockers® brand and our “From our Family to Yours” advertising campaign promoting our Levi Strauss Signature® brand.

•	The impact of foreign currency translation resulted in an approximately $15.5 million increase in selling, general and administrative expenses for 2005.

•	We recorded $71.7 million of expense related to our annual and other short-term incentive compensation plans for 2005, compared to $60.8 million for 2004. The increase is primarily due to the adoption of a new performance sharing plan for non-management employees in 2005.

•	We incurred approximately $8.0 million of third-party expenses for 2005 related to our activities regarding Section 404 of the Sarbanes-Oxley Act. These costs were not significant in 2004.

These increases were partially offset by the following:

•	Long-term incentive compensation expense was $31.1 million for 2005 as compared to $45.2 million for 2004. The decrease in our long-term incentive compensation expense relates primarily to the adoption in 2005 of new long-term incentive compensation plans for which the performance measurement periods are either two or three years, depending on the plan, as compared to eighteen months for our 2004 interim plan.

•	We recorded net reductions to our workers’ compensation reserves of approximately $14.0 million for 2005, compared to a net expense of $3.2 million for 2004. The net reductions were driven primarily by changes in our estimated future claims payments as a result of more favorable than projected claims development during 2005.

•	Our distribution costs were $209.4 million, or 5.0% of net revenues for 2005 as compared to $215.1 million or 5.2% of net revenues for 2004. Distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network.

•	We experienced lower salaries and wages and related expenses due to the impact of reduced headcount resulting from our reorganization initiatives in the United States and Europe and continued cost discipline.

Restructuring charges

Restructuring charges, net of reversals, of $16.6 million for 2005 related primarily to current period activities associated with our 2004 U.S., Europe and Dockers® Europe reorganization initiatives. Restructuring charges, net of reversals, of $133.6 million for the year ended November 28, 2004 primarily related to our 2004 reorganization initiatives in the U.S. and Europe. Those activities included plant closures, organizational changes and charges related to the indefinite suspension of an enterprise resource planning system installation. In addition, in 2004, we incurred restructuring charges related to organizational changes initiated in 2003.

Operating income

Operating income increased 63.2% in 2005 compared to 2004. Operating margin was 14.0% for 2005, reflecting an increase of 5.3 percentage points compared to 2004.

The following table shows our operating income by brand in the United States and in total for our North America, Europe and Asia Pacific regions, the changes in results from 2004 to 2005 and results presented as a percentage of net revenues:

					2005	2004
	Year Ended	Year Ended			% of Net	% of Net
	November 27,	November 28,	$ Increase	% Increase	Region	Region
	2005	2004	(Decrease)	(Decrease)	Revenues	Revenues
	(Dollars in thousands)

U.S. Levi’s® brand	$284,525	$285,122	$(597)	(0.2)%	11.4%	11.6%
U.S. Dockers® brand	130,852	137,368	(6,516)	(4.7)%	5.2%	5.6%
U.S. Levi Strauss Signature® brand	19,376	33,151	(13,775)	(41.6)%	0.8%	1.3%
Canada and Mexico (all brands)	51,344	41,051	10,293	25.1%	2.0%	1.7%

North America (all brands)	486,097	496,692	(10,595)	(2.1)%	19.4%	20.1%
Europe (all brands)	213,104	154,522	58,582	37.9%	21.5%	14.7%
Asia Pacific (all brands)	144,934	120,121	24,813	20.7%	20.6%	19.6%

Regional operating income	844,135	771,335	72,800	9.4%	20.1%*	18.7%*

Corporate:
Restructuring charges, net of reversals	16,633	133,623	(116,990)	(87.6)%	0.4%*	3.2%*
Other corporate expense	238,242	276,613	(38,371)	(13.9)%	5.7%*	6.7%*

Total corporate expense	254,875	410,236	(155,361)	(37.9)%	6.1%*	9.9%*

Total operating income	$589,260	$361,099	$228,161	63.2%	14.0%*	8.7%*

*	Percentage of consolidated net revenues.

The increase in total operating income in 2005, as compared to 2004 was primarily attributable to lower restructuring charges, net of reversals, increased operating income in our Europe and Asia regions and lower other corporate expense.

Regional Summaries.  The following summarizes the changes in operating income by region:

•	North America. The decrease in operating income for 2005 was primarily attributable to increased selling, general and administrative expenses in our North America region and lower gross profit in our U.S. Levi Strauss Signature® business. Partially offsetting the decline were higher gross profit in our U.S. Dockers® and Mexico businesses and lower returns, allowances and product transition and sourcing costs in the United States.

•	Europe. The increase in operating income for 2005 was primarily attributable to sales of a greater proportion of higher-priced products resulting from our more premium positioning of the Levi’s® brand and lower product sourcing costs. Also contributing to the increase was the favorable impact of foreign currencies. Partly offsetting the increase were lower net revenues and increased selling, general and administrative expenses. The increased selling, general and administrative expenses were driven primarily by increased investment in advertising and promotion and the impact of foreign currency translation.

•	Asia Pacific. The increase in operating income for 2005 was driven by higher sales, a favorable product mix within the super-premium and premium segments and the favorable impact of our sourcing initiatives. Also contributing to the increase was the impact of stronger foreign currencies. These factors were partially offset by continued investment in growing our Asia Pacific business which resulted in higher selling, general and administrative expenses.

Other corporate expense.  The following tables summarize significant components of other corporate expense:

	Year Ended	Year Ended
	November 27,	November 28,	$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
	(Dollars in thousands)

Annual incentive plans — corporate employees	$30,818	$21,303	$9,515	44.7%
Long-term incentive compensation expense	31,106	45,171	(14,065)	(31.1)%
Corporate staff costs and other expense	176,318	210,139	(33,821)	(16.1)%

Total other corporate expense	$238,242	$276,613	$(38,371)	(13.9)%

We reflect annual incentive compensation plan costs for corporate employees, long-term incentive compensation expense and corporate staff costs, including workers’ compensation costs, in other corporate expense. The decrease of $38.4 million for 2005 was primarily attributable to our reorganization and cost reduction initiatives, changes made to our benefit plans that have resulted in lower net expense, workers’ compensation reversals and lower long-term incentive compensation expense. Partially offsetting the decrease were increased third-party costs associated with our activities in respect of Section 404 of the Sarbanes-Oxley Act and higher annual incentive compensation plan expenses in 2005. The increase in our annual incentive compensation plan expenses in 2005 was primarily due to the implementation of an additional employee incentive plan and higher anticipated payments under our Annual Incentive Plan.

Interest expense

Interest expense increased 1.4% to $263.7 million for 2005, compared to $260.1 million for 2004. The increase was primarily attributable to higher average debt balances related to the time elapsed between our 2005 debt issuances and our use of the proceeds to tender and redeem a portion of our 2006 notes and all of our 2008 notes during the first half of 2005.

The weighted average interest rate on average borrowings outstanding during 2005 and 2004, including the amortization of capitalized bank fees, underwriting fees and interest rate swap cancellations, was 10.5% and 10.6%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Loss on early extinguishment of debt

During 2005, we recorded a $66.1 million loss on early extinguishment of debt as a result of our debt refinancing activities during the year. The loss consisted of tender offer and redemption premiums and other fees and expenses approximating $53.6 million and the write-off of approximately $12.5 million of unamortized debt discount and capitalized costs. These costs were incurred in conjunction with our completion in January 2005 of a repurchase of $372.1 million of our $450.0 million principal amount 2006 notes and in March and April 2005 of a repurchase and redemption of all of our 2008 notes.

Other (income) expense, net

The following table summarizes significant components of other (income) expense, net:

	Year Ended
	November 27,	November 28,	$ Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
	(Dollars in thousands)

Foreign exchange management losses	$1,062	$26,809	$(25,747)	(96)%
Foreign currency transaction (gains) losses	(14,724)	(15,028)	(304)	(2)%
Interest income	(7,965)	(3,933)	4,032	103%
Minority interest — Levi Strauss Japan K.K	1,847	709	1,138	161%
Minority interest — Levi Strauss Istanbul Konfeksiyon(1)	1,309	65	1,244	1,914%
Other	(4,586)	(3,172)	1,414	45%

Total	$(23,057)	$5,450	28,507	523%

(1)	On March 31, 2005, we acquired full ownership of our joint venture in Turkey for $3.8 million in cash; subsequent to that date, all income from the joint venture was attributed to us.

Our foreign exchange risk management activities include the use of instruments such as forward, swap and option contracts, to manage foreign currency exposures. Outstanding derivative instruments are recorded at fair value and the changes in fair value are recorded in “Other (income) expense, net” in our consolidated statements of operations. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “Other (income) expense, net” in our consolidated statements of operations. The changes in foreign exchange management losses recorded for 2005 compared to 2004 were due to different conditions in foreign exchange markets and changes in the foreign currency exposures being managed. For more information, see “Quantitative and Qualitative Disclosures About Market Risk”.

Foreign currency transactions are transactions denominated in a currency other than the recording entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date for each entity, recorded balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate. The changes in the recorded balances caused by remeasurement at the exchange rate are recorded in “Other (income) expense, net” in our consolidated statements of operations. In addition, at the settlement date of foreign currency transactions, foreign currency (gains) losses are recorded in “Other (income) expense, net” in our consolidated statements of operations to reflect the difference between the spot rate effective at settlement date and the historical rate at which the transaction was originally recorded.

The increase in interest income for 2005 was primarily due to higher effective interest rates on our investments and a higher average investment balance during 2005 as compared to 2004.

Income tax expense

Income tax expense was $126.7 million for 2005 compared to $65.1 million for 2004. The $61.5 million increase was primarily driven by the $187.1 million increase in our income before taxes, partly offset by a decrease in our effective income tax rate, from 68.2% in 2004 to 44.8% in 2005. For more information, see “Tax Matters”.

Net income

Net income was $155.9 million for 2005, compared to net income of $30.4 million for 2004. The increase was driven by higher operating income and lower foreign exchange management contract losses, partially offset by the loss on early extinguishment of debt, slightly higher interest expense and higher income tax expense.

2004 as compared to 2003

The following table summarizes, for the years indicated, items in our consolidated statements of operations, the changes in these items from 2003 to 2004 and these items expressed as a percentage of net revenues.

	Year Ended	Year Ended		%	2004	2003
	November 28,	November 30,	$ Increase	Increase	% of Net	% of Net
	2004	2003	(Decrease)	(Decrease)	Revenues	Revenues
	(Dollars in thousands)

Net sales	$4,072,455	$4,090,730	$(18,275)	(0.4)%	98.6%	98.9%
Licensing revenue	57,117	43,973	13,144	29.9%	1.4%	1.1%

Net revenues	4,129,572	4,134,703	(5,131)	(0.1)%	100.0%	100.0%
Cost of goods sold	2,288,406	2,516,521	(228,115)	(9.1)%	55.4%	60.9%

Gross profit	1,841,166	1,618,182	222,984	13.8%	44.6%	39.1%
Selling, general and administrative expenses	1,350,020	1,218,509	131,511	10.8%	32.7%	29.5%
Gain on disposal of assets	(3,576)	(2,685)	891	33.2%	(0.1)%	(0.1)%
Restructuring charges, net of reversals	133,623	89,009	44,614	50.1%	3.2%	2.2%

Operating income	361,099	313,349	47,750	15.2%	8.7%	7.6%
Interest expense	260,124	254,265	5,859	2.3%	6.3%	6.1%
Loss on early extinguishment of debt	—	39,353	(39,353)	NA	0.0%	1.0%
Other expense, net	5,450	51,023	(45,573)	(89.3)%	0.1%	1.2%

Income (loss) before income taxes	95,525	(31,292)	126,817	405.3%	2.3%	(0.8)%
Income tax expense	65,135	318,025	(252,890)	(79.5)%	1.6%	7.7%

Net income (loss)	$30,390	$(349,317)	379,707	108.7%	0.7%	(8.4)%

Consolidated net revenues

The following table shows our net revenues for our North America, Europe and Asia Pacific businesses and the changes in these results from 2003 to 2004.

	Year Ended	Year Ended		% Increase (Decrease)
	November 28,	November 30,	$ Increase	As	Constant
	2004	2003	(Decrease)	Reported	Currency
	(Dollars in thousands)

North America	$2,466,762	$2,620,488	$(153,726)	(5.9)%	(6.5)%
Europe	1,048,982	998,533	50,449	5.1%	(5.7)%
Asia Pacific	613,828	515,682	98,146	19.0%	12.0%

Total net revenues	$4,129,572	$4,134,703	$(5,131)	(0.1)%	(4.0)%

North America net revenues

The following table presents our net revenues in our North America region broken out for our U.S. brands and for Canada and Mexico, including changes in these results from 2003 to 2004.

	Year Ended	Year Ended		% Increase (Decrease)
	November 28,	November 30,	$ Increase	As	Constant
	2004	2003	(Decrease)	Reported	Currency
	(Dollars in thousands)

U.S. Levi’s® brand	$1,262,016	$1,383,684	$(121,668)	(8.8)%	NA
U.S. Dockers® brand	679,093	846,903	(167,810)	(19.8)%	NA
U.S. Levi Strauss Signature® brand	337,043	216,726	120,317	55.5%	NA
Canada and Mexico	188,610	173,175	15,435	8.9%	15.6%

Total North America net revenues	$2,466,762	$2,620,488	$(153,726)	(5.9)%	(6.5)%

The following discussion summarizes net revenues performance in 2004 of our U.S. brands. In these sections, the tables showing net revenues for the Levi’s® and Dockers® brands break out our net sales between “Net sales — Continuing categories” and “Net sales — Licensed categories.”

Levi’s® Brand.  The following table shows net revenues of our U.S. Levi’s® brand, including the changes in these results from 2003 to 2004.

	Year Ended	Year Ended
	November 28,	November 30,	$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi’s® brand — Net sales — Continuing categories	$1,213,831	$1,290,692	$(76,861)	(6.0)%
U.S. Levi’s® brand — Net sales — Licensed categories	40,715	90,685	(49,970)	(55.1)%
U.S. Levi’s® brand — Licensing revenue	7,470	2,307	5,163	223.8%

Total U.S. Levi’s® brand net revenues	$1,262,016	$1,383,684	$(121,668)	(8.8)%

Net revenues in our U.S. Levi’s® brand in 2004 decreased 8.8% from 2003. The decrease was primarily due to the following factors:

•	We took a number of product rationalization actions in line with our strategy to focus the brand on more category competitive jeanswear product assortments in our core channels of distribution and improve our profitability. Those actions included licensing certain non-core products, discontinuing underperforming products and reducing sales to non-core channels. Our exit from products through licensing accounted for approximately $50.0 million of the decline in net sales. Lower sales to warehouse/club and off-price channels accounted for approximately $57.4 million of the decline.

•	2004 contained one fewer sales week, since 2003 had 53 fiscal weeks compared to 52 weeks in 2004. This contributed approximately $21.2 million to the sales decline.

•	The impact of year-over-year wholesale price reductions which commenced in June 2003 contributed to the decrease.

•	Internal operational issues adversely affected our ability to service increased demand for Levi’s® jeans in the third and fourth quarters of 2004. As a result, we were not able to fulfill all of the orders for our products and thereby missed sales.

Partially offsetting these factors were an increase in sales in our main channels of distribution, the elimination of our volume incentive fund program, lower product returns and allowances and a $5.2 million increase in licensing revenues as a result of the increase in licensing arrangements.

Dockers® Brand.  The following table shows net revenues of our U.S. Dockers® brand, including changes in these results from 2003 to 2004.

	Year Ended	Year Ended
	November 28,	November 30,	$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Dockers® brand — Net sales — Continuing categories	$639,361	$776,461	$(137,100)	(17.7)%
U.S. Dockers® brand — Net sales — Licensed categories	2,671	12,548	(9,877)	(78.7)%
U.S. Dockers® brand — Net sales — Discontinued Slates pants	7,324	31,522	(24,198)	(76.8)%
U.S. Dockers® brand — Licensing revenue	29,737	26,372	3,365	12.8%

Total U.S. Dockers® brand net revenues	$679,093	$846,903	$(167,810)	(19.8)%

Net revenues in our U.S. Dockers® brand in 2004 decreased 19.8% from 2003. The decrease was primarily due to the following factors:

•	We engaged in product rationalization efforts, including licensing our women’s tops and boys businesses, which accounted for approximately $9.9 million of the decline in net sales, and exiting our Slates dress pants business, which contributed approximately $24.2 million to the decline.

•	We made strategic decisions to maintain a smaller but more profitable shorts business and to reduce sales to the outlet and club channels.

•	Our core pants products for both men and women underperformed. We believe this resulted from a trend away from core khaki products to products featuring more style and fashion.

•	As a result of improved forecasting and inventory management, we reduced excess inventory, thereby reducing our sales to the off-price channels.

•	The one fewer sales week in 2004 contributed approximately $15.8 million to the decline in net sales.

•	The impact of year-over-year wholesale price reductions (commenced in June 2003), our summer 2004 exploration of the sale of the Dockers® brand, which required a substantial commitment of management time and may have affected retailer perceptions of the business, and lower advertising spending, also contributed to the decrease.

Partially offsetting these factors were the improved performance of our men’s Dockers® proStyle pants and tops and women’s Metro and capri pants categories, and a $3.4 million increase in licensing revenues as a result of the increase in licensing arrangements. Lower overall dilution resulting from the full-year effect of changes made to our volume incentive program and lower price differentials achieved through better inventory management also helped offset the net sales decline.

Levi Strauss Signature® Brand.  The following table presents our net revenues in our Levi Strauss Signature® Brand, including the changes in these results from 2003 to 2004:

	Year Ended	Year Ended
	November 28,	November 30,	$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
	(Dollars in thousands)

U.S. Levi Strauss Signature® brand — Net sales	$336,020	$216,726	$119,294	55.0%
U.S. Levi Strauss Signature® brand — Licensing revenue	1,023	—	1,023	NA

Total U.S. Levi Strauss Signature® brand net revenues	$337,043	$216,726	$120,317	55.5%

Net revenues in our U.S. Levi Strauss Signature® brand in 2004 increased 55.5% or $120.3 million as compared to the prior year. This increase primarily reflects expansion of our customer base during 2004. Key factors in driving our net revenues results were as follows:

•	Our products were offered in approximately 3,000 Wal-Mart stores for the full twelve months of 2004 as compared to seven months in 2003, the year in which we launched the brand.

•	We launched the brand into approximately 1,200 Target stores in the first quarter of 2004, into Meijer, ShopKo and Pamida stores in the second quarter, and into approximately 225 Kmart stores in the fourth quarter.

•	We introduced a new pricing strategy, which differentiates core products from fashion basics, to drive consumer awareness of the value-for-price of our products.

•	We continued to introduce new products with new fits and finishes. We saw growth primarily in the men’s, young men’s and misses segments.

•	We continued driving awareness of our Levi Strauss Signature® brand through our NASCAR marketing agreement, presence and publicity efforts, on-line selling through WalMart.com and Target.com and in-store promotions.

•	We expanded our marketing efforts, launching our first print advertising campaign targeted to women, the “What’s a Signature Worth” campaign, which appeared in female focused magazines and on websites such as Yahoo and MSN.

•	We recognized $1.0 million of licensing revenues resulting from new licensing arrangements for our Levis Strauss Signature® brand.

Europe net revenues

The following table presents our net revenues in our Europe region, including the changes in these results from 2003 to 2004:

	Year Ended	Year Ended		% Increase (Decrease)
	November 28,	November 30,	$ Increase	As	Constant
	2004	2003	(Decrease)	Reported	Currency
	(Dollars in thousands)

Europe — Net sales	$1,042,125	$992,140	$49,985	5.0%	(5.7)%
Europe — Licensing revenue	6,857	6,393	464	7.3%	N/A

Total Europe net revenues	$1,048,982	$998,533	$50,449	5.1%	N/A

Net revenues in our Europe region in 2004 decreased approximately 5.7%, on a constant currency basis, as compared to the prior year. The decrease was primarily due to weak market and retail conditions, poor order fulfillment performance and product rationalization actions. The decline in net sales was primarily in our Levi’s® men’s category, with the largest decreases occurring in Spain, France, Germany and the Benelux. Our businesses in Italy and the United Kingdom reported net sales increases for the year on a constant currency basis.

While our European net sales for the year were down on a constant currency basis, the rate of decline improved during the second and third quarters, and net sales increased in the fourth quarter as compared to the same period in the prior year. We took a number of actions to improve our Levi’s® brand sales performance including:

•	repositioning the business with a new brand architecture and premium price positioning;

•	upgrading our product offering; and

•	executing new advertising that highlights the fit benefits of 501® jeans.

In addition, we launched the Levi Strauss Signature® brand in France, Germany, the United Kingdom and Switzerland in 2004.

Asia Pacific net revenues

The following table presents our net revenues in our Asia Pacific region, including the changes in these results from 2003 to 2004:

	Year Ended	Year Ended		% Increase (Decrease)
	November 28,	November 30,	$ Increase	As	Constant
	2004	2003	(Decrease)	Reported	Currency
	(Dollars in thousands)

Asia Pacific — Net sales	$603,875	$508,222	$95,653	18.8%	12.0%
Asia Pacific — Licensing revenue	9,953	7,460	2,493	33.4%	NA

Total Asia Pacific net revenues	$613,828	$515,682	$98,146	19.0%	NA

Net revenues in our Asia Pacific region in 2004 increased approximately 12.0%, on a constant currency basis, as compared to the prior year. While our net sales and licensing revenue for the year were up, the rate of growth in net sales slowed during the second half of the year. The net sales increase for the year was driven by an 11.3% increase in net sales on a constant currency basis of our Levi’s® brand products and our continuing expansion of our Levi Strauss Signature® brand in Japan, Australia and Taiwan. Net sales increased in most countries in the region, with the exception of Australia and Singapore, which were affected by soft retail conditions in those countries. South Korea, our fastest growing business in the region, continued to achieve strong growth, with an increase in net sales of approximately 43.0% from 2003 on a constant currency basis. Japan, which represents our largest business in Asia Pacific with approximately 45% of regional net sales for 2004, had a 6.0% increase in net sales from 2003 on a constant currency basis.

The increases in the Asia Pacific region were attributable to a number of factors, including:

•	relatively stable political environments and social conditions across the region;

•	innovative product concept launches, such as our Red Looptm products, Levi’s LadyStyletm products and Levi’s 501® jeans with new fits and finishes;

•	upgraded retail concepts; and

•	targeted promotional events and advertising, such as our Levi’s Red Tabtm jeans campaign.

Gross profit

Gross profit increased 13.8%. Gross margin was 44.6%, reflecting an increase of 5.5 percentage points.

Factors that increased our gross profit included:

•	a favorable mix of more profitable core products in part due to our product rationalization efforts;

•	improved management of returns, allowances and product transition costs, particularly in the United States;

•	lower sourcing costs resulting from the closure of our remaining North America manufacturing plants and the shifting of production to lower cost sources;

•	lower employee benefit expense, resulting from the plant closures and the termination costs incurred in 2003 related to our reorganization initiatives;

•	lower inventory markdowns due to product rationalization efforts and improved inventory management; and

•	the translation impact of stronger foreign currencies of approximately $73.6 million.

Our gross margin increased primarily due to a favorable mix of more profitable core products, our product rationalization efforts, including decisions to exit underperforming categories, lower returns and sales allowances, lower sourcing costs reflecting the closure of our remaining North America manufacturing plants and the shift of production to lower cost sources, and a lower proportion of sales of marked-down obsolete and excess products, particularly in the United States. The increase was partially offset by the lower gross margin on Levi Strauss Signature® products.

Selling, general and administrative expenses

Selling, general and administrative expenses increased 10.8% and increased as a percentage of net revenues by 3.2 percentage points. This increase was primarily driven by an increase in long-term incentive compensation expense. Long-term incentive compensation expense was $45.2 million for 2004 as compared to net reversals of $138.8 million in 2003. Our 2003 results reflect a substantial reversal of long-term incentive compensation plan accruals as a result of lower than expected payouts in 2003 due to changes in our financial performance. The $45.2 million expense for 2004 reflects a new long-term incentive compensation program implemented in 2004 which has related payouts in July 2004 and February and July 2005.

Other factors that increased selling, general and administrative expenses included the following:

•	Our advertising expense increased by approximately $20.7 million to $307.6 million, an increase of 7.2% compared to 2003. Advertising expense as a percentage of net revenues was 7.4% compared to 6.9% in 2003. The increase, which occurred in the fourth quarter of 2004, reflected higher media and promotion spending in our businesses worldwide. In 2003, our advertising and promotion expenditures were more heavily concentrated in the first nine months of the year. During 2004, approximately 42% of our total advertising and promotion expenditures occurred in the fourth quarter, compared to approximately 20% in the same period of 2003.

•	We recorded annual incentive plan expense of $60.8 million in 2004, compared to $9.1 million in 2003.

•	The impact of foreign currency translation resulted in an approximately $51.3 million increase in selling, general and administrative expenses in 2004.

•	We had higher selling, general and administrative expenses in our Asia Pacific region to provide infrastructure support to our growing business in that region.

The increases were partially offset by the following:

•	We had lower salaries and wages and related expenses due to the impact of reduced headcount resulting from our reorganization initiatives in the United States and Europe and general cost controls.

•	We recognized income of approximately $4.0 million related to our post-retirement medical benefit plans, as compared to expense of approximately $53.4 million for 2003. In addition, we recognized curtailment gains related to our post-retirement benefit plans of approximately $27.4 million as compared to $21.0 million in 2003. These changes result from the impact of our restructuring initiatives and decreased coverage of our post-retirement medical plans for certain employees and retired participants.

•	We reversed approximately $16.0 million of workers compensation reserves in 2004 as a result of changes in estimates due primarily to the decrease in actual claims experience during the year.

Our selling, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network. These expenses totaled $215.1 million (5.2% of consolidated net revenues) in 2004 as compared to $211.6 million (5.1% of consolidated net revenues) in 2003. The increase is due to the impact of foreign currency translation. U.S. distribution expenses totaled $127.2 million (5.6% of net revenues in the United States) and $135.3 million (5.5% of net revenues in the United States) for 2004 and 2003, respectively. The decrease in these expenses primarily reflect lower benefit expense related to our benefit plan amendment and restructuring initiatives, lower shipping volume, cost reductions at our U.S. third-party distribution centers and non-recurrence of start-up costs incurred in 2003 associated with our initial shipments of Levi Strauss Signature® products in the United States.

Restructuring charges

Restructuring charges, net of reversals, were $133.6 million as compared to $89.0 million in 2003. Our restructuring charges for 2004 reflected the following activities:

•	In 2004, we closed our two owned and operated manufacturing plants in Spain, which resulted in the displacement of approximately 450 employees. We recorded in 2004 charges of approximately $27.3 million related to severance and other restructuring costs for this initiative.

•	In 2004, we closed our owned and operated manufacturing plant in Adelaide, South Australia, which resulted in the displacement of approximately 90 employees. We recorded in 2004 charges of approximately $2.6 million related to severance and other restructuring costs for this initiative.

•	In 2004, we indefinitely suspended the installation of a worldwide enterprise resource planning system in order to reduce costs and prioritize work and resource use. We recorded a charge of approximately $42.7 million, net of reversals, during 2004 related to this initiative. The charge was comprised of approximately $2.7 million related to the displacement of approximately 40 employees, $6.7 million for other restructuring costs, primarily non-cancelable project contractual commitments, and $33.4 million for the write-off of capitalized project costs.

•	During 2004, we commenced reorganization actions in our Dockers® business in Europe. In November 2004, the president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with us. As of November 28, 2004, we recorded a charge of approximately $1.5 million primarily related to severance and related benefits resulting from the termination of these executives. For more information, see Note 3 to our audited consolidated financial statements.

•	In 2003, we made organizational changes in our U.S. business intended to reduce the time it takes from initial product concept to placement on the retailer’s shelf and to reduce costs. In 2004, we further reduced resources associated with our corporate support functions by eliminating staff, not filling certain open positions and outsourcing most of the transaction activities in our U.S. human resources function. We recorded in 2004 charges of approximately $34.9 million, net of reversals, related to severance, benefits and other restructuring costs for this initiative.

•	In 2003, we decided to close our remaining manufacturing and finishing operations in the United States and Canada. During 2004, we recorded charges of approximately $12.9 million, net of reversals, related to severance and other restructuring costs for this initiative.

•	In 2003, we made organizational changes in our European business intended to consolidate and streamline operations in our Brussels headquarters. In 2004, we commenced additional reorganization actions to further streamline our European operations. In 2004, we recorded charges of $18.0 million for additional severance and benefits and legal fees associated with severance negotiations, and reversals of $2.6 million associated with lower than anticipated severance and employee benefits.

Operating income

The following table shows our operating income by brand in the United States and in total for our North America, Europe and Asia Pacific regions, the changes in results from 2003 to 2004 and results presented as percentage of net revenues:

					2004	2003
	Year Ended	Year Ended		%	% of Net	% of Net
	November 28,	November 30,	$ Increase	Increase	Region	Region
	2004	2003	(Decrease)	(Decrease)	Revenues	Revenues
	(Dollars in thousands)

U.S. Levi’s® brand	$285,122	$184,847	$100,275	54.2%	11.6%	7.1%
U.S. Dockers® brand	137,368	140,363	(2,995)	(2.1)%	5.6%	5.4%
U.S. Levi Strauss Signature® brand	33,151	21,990	11,161	50.8%	1.3%	0.8%
Canada and Mexico (all brands)	41,051	31,298	9,753	31.2%	1.7%	1.2%

North America (all brands)	496,692	378,498	118,194	31.2%	20.1%	14.4%
Europe (all brands)	154,522	94,650	59,872	63.3%	14.7%	9.5%
Asia Pacific (all brands)	120,121	86,930	33,191	38.2%	19.6%	16.9%

Regional operating income	771,335	560,078	211,257	37.7%	18.7%*	13.5%*

Corporate:
Restructuring charges, net of reversals	133,623	89,009	44,614	50.1%	3.2%*	2.2%*
Other corporate expense	276,613	157,720	118,893	75.4%	6.7%*	3.8%*

Total corporate expense	410,236	246,729	163,507	66.3%	9.9%*	6.0%*

Total operating income	$361,099	$313,349	$47,750	15.2%	8.7%*	7.6%*

*	Percentage of consolidated net revenues.

In 2004, higher regional operating income was partially offset by higher restructuring charges and other corporate expense.

Regional Summaries.  The following summarizes the changes in operating income by region:

•	North America. The increase in operating income was primarily attributable to our product rationalization efforts, lower returns, allowances and price discounts in the United States, lower sales of marked-down obsolete and excess products, and lower inventory markdowns. It was also due to lower sourcing costs resulting from the closure of our remaining North America manufacturing plants and the shifting of contractor production to lower cost countries, and lower selling, general and administrative expenses. Our businesses in Canada and Mexico also reported increases in operating income on higher net revenues. The operating income increase in North America was partially offset by lower sales volume in our U.S. Dockers® brand.

•	Europe. The increase in operating income was primarily attributable to a greater proportion of higher priced products and lower sourcing costs resulting from our strategic decision to reposition the Levi’s® brand and through various cost reduction initiatives, including utilization of lower cost sourcing locations and more effective negotiations with suppliers, and lower selling, general and administrative expenses. Also contributing to the increase was the impact of stronger foreign currencies. Partially offsetting these factors were lower sales volumes in our Levi’s® and Dockers® brands.

•	Asia Pacific. The increase in operating income was driven by higher sales volume, favorable product mix within the super premium and premium segments, and stronger margins resulting from sourcing initiatives. Also contributing to the increase was the impact of stronger foreign currencies. The region incurred increased selling, general and administrative expenses to drive sales growth, but these expenses decreased as a percentage of revenue.

Restructuring charges, net of reversals.  Our restructuring charges increased primarily as a result of our 2004 reorganization initiatives, including the closing of our plants in Australia and Spain, our organizational changes in Europe and North America and our suspension of a worldwide enterprise resource planning system.

Other corporate expense.  We reflect annual incentive compensation plan costs for corporate employees, long-term incentive compensation expense (reversal), post-retirement medical benefit plan curtailment gains and corporate staff costs in other corporate expense. The increase in total other corporate expense of $118.9 million in 2004 was primarily attributable to higher long-term and annual incentive compensation expense. The increase in long-term incentive compensation expense was attributable to the 2004 expense for our 2004 incentive compensation program and our recording in 2003 of reversals of previously recorded incentive compensation plan accruals due to lower expected payouts under our prior long-term incentive compensation plans. Partially offsetting these factors were a higher curtailment gain related to our post-retirement medical plan and lower salaries and lower expenses resulting from our comprehensive cost reduction initiatives.

The following table summarizes significant components of other corporate expense:

	Year Ended	Year Ended
	November 28,	November 30,	$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
	(Dollars in thousands)

Annual incentive compensation plan — corporate employees	$21,303	$751	$20,552	NM
Long-term incentive compensation expense (reversal)	45,171	(138,842)	184,013	132.5%
Post-retirement medical benefit plan curtailment gain	(27,426)	(21,021)	6,405	30.5%
Corporate staff costs and other expense	237,565	316,832	(79,267)	(25.0)%

Total other corporate expense	$276,613	$157,720	$118,893	75.4%

Interest expense

Interest expense increased 2.3%. The higher interest expense was primarily due to higher effective interest rates in 2004. The weighted average interest rate on average borrowings outstanding for 2004 and 2003, including the amortization of debt issuance costs and interest rate swap cancellations, was 10.60% and 10.05%, respectively. The increase in our weighted average interest rate resulted primarily from a higher interest rate on our senior secured term loan obtained during the fourth quarter of 2003, as compared to our 2003 senior secured credit facility it replaced. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under our deferred compensation plans and other miscellaneous items.

Loss on early extinguishment of debt

During 2003, we recorded a $39.4 million loss on early extinguishment of debt related to our purchase of $327.3 million in principal amount of our 6.80% notes, the write-off of unamortized bank fees associated with the refinancing in January 2003 of our 2001 bank credit facility and the refinancing in September 2003 of both our January 2003 credit facility and our July 2001 U.S. receivables securitization transaction. During 2004, we did not incur any charges related to the extinguishment of debt.

Other expense, net

The following table summarizes significant components of other expense, net:

	Year Ended	Year Ended
	November 28,	November 30,	$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
	(Dollars in thousands)

Foreign exchange management contracts losses	$26,809	$84,803	$(57,994)	(68.4)%
Foreign currency transaction gains	(15,028)	(20,960)	(5,932)	(28.3)%
Interest income	(3,933)	(4,470)	(537)	(12.0)%
Minority interest — Levi Strauss Japan K.K	709	2,270	(1,561)	(68.8)%
Minority interest — Levi Strauss Istanbul Konfeksiyon	65	(725)	790	109.0%
Other	(3,172)	(9,895)	(6,723)	(67.9)%

Total	$5,450	$51,023	$(45,573)	(89.3)%

The $45.6 million decrease in other expense, net, was primarily driven by a decrease in losses on foreign exchange management contracts, partially offset by lower foreign currency transaction gains in 2004.

Income tax expense

Income tax expense was $65.1 million for 2004 compared to $318.0 million for 2003. The $252.9 million decrease is primarily related to our recording in 2003 of a $282.4 million increase in valuation allowance against deferred tax assets, including our foreign tax credits, state and foreign net operating loss carryforwards and alternative minimum tax credits.

Net income

Net income was $30.4 million, compared to a net loss of $349.3 million in 2003. The increase in net income for 2004 was due primarily to higher gross profit, increased royalty income, lower foreign exchange management contracts losses, lower income tax expense and the recognition in 2003 of a loss on early extinguishment of debt, partially offset by higher selling general and administrative expense, and increased restructuring charges in 2004.

Tax Matters

Overview.  Income tax expense was $126.7 million for 2005 compared to $65.1 million for 2004. The $61.5 million increase was primarily driven by the $187.1 million increase in our income before taxes, partially offset by valuation allowance reversals. We believe the main drivers in our effective tax rate for the foreseeable future will be the impact on our tax provision of changes to our valuation allowance against our deferred tax assets, and our ability to credit rather than deduct foreign taxes on our U.S. federal income tax return.

Valuation Allowance.  Realization of our deferred tax assets is dependent upon future earnings in specific tax jurisdictions, the timing and amount of which are uncertain. Accordingly, we evaluate all significant available positive and negative evidence, including the existence of losses in recent years and our forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions we used in forecasting future taxable income require significant judgment and take into account our recent performance. As a result of these calculations, the valuation allowance decreased by $83.4 million in 2005.

The following table shows the components of the changes in our valuation allowance during 2005:

	Valuation			Valuation
	Allowance at			Allowance at
	November 28,	Current Year	Current Year	November 27,
	2004	Additions	(Reductions)	2005
	(Dollars in thousands)

Foreign tax credits on unremitted foreign earnings	$147,035	$—	$(1,529)	$145,506
Foreign net operating loss carryforwards and other foreign deferred tax assets	152,786	—	(63,157)	89,629
U.S. state net operating loss carryforward	36,343	2,254	—	38,597
Foreign tax credit carryforwards	50,519	—	(20,978)	29,541

Total	$386,683	$2,254	$(85,664)	$303,273

The $83.4 million decrease in our valuation allowance for 2005 was primarily driven by the net reversal of $62.4 million of valuation allowance which was recorded as a reduction in income tax expense for the year. This $62.4 million net reversal was comprised of $63.2 million relating to foreign net operating loss carryforwards and other foreign deferred tax assets and $1.5 million relating to foreign tax credits on unremitted foreign earnings, partially offset by $2.3 million of additional valuation allowances established for U.S. state net operating loss carryforwards. The $63.2 million relating to foreign net operating loss carryforwards and other foreign deferred tax assets was reversed primarily due to current year operating income in the relevant foreign jurisdictions. In addition, the net $83.4 million decrease in the valuation allowance for 2005 includes $21.0 million relating to a decrease in our related gross deferred tax asset for certain foreign tax credit carryforwards on the U.S. federal income tax return.

While we believe our valuation allowance was appropriately stated at November 27, 2005, changes in our expectations regarding the utilization of our deferred tax assets could result in an increase or decrease in our provision for income taxes in future periods. If our business or expectations decline, we may be required to record additional valuation allowances in future periods. On the other hand, improvements in our business performance may in the future require us to record a reversal of all or a portion of the remaining valuation allowance because we may change our assessment of our ability to use the related deferred tax assets. This impact could be material. Improvement or deterioration in our projected earnings, changes in tax laws regarding carryforward periods, movement into or out of recent and cumulative loss positions for certain of our affiliates and identification of tax planning strategies, could lead to changes in our expectations regarding utilization of our deferred tax assets.

We believe it is more likely than not that our foreign tax credit carryforward of approximately $29.5 million will expire unused. Accordingly, we have fully offset the related gross deferred tax asset with a valuation allowance. As we are not permanently reinvesting the earnings of our foreign affiliates, we must also account for the residual income tax that will be assessed upon the repatriation of our unremitted earnings. For these purposes, we have also projected that it is more likely than not that we will be unable to fully utilize the foreign tax credits that may accompany the future remittance of our unremitted earnings. Accordingly, we have partially offset these foreign tax credits with a valuation allowance to bring our gross deferred tax asset to its net realizable value. Tax expense may be reduced in future periods if our expectations regarding the repatriation of our unremitted foreign earnings or our ability to utilize foreign tax credits that may accompany future distributions were to change.

Examination of Tax Returns.  During 2005, we reached agreements with the Internal Revenue Service to close a total of 14 open tax years:

•	In June 2005, we reached an agreement regarding the examination of our consolidated U.S. federal income tax returns for the years 1986 — 1989. As a result of this agreement, the examination of our income tax returns for those periods is closed and we reduced our contingent tax liabilities by approximately $4.2 million during the three months ended May 29, 2005.

•	In August 2005, we completed settlement discussions relating to our consolidated U.S. federal income tax returns for the years 1990 — 1999. As a result of this settlement agreement, the examination of our income tax returns for those periods is closed and we reduced income tax expense by approximately $4.1 million during the three months ended August 28, 2005. This $4.1 million reduction in income tax expense reflects a net decrease in our federal income tax expense of approximately $6.5 million and an increase to our state income tax expense, net of federal tax benefits, of approximately $2.4 million. The net decrease to our federal income tax expense of $6.5 million relates primarily to a decrease in our liability associated with our unremitted foreign earnings of approximately $12.3 million, partially offset by $5.8 million of additional net federal income tax expense relating to an increase in taxes payable and changes in other tax attributes.

In connection with the 1990 — 1999 settlement, we made total payments to the Internal Revenue Service of approximately $99.6 million in October 2005. The Internal Revenue Service has begun a review of our 2000-2002 U.S. federal corporate income tax returns. It has not yet begun an examination of our 2003-2004 U.S. federal corporate income tax returns.

For 2005, our income tax expense was also reduced by approximately $11.3 million as a result of a favorable court decision on a tax case in the Netherlands. The decision represents final resolution on this matter.

In addition, certain state and foreign tax returns are under examination by various regulatory authorities. We continuously review issues raised in connection with ongoing examinations and open tax years to evaluate the adequacy of our reserves. We believe that our accrued tax liabilities are adequate to cover all probable U.S. federal, state, and foreign income tax loss contingencies at November 27, 2005. However, it is reasonably possible we may also incur additional income tax liabilities related to prior years. We estimate this additional potential exposure to be approximately $10.6 million. Should our view as to the likelihood of incurring these additional liabilities change, additional income tax expense may be accrued in future periods. This $10.6 million amount was not accrued as of November 27, 2005 because it did not meet the recognition criteria for liabilities under generally accepted accounting principles in the United States.

Liquidity and Capital Resources

Liquidity Outlook

We believe we will have adequate liquidity through the balance of 2006 to operate our business and to meet our cash requirements.

Cash Sources

Our key sources of cash include earnings from operations and borrowing availability under our senior secured revolving credit facility. As of February 26, 2006, we had total cash and cash equivalents of approximately $281.4 million, a $41.8 million increase from the $239.6 million balance as of November 27, 2005. The increase was primarily driven by cash provided by operating activities during the period, partially offset by capital expenditures and scheduled debt repayments.

As of February 26, 2006, our total availability under our senior secured revolving credit facility was approximately $390.6 million. We had no outstanding borrowings under this facility, but had utilization of other credit-related instruments such as documentary and standby letters of credit. Our unused availability was approximately $298.6 million. In addition, we had liquid short-term investments in the United States totaling approximately $125.9 million, resulting in a net liquidity position (unused availability and liquid short-term investments) of $424.5 million in the United States.

In accordance with the requirements of the senior secured revolving credit facility and in connection with prepaying the term loan, on March 16, 2006 we reserved borrowing availability of $77.9 million under the revolving credit facility, thereby reducing the availability under the facility. See “Description of Other Indebtedness” for more information on our prepayment of our senior secured term loan and on our May 2006 amendment of our revolving credit facility.

Cash Uses

Our principal cash requirements include working capital, capital expenditures, cash restructuring costs, payments of interest on our debt, payments of taxes and contributions to our pension and postretirement health benefit plans. The following table presents selected cash uses during the three months ended February 26, 2006 and the related projected cash requirements for the remainder of 2006 and the first three months of 2007:

	Paid in Three	Projected for
	Months Ended	Remaining Nine	Total	Projected for Three
	February 26,	Months of	Projected for	Months Ending
Selected Cash Requirements	2006	Fiscal 2006	Fiscal 2006	February 25, 2007
	(Dollars in millions)

Restructuring activities(1)	$4	$14	$18	$2
Interest(2)	80	148	228	68
Federal, foreign and state taxes (net of refunds)(3)	16	51	67	19
Prior years’ income tax liabilities, net(4)	2	14	16	4
Post-retirement health benefit plans	5	23	28	5
Capital expenditures	10	51	61	10
Pension plans	6	41	47	3

Total selected cash requirements	$123	$342	$465	$111

(1)	Amounts do not include the impact from a closure of our Little Rock, Arkansas distribution center, which is not anticipated to have a material adverse impact on our results of operations or liquidity. See Note 13 to our unaudited consolidated financial statements included herein for more information about our intent to close the Little Rock facility.

(2)	Amounts reflect our March 2006 prepayment of our senior secured term loan using the net proceeds of the issuance of our old Euro Notes and our old Dollar Notes and cash on hand. The interest rates on these notes are lower than rates under the senior secured term loan. See Note 5 to our unaudited consolidated financial statements included herein for more information.

(3)	Amounts relate primarily to estimated payments with respect to 2006 income taxes.

(4)	Our projection for cash tax payments for prior years’ income tax liabilities primarily reflects payments to state and foreign tax authorities.

The following table provides information about our significant cash contractual obligations and commitments as of November 27, 2005:

	Payments Due or Projected by Period
	Total	2006	2007	2008	2009	2010	Thereafter
	(Dollars in millions)

Contractual and Long-term Liabilities:
Long-term debt obligations(1)	$2,311	$90	$—	$—	$—	$—	$2,221
Capital lease obligations(2)	6	2	2	1	1	—	—
Operating leases(3)	426	74	69	63	57	53	110
Purchase obligations(4)	305	240	24	18	10	10	3
Post-retirement obligations(5)	488	28	28	26	24	22	360
Pension obligations(6)	243	47	64	12	14	13	93
Long-term employee related benefits(7)	194	38	55	36	26	26	13
Other long-term liabilities(8)	42	1	3	6	6	6	20

Total	$4,015	$520	$245	$162	$138	$130	$2,820

(1)	Gives effect to (i) our issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006.

(2)	Capital lease obligations are primarily comprised of a logistics services agreement in Europe with a third-party that includes a capital lease for machinery and equipment. For more information, see Note 7 to our audited consolidated financial statements included herein.

(3)	We lease a number of manufacturing, distribution, office and retail facilities around the world. For more information, see “Business — Properties.”

(4)	Amounts reflect estimated commitments of $162 million for inventory purchases, $13 million for capital expenditures and $130 million for information technology and other professional services. We do not have any material long-term raw materials supply agreements. We typically conduct business with our raw material suppliers, garment manufacturing and finishing contractors on an order-by-order basis. Most arrangements are cancelable without a significant penalty and with short notice (usually 30 to 90 days). Our projected cash requirements for 2006 capital expenditures primarily reflects estimates related to spending on the enterprise resource planning system project in Asia Pacific.

(5)	We maintain two plans that provide post-retirement benefits, principally health care, to qualified U.S. retirees and their qualified dependents. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. Our policy is to fund post-retirement benefits as claims and premiums are paid. The amounts presented in the table represent an estimate of our projected contributions to the plans based on information provided by our plans’ actuaries. These expected payments are not in addition to the post-retirement benefit plans expense recorded for the applicable year and are based on estimates and subject to change. For more information, see Note 12 to our audited consolidated financial statements included herein.

(6)	We have numerous noncontributory pension plans covering substantially all of our employees. The amounts presented in the table represent an estimate of our projected contributions to the plans based on information provided by our plans’ actuaries. These estimated payments are based on assumptions and existing facts and circumstances, and are subject to change. They do not include any pension expense for future periods. For more information, see Note 12 to our audited consolidated financial statements included herein.

(7)	Long-term employee-related benefits relate to workers’ compensation, deferred compensation arrangements and the non-current portion of liabilities for long-term incentive plans. We estimated these payments based on prior experience and forecasted activity for these items. For more information, see Note 15 to our audited consolidated financial statements included herein.

(8)	Primarily comprised of rent accruals resulting from accounting for rental expense on a straight-line basis over the lease term.

Information in the two preceding tables reflects our estimates of future cash payments. These estimates and projections are based upon assumptions that are inherently subject to significant economic, competitive, legislative and other uncertainties and contingencies, many of which are beyond our control. Accordingly, our actual expenditures and liabilities may be materially higher or lower than the estimates and projections reflected in these tables. The inclusion of these projections and estimates should not be regarded as a representation by us that the estimates will prove to be correct.

Cash Flows

The following table summarizes, for the periods indicated, selected items in our consolidated statements of cash flows:

	Three Months Ended		Year Ended
	February 26,	February 27,	November 27,	November 28,	November 30,
	2006	2005	2005	2004	2003
	(Dollars in thousands)

Cash provided by (used for) operating activities	$54,384	$(80,596)	$(43,777)	$199,896	$(190,650)
Cash used for investing activities	(8,994)	(4,724)	(34,657)	(12,930)	(84,484)
Cash (used for) provided by financing activities	(5,494)	8,517	23,072	(32,120)	349,096
Cash and cash equivalents	281,433	223,139	239,584	299,596	143,445

Three Months Ended February 26, 2006 as Compared to Three Months Ended February 27, 2005

Cash flows from operating activities

Cash provided by operating activities was $54.4 million for the three months ended February 26, 2006, compared to cash used by operating activities of $80.6 million for the same period in 2005. The $135.0 million increase in cash provided by operating activities reflects a $130.3 million increase in cash flows from operating assets and liabilities and a $4.7 million increase in net income (after adjusting for the effect of non-cash items). The increase in cash flows from operating assets and liabilities was primarily due to the following factors:

•	During the three months ended February 26, 2006, trade accounts receivable decreased by $113.0 million compared to $68.1 million in the same period in 2005. Our receivable balance is typically lower at the end of our first quarter as compared to the prior year-end balance since the fourth quarter of our fiscal year is generally our strongest selling period. The reduction in accounts receivable was higher for the three months ended February 26, 2006 compared to the same period in the prior year primarily as a result of the decrease in our net sales for the 2006 period as compared to the 2005 period.

•	During the three months ended February 26, 2006, our inventory levels decreased $10.5 million compared to an increase of $52.0 million for the same period in 2005. The 2006 period decrease resulted primarily from a decrease in raw materials and work-in-process as a result of our shift to package program sourcing and away from self-manufacturing and cut-make-trim arrangements with contractors. The increase in inventory for the three months ended February 27, 2005 resulted primarily from inventory management actions taken by all business units to avoid inventory shortages and maintain consistent order flow.

•	During the three months ended February 26, 2006, accrued salary, wages and benefits decreased $56.3 million as compared to a decrease of $67.1 million for the same period in 2005. Both decreases were primarily attributable to the payments of approximately $58.0 million and $81.0 million in the three months ended February 26, 2006 and February 27, 2005, respectively, under our annual and long-term incentive plans. These decreases were partially offset by incentive compensation accruals of approximately $19.6 million and $21.3 million, respectively, for the 2006 and 2005 periods.

•	Payments related to our restructuring activities for the three months ended February 26, 2006 were $4.2 million compared to $18.8 million for the same period in 2005. The decrease in restructuring payments was primarily driven by the wind down of activities relating to our 2004 and 2003 restructuring initiatives in the United States and Europe.

Cash flows from investing activities

Cash used for investing activities was $9.0 million for the three months ended February 26, 2006 compared to $4.7 million for the same period in 2005. Cash used in both periods primarily related to investments made in information technology systems associated with the installation of an enterprise resource planning system in our Asia Pacific region and, for the 2006 period, investments made in our company-operated retail stores. The increase was partially offset by proceeds from the sale of property, plant and equipment primarily related to the sale of our manufacturing plant, distribution center and business office in Adelaide, Australia during the 2006 period and the sale of assets related to our restructuring activities in the United States and Europe in the 2005 period.

Cash flows from financing activities

Cash used for financing activities was $5.5 million for the three months ended February 26, 2006 compared to cash provided by financing activities of $8.5 million for the same period in 2005. Cash used for financing activities for the current period primarily reflected required payments on our senior secured term loan and payments on short-term borrowings. Cash provided by financing activities for the three months ended February 27, 2005 primarily reflected our issuance of $450.0 million of 9.75% senior unsecured notes during the period. This increase was largely offset by the repayment of $372.1 million in aggregate principal amount of our 2006 notes, the payment of debt issuance costs of approximately $10.4 million and the full repayment of the remaining principal outstanding under our customer service center equipment financing agreement of $55.9 million.

2005 as compared to 2004

Cash flows from operating activities

Cash used for operating activities was $43.8 million in 2005, compared to cash provided by operating activities of $199.9 million in 2004. The $243.7 million increase in cash used for operating activities reflects a $314.6 million decrease in cash flows from operating assets and liabilities, partially offset by a $70.9 million increase in net income (after adjusting for the effect of non-cash items). The decrease in cash flows from operating assets and liabilities was primarily due to the following factors:

•	During 2005, our cash paid for income taxes was $197.3 million as compared to $83.0 million for 2004. The increase principally related to cash payments related to our settlements with the Internal Revenue Service to close our 1986-1999 open tax years.

•	During 2005, accrued salary, wages and benefits decreased $13.0 million as compared to an increase of $113.2 million during 2004. The decrease in 2005 was primarily attributable to the payment of approximately $111.6 million under our annual and long-term incentive plans, compared to approximately $10.0 million in 2004. The decrease was partially offset by incentive compensation accruals during 2005 of approximately $94.3 million.

•	During 2005, our accounts payable and accrued liabilities decreased by $38.4 million compared to a $105.1 million increase in 2004. The decrease in 2005 was primarily due to reduced inventory balances and shorter payment cycles driven by our increased use of package sourcing and the related shorter payment terms for our contract manufacturers. The 2004 increase is due in part to higher operating expenses in the fourth quarter of 2004, as compared to 2003.

•	During 2005, our inventory levels decreased $3.1 million compared to a decrease of $100.9 million in 2004. Consistent inventory levels in 2005 are primarily due to our shift away from self-manufacturing and cut-make-trim arrangements with contractors to outsourced package manufacturing. The decrease in inventory for 2004 resulted primarily from production shortfalls by our third-party contract manufacturers and our effort to reduce excess and obsolete inventory.

Partially offsetting these factors was the $100.5 million decrease in cash payments for our restructuring initiatives, from $143.6 million in 2004 to $43.1 million in 2005.

Cash flows from investing activities

Cash used for investing activities was $34.7 million for 2005 compared to $12.9 million for 2004. Cash used in both periods primarily related to investments made in information technology systems, and in 2005, costs associated with the installation of an enterprise resource planning system in our Asia Pacific region. In 2005, the increase was partially offset by gains on net investment hedges and proceeds from the sale of property, plant and equipment primarily related to our restructuring activities in the U.S. and Europe.

Cash flows from financing activities

Cash provided by financing activities was $23.1 million for 2005 compared to cash used for financing activities of $32.1 million for 2004. Cash provided by financing activities for 2005 primarily reflected our issuance of approximately $1.0 billion in unsecured notes during the period. The increase was largely offset by the repurchases and redemptions of $918.2 million in aggregate principal amount of our 2006 and 2008 notes, the payment of debt issuance costs of approximately $24.6 million and the full repayment of the remaining principal outstanding under our customer service center equipment financing agreement of $55.9 million. Cash used for financing activities in 2004 primarily reflected required payments on the equipment financing and senior secured term loan as well as payments on short-term borrowings.

2004 as compared to 2003

Cash provided by operating activities

Cash provided by operating activities was $199.9 million in 2004, compared to cash used for operating activities of $190.7 million in 2003. The increase of $390.6 million in cash provided by operating activities was primarily due to the following factors:

•	Gross profit increased by $223.0 million in 2004 compared to 2003.

•	We paid out $83.0 million in income tax payments during 2004 as compared to $167.3 million for 2003.

•	During 2004, cash inflow provided by the decrease in inventories was $100.9 million, due primarily to improved working capital management including our product rationalization efforts and our shift away from self-manufacturing and cut-make-trim arrangements with contractors to outsourced package manufacturing. The inventory reduction in North America was partially offset by higher inventories in Asia Pacific and Europe, reflecting higher volume in the case of Asia Pacific and the impact of foreign currency translation.

During 2003, cash outflows from the increase of inventories were $77.1 million, due primarily to the increase in Levi Strauss Signature® inventories prior to our launch of the brand into Wal-Mart stores in 2003.

•	During 2004, we paid out approximately $10.0 million under our annual incentive plan and made no payments under the long-term incentive plan. During 2003, we paid out approximately $100.0 million under the annual and long-term incentive plans.

Partially offsetting these factors are increased interest payments of $233.5 million and restructuring payments of $143.6 million during 2004, compared to $191.9 million and $49.7 million, respectively, for 2003.

Cash used for investing activities

Cash used for investing activities was $12.9 million in 2004, compared to $84.5 million in 2003. The decrease for 2004 resulted primarily from reduced investments in information technology systems, due in part to our decision to indefinitely suspend the installation of a worldwide enterprise resource planning system and reduced capital expenditures as a result of cost control measures, and lower realized losses on net investment hedges, partially offset by lower proceeds from sales of property, plant and equipment.

Cash used for investing activities in 2003 primarily represented purchases of information systems enhancements and realized losses on net investment hedges. These items were partially offset by proceeds primarily from the sale of assets associated with the U.S. plant closures.

Cash used for financing activities

Cash used for financing activities was $32.1 million for 2004, compared to cash provided by financing activities of $349.1 million for 2003. Cash used for financing activities in 2004 primarily reflected required payments on our customer service center equipment financing and term loan in addition to repayments on short-term borrowings.

Cash provided by financing activities for 2003 was $349.1 million, which primarily reflected our issuance of our 12.25% senior unsecured notes due 2012 and our entry into the September 2003 senior secured term loan. These items were partially offset by the maturity and repayment of $350.0 million in principal amount of our 6.80% notes due November 1, 2003, debt issuance costs associated with our first and fourth quarter 2003 debt financing transactions, the retirement of our domestic and European receivables securitization financing arrangements and the retirement of an industrial development revenue refunding bond.

Indebtedness

As of February 26, 2006, we had fixed rate debt of approximately $1.6 billion (71% of total debt) and variable rate debt of approximately $0.7 billion (29% of total debt). The borrower of substantially all of our debt is Levi Strauss & Co., our parent and U.S. operating company.

Principal Short-term and Long-term Debt Payments

The table below sets forth, as of February 26, 2006, our required aggregate short-term and long-term debt principal payments for the next five fiscal years and thereafter, after giving effect to (i) the issuance in March 2006 of $350.0 million of Dollar Notes and €100.0 million of Euro Notes and (ii) the prepayment of our senior secured term loan.

Principal Payments as of
Fiscal Year	February 26, 2006
(Dollars in thousands)

2006 (remaining nine months)	$87,908
2007	—
2008	—
2009	—
2010	—
Thereafter	2,227,822

Total	$2,315,730

See Note 5 to our unaudited consolidated financial statements included herein for further discussion of our indebtedness.

Other Sources of Financing

We are a privately held corporation. Historically, we have primarily relied on cash flow from operations, borrowings under our credit facilities, issuances of notes and other forms of debt financing. We regularly explore our financing and debt reduction alternatives, including new credit agreements, unsecured and secured note issuances, equity financing, equipment and real estate financing, securitizations and asset sales.

Effects of Inflation

We believe that inflation in the regions where most of our revenues occur has not had a significant effect on our net revenues or profitability.

Foreign Currency Translation

The functional currency for most of our foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. Net changes resulting from such translations are recorded as a separate component of “Accumulated other comprehensive loss” in the consolidated financial statements.

The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies and certain other subsidiaries. The translation adjustments for these entities are included in “Other (income) expense, net.”

Derivative Financial Instruments

We are exposed to market risk primarily related to foreign currencies and interest rates. We actively manage foreign currency risks with the objective of maximizing the U.S. dollar value of cash flows to the parent company and reducing variability of certain cash flows at the subsidiary level. We hold derivative positions only in currencies to which we have exposure. We currently do not hold any interest rate derivatives.

We are exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, we believe these counterparties are creditworthy financial institutions and do not anticipate nonperformance. We monitor the creditworthiness of our counterparties in accordance with our foreign exchange and investment policies. In addition, we have International Swaps and Derivatives Association, Inc. (ISDA) master agreements in place with our counterparties to mitigate the credit risk related to the outstanding derivatives. These agreements provide the legal basis for over-the-counter transactions in many of the world’s commodity and financial markets.

Foreign Exchange Risk

The global scope of our business operations exposes us to the risk of fluctuations in foreign currency markets. This exposure is the result of certain product sourcing activities, some inter-company sales, foreign subsidiaries’ royalty payments, net investment in foreign operations and funding activities. Our foreign currency management objective is to mitigate the potential impact of currency fluctuations on the value of our cash flows. We typically take a long-term view of managing exposures, using forecasts to develop exposure positions and engaging in their active management.

We operate a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures under management, we use a variety of financial instruments including forward exchange and option contracts to hedge certain anticipated transactions as well as certain firm commitments, including third-party and inter-company transactions. We manage the currency risk as of the inception of the exposure. We do not currently manage the timing mismatch between our forecasted exposures and the related financial instruments used to mitigate the currency risk.

Our foreign exchange risk management activities are governed by a foreign exchange risk management policy approved by our board of directors. Our foreign exchange committee, comprised of a group of our senior financial executives, reviews our foreign exchange activities to ensure compliance with our policies. The operating policies and guidelines outlined in the foreign exchange risk management policy provide a framework that allows for an active approach to the management of currency exposures while ensuring the activities are conducted within established parameters. Our policy includes guidelines for the organizational structure of our risk management function and for internal controls over foreign exchange risk management activities, including various measurements for monitoring compliance. We monitor foreign exchange risk, interest rate risk and related derivatives using different techniques including a review of market value, sensitivity analysis and a value-at-risk model. We use widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of our foreign exchange derivative contracts.

At February 26, 2006, we had U.S. dollar spot and forward currency contracts to buy $350.2 million and to sell $258.9 million against various foreign currencies. Those contracts were at various exchange rates and expired at various dates through April 2006. At November 27, 2005 we had U.S. dollar spot and forward currency contracts to buy $335.3 million and to sell $347.9 million against various foreign currencies. Those contracts were at various exchange rates and expired at various dates through February 2006.

We have entered into option contracts to manage our exposure to foreign currencies. At February 26, 2006, we bought U.S. dollar option contracts resulting in a net purchase of $30.0 million against various foreign currencies should the options be exercised. To finance the premium related to bought options, we sold U.S. dollar options resulting in a net purchase of $42.0 million against various currencies should the options be exercised. The option contracts are at various strike prices and expire at various dates through August 2006.

At November 27, 2005, we bought U.S. dollar option contracts resulting in a net purchase of $35.3 million against various foreign currencies should the options be exercised. To finance the premium related to bought options, we sold U.S. dollar options resulting in a net purchase of $36.0 million against various currencies should the options be exercised. The option contracts are at various strike prices and expire at various dates through August 2006.

At the respective maturity dates of the outstanding spot, forward and option currency contracts, we expect to enter into various derivative transactions in accordance with our currency risk management policy.

The following table presents the currency, average forward exchange rate, notional amount and fair values for our outstanding forward and swap contracts as of November 27, 2005. The average forward rate is the forward rate weighted by the total of the transacted amounts. The notional amount represents the total net position outstanding as of the stated date. A positive amount represents a long position in U.S. dollar versus the exposure currency, while a negative amount represents a short position in U.S. dollar versus the exposure currency. The net position is the sum of all buy transactions minus the sum of all sell transactions. All amounts are stated in U.S. dollar equivalents. All transactions matured before the end of February 2006.

Outstanding Forward and Swap Transactions

	As of November 27, 2005
	Average Forward
Currency	Exchange Rate	Notional Amount	Fair Value
	(Dollars in thousands except average
	forward exchange rates)

Australian Dollar	0.74	$19,643	$4
Canadian Dollar	1.18	1,637	33
Swiss Franc	1.31	(19,887)	(212)
Danish Krona	6.36	30,581	(139)
Euro	1.17	(160,353)	645
British Pound	1.71	75,623	(300)
Hungarian Forint	213.69	(8,490)	(19)
Japanese Yen	117.68	(39,091)	(237)
Korean Won	1,041.67	1,497	6
Mexican Peso	10.71	22,081	(211)
Norwegian Krona	6.63	15,640	135
New Zealand Dollar	0.68	(5,536)	89
Polish Zloty	3.37	(215)	(29)
Swedish Krona	8.12	63,061	(596)
Singapore Dollar	1.69	(24,312)	—
Taiwan Dollar	33.42	11,790	(10)
South African Rand	6.61	3,720	(33)

Total		$(12,611)	$(874)

The following table presents the currency, average strike rate, notional amount and fair value of our outstanding foreign currency options as of November 27, 2005. All amounts are stated in U.S. dollar equivalents. The notional amount represents the total net position outstanding as of the stated date should the option be exercised. A positive amount represents a long position in U.S. dollars, while a negative amount represents a short position in U.S. dollars, versus the relevant currency. We use a weighting factor based on the notional amounts of the outstanding transactions to determine the average strike rate. All transactions expire before the end of August 2006.

Outstanding Options Transactions

	As of November 27, 2005
Currency	Average Strike Rate	Notional Amount	Fair Value
	(Dollars in thousands except average strike rates)

Canadian Dollar	1.20	$63,000	$(379)
Japanese Yen	112.00	8,300	1,629

Total		$71,300	$1,250

Interest Rate Risk

We maintain a mix of medium and long-term fixed and variable rate debt. We currently do not actively manage the related interest rate risk and hold no interest rate derivatives.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal (face amount) outstanding balances of our debt instruments and the related weighted average interest rates for the years indicated. The applicable floating rate index is included for variable rate instruments. All amounts are stated in U.S. dollar equivalents.

Interest Rate Table as of November 27, 2005

	Fiscal Year Ended
								Fair Value
	2005	2006	2007	2008	2009	2010	2011	2005
	(Dollars in thousands unless otherwise stated)

Debt Instruments
Fixed Rate (US$)	$1,299,357	$1,219,000	$1,217,000	$1,215,000	$1,025,000	$1,025,000	$1,025,000	$1,432,580
Average Interest Rate	10.73%	10.97%	10.97%	10.97%	11.15%	11.15%	11.15%
Fixed Rate (Yen 20 billion)	167,588	167,588	167,588	167,588	167,588	167,588	167,588	161,416
Average Interest Rate	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%	4.25%
Fixed Rate (Euro 150 million)	176,280	176,280	176,280	176,280	176,280	176,280	176,280	179,176
Average Interest Rate	8.63%	8.63%	8.63%	8.63%	8.63%	8.63%	8.63%
Variable Rate (US$)	674,750	671,000	668,000	665,000	380,000	380,000	380,000	696,337
Average Interest Rate(1)	8.95%	8.94%	8.94%	8.93%	8.03%	8.03%	8.03%
Total Principal (face amount of our debt instruments)	$2,317,975	$2,233,868	$2,228,868	$2,223,868	$1,748,868	$1,748,868	$1,748,868	$2,469,509

(1)	Assumes no change in short-term interest rates.

Off-Balance Sheet Arrangements, Guarantees and Other Contingent Obligations

Off-Balance Sheet Arrangements.  We have no material special-purpose entities or off-balance sheet debt obligations.

Indemnification Agreements.  In the ordinary course of our business, we enter into agreements containing indemnification provisions under which we agree to indemnify the other party for specified claims and losses. For example, our trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain these provisions. This type of indemnification provision obligates us to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of our employees, breach of contract by us including inaccuracy of representations and warranties, specified lawsuits in which we and the other party are co-defendants, product claims and other matters. These amounts are generally not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. We have insurance coverage that minimizes the potential exposure to certain of these claims. We also believe that the likelihood of substantial payment obligations under these agreements to third parties is low and that any such amounts would be immaterial.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

We summarize our critical accounting policies below.

Revenue recognition.  We recognize revenue on sale of product when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives. Licensing revenues are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements.

We recognize allowances for estimated returns, discounts and retailer promotions and incentives in the period when the sale is recorded. Allowances principally relate to U.S. operations and primarily reflect price discounts, non-volume-based incentives and other returns and discounts. We estimate non-volume-based allowances by considering customer and product-specific circumstances and commitments, as well as historical customer claim rates. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances.

Accounts receivable, net.  In the normal course of business, we extend credit to our wholesale customers that satisfy pre-defined credit criteria. Accounts receivable, which includes receivables related to our net sales and licensing revenues, are recorded net of an allowance for doubtful accounts. We estimate the allowance for doubtful accounts based upon an analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectibility based on historic trends and an evaluation of economic conditions.

Inventory valuation.  We value inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. We include materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price. We consider various factors, including estimated quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and economic conditions.

Restructuring liabilities.  Upon approval of a restructuring plan by management with the appropriate level of authority, we record restructuring reserves for certain costs associated with plant closures and business reorganization activities as they are incurred or when they become probable and estimable. Restructuring costs associated with initiatives commenced prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force No. 94-3 and primarily include employee severance, certain employee termination benefits, such as outplacement services and career counseling, and resolution of contractual obligations.

For initiatives commenced after December 31, 2002, we recorded restructuring reserves in compliance with Statement of Financial Accounting Standards No. (“SFAS”) 112, “Employers’ Accounting for Postemployment Benefits,” and SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” resulting in the recognition of employee severance and related termination benefits for recurring arrangements when they become probable and estimable and on the accrual basis for one-time benefit arrangements. We record other costs associated with exit activities as they are incurred. Employee severance and termination benefit costs reflect estimates based on agreements with the relevant union representatives or plans adopted by us that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. We review the status of restructuring activities on a quarterly basis and, if appropriate, record changes based on updated estimates.

Income tax assets and liabilities.  We record a tax provision for the anticipated tax consequences of the reported results of our operations. In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” our provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the amount that is believed more likely than not to be realized.

Changes in valuation allowances from period to period are generally included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, we take into account such factors as prior earnings history, expected future earnings, the expected reversal pattern of taxable temporary differences, carryback and carryforward periods available under the applicable tax law, and prudent and feasible tax planning strategies that could potentially enhance the likelihood of realization of our deferred tax assets.

We are subject to examination of our income tax returns for multiple years by the Internal Revenue Service and certain other domestic and foreign tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the impact on our deferred tax assets and liabilities, our tax receivables and payables, and the adequacy of our provision for income taxes. We classify interest and penalties related to income taxes as income tax expense.

Derivative and foreign exchange management activities.  We recognize all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models that incorporate quoted market prices and dealer quotes and reflect assumptions about currency fluctuations based on current market conditions. The aggregate fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures.

Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair expense values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other (income) expense, net” in our consolidated statements of operations. As a result, net income may be subject to volatility. The instruments that qualify for hedge accounting currently hedge our net investment position in certain of our subsidiaries. For these instruments, we document the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of instruments that qualify for hedge accounting are recorded in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

Employee Benefits and Incentive Compensation

Pension and Post-retirement Benefits.  We have several non-contributory defined benefit retirement plans covering eligible employees. We also provide certain health care benefits for employees who meet age, participation and length of service requirements at retirement. In addition, we sponsor other retirement plans for our foreign employees in accordance with local government programs and requirements. We retain the right to amend, curtail or discontinue any aspect of the plans at any time. Any of these actions (including changes in actuarial assumptions and estimates), either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance.

We account for our U.S. and certain foreign defined benefit pension plans and our post-retirement benefit plans using actuarial models in accordance with SFAS 87, “Employers’ Accounting for Pension Plans,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models use an attribution approach that generally spreads individual events over the estimated service lives of the employees in the plan. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or post-retirement benefit plans should follow the same pattern. Our policy is to fund our retirement plans based upon actuarial recommendations and in accordance with applicable laws and income tax regulations, as well as in accordance with our credit agreements.

Net pension income or expense is determined using assumptions as of the beginning of each fiscal year. These assumptions are established at the end of the prior fiscal year and include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. We use a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Employee Incentive Compensation.  We maintain short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to our short-term and long-term success. Provisions for employee incentive compensation are recorded in “Accrued salaries, wages and employee benefits” and “Long-term employee related benefits” in our consolidated balance sheets. Changes in the liabilities for these incentive plans generally correlate with our financial results and projected future financial performance and could have a material impact on our consolidated financial statements and on future financial performance.

Estimates and Assumptions

Preparation of our financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. Key estimates and assumptions for us include those relating to:

•	product returns and customer claims, which we use in recognizing revenue;

•	expected selling prices for our products, which we use in valuing our inventory;

•	future business performance on both a consolidated basis and in particular countries, which we use in recording incentive compensation expense and valuing our deferred tax assets;

•	employee benefit, facility exit, contract termination and other costs associated with facility closures and organizational changes, which we use in determining restructuring expenses; and

•	employee demographics and turnover, discount rates, global capital market performance and health care costs, which we use in accounting for our benefits and workers compensation programs.

In 2005, changes in estimates and assumptions based on current year data had a substantial impact on our results. For example:

•	We realized a tax benefit of approximately $62.4 million from reversing valuation allowances against our foreign tax credits, state net operating loss carryforwards, foreign net operating loss carryforwards, and other foreign deferred tax assets. This resulted from utilization of approximately $51.0 million of these assets primarily to offset operating income generated during the year and a change in our assessment regarding the future realization of approximately $11.4 million of gross deferred tax assets in existence at year-end.

•	We reduced our self insurance reserves for workers compensation claims by approximately $21.0 million based on changes in our estimated future claims payments as a result of more favorable than projected actual claims development during the current year.

•	We reversed approximately $6.3 million in restructuring charges, primarily due to changes in estimates resulting from lower than anticipated severance and employee benefits related to our restructuring initiatives in the United States and Europe.

Changes in our estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts we report in future periods.

New Accounting Standards

Statement of Financial Accounting Standard (“SFAS”) No. 123, Share-Based Payment.  In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under this standard, all forms of share-based payment to employees, including stock options, would be treated as compensation and recognized in the income statement. This statement applies to all awards granted after the required effective date and to awards modified, repurchased or cancelled after that date. For nonpublic entities, this statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005, which for us will be as of the beginning of fiscal 2007. Early adoption is permitted. We are currently evaluating the impact that the adoption of SFAS 123R will have on our financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3.  In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 which for us will be as of the beginning of fiscal 2007.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statement No. 133 and 140.  In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 simplifies the accounting for certain hybrid financial instruments that contain an embedded derivative that otherwise would have required bifurcation. SFAS 155 also eliminates the interim guidance in FASB Statement No. 133, which provides that beneficial interest in securitized financial assets are not subject to the provisions of FASB Statement No. 133. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the us will be as of the beginning of fiscal 2007. We do not believe that the adoption of SFAS 155 will have a significant effect on our financial statements.

SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140.  In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for us will be as of the beginning of fiscal 2007. We do not believe that the adoption of SFAS 156 will have a significant effect on our financial statements.

FASB Staff Position No. FAS No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.  In February 2006, the FASB issued FASB Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” This position amends SFAS 123R to incorporate that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet certain conditions in SFAS 123R until it becomes probable that the event will occur. The guidance in this FASB Staff Position shall be applied upon initial adoption of SFAS 123R. We are currently evaluating the impact that the adoption of SFAS 123R will have on our financial statements.

BUSINESS

Overview

We are one of the world’s leading branded apparel companies. We design and market jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories for men, women and children under our Levi’s,® Dockers® and Levi Strauss Signature® brands in markets around the world. We also license our trademarks in many countries throughout the world for accessories, pants, tops, footwear, home and other products.

We distribute our Levi’s and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and franchised stores abroad. We also distribute Levi’s® and Dockers® products through company-operated stores located in the United States, Europe and Japan. We distribute our Levi Strauss Signature® products primarily through mass channel retailers in the United States and abroad.

We were incorporated in Delaware in 1973 and conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. Our executive offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Our telephone number is (415) 501-6000. Our website is located at www.levistrauss.com. Our website and the information contained on our website are not part of this prospectus and are not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

Our fiscal year ends on the last Sunday in November each year. Fiscal years 2003, 2004 and 2005 ended on November 30, 2003, November 28, 2004 and November 27, 2005, respectively. Fiscal year 2003 consisted of 53 weeks and fiscal years 2004 and 2005 consisted of 52 weeks each.

Our History

Our history and longevity are unique in the apparel industry: Levi’s® jeans are the original, authentic and definitive jeans. In 1853, during the California Gold Rush, our founder, Levi Strauss, opened a wholesale dry goods business in San Francisco. That business became known as “Levi Strauss & Co.” In 1873, Mr. Strauss and Jacob Davis, a tailor, saw a consumer need for work pants that could hold up under rough conditions. They worked together and received a U.S. patent to make “waist overalls” with metal rivets at points of strain on the pants — and in so doing created the first jean. Mr. Strauss commercialized the product and brought it to market that year, and, in 1890, first used the number “501” in the product line.

For nearly 100 years after our founding, we manufactured and distributed work pants and other products worn primarily by cowboys, miners and other working men in the western United States and also represented other manufacturers with an extensive line of dry goods. We introduced our first jeans for women in 1934. Our jeans rapidly grew in popularity after World War II and became a symbol of American culture by the 1960s. During these years, we exited the dry goods business to concentrate on manufacturing and marketing apparel under the Levi’s® trademark, with export and international businesses opening in the 1950s and 1960s. In 1986, we introduced the Dockers® brand of casual apparel, which was at the forefront of the business casual trend in the United States. In 2003, in response to the emergence and success of the mass channel, we launched our Levi Strauss Signature® brand of jeans and casual apparel for consumers who shop in the channel. Our commitment to quality, innovation and corporate citizenship, manifested in many ways throughout our history, began with Mr. Strauss and continues today.

Our common stock is primarily owned by descendants of the family of Mr. Strauss and their relatives.

Our Global Reach

From our Gold Rush beginnings in San Francisco, we now operate around the world. Our business is organized into three geographic regions: North America, Europe and Asia Pacific. Our Asia Pacific region includes both established markets such as Japan and Korea and emerging markets such as India and China, as well as our businesses in South America, the Middle East and Africa. Our global reach and presence are demonstrated by the following:

•	We derive nearly half of our net revenues and over half of our operating income from our businesses outside the United States.

•	Our products are sold through more than 55,000 retail locations in over 110 countries, including over 65 company-operated stores in 10 countries.

•	We have over 5,000 trademark registrations and pending applications in approximately 180 countries.

•	We have regional headquarters located in San Francisco, Brussels and Singapore, product designers located primarily in Belgium, Hong Kong, Japan, Korea and the United States, and a global sourcing headquarters in Singapore.

•	Approximately 65% of our employees are located in over 35 countries outside the United States.

Our Business Strategies

Our strategies are designed to reflect marketplace dynamics and build on our competitive strengths. Our key strategies are:

•	Innovate and lead from the core. Our brands and their global consumer appeal are at the core of our business. We draw upon our brand equity and our design and marketing expertise to bring to market a broad range of innovative, trend-right, compelling and quality products targeted for specific consumer and retail segments. We seek to offer market-leading styles, fabrics, fits and finishes across our product lines and are increasing our emphasis on trend and style-driven premium products to augment and build on our traditional strength in high-quality basic jeans and casual pants products. We believe we can capitalize on the consumer recognition of our brands by continuing to extend them to segments that offer attractive and relevant opportunities for profitable growth. Those opportunities include increasing our participation in the more premium segments of the market, growing our women’s businesses across our three brands, and driving our business with men under 25 years of age. In addition, we continue to extend the reach of our brands by expanding our licensing programs and building our businesses in emerging markets.

•	Promote strong retail relationships. We want our brands to be essential to our retail customers. We seek to build consumer appeal and demand for our brands through compelling marketing executed through a broad mix of advertising vehicles. We focus on generating competitive economics and engaging in collaborative assortment, demand and marketing planning to drive mutual commercial success with our retail customers. We believe we can strengthen our retail relationships by drawing more fully on our knowledge of consumer and retail segmentation to develop differentiated product assortments, retail presentations and marketing programs for different channels. We recognize that our department store, chain store and mass channel retailers have many choices, including their own private label programs. Our goal is to ensure that we are essential to our customers’ success by using our brands and our strengths in product development and marketing to drive consumer traffic and demand to their stores.

•	Sell where people shop. Our multi-channel distribution strategy is centered on making relevant Levi Strauss & Co. products accessible to consumers where they shop. Our Levi’s® and Dockers® products have broad distribution and substantial presence in department stores and specialty and independent stores worldwide and in chain stores in the United States. To reach value-oriented consumers who shop in the mass channel, we are focused on growing our Levi Strauss Signature® business in mass channel retailers through introducing new products, fully penetrating our existing mass retailers, expanding to new accounts in existing markets and launching the brand in new countries in Europe and Asia. To reach younger and other consumers who shop in specialty stores, we are expanding our Levi’s® Stores network around the world, including by opening more company-operated stores. We believe our Levi’s® Stores represent an attractive opportunity to establish incremental distribution and sales for the Levi’s® brand, enhance brand presentation to consumers, increase our retail expertise by enabling us to connect directly with consumers, and improve our effectiveness as a marketing and merchandising resource to our wholesale customers.

•	Achieve operational excellence. We emphasize operational execution, cost effectiveness and working capital management across our businesses. We intend to continue refining our go-to-market processes and to derive greater benefit from our global sourcing organization. We are also investing in key information technology improvements including an SAP enterprise resource planning system in Asia, which we also plan to implement in North America and Europe in the coming years. We see continued opportunities to improve productivity and working capital efficiency, including improved management of payables and inventory through more effective supply and demand planning.

Our Brands and Products

Overview

We market our products under the Levi’s®, Dockers® and Levi Strauss Signature® brands and a number of sub-brands and product lines under those three brands. We offer a broad range of products, including jeans and jeans-related pants, casual and dress pants, tops, skirts and jackets. Pants, including jeans, casual pants and dress pants, represented approximately 87% and 85% of our total units sold in 2005 and 2004, respectively. Men’s products generated approximately 73% of our total net sales in 2005 and 2004.

Our global product design, development and innovation capabilities are centered on the following key elements:

•	We are committed to product quality.

•	We offer diverse product lines and assortments targeted for specific consumer segments and retail channels, taking advantage of our ability to design, source and distribute both large replenishment programs and targeted niche product lines.

•	We seek to achieve and maintain market leadership, bring newness to the marketplace and resist category commoditization by continually introducing innovative products and updating our continuing products with new fits, fabrics, finishes and features.

•	We have approximately 200 designers and merchandisers across our three regions, each dedicated to one of our brands. We use global trend scouts and trend forums to identify emerging trends with potentially strong consumer appeal and a global innovation group to develop commercially-viable style and technical innovations across our brands. We work to take ideas developed first in one market and quickly adapt and commercialize them for other markets.

•	We continually work to refine our go-to-market process to increase our responsiveness to trends, changes in consumer preferences and other market developments and to improve our speed to market.

•	We have a global sourcing organization that works closely with our designers, merchandisers and suppliers to drive cost-effective product construction and sourcing, market responsiveness and consistent product quality.

Our go-to-market process is designed to ensure an integrated view of the marketplace — product, price, promotion and place — as we develop and execute our product offering, marketing and sourcing plans for each season across all of our brands in a manner consistent with each of our brands’ core attributes.

Levi’s® Brand

In 1873, our founder Levi Strauss and tailor Jacob Davis created the first blue jean. Our jeans have been distinctive from the beginning. The double arc of stitching — known as the Arcuate Stitching Design — has adorned the back pockets of Levi’s® jeans since their inception. We began using the lot number “501” in 1890 and the red Tab Device, a fabric tab stitched into the back right pocket, in 1936. Since those early days, the Levi’s® brand, as the source of the original, authentic and definitive jean, has become one of the most widely recognized and distributed brands in the history of the apparel industry. Our merchandising and marketing across the brand reflect what we see as the brand’s core attributes: originality, quality, individuality, integrity and youthfulness.

The original jean has evolved to include an extensive selection of men’s, women’s and kids’ products designed to appeal to a variety of consumer segments at a wide range of price points. Our Levi’s® brand offerings extend from core basic jeans to premium-priced styles targeted to fashion leaders, reflecting what we believe is the broad consumer appeal of the brand across ages, genders, nationalities and lifestyles. Our Levi’s® brand businesses in Europe and Asia Pacific are positioned in the premium segments of the men’s and women’s markets. Our product architecture and strategy in the United States include an emphasis on growth in premium segments while continuing to update and drive our core and trend Red Tabtm jeans business in our chain and department store customers.

Our current product range includes:

•	Levi’s® Red Tabtm Products. These products are the foundation of the brand. They encompass a wide range of jeans and jeanswear offered in a variety of fits, fabrics, finishes and styles intended to appeal to a broad spectrum of consumers. The line is anchored by the flagship 501® button-fly jean, the best-selling five-pocket jean in history. The line also incorporates a full range of jeanswear fits and styles designed specifically for women. Levi’s® Red Tabtm products include both our core/entry offering of classic and updated fits in basic fabrics and finishes as well as our trend offering in better fabrics and more advanced finishes.

•	Premium Products. We offer a variety of premium men’s and women’s products around the world. In the United States, to further differentiate our offer for consumers who seek more innovative and premium products, we are introducing our Levi’s Redtm and Capital Etm products, and we market our SilverTab® line. In Europe and Asia, we offer an expanded range of high-end products that reflects our premium positioning in international markets. Our Levi’s® Engineered Jeans are a reinvention of the traditional jean designed for leading-edge consumers. The Levi’s Bluetm line in Europe and Levi’s® Red Looptm line in Asia are clean, modern interpretations of jeanswear, while in Asia we also offer Levi’s® LadyStyletm products for women seeking more feminine fits and finishes. Our Levi’s® Vintage Clothing line, offered in all of our regions, showcases our most premium products, offering detailed replicas of our historical products dating back to the 19th century.

We sell Levi’s® brand products in more than 110 countries around the world. Sales of Levi’s® brand products represented approximately 71% and 70% of our total net sales in 2005 and 2004, respectively. Sales of Red Tabtm products represented a majority of our Levi’s® brand net sales in all three of our regions in 2005 and 2004.

Dockers® Brand

We launched the Dockers® brand in 1986 to provide an alternative between jeans and suits for the baby boomer generation in the United States. The brand was at the forefront of the business casual trend in the United States. The Dockers® brand is a leader in developing and commercializing technical performance innovations into everyday apparel, including pants, shirts and other products with the Stain Defender® finish. Today, the Dockers® brand covers a wide range of wearing occasions for men and women, from business and weekend casual to more dressy occasions, with products that combine style with performance and provide a “wardrobe solution” for consumers.

Our current Dockers® product offerings include:

•	Dockers® Classics. This line includes a broad range of stylish cotton and cotton blend casual and dress casual pants that are at the heart of the brand for both men and women. We complement these products with a variety of tops and seasonal pants, shorts and skirts in a range of fits, fabrics, colors, styles and performance features.

•	Dockers® Premium. This line includes a range of pants, tops and other products constructed from finer fabrics with updated details in a range of finishes, fits, styles and colors. In the United States, for example, our Dockers Never-Irontm Cotton Khaki is a 100% cotton pant that comes out of the dryer with the appearance of a dry-cleaned product and that combines style, upgraded fabric with a luxurious feel and performance innovation. We also are developing a new line, Dockers® Collection, that will include our most premium products. We expect to introduce Dockers® Collection products in the United States in fall 2006.

We market the Dockers® brand in more than 50 countries. Sales in the United States generated a substantial majority of total Dockers® brand sales in 2005. Sales of Dockers® brand products represented approximately 19% and 20% of our total net sales in 2005 and 2004, respectively. Sales of Dockers® Classic men’s products represented a large majority of our Dockers® brand net sales in all three of our regions in 2005 and 2004.

Levi Strauss Signature® Brand

Our Levi Strauss Signature® brand offers trend-relevant men’s, women’s and kids’ styles interpreted for value consumers. The brand, which we introduced in North America and Asia in 2003 and in Europe in early 2004, offers a range of jeans and jeans-related products, and casual pants and tops. Our merchandising and marketing reflects what we view as the core objective of the Levi Strauss Signature® brand: bringing our company’s quality and authenticity to everyday working consumers and their families who shop in the mass channel.

The brand offers a wide range of products for men, young men, women, misses, juniors and kids. The product portfolio in the United States currently includes:

•	core denim jeans, casual pants, tops and jackets in a variety of fits, fabrics and finishes;

•	trend-right products that offer enhanced fabric and finish combinations and updated styling details each season; and

•	the Authentics line, which offers premium and advanced style, fabric and finish combinations.

Our Levi Strauss Signature® brand is currently offered in the United States and eleven other countries, with net sales in the United States representing a substantial majority of total brand sales since its launch. Sales of Levi Strauss Signature® brand products represented approximately 10% of our total net sales in 2005 and 2004.

Licensing

The appeal of our brands across consumer groups and our global reach enable us to license our Levi’s®, Dockers® and Levi Strauss Signature® trademarks for a variety of product categories in multiple markets. We license our trademarks for products complementary to our core bottoms and for accessory and other products. Our licensing strategy centers on extending our brands into product categories that are consistent with, draw on and enhance our core brand attributes, broaden the product range available to consumers and create compelling and distinctive brand looks. We also use licenses for products that we have removed from our own product lines through our ongoing product rationalization and profit improvement actions.

Licensing revenue from our royalty arrangements with licensees was approximately $73.9 million in 2005, a 29% percent increase from 2004. The growth reflects in part the fact that we have entered into a number of new licensing arrangements in recent years. We believe that licensing will continue as an attractive profit contributor in the future.

Our licensed products by brand, which vary across countries, include:

•	Levi’s® Brand. We license the Levi’s® trademark for products complementary to our core jeanswear line, including men’s and women’s tops, sweaters, jackets, outerwear, loungewear, footwear, hosiery, belts, bags, headwear and kidswear products.

•	Dockers® Brand. We work with our licensees to develop and market complementary products under the Dockers® brand, including men’s and women’s footwear, hosiery, belts, accessories, outerwear, eyewear, men’s sweaters and golf apparel, men’s dress shirts, kidswear, loungewear and sleepwear, luggage and home bedding products.

•	Levi Strauss Signature® Brand. We work with our licensees to develop and market complementary products under the Levi Strauss Signature® brand, including belts and other leather accessories, kidswear, men’s and women’s tops and outerwear.

We have licensees for our three brands in each of our regions. In addition, we enter into agreements with third parties to produce, market and distribute our core products in several countries with smaller markets, including various Latin American and Middle Eastern countries.

We seek to work with leading firms in each product category we enter through licensing. We enter into licensing agreements with our licensees covering royalty payments, product design and manufacturing standards, marketing and sale of licensed products and protection of our trademarks. We require our licensees to comply with our code of conduct for contract manufacturing and engage independent monitors to perform regular on-site inspections and assessments of production facilities and submit the results of these inspections to us.

Licensing revenues from licensees located in our North America region represented approximately two-thirds of our total royalty income in 2005 and 2004, with licensees in the United States of the Dockers® brand generating over half of those royalties for both years. Licensing revenues accounted for approximately 1.8% of our total net revenues in 2005.

Sales, Distribution and Customers

We distribute our products in a wide variety of retail formats around the world, including chain and department stores, franchise and company-operated stores dedicated to our brands, multibrand specialty stores and mass channel retailers. Our distribution strategy focuses on ensuring that our brands and products are available where consumers shop and that our product offerings and assortments are appropriately differentiated for the channel. Sales to our top five and top 10 customers accounted for approximately 33% and 42% respectively, of our total net revenues in 2005. In 2004, sales to our top five and top 10 customers accounted for approximately 31% and 40%, respectively, of our total net revenues.

North America

In North America, we distribute our Levi’s® and Dockers® products through national and regional chains, department stores, specialty stores, and franchise and company-operated stores dedicated to our brands. Top Levi’s® and Dockers® customers in North America include J.C. Penney, Kohl’s, Sears, Federated Department Stores (including its recently-acquired May Department Stores businesses) and Mervyn’s in the United States, Hudson’s Bay Co. in Canada and Liverpool in Mexico. We target our premium products like Levi’s® Vintage Clothing to our dedicated stores and to independent, image-conscious specialty stores who cater to more fashion-forward, trend-initiating consumers, including Barney’s, Fred Segal and Urban Outfitters in the United States. We distribute our Levi Strauss Signature® brand through the mass merchant channel, including Wal-Mart, Target and Kmart stores in the United States. We have approximately 3,300 retail customers operating in more than 30,000 locations in the United States, Canada and Mexico.

Europe

Our European Levi’s® and Dockers® brand customers include large department stores, such as El Corte Ingles in Spain, Galleries Lafayette in France and Kaufhof in Germany; dedicated Levi’s® Stores and Dockers® Stores; mail-order accounts; and a substantial number of independent retailers operating either a single or small group of jeans-focused stores or general clothing stores. Our Levi Strauss Signature® customers in Europe include Carrefour in France, Migros in Switzerland and Wal-Mart in Germany.

Asia Pacific

In Asia Pacific, we distribute our Levi’s® and Dockers® products through specialty stores, including multi-brand as well as dedicated Levi’s® and Dockers® Store retail shops, and department stores. Top customers include Right-On Stores and Eiko Shoji in Japan and Lotte Department Stores in Korea. We distribute the Levi Strauss Signature® brand in mass channel and general merchandise retailers such as Big W and Lowes stores in Australia and Aeon stores in Japan. Our Asia Pacific business is heavily weighted toward Japan, which represented approximately 40% and 44% of our net revenues in the region in 2005 and 2004, respectively.

Dedicated Stores

Overview.  We believe retail stores dedicated to our brands are important for the growth, visibility, availability and commercial success of our brands, and that these stores are effective complements to our wholesale business. These stores include dedicated retail and outlet stores operated by us and by independent franchisees and licensees. As of November 27, 2005, there were a total of 107 retail and outlet stores in our North America region, 348 stores in our Europe region and 492 stores in our Asia Pacific region. Sales from these stores represented approximately 11% of our total net revenues in 2005 (company-operated stores generated 2.5% of our total net revenues) and, in Asia Pacific, generated approximately one-third of regional net revenues.

Company Stores.  As of November 27, 2005, we operated 44 retail stores dedicated to the Levi’s® brand, including Levi’s® Stores in the United States located in New York, Chicago, Costa Mesa, Santa Monica, Beverly Hills, San Francisco, San Diego, Miami, Portland, Seattle and Washington, D.C. and in Europe in London, Paris and Berlin. We also operate outlet stores, which include 16 Levi’s®, three Dockers® and four Levi’s® and Dockers® combined outlet stores. These stores are located in the United States, Belgium, Germany, Poland, Japan, South Africa and the United Kingdom.

Franchised Stores.  We have a network of approximately 880 franchised or other licensed stores selling Levi’s® brand or Dockers® brand products under the “Original Levi’s Store®,” “Levi’s® Store,” and “Dockers® Store” names in Europe, Asia, Canada, Mexico and South America. The stores are an important distribution channel in newer and smaller markets in Eastern Europe, Asia and South America. These stores are owned and operated by independent third parties. We also license third parties to operate outlet stores in the United States and abroad. A majority of the outlet stores in the United States are operated by a third-party under license.

Expansion.  Dedicated retail stores are an increasingly important part of our strategy for expanding distribution of our products in all three of our regions. We expect to open in fiscal 2006 approximately 150 new stores in our Asia Pacific region, 65 stores in our Europe region and 20 stores in our North America region, with the substantial majority of the stores outside the United States to be independently owned.

Internet

In September 2005, we began selling Levi’s® products directly to consumers in the United States through the website www.levisstore.com. Our goal in operating the Levi’s® online store is to provide a virtual shopping experience that mirrors the shopping experience in our brick and mortar Levi’s® Store retail shops and showcases the breadth of our product offerings. We also operate websites devoted to the Levi’s®, Dockers® and Levi Strauss Signature® brands as marketing vehicles to enhance consumer understanding of our brands. In the United States, our Levi’s®, Dockers® and Levi Strauss Signature® products are also sold online through specifically authorized third-party internet sites that meet our standards relating to customer service, return policy, site content, trademark use and other matters. In Canada and Europe, authorized dealers and mail order accounts who meet our standards may sell our products to consumers through their own internet sites.

Marketing and Promotion

We support our brands with a diverse mix of marketing initiatives to drive consumer demand. In 2005, we increased our investment in marketing. We incurred expenses of approximately $338.6 million, or 8.1% of total net revenues in 2005 on these activities, compared with expenses of approximately $307.6 million, or 7.4% of net revenues, in 2004.

Marketing Vehicles.  We advertise around the world through a broad mix of media, including television, national publications, the internet, cinema, billboards and other outdoor vehicles. We execute region-specific marketing programs that are based on globally consistent brand values. We believe this approach allows us to achieve consistent global brand positioning while giving us flexibility to tailor marketing programs to local markets in order to maximize relevancy and effectiveness. We use other marketing vehicles, including event and music sponsorships, product placement in major motion pictures, television shows, music videos and leading fashion magazines, and alternative marketing techniques, including street-level events and similar targeted viral marketing activities.

Levi’s® Brand.  Our marketing programs for the Levi’s® brand are designed to communicate the authenticity of Levi’s® jeans, the original and definitive jeans brand. Our programs draw on the unique heritage and strength of the brand in contemporary, locally relevant ways by focusing on our innovative fits and new finishes and on what we believe is the unique connection that consumers have with their Levi’s® jeans. We also work to increase the visibility of the Levi’s® brand products at retail, including introducing new product packaging and new store display programs, executing customer-specific marketing programs and continuing to open new Levi’s® Stores in selected locations around the world.

Dockers® Brand.  Our Dockers® brand marketing is designed to position the brand as synonymous with “effortless style” for men and women. Products are featured in lifestyle settings that show complete outfits in real, everyday situations. The Dockers® brand is marketed worldwide under a branding platform introduced in fall 2005, “Dockers® San Francisco,” that links the brand to its hometown roots and provides a single umbrella for marketing communications for men and women. Our Dockers® brand marketing programs also focus on continued updating of retail floor presentations in order to improve the consumer’s shopping experience and drive increased visibility and consumption of the brand.

Levi Strauss Signature® Brand.  We use a variety of marketing and publicity techniques to increase consumer awareness of the Levi Strauss Signature® brand among value-conscious consumers. These initiatives focus on print advertising, sponsorship programs and in-store marketing efforts. Print advertising in the United States emphasizes the tagline “From Our Family to Yours” and is targeted primarily to drive awareness with women. Sponsorship marketing in the United States centers on the brand’s involvement in NASCAR racing and our relationship with NASCAR star Jimmie Johnson.

Sourcing and Logistics

Organization.  Our global sourcing and regional supply chain services organizations are responsible for taking a product from the design concept stage through production to delivery at retail. Our objective is to leverage our global scale to achieve product development and sourcing efficiencies across brands and regions while maintaining our focus on local service levels and working capital management.

Product Procurement.  We source over 90% of our products from independent contract manufacturers. We source a small proportion of our products from our five owned or leased manufacturing plants located in Europe (2) and Asia Pacific (3). See “— Properties” for more information on our owned or leased manufacturing facilities.

We source our products from contract manufacturers primarily through “package” or “ready to wear” arrangements in which the contractors produce or purchase fabric themselves and then sew, finish and ship the garments. We then purchase the finished goods. We also source a small proportion of our products through “cut-make-trim” arrangements in which we purchase the fabric and retain ownership of the raw materials and work-in-process throughout the contractor’s manufacturing process. We typically conduct business with our garment manufacturing and finishing contractors on an order-by-order basis.

Sourcing Locations.  We use numerous independent manufacturers located throughout the world for the production and finishing of our garments. We conduct assessments of political, social, economic, trade, labor and intellectual property protection conditions in the countries in which we source our products before we place production in those countries and on an ongoing basis.

In 2005, we sourced products from contractors located in over 40 countries around the world, with no single country representing more than 20% of our production. Historically we have sourced more of our products from contractors in South and Central America (including Mexico and the Caribbean), although we are relying increasingly on contractors in Asia. Contractors in South and Central America (including Mexico and the Caribbean) produced approximately 43% of our products in 2005, compared with 59% in 2003.

Sourcing Practices.  Our sourcing practices include these elements:

•	We require all third-party contractors who manufacture or finish products for us to comply with our code of conduct relating to supplier working conditions and employment practices. We also require our licensees to ensure that their manufacturers comply with our requirements.

•	Our code of conduct covers employment practices such as wages and benefits, working hours, health and safety, working age and discriminatory practices, environmental matters such as wastewater treatment, and ethical and legal conduct.

•	We regularly assess manufacturing and finishing facilities through periodic on-site facility inspections and improvement activities, including use of independent monitors to supplement our internal staff, and we integrate monitoring results into our sourcing decisions.

•	We disclose the names and locations of our contract manufacturers to encourage collaboration among apparel companies in factory monitoring and improvement.

Logistics.  We own and operate dedicated distribution centers in a number of countries and we also outsource distribution activities to third-party logistics providers, including third-party arrangements in the United States, Europe and Asia. Distribution center activities include receiving finished goods from our contractors and plants, inspecting those products, preparing them for presentation at retail and shipping them to our customers.

Competition

The worldwide apparel industry is highly competitive and fragmented. It is characterized by low barriers to entry, brands targeted at specific consumer microsegments and regional and local competitors outside the United States.

Principal competitive factors include:

•	maintaining favorable brand recognition through strong and effective marketing;

•	developing products with relevant fits, finishes, fabrics, style and performance features;

•	anticipating and responding to changing consumer demands in a timely manner;

•	ensuring sufficient retail distribution, visibility and availability and ensuring effective presentation of products at retail;

•	providing compelling value in our products for the price; and

•	generating competitive economics for our retail customers.

North America

We sell Levi’s®, Dockers® and Levi Strauss Signature® products to retailers in diverse channels across a wide range of retail price points. As a result, we face a wide range of competitors, including:

•	VF Corporation, a competitor in multiple channels through its Wrangler, Rustler, and Lee brands of jeanswear, along with its Riders, Brittania, Chic, Gitano, Nautica, Earl and Hero by Wrangler brands;

•	vertically integrated specialty stores, including Gap Inc., Abercrombie & Fitch, American Eagle Outfitters Inc. and J. Crew;

•	retailer private or exclusive labels, including Wal-Mart Stores, Inc.’s Faded Glory brand, Target Corporation’s Mossimo and Cherokee brands, Kmart Corporation’s Route 66 brand, J.C. Penney’s Arizona and St. John’s Bay brands, Kohl’s Corporation’s Sonoma, Urban Pipeline and So... brands, Sears, Roebuck & Co.’s Canyon River Blues and Land’s End brands and Federated Department Stores’ I.N.C., Alfani and Charter Club brands;

•	fashion-forward premium jeanswear brands including Diesel, Lucky, 7 for All Mankind, Joe’s Jeans, Citizens of Humanity and Paper Denim & Cloth brands, and younger consumer brands such as L.E.I., MUDD and FUBU;

•	branded apparel marketers, including Liz Claiborne, Inc., Jones Apparel Group, Inc., Polo Ralph Lauren, Perry Ellis International, and Haggar Corp.; and

•	athletic wear marketers such as Nike, Inc. and Adidas.

Europe

Brands such as VF Corporation’s Lee and Wrangler brands, Diesel and Pepe Jeans London have a pan-European presence. Strong local brands and retailers exist in certain markets and are expanding internationally, including G-Star in the Netherlands and Miss Sixty in Italy. Other competitors include vertically integrated specialty stores, such as Zara, Hennes & Mauritz, Next and Celio. Companies based in the United States, such as Gap, Inc., Polo Ralph Lauren and Tommy Hilfiger, also compete with us in Europe. The khaki and casual pant segment in Europe is fragmented and there is currently no significant pan-European branded competitor of our Dockers® brand in Europe. Competitors in local markets include store private labels and, in Germany, Hugo Boss.

Asia Pacific

Asia Pacific is a fragmented market, with athletic wear companies such as Adidas and Nike, Inc. emerging as pan-regional competitors. Competitors in jeanswear consist of regional brands, such as Edwin, Something and Bobson in Japan, and U.S. companies such as Gap, Inc. and VF Corporation. We also face competition from vertically integrated specialty stores, such as UNIQLO and Giordano.

Trademarks

We have over 5,000 trademark registrations and pending applications in approximately 180 countries worldwide, and we create new trademarks on an ongoing basis. Substantially all of our global trademarks are owned by Levi Strauss & Co., the parent and U.S. operating company. We regard our trademarks as our most valuable assets and believe they have substantial value in the marketing of our products. The Levi’s®, Dockers®, Levi Strauss Signature® and 501® trademarks, the Wings and Anchor Design, the Arcuate Stitching Design, the Tab Device and the Two Horse® design are among our core trademarks.

We protect these trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries, particularly where our products are manufactured or sold. We work vigorously to enforce and protect our trademark rights by engaging in regular market reviews, helping local law enforcement authorities detect and prosecute counterfeiters, issuing cease-and-desist letters against third parties infringing or denigrating our trademarks, opposing registration of infringing trademarks and initiating litigation as necessary. For example, we currently are pursuing over 500 infringement matters around the world. We also work with trade groups and industry participants seeking to strengthen laws relating to the protection of intellectual property rights in markets around the world.

Seasonality

In 2005, our net revenues in the first, second, third and fourth quarters represented 24%, 23%, 25% and 28%, respectively, of our total net revenues for the year. In 2004, our net revenues in the first, second, third and fourth quarters represented 24%, 23%, 24% and 29%, respectively, of our total net revenues for the year.

Corporate Citizenship

We believe that great brands and businesses are built by consistently providing quality products and by earning the trust of consumers, investors, employees and society as a whole through responsible business practices. We believe, in short, that commercial success and corporate citizenship are closely linked. This principle of responsible commercial success is embedded in our 153-year experience. We believe it continues to anchor how we operate today.

For us, corporate citizenship includes a strong belief that we can help shape society through civic engagement and community involvement, responsible labor and workplace practices, philanthropy, ethical conduct, environmental stewardship and transparency. We believe our “profits through principles” business approach manifests itself in how we develop our business strategies and policies and make everyday decisions. Activities throughout our history reflect our approach to corporate citizenship:

•	In 1991, we developed a comprehensive supplier code of conduct targeted toward ensuring that individuals making our products anywhere in the world would do so in safe and healthy working conditions and be treated with dignity and respect. We believe our code of conduct was the first of its kind for a multinational apparel company.

•	Our commitment to equal opportunity and diversity predated the U.S. civil rights movement and federally mandated desegregation by two decades. We opened integrated factories in California in the 1940s. In 1960, we integrated our newly opened plants in the American South.

•	In 1992, we extended full medical benefits to domestic partners of employees, a practice now followed by many corporations and public agencies. We believe we were the largest U.S. company at the time to provide these benefits.

•	We participate in public advocacy relating to trade policy. We believe that worker rights protections and enforcement measures should be an integral part of all bilateral, regional or multilateral trade negotiations in an environment of increasing globalization. We believe we were the first multinational apparel company to publicly advocate this position.

•	The Levi Strauss Foundation, a charitable foundation supported by us, focuses its grant making on alleviating poverty for women and youth in countries through three interrelated strategies: preventing the spread of HIV/AIDS, specifically in communities with extreme need, scarce resources and where LS&CO. has a business presence; helping young women and young people build, own and have access to financial and social assets; and strengthening workers’ rights and improving working and living conditions in communities where our products are manufactured.

•	We support and encourage employee community involvement through volunteer activities, paid time off and grants by the Levi Strauss Foundation to nonprofit organizations we assist through our community activities.

•	The Red Tab Foundation, a non-profit organization created and largely funded by our employees, offers services and financial assistance to our employees and retirees who, due to emergency or other unexpected circumstances, may be unable to afford life’s basic necessities.

Employees

As of November 27, 2005, we employed approximately 9,635 people, approximately 3,255 of whom were located in the United States. Of our 9,635 employees, approximately 3,730 were associated with manufacturing of our products and approximately 5,905 were non-production employees. Of the non-production employees, approximately 1,425 worked in distribution. Most of our distribution employees in the United States are covered by various collective bargaining agreements. Outside the United States, most of our production and distribution employees are covered by either industry-sponsored and/or state-sponsored collective bargaining mechanisms. We consider our relations with our employees to be good and have not recently experienced any material job actions or labor shortages.

Government Regulation

We are subject to federal, state, local and foreign laws and regulations affecting our business, including those related to labor, employment, worker health and safety, antitrust and competition, environmental protection, products liability, product labeling, consumer protection and anti-corruption. In the United States, these laws include the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the Foreign Corrupt Practices Act and the rules and regulations of the Consumer Products Safety Commission and the Federal Trade Commission. We are also subject to import and export laws, including U.S. economic sanction and embargo regulations, U.S. homeland security laws and regulations and other laws such as the U.S. anti-boycott law and U.S. export controls regulations. We are also subject to comparable laws of the European Union, Japan and other foreign jurisdictions where we have a presence. We believe that we are in substantial compliance with the applicable federal, state, local, and foreign rules and regulations governing our business.

All of our import operations are subject to tariffs and quotas set by governments through mutual agreements or bilateral actions. Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the U.S.-Dominican Republic-Central American Free Trade Agreement, the Egypt Qualified Industrial Zone program and the activities and regulations of the World Trade Organization.

Properties

We conduct manufacturing, distribution and administrative activities in owned and leased facilities. We operate five manufacturing-related facilities abroad and 14 distribution-only centers around the world. We have renewal rights for most of our property leases. We anticipate that we will be able to extend these leases on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms. We believe our facilities and equipment are in good condition and are suitable for our needs. Information about our key operating properties in use as of November 27, 2005 is summarized in the following table:

Location	Primary Use	Leased/Owned

North America
Little Rock, AR	Distribution	Owned	(1)
Hebron, KY	Distribution	Owned
Canton, MS	Distribution	Owned
Henderson, NV	Distribution	Owned
Westlake, TX	Data Center	Leased
Etobicoke, Canada	Distribution	Owned
Naucalpan, Mexico	Distribution	Leased

Europe
Heusenstamm, Germany	Distribution	Owned
Kiskunhalas, Hungary	Manufacturing and Finishing	Owned
Milan, Italy	Distribution	Leased
Plock, Poland	Manufacturing and Finishing	Leased
Warsaw, Poland	Distribution	Leased
Northhampton, U.K	Distribution	Owned
Sabadell, Spain	Distribution	Leased
Helsingborg, Sweden	Distribution	Owned

Asia Pacific
Adelaide, Australia	Distribution	Owned	(2)
Cape Town, South Africa	Manufacturing, Finishing and Distribution	Leased
Corlu, Turkey	Manufacturing, Finishing and Distribution	Owned
Hiratsuka Kanagawa, Japan	Distribution	Owned	(3)
Karawang, Indonesia	Finishing	Leased
Makati, Philippines	Manufacturing	Leased

(1)	In March 2006, the Company announced its intent to close this distribution center before the end of fiscal 2006. See Note 13 to our unaudited consolidated financial statements included herein.

(2)	This facility was sold on December 5, 2005 and is being leased by us for an initial period of two years. See Note 3 to our audited consolidated financial statements, included herein, for further information.

(3)	Owned by our 84% owned subsidiary.

We also lease a manufacturing facility in Dongguan, China where a third-party operates production activities for us.

Our global headquarters and the headquarters of our North America business are both located in leased premises in San Francisco, California. Our Europe and Asia Pacific headquarters are located in leased premises in Brussels, Belgium and Singapore, respectively. As of November 27, 2005, we also leased or owned 105 administrative and sales offices in 39 countries, as well as leased a small number of warehouses in four countries. We own or lease several facilities that are no longer in operation that we are working to sell or sublease.

In addition, as of November 27, 2005, we had 67 company-operated retail and outlet stores in leased premises in 10 countries. We had 24 stores in the North America region, 34 stores in the Europe region and nine stores in the Asia Pacific region. In 2005, we opened 22 company-operated stores and closed six stores. In 2006, we expect to open approximately four new company-operated stores in our Asia Pacific region, eight new company-operated stores in our Europe region and 20 new company-operated stores in our North America region.

Legal Proceedings

Wrongful Termination Litigation.  On April 14, 2003, two former employees of our tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that we manipulated tax reserves to inflate reported income and that we fraudulently failed to set appropriate valuation allowances against deferred tax assets. They also allege that, as a result of these and other tax-related transactions, our financial statements for several years violated generally accepted accounting principles and SEC regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in our paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by us to withhold information concerning these matters from our independent registered public accounting firm and the Internal Revenue Service, that they refused to do so and, because of this refusal, they were wrongfully terminated. Plaintiffs seek a number of remedies, including compensatory and punitive damages, attorneys’ fees, restitution, injunctive relief and any other relief the court may find proper.

On March 12, 2004, plaintiffs filed a complaint in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. In this complaint, in addition to restating the allegations contained in the state complaint, plaintiffs assert that we violated Sections 1541A et seq. of the Sarbanes-Oxley Act by taking adverse employment actions against plaintiffs in retaliation for plaintiffs’ lawful acts of compliance with the administrative reporting provisions of the Sarbanes-Oxley Act. Plaintiffs seek a number of remedies, including compensatory damages, interest lost on all earnings and benefits, reinstatement, litigation costs, attorneys’ fees and any other relief that the court may find proper. The district court has now related this case to the securities class action (described below) styled In re: Levi Strauss & Co. Securities Litigation.

On December 7, 2004, plaintiffs requested and we agreed to, a stay of their state court action in order to first proceed with their action in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. On February 7, 2005, the parties submitted the joint agreement to the court for approval. On June 17, 2005, the parties attended a case management conference where the court set a trial date of October 2, 2006 to try plaintiffs’ Sarbanes-Oxley Act claim, plaintiffs’ defamation claim and our counter-claims.

We are vigorously defending these cases and are pursuing our related cross-complaint against the plaintiffs in the state case. We do not expect this litigation to have a material impact on our financial condition or results of operations.

Class Actions Securities Litigation.  On March 29, 2004, the United States District Court for the Northern District of California, San Jose Division, issued an order consolidating two recently filed putative bondholder class-actions (styled Orens v. Levi Strauss & Co., et al. and General Retirement System of the City of Detroit, et al. v. Levi Strauss & Co., et al.) against us, our chief executive officer, a former chief financial officer, our corporate controller, our directors and financial institutions alleged to have acted as our underwriters in connection with our April 6, 2001 and June 16, 2003 registered bond offerings. Additionally, the court appointed a lead plaintiff and approved the selection of lead counsel. The consolidated action is styled In re Levi Strauss & Co., Securities Litigation, Case No. C-03-05605 RMW (class action).

The action purports to be brought on behalf of purchasers of our bonds who made purchases pursuant or traceable to our prospectuses dated March 8, 2001 or April 28, 2003, or who purchased our bonds in the open market from January 10, 2001 to October 9, 2003. The action makes claims under the federal securities laws, including Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act, relating to our SEC filings and other public statements. Specifically, the action alleges that certain of our financial statements and other public statements during this period materially overstated our net income and other financial results and were otherwise false and misleading, and that our public disclosures omitted to state that we made reserve adjustments that plaintiffs allege were improper. Plaintiffs contend that these statements and omissions caused the trading price of our bonds to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

On May 26, 2004, the court related this action to the federal wrongful termination action discussed above, such that each action is pending before the same judge.

On July 15, 2004, we filed a motion to dismiss this action. The matter came before the court on October 15, 2004, and, after oral argument had concluded, the court took the matter under submission. The court has not yet issued a ruling.

We are vigorously defending this case. We cannot currently predict the impact, if any, that this action may have on our financial condition or results of operations.

Other Litigation.  In the ordinary course of business, we have various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. We do not believe there are any pending legal proceedings that will have a material impact on our financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following provides information about our directors and executive officers as of November 27, 2005:

Name	Age	Position

Robert D. Haas	63	Director, Chairman of the Board of Directors
Philip A. Marineau	59	Director, President and Chief Executive Officer
Angela Glover Blackwell(1)(2)	60	Director
Robert E. Friedman(2)	56	Director
James C. Gaither(3)(4)	68	Director
Peter A. Georgescu(1)(2)(4)	66	Director
Miriam L. Haas(2)(5)	59	Director
Peter E. Haas, Jr.(5)	58	Director
Walter J. Haas(2)	56	Director
F. Warren Hellman(3)(4)(5)	71	Director
Patricia A. House(2)(3)	51	Director
Leon J. Level(1)(5)(6)	64	Director
Patricia Salas Pineda(1)(4)	54	Director
T. Gary Rogers(3)(5)	63	Director
G. Craig Sullivan(7)	65	Director
R. John Anderson	54	Senior Vice President and President, Levi Strauss Asia Pacific and Global Sourcing
David G. Bergen	50	Senior Vice President and Chief Information Officer
John Goodman	41	President and Commercial General Manager, Dockers® Brand, United States
Robert L. Hanson	42	President and Commercial General Manager, Levi’s® Brand, United States and U.S. Supply Chain Services
Hilary K. Krane(8)	41	Senior Vice President and General Counsel
Scott A. LaPorta	43	President and Commercial General Manager, Levi Strauss Signature® Brand, United States
Paul Mason(9)	45	Senior Vice President and President, Levi Strauss Europe
Fred D. Paulenich	41	Senior Vice President, Worldwide Human Resources
Hans Ploos van Amstel	40	Senior Vice President and Chief Financial Officer
Lawrence W. Ruff	49	Senior Vice President, Strategy and Worldwide Marketing

(1)	Member, Audit Committee.

(2)	Member, Corporate Citizenship Committee.

(3)	Member, Human Resources Committee.

(4)	Member, Nominating and Corporate Governance Committee.

(5)	Member, Finance Committee.

(6)	Mr. Level was elected to the board effective April 1, 2005.

(7)	Mr. Sullivan retired from the board effective January 1, 2006.

(8)	Ms. Krane joined us on January 23, 2006.

(9)	Mr. Mason left us at the end of February 2006.

Members of the Haas family are descendants of our founder, Levi Strauss. Peter E. Haas, Jr. is a cousin of Robert D. Haas and Walter J. Haas. Miriam L. Haas is the surviving spouse of Peter E. Haas, Sr., the father of Peter E. Haas, Jr.

Robert D. Haas is the Chairman of our board. He was named Chairman in 1989 and served as Chief Executive Officer from 1984 until 1999. Mr. Haas joined us in 1973 and served in a variety of marketing, planning and operating positions before becoming Chief Executive Officer. Effective August 2005, Mr. Haas retired as an employee of the company.

Philip A. Marineau, a director since 1999, has served as our President and Chief Executive Officer since 1999. Mr. Marineau will also serve as interim leader of our European business as of the end of February 2006. Prior to joining us, Mr. Marineau was the President and Chief Executive Officer of Pepsi-Cola North America from 1997 to 1999. From 1996 to 1997, Mr. Marineau was President and Chief Operating Officer of Dean Foods Company. From 1972 to 1996, Mr. Marineau held a series of positions at Quaker Oats Company including President and Chief Operating Officer from 1993 to 1996. Mr. Marineau is currently a director of Meredith Corporation and Kaiser Permanente.

Angela Glover Blackwell, a director since 1994, is founder and chief executive officer of PolicyLink, a nonprofit research, advocacy and communications organization devoted to eliminating poverty and strengthening communities. From 1995 to 1998, Ms. Blackwell was Senior Vice President of the Rockefeller Foundation where she oversaw the foundation’s domestic and cultural divisions. Ms. Blackwell was the founder of Oakland, California’s Urban Strategies Council, a nonprofit organization focused on reducing persistent urban poverty.

Robert E. Friedman, a director since 1998, is founder and Chairman of CFED, a Washington, D.C.-based not-for-profit organization focused on creating economic opportunity by helping residents of poor communities save and invest, succeed as entrepreneurs and participate as contributors to and beneficiaries of the economy. He also serves as a director of Ecotrust, the Rosenberg Foundation and the National Fund for Enterprise Development and other non-profit organizations.

James C. Gaither, a director since 1988, is Managing Director of Sutter Hill Ventures, a venture capital investment firm. Prior to 2000, he was a partner of, and prior to 2004, he was senior counsel to, the law firm of Cooley Godward LLP in San Francisco, California. Prior to joining Cooley Godward in 1969, he served as law clerk to the Honorable Earl Warren, Chief Justice of the United States, special assistant to the Assistant Attorney General in the U.S. Department of Justice and staff assistant to the President of the United States, Lyndon B. Johnson. Mr. Gaither is currently a director of Nvidia Corporation, Kineto, Inc. and Satmetrix, Inc.

Peter A. Georgescu, a director since February 2000, is Chairman Emeritus of Young & Rubicam Inc. (now WPP Group plc), a global advertising agency. Prior to his retirement in January 2000, Mr. Georgescu served as Chairman and Chief Executive Officer of Young & Rubicam since 1993 and, prior to that, as President of Y&R Inc. from 1990 to 1993, Y&R Advertising from 1986 to 1990 and President of its Young & Rubicam international division from 1982 to 1986. Mr. Georgescu is currently a director of IFF Corporation, Toys “R” Us, Inc. and EMI Group plc.

Miriam L. Haas, a director since July 2004, is president of the Mimi and Peter Haas Fund. Ms. Haas is a trustee of the San Francisco Museum of Modern Art and is vice chair of the board of trustees and chair of the audit committee of the New York Museum of Modern Art. She is a member of the Advisory Board of the Haas Center for Public Service at Stanford University, the Global Philanthropists Circle and the Council on Foreign Relations.

Peter E. Haas, Jr., a director since 1985, is a director or trustee of each of the Levi Strauss Foundation, Red Tab Foundation, Walter and Elise Haas Fund and the Novato Youth Center Honorary Board. Mr. Haas was one of our managers from 1972 to 1989. He was Director of Product Integrity of The Jeans Company, one of our former operating units, from 1984 to 1989. He served as Director of Materials Management for Levi Strauss USA in 1982 and Vice President and General Manager in the Menswear Division in 1980.

Walter J. Haas, a director since 1995, served as Chairman and Chief Executive Officer of the Oakland A’s Baseball Company from 1993 to 1995, President and Chief Executive Officer from 1991 to 1993 and in other management positions with the club from 1980 to 1991.

F. Warren Hellman, a director since 1985, has served as chairman and general partner of Hellman & Friedman LLC, a private investment firm, since its inception in 1984. Previously, he was a general partner of Hellman Ferri (now Matrix Partners) and managing director of Lehman Brothers Kuhn Loeb, Inc. Mr. Hellman is currently a director of DN&E Walter & Co., Sugar Bowl Corporation, Osterweis Capital Management, Inc. and Offit Hall Capital Management. Mr. Hellman also served as a director of NASDAQ Stock Market, Inc. through February 2004.

Patricia A. House, a director since July 2003, was Vice Chairman of Siebel Systems, Inc., now a wholly-owned subsidiary of Oracle Corporation. She was with Siebel Systems, Inc. since its inception in July 1993 and had served as its Vice Chairman, Co-Founder and Vice President, Strategic Planning since January 2001. From February 1996 to January 2001, she served as its Co-Founder and Executive Vice President and from July 1993 to February 1996 as Co-Founder and Senior Vice President, Marketing. Ms. House is currently a director of BDNA Corporation and Shutterfly, Inc.

Leon J. Level, a director since April 2005, is currently vice president and a director of Computer Sciences Corporation, a leading global information technology services company. Mr. Level has held ascending and varied financial management and executive positions at Computer Sciences Corporation (including chief financial officer from 1989 to February 2006), Unisys Corporation (corporate vice president, treasurer and chairman of Unisys Finance Corporation), Burroughs Corporation (vice president, treasurer), The Bendix Corporation (executive director and assistant corporate controller) and Deloitte, Haskins & Sells (now Deloitte & Touche). Mr. Level is also currently a director of UTi Worldwide Inc.

Patricia Salas Pineda, a director since 1991, is currently group vice president of corporate communications and general counsel for Toyota Motor North America, Inc., a position she assumed in September 2004. Prior to joining Toyota Motor North America, Inc., Ms. Pineda was vice president of legal, human resources and government relations and corporate secretary of New United Motor Manufacturing, Inc. with which she was associated since 1984. She is currently a trustee of the RAND Corporation and Mills College and a director of the James Irvine Foundation and Anna’s Linens.

T. Gary Rogers, a director since 1998, is Chairman of the Board and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., a manufacturer and marketer of premium and super-premium ice cream and frozen dessert products. He has held this position since 1977. He serves as a director of Shorenstein Company, L.P., Stanislaus Food Products and the Federal Reserve Bank of San Francisco.

G. Craig Sullivan served as a director from 1998 through December 2005. Mr. Sullivan is the retired Chairman of the Board and Chief Executive Officer of The Clorox Company, a major consumer products firm. He served as Chief Executive Officer of The Clorox Company from 1992 until June 2003. He remained Chairman of the Board of The Clorox Company until his retirement in December 2003. Prior to his election as Chairman and Chief Executive Officer of The Clorox Company, Mr. Sullivan was group vice president with overall responsibility for manufacturing and marketing, the company’s laundry and cleaning products in the United States, the international business, the manufacturing and marketing of products for the food service industry and the corporate purchasing and distribution functions. Mr. Sullivan currently serves on the board of directors of Mattel, Inc. and Kimberly-Clark Corp.

R. John Anderson, our Senior Vice President and President of our Asia Pacific Division since 1998 and President of our global supply chain organization since March 2004, joined us in 1979. Mr. Anderson served as General Manager of Levi Strauss Canada and as President of Levi Strauss Canada and Latin America from 1996 to 1998. He has held a series of merchandising positions with us in Europe and the United States, including Vice President, Merchandising and Product Development for the Levi’s® brand in 1995. Mr. Anderson also served as interim president of Levi Strauss Europe from September 2003 to February 2004.

David G. Bergen, our Senior Vice President and Chief Information Officer, joined us in 2000. He was most recently Senior Vice President and Chief Information Officer of CarStation.com, an open-standards collision repair e-commerce hub. From 1998 to 2000, Mr. Bergen was Senior Vice President and Chief Information Officer of LVMH, Inc. Prior to joining LVMH, Inc., Mr. Bergen held a series of management positions at Gap Inc., including Vice President of Application Development.

John Goodman joined us as President and Commercial General Manager of our U.S. Dockers® business in June 2005. Prior to joining us, Mr. Goodman was senior vice president and chief apparel officer for Kmart Holding Corporation, a wholly owned subsidiary of Sears Holdings Corporation since December 2003. Prior to joining Kmart Holding Corporation, Mr. Goodman spent 11 years at Gap, Inc., where he was most recently senior vice president of merchandising, planning, production and distribution for the company’s outlet stores.

Robert L. Hanson has been President and Commercial General Manager of the Levi’s® brand in the United States since 2001 and President and General Manager of the Levi’s® brand in the United States and U.S. Supply Chain Services since July 2005. Before taking his current role in 2001, Mr. Hanson was President of the Levi’s® brand in Europe. From 1998 to 2000, he was Vice President of the Levi’s® brand in Europe. He began his career with us in 1988, holding executive-level advertising, marketing and business development positions in both the Levi’s® and Dockers® brands in the United States before taking his first position in Europe.

Hilary K. Krane, our Senior Vice President and General Counsel, joined us in January 2006. From 1994 to 2005, Ms. Krane held a variety of positions at PricewaterhouseCoopers, one of the world’s leading accounting firms, including Primary Legal Counsel to the U.S. Advisory Practice and, most recently, Assistant General Counsel and Partner. Prior to joining PricewaterhouseCoopers, Ms. Krane was a litigation associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in Chicago.

Scott A. LaPorta is President and Commercial General Manager of the Levi Strauss Signature® brand in the United States. Mr. LaPorta joined us in 2002 as the Chief Financial and Strategic Planning Officer for Levi Strauss Americas. In July 2003, Mr. LaPorta became Senior Vice President of Sales, Strategy and Finance for Levi Strauss Americas, until taking his current position in October of the same year. Before joining us, Mr. LaPorta was Executive Vice President and Chief Financial Officer of Park Place Entertainment.

Paul Mason, our Senior Vice President and President, Levi Strauss Europe, joined us in February 2004. Mr. Mason was chief executive officer of Matalan PLC, a discount clothing business and leading U.K. jeans retailer from 2002 to 2003. Prior to that time, he held senior positions with ASDA Group Limited, a subsidiary of Wal-Mart Stores, Inc., including chief operating officer, retailer director and logistics and human resources director. Mr. Mason is a non-executive director of Rentokil-Initial plc (U.K). Mr. Mason left us at the end of February 2006.

Fred Paulenich, our Senior Vice President of Worldwide Human Resources, joined us in 2000. Prior to joining us, Mr. Paulenich was Vice President and Chief Personnel Officer of Pepsi-Cola North America from 1999 to 2000. At Pepsi-Cola, he held a series of management positions including Vice President of Headquarters Human Resources from 1996 to 1998 and Vice President of Personnel from 1995 to 1996.

Hans Ploos van Amstel, Senior Vice President and Chief Financial Officer since March 2005, joined us in 2003 as Vice President of Finance and Operations for our European business. Mr. Ploos van Amstel joined us from Procter & Gamble, a leading manufacturer and marketer of consumer and household products. Mr. Ploos van Amstel joined Procter & Gamble in 1989, where he served in various capacities throughout Europe and the Middle East, leading to his appointment in 1999 as Finance Director of Global Corporate Fabric & Home Care, and culminating in his appointment in 2001 as Finance Director of Procter & Gamble’s Fabric & Home Care Europe division.

Lawrence W. Ruff, our Senior Vice President, Strategy and Worldwide Marketing since September 2003, joined us in 1987. From 1987 to 1996, he held a variety of marketing positions in the United States and Europe. He served as Vice President, Marketing and Development for Levi Strauss Europe, Middle East and Africa from 1996 to 1999 when he became Vice President, Global Marketing. In late 1999, he became Senior Vice President of Worldwide Marketing Services.

Our Board of Directors

Our board of directors currently has 14 members. Our board is divided into three classes with directors elected for overlapping three-year terms. The term for directors in class 1 (Mr. Georgescu, Mr. Friedman, Mr. R.D. Haas and Mr. Level) will end at our annual stockholders’ meeting in 2008. The term for directors in class 2 (Mr. P. E. Haas, Jr., Mr. Hellman, Ms. House, Ms. Pineda and Mr. Rogers) will end at our annual stockholders’ meeting in 2009. The term for directors in class 3 (Ms. Blackwell, Mr. Gaither, Ms. Haas, Mr. W.J. Haas and Mr. Marineau) will end at our annual stockholders’ meeting in 2007.

Committees.  Our board of directors has five committees.

•	Audit. Our audit committee provides assistance to the board in the board’s oversight of the integrity of our financial statements, financial reporting processes, internal controls systems and compliance with legal requirements. The committee meets with our management regularly to discuss our critical accounting policies, internal controls and financial reporting process and our financial reports to the public. The committee also meets with our independent registered public accounting firm and with our financial personnel and internal auditors regarding these matters. The committee also examines the independence and performance of our internal auditors and our independent registered public accounting firm. The committee has sole and direct authority to engage, appoint, evaluate and replace our independent auditor. Both our independent registered public accounting firm and our internal auditors regularly meet privately with this committee and have unrestricted access to the committee. The audit committee held six meetings during 2005.

•	Members: Mr. Level (Chair), Ms. Blackwell, Mr. Georgescu and Ms. Pineda.

Mr. Level is our audit committee financial expert as currently defined under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act and SEC rules and regulations.

•	Human Resources. Our human resources committee provides assistance to the board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation. The committee reviews our compensation objectives and performance against those objectives, reviews market conditions and practices and our strategy and processes for making compensation decisions, reviews the performance of our chairman and chief executive officer and approves the annual and long term compensation for our chairman, chief executive officer and executive officers, including our long term incentive compensation plans. The committee also reviews our succession planning, diversity, director compensation and benefit plans.

•	Members: Ms. House (Chair), Mr. Gaither, Mr. Hellman and Mr. Rogers.

•	Nominating and Governance. Our nominating and governance committee is responsible for identifying qualified candidates for our board of directors and making recommendations regarding the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance matters and reporting and making recommendations to the board concerning corporate governance matters.

•	Members: Mr. Gaither (Chair), Mr. Georgescu, Mr. Hellman and Ms. Pineda.

•	Finance. Our finance committee provides assistance to the board in the board’s oversight of our financial condition and management, financing strategies and execution and relationships with stockholders, creditors and other members of the financial community.

•	Members: Mr. Rogers (Chair), Ms. Haas, Mr. P.E. Haas, Jr., Mr. Hellman and Mr. Level.

•	Corporate Citizenship. Our corporate citizenship committee provides assistance to the board in the board’s oversight of our values and corporate citizenship as demonstrated through our policies, practices and interactions with stockholders, employees, suppliers, customers, consumers, communities, governmental authorities and others having a relationship with us.

•	Members: Mr. Georgescu (Chair), Ms. Blackwell, Mr. Friedman, Ms. Haas, Mr. W.J. Haas and Ms. House.

Our board made these committee assignments on December 8, 2005.

Director Compensation

Non-employee directors other than Robert D. Haas received compensation in 2005 consisting of an annual retainer fee of $45,000, meeting fees and, if applicable, committee chairperson retainer fees ($20,000 for the Audit Committee and the Human Resources Committee and $10,000 for the Finance Committee, the Corporate

Citizenship Committee and the Nominating and Governance Committee). Robert D. Haas, our chairman, retired as an employee in August 2005. Effective August 2005, Mr. Haas receives for his services as Chairman an annual retainer fee of $250,000, an annual car allowance of $30,528, meeting fees, an office and services of an assistant. Directors are covered under travel accident insurance while on company business and are eligible to participate in a deferred compensation plan. In 2005, Mr. Gaither participated in the deferred compensation plan.

In February 2005, our board approved a new compensation plan, the Senior Executive Long Term Incentive Plan. The plan is intended to provide long term incentive compensation to our senior management and members of our board. Employees on our Worldwide Leadership Team (which includes our executive officers), other employees identified by our board, and non-employee members of our board are eligible to receive awards under the plan. For more information, see “Executive Compensation — Long Term Incentive Compensation Plans.” In March 2005, each individual then serving as a non-employee member of our board received under the Senior Executive Long Term Incentive Plan an award of 750 stock appreciation rights, based on a target value of $45,000.

The following table provides compensation information for our directors in 2005 who were not employees.

	Annual Compensation			Long Term Compensation
Name	Retainer	Meeting Fees(1)	Other	LTIP Awards(2)

Angela Glover Blackwell	$55,000	$12,000	$—	750 units
Robert E. Friedman	45,000	9,000	—	750 units
James C. Gaither	65,000	15,000	—	750 units
Peter A. Georgescu	45,000	16,000	—	750 units
Miriam L. Haas	45,000	11,000	—	750 units
Peter E. Haas Jr.	45,000	13,000	—	750 units
Robert D. Haas(3)	83,333	2,000	10,180	1,667 units
Walter J. Haas	45,000	11,000	—	750 units
F. Warren Hellman	55,000	13,000	—	750 units
Patricia A. House	45,000	15,000	—	750 units
Leon J. Level(4)	33,750	10,000	—	750 units
Patricia Salas Pineda	65,000	14,000	—	750 units
T. Gary Rogers	45,000	16,000	—	750 units
G. Craig Sullivan	45,000	17,000	—	750 units

(1)	Meeting fees are based on $1,000 per meeting day attended.

(2)	Reflects the stock appreciation rights (referred to as units) under the Senior Executive Long Term Incentive Plan. These awards have a target value of $45,000 and will be settled at the end of a three-year performance period if the recipient is still serving as a non-employee director.

(3)	The retainer amount reflects a prorated portion of Mr. Haas’ annual retainer fee. Other compensation reflects a prorated car allowance. The retainer arrangement took effect in August 2005.

(4)	The retainer amount reflects a prorated portion of Mr. Level’s annual retainer fee. The retainer arrangement took effect in April 2005.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of our board of directors. Mss. Blackwell and House and Messrs. Gaither, Rogers and Sullivan served as members of the committee in 2005. In 2005, no member of the Human Resources Committee was a current or former officer or employee of ours. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

Mr. Gaither was, prior to 2004, senior counsel to the law firm Cooley Godward LLP. Cooley Godward provided legal services to us and to the Human Resources Committee in 2005, 2004 and 2003, for which we paid fees of approximately $235,000, $150,000 and $280,000, respectively, in those years.

Worldwide Code of Business Conduct

We have a Worldwide Code of Business Conduct which applies to all of our directors and employees, including the chief executive officer, the chief financial officer, the controller and our other senior financial officers. The Worldwide Code of Business Conduct covers a number of topics including:

•	accounting practices and financial communications;

•	conflicts of interest;

•	confidentiality;

•	corporate opportunities;

•	insider trading; and

•	compliance with laws.

A copy of the Worldwide Code of Business Conduct is filed as an exhibit to the registration statement of which this prospectus is a part.

Executive Compensation

Our executive compensation philosophy is designed to support our key business and talent objectives. Our business objectives focus on earnings, debt reduction and stockholder value while our talent objectives focus on attracting, retaining and motivating individuals as required to deliver our targeted annual and long term business results. In order to support the achievement of these objectives, we review the market practices of a similarly sized, competitive set of branded consumer product companies and major apparel competitors when setting compensation levels for our executives. Our intent is to position our executives’ compensation competitively against this set of companies.

The primary components of our executive compensation are base salary, annual bonus and long term incentives. Base salary is paid for ongoing performance throughout the year. Our annual bonuses are intended to motivate and reward achievement of annual business and individual objectives. Our long term incentives align with and reward for increasing stockholder value.

The table below provides compensation information for our chief executive officer and the other four executive officers who were our most highly compensated officers and who were serving as executive officers as of the last day of the fiscal year. We refer to these individuals in this prospectus as our named executive officers.

Summary Compensation Table

		Annual Compensation			Long Term
				All Other Annual	Compensation	All Other
Name/Principal Position	Year	Salary	Bonus(1)	Compensation(2)	LTIP Payouts(3)	Compensation(4)

Philip A. Marineau	2005	$1,200,000	$2,163,150	$—	$2,894,000	$818,961
President and Chief	2004	1,107,692	2,940,300	—	2,241,000	602,686
Executive Officer	2003	1,246,154	—	—	—	348,640
R. John Anderson	2005	743,930	1,667,930	287,088	960,000	71,451
Senior Vice President and	2004	758,785	711,392	274,275	1,020,000	68,724
President, Levi Strauss, Asia	2003	447,463	696,150	282,717	—	46,643
Pacific and Global Sourcing(5)
Paul Mason	2005	1,071,909	982,388	76,977	252,000	—
Senior Vice President and	2004	929,103	1,255,539	53,580	—	1,563,675
President, Levi Strauss Europe	2003	—	—	—	—	—
Robert L. Hanson	2005	644,269	915,915	—	252,000	92,670
President and Commercial General	2004	512,211	796,331	—	1,150,000	285,904
Manager, Levi’s® Brand, United	2003	471,923	—	—	—	—
States and U.S Supply Chain Services
Hans Ploos van Amstel	2005	438,221	703,828	1,071,867	266,000	517,828
Senior Vice President and	2004	368,315	428,817	—	105,000	112,185
Chief Financial Officer	2003	181,244	90,007	—	—	98,424

(1)	Our Annual Incentive Plan provides for annual bonuses if we meet pre-established performance targets. The Annual Incentive Plan is intended to reward for achievement of our business objectives during the year. Payment amounts are based on business unit and corporate financial results against the performance targets. The final amount of bonus earned by each participant depends upon the performance and job level of the individual.

(2)	Mr. Anderson is an Australian citizen whose employment with us is based in Singapore. He is considered a global assignee. Our approach for global assignee employees is to ensure that individuals working abroad are compensated as they would be if they were based in their home country by offsetting expenses related to a global assignment. This approach covers all areas that are affected by the assignment, including salary, cost of living, taxes, housing, benefits, savings, schooling and other miscellaneous expenses. Mr. Anderson is paid in Australian dollars; for purposes of the table, these amounts are converted into U.S. dollars using the exchange rate for the last month of the year. For Mr. Anderson, the 2005 amount reflects $276,051 due to his global assignment and $11,037 for a company-provided car. The 2004 amount reflects $261,776 due to his global assignment and $12,499 for a company-provided car. The 2003 amount shown reflects $271,249 due to his global assignment and $11,468 for a company-provided car.

Mr. Mason joined us in February 2004. He is a United Kingdom citizen whose employment with us is based in Brussels, Belgium. He commutes from his home in the United Kingdom. We provide Mr. Mason with an apartment in Brussels. Mr. Mason is paid in British pounds; for purposes of the table, these amounts are converted into U.S. dollars using the exchange rate for the last month of the year. For Mr. Mason, the 2005 amount reflects $35,535 paid for a company-provided apartment and $41,442 for a company-provided car. The 2004 amount reflects $38,552 paid for a company-provided apartment and $15,028 for a company-provided car. Mr. Mason is not treated as a global assignee. Mr. Mason resigned from his position as Senior Vice President and President, Levi Strauss Europe, effective February 28, 2006. In connection with his resignation and as contemplated by his employment agreement, Mr. Mason will receive no additional payment as a result of his departure.

Mr. Ploos van Amstel relocated to the United States from Belgium in March 2005. He is paid in U.S. dollars. For 2005, the amount includes $977,733 in relocation expenses grossed up for taxes and $65,972 for non-taxable relocation expenses.

(3)	For 2005, this column reflects the first payment earned under our Management Incentive Plan and the final payment under the interim long-term incentive plan.

For 2004, this column reflects the first and second payments earned under our interim long-term incentive plan.

For 2003, this column reflects the payments earned under the 2000 grant of our Leadership Shares Plan, our prior long-term incentive plan. These payments relate to the first four years of performance under the five-year measurement period, which was from 2000 through 2003. We did not make any payments under the Leadership Shares Plan in respect of the second or third installments of the 2000 grant. We did not make any further payments in respect of any outstanding awards, and do not expect to do so for any of the remaining performance measurement periods. For more information about our long term incentive plans, see “Executive Compensation — Long Term Incentive Compensation Plans.”

(4)	Beginning in 2005, our Executive Deferred Compensation Plan provides that we will match certain employee deferrals to the plan. Under the plan, we match deferrals in an amount in excess of the contribution limit under our Employee Savings and Investment Plan (which is our

401(k) plan), up to 10% of eligible pay. For Messrs. Marineau, Hanson and Ploos van Amstel, amounts shown in 2005 reflect these matching contributions.

For Messrs. Marineau and Hanson the amounts shown in 2004 and 2003 include contributions we made on their behalf under our Capital Accumulation Plan. The Capital Accumulation Plan was a non-qualified, defined contribution savings plan that permitted eligible employees to contribute up to 10% of their pay, on an after-tax basis, to an individual retail brokerage account established in the employee’s name. Matching contributions under this plan were dependent on business performance. We terminated the Capital Accumulation Plan in November 2004 and replaced it with our Executive Deferred Compensation Plan.

For Mr. Marineau, the 2005 amount shown reflects payments made as part of the 401(k) excess match of $295,148 and $523,813 in above-market interest attributable to amounts he deferred under our Executive Deferred Compensation Plan. The 2004 amount shown reflects a Capital Accumulation Plan contribution of $115,000 and $487,686 in above-market interest attributable to amounts he deferred under our executive deferred compensation plan. The 2003 amount shown reflects $348,640 in above-market interest attributable to amounts he deferred under our Executive Deferred Compensation Plan.

For Mr. Anderson, the 2005 amount shown reflects $71,451 in above-market interest attributable to amounts he deferred under our Executive Deferred Compensation Plan. The 2004 amount shown reflects $68,724 in above-market interest attributable to amounts he deferred under our executive deferred compensation plan. The 2003 amount shown reflects $46,643 of above-market interest attributable to amounts he deferred under our Executive Deferred Compensation Plan.

For Mr. Mason, the 2004 amount shown reflects a special one-time bonus of $1,563,675, paid in lieu of a 2004 long term incentive grant as provided under his employment agreement. For more information, please see “Employment Agreements.”

The above-market interest amounts for Messrs. Marineau and Anderson stated above, reflect updates to amounts previously reported as the formula used to determine interest paid under our executive deferred compensation plan became determinable in 2005. Above-market interest amounts previously reported assumed payment at a guaranteed minimum rate.

For Mr. Hanson, the 2005 amount shown reflects payments made as part of the 401(k) excess match of $92,670. The 2004 amount shown reflects a special retention bonus of $125,000, a special performance bonus of $125,000 and a Capital Accumulation Plan contribution of $35,904.

For Mr. Ploos van Amstel, the 2005 amount shown reflects a 401(k) excess match of $6,873, a $300,000 hiring bonus, a $200,000 special bonus and an insurance premium payment of $10,955. The 2004 amount shown reflects a special bonus of $21,830, a sign-on bonus of $64,900 and an insurance premium payment of $25,455. The 2003 amount shown reflects a sign-on bonus of $79,060, a special bonus of $2,237 and an insurance premium payment of $17,127.

(5)	From 2000 to 2004, we tracked Mr. Anderson’s salary in U.S. dollars and increased it according to U.S. market practices. However, due to substantial exchange rate fluctuations that have occurred over the last several years, his salary growth as expressed in Australian dollars (AUD) was not consistent with the rate of increases awarded to him. As a result, beginning in 2004, we track and pay his salary in Australian dollars. Under this methodology, in March 2004, we adjusted his AUD salary amount to AUD 987,600 to properly reflect the same rate of salary increases we had applied to his salary, as paid in U.S. dollars, since 2000. For purposes of the table, we convert his salary into U.S. dollars using the exchange rate for the last month of the year.

Long Term Incentive Compensation Plans

Senior Executive Long Term Incentive Plan.  In February 2005, our board established a new compensation plan, the Senior Executive Long Term Incentive Plan (the “SELTIP”) for our senior management and members of our board. The SELTIP is implemented through consecutive and overlapping three-year performance cycles. SELTIP participants are granted stock appreciation rights (“units”), payable solely in cash, as determined by the Human Resources Committee. The number of units granted to each participant was based on a projected hypothetical public market value of our common stock on the last day of the performance cycle and a target payout amount. Awards reflect a strike price, the hypothetical public market value of our common stock as of the end of the calendar year in which the performance cycle begins, as determined by the Human Resources Committee.

To the extent a payment would exceed two times the participant’s target payout, payment of the excess amounts generally will be deferred for an additional two years, and such amounts will be further adjusted during the two-year deferral period based on the fluctuation in value of our common stock. In addition, participants who are terminated for cause during a deferral period will forfeit all deferred amounts that have not already been paid out.

2005 Management Incentive Plan.  In July 2005, our board approved the establishment of a new two-year cash incentive plan, the 2005 Management Incentive Plan, for our management employees including our executive officers. The plan covers approximately 1,000 employees worldwide.

Plan payouts will be based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance in 2005 and 2006. Individual target amounts for each participant will be set based on a percentage of his or her 2005 long- term incentive plan target amount. We will pay incentive amounts in two portions, with the first payout based on achievement of our 2005 total company EBITDA target, and the second payout based on total company performance against the incentive plan’s two-year cumulative EBITDA and EBITDA growth targets.

The following table shows awards granted under our Senior Executive Long Term Incentive Plan and our 2005 Management Incentive Plan to our named executive officers:

Long Term Incentive Compensation Plans — Awards in Last Fiscal Year

	Number of		Performance or	Estimated Future Payouts
	Shares, Units		Other Period Until	Under Non-Stock Price-Based Plans
	or Other		Maturation	Threshold	Target		Maximum
Name	Rights (#)		or Payout	($ or #)	($ or #)		($ or #)

Philip A. Marineau	83,334	(1)	Three years	$—	$5,000,000	(2)	None	(3)
	—		Two years	—	4,000,000		$6,600,000	(4)
R. John Anderson	16,667	(1)	Three years	—	1,000,000	(2)	None	(3)
	—		Two years	—	800,000		$1,320,000	(4)
Paul Mason	15,000	(1)	Three years	—	900,000	(2)	None	(3)(5)
	—		Two years	—	720,000		$1,188,000	(4)(5)
Robert L. Hanson	15,000	(1)	Three years	—	900,000	(2)	None	(3)
	—		Two years	—	720,000		$1,188,000	(4)
Hans Ploos van Amstel	11,667	(1)	Three years	—	700,000	(2)	None	(3)
	—		Two years	—	560,000		$924,000	(4)

(1)	Award was made under our Senior Executive Long Term Incentive Plan.

(2)	Target amount was used to determine the number of stock appreciation rights granted.

(3)	Payout is based on appreciation of stock appreciation rights.

(4)	Cash-based award was made under our 2005 Management Incentive Plan.

(5)	As a result of Mr. Mason’s resignation at the end of February 2006, he is no longer be eligible for future payouts under the plan.

Pension Plan Benefits

Messrs. Marineau and Hanson.  The following table shows the estimated annual benefits payable upon retirement under our U.S. Home Office Pension Plan to persons at various covered compensation levels and years-of-service classifications prior to mandatory offset of Social Security benefits. Covered compensation is defined as annual base salary plus annual bonus, within certain IRS limits. An average of the highest covered compensation amounts within a predefined period is used to calculate the final annual pension benefits. Covered compensation for these named executive officers is the same as the total of their salary and bonus amounts shown in the Summary Compensation Table, subject to certain IRS limits. The table assumes retirement at the age of 65, with payment to the employee in the form of a single-life annuity.

U.S. Pension Plan Table

Final Average Covered	Years of Service
Compensation	5	10	15	20	25	30	35

$ 400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$205,000	$210,000
600,000	60,000	120,000	180,000	240,000	300,000	307,500	315,000
800,000	80,000	160,000	240,000	320,000	400,000	410,000	420,000
1,000,000	100,000	200,000	300,000	400,000	500,000	512,500	525,000
1,200,000	120,000	240,000	360,000	480,000	600,000	615,000	630,000
1,400,000	140,000	280,000	420,000	560,000	700,000	717,500	735,000
1,600,000	160,000	320,000	480,000	640,000	800,000	820,000	840,000
1,800,000	180,000	360,000	540,000	720,000	900,000	922,500	945,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,025,000	1,050,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,127,500	1,155,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,230,000	1,260,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,332,500	1,365,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,435,000	1,470,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,537,500	1,575,000
3,200,000	320,000	640,000	960,000	1,280,000	1,600,000	1,640,000	1,680,000
3,400,000	340,000	680,000	1,020,000	1,360,000	1,700,000	1,742,500	1,785,000

The following table shows, for each of Messrs. Marineau and Hanson, the credited years of service, the final compensation covered by the U.S. Home Office Pension Plan and the annual pension benefit each would receive at age 65 under the plan if he were to leave Levi Strauss & Co.

			Annual
		Final Average Covered	Pension
Name	Years of Service	Compensation	Benefit
	(As of November 27, 2005)

Philip A. Marineau(1)(2)	24	$2,544,120	$1,223,436
Robert L. Hanson(1)	17	583,058	189,084

(1)	We made amendments to our U.S. Home Office Pension Plan (HOPP) in 2004 that affected Mr. Marineau and Mr. Hanson in that their benefits were frozen under the plan.

(2)	For Mr. Marineau, the number of years of credited service and covered compensation are based on the terms of his employment agreement. Mr. Marineau’s HOPP benefits were frozen as of November 2004. However, as provided under Mr. Marineau’s employment agreement, he also participates in a supplemental executive retirement plan, which is a non-qualified complementary plan that operates in the same manner as the HOPP. This supplemental plan results in Mr. Marineau receiving the same pension benefits he would have received had the HOPP not been frozen.

Mr. Mason.  Prior to Mr. Mason’s resignation at the end of February 2006, he participated in the Levi Strauss United Kingdom pension plan. This plan provides both a defined benefit and a defined contribution pension. The plan has a minimum vesting period of two years. Because Mr. Mason did not satisfy the minimum vesting period, he is ineligible for any pension benefits.

Mr. Anderson.  Mr. Anderson participates in the Levi Strauss Australia pension plan. He also participates in a supplemental plan. The pension payment Mr. Anderson will receive upon retirement is based on years of service and his final average salary. Under the supplemental plan, we contribute 20% of his annual base salary and bonus to his pension each year. If Mr. Anderson’s employment with us had been terminated at the end of 2005, his benefit under these combined plans, to be paid in a lump sum at age 65, would have been 3.3 million Australian dollars, or approximately $2.4 million.

Mr. Ploos van Amstel.  Mr. Ploos van Amstel participates in the Levi Strauss Belgium pension plan. The plan provides a defined benefit pension based on a percentage of pensionable earnings and eligible pension service. The plan has a minimum vesting period of one year.

Employment Agreements

Mr. Marineau.  We have an employment agreement with Mr. Marineau. The agreement provides for a minimum base salary of $1.0 million in accordance with our executive salary policy and a target annual cash bonus of 90% of base salary, with a maximum bonus of 180% of base salary. In addition, Mr. Marineau is eligible to participate in all other executive compensation and benefit programs, including the Leadership Shares Plan and the long term incentive and annual incentive plans described above. Under the employment agreement, we made a one-time grant of 810,000 Leadership Shares to compensate him for the potential value of stock options he forfeited upon leaving his previous employer to join us. We also provide under the agreement a supplemental pension benefit to Mr. Marineau.

The agreement is in effect until terminated by either Mr. Marineau or us. We may terminate the agreement upon Mr. Marineau’s death or disability, for cause (as defined in the agreement), and without cause upon 30 days notice. Mr. Marineau may terminate the agreement for good reason (as defined in the agreement) or other than for good reason upon 30 days notice to us. The consequences of termination depend on the basis for the termination:

•	If we terminate without cause or if Mr. Marineau terminates for good reason, Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans and (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above.

•	If we terminate for cause or if Mr. Marineau terminates for other than good reason, then the agreement will terminate without our having further obligations to Mr. Marineau other than for amounts accrued or earned under our compensation and benefit programs (which does not include unvested Leadership Shares or target bonus amounts not payable as of the date of termination).

•	If we terminate for any reason other than cause or if Mr. Marineau terminates for good reason within 12 months after a change in control (as defined in the agreement), Mr. Marineau will be entitled to: (i) severance payments equal to three times the sum of his base salary as of the termination date plus his most recent target or, if greater, annual bonus, (ii) amounts accrued or earned under our compensation and benefit plans, (iii) an amount in respect of the Leadership Shares granted in the one-time grant described above, (iv) full and immediate vesting in all outstanding Leadership Shares; (v) full and immediate vesting in his supplemental pension benefit; and (vi) under specified circumstances, if any amounts paid are treated as parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code), an amount equal to the applicable excise tax and any taxes on this reimbursement payment.

Mr. Mason.  We had an employment agreement with Mr. Mason. Under the agreement, we agreed to pay him a minimum base salary of £600,000. Mr. Mason was also eligible to earn an annual bonus under our Annual Incentive Plan, with a target incentive equal to 65% of his base salary, and he has participated in our SELTIP since 2005. In addition, in lieu of granting him a long term incentive award in 2004, Mr. Mason was eligible to earn a special one-time bonus under a separate incentive arrangement, with a target incentive equal to 85% of his base salary, which was paid in early 2005. The amount of this bonus was equal to $1,563,675.

Under his agreement, Mr. Mason was also entitled to specified fringe benefits, including a company car, housing when abroad, medical insurance for Mr. Mason and his family and reimbursement of any additional taxes he may have had to bear as a consequence of these fringe benefits. We also agreed to provide Mr. Mason with supplementary pension benefits.

Mr. Mason’s employment agreement terminated upon his resignation effective February 28, 2006. In connection with his resignation, Mr. Mason was not entitled to any additional separation or termination benefits.

Mr. Ploos van Amstel.  We have an employment agreement with Mr. Ploos van Amstel. Under the agreement, Mr. Ploos van Amstel will receive a base salary at an annual rate of not less than $500,000, and will be eligible to participate in our Annual Incentive Plan at a target participation rate of 65% of salary, and our 2005 Long-Term Incentive Plan at a target participation amount of $700,000. In addition, Mr. Ploos van Amstel received an initial bonus of $300,000, which he must repay on a pro rata basis in the event he resigns voluntarily within 12 months of the date he began serving as our chief financial officer.

Under his agreement, Mr. Ploos van Amstel is entitled to specified fringe benefits including healthcare benefits, reimbursement of expenses associated with the relocation of his household from Belgium to San Francisco, California, and benefits under the various executive perquisite programs available to similarly ranked executives. Mr. Ploos van Amstel is eligible for participation in our Senior Executive Severance Plan. Mr. Ploos van Amstel’s employment is at-will, and may be terminated by us or by Mr. Ploos van Amstel at any time.

Senior Executive Severance Arrangements

Mr. Marineau.  Mr. Marineau is eligible for severance benefits as provided in his employment agreement. Please see “Employment Agreements” for more information.

Messrs. Anderson, Hanson and Ploos van Amstel.  Messrs. Anderson, Hanson and Ploos van Amstel are eligible for payments and other benefits under our Senior Executive Severance Plan, which is a discretionary, unfunded plan available to a select group of executives to recognize their past service to us in the event their employment is involuntarily terminated. We may terminate or amend this plan at any time at our sole discretion.

Under the plan, in exchange for the executive’s execution of a general release agreement with us following an involuntary termination without cause, we will pay the executive his or her base salary, plus a target bonus amount for the fiscal year in which the executive is notified of his or her employment termination. We will make this payment in installments or on the same payment schedule and in an amount no greater than the executive’s base salary at the time his/her employment terminated for a period ranging from 26 weeks to 104 weeks, depending on the executive classification.

In addition to these severance payments, we will pay an affected executive the same percentage of the monthly cost of the medical coverage we provide under the Consolidated Omnibus Budget Reconciliation Act (COBRA) (to the extent the executive elects COBRA coverage) that he was entitled to during his active employment. The subsidized COBRA medical coverage will continue during the period that the executive is entitled to receive severance payments, subject to a maximum period ending on the earlier of the 18-month period following the termination date or the date the executive is entitled to other medical coverage. We will also pay the cost of premiums under our standard basic life insurance program of $10,000 during the same period that we subsidize the COBRA coverage. If the executive becomes eligible to receive retiree health benefits, we will subsidize retiree medical coverage during the same period that we subsidize the COBRA coverage. In addition, we will provide an affected executive with career counseling and transition services.

PRINCIPAL STOCKHOLDERS

All shares of our common stock are deposited in a voting trust, a legal arrangement that transfers the voting power of the shares to a trustee or group of trustees. The four voting trustees are Miriam L. Haas, Peter E. Haas, Jr., Robert D. Haas and F. Warren Hellman. The voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take certain other actions which would normally be within the power of stockholders of a Delaware corporation. Our equity holders who, as a result of the voting trust, legally hold “voting trust certificates,” not stock, retain the right to direct the trustees on specified mergers and business combinations, liquidations, sales of substantially all of our assets and specified amendments to our certificate of incorporation.

The voting trust will last until April 2011, unless the trustees unanimously decide, or holders of at least two-thirds of the outstanding voting trust certificates decide, to terminate it earlier. If Robert D. Haas ceases to be a trustee for any reason, then the question of whether to continue the voting trust will be decided by the holders. The existing trustees will select the successors to the other trustees. The agreement among the stockholders and the trustees creating the voting trust contemplates that, in selecting successor trustees, the trustees will attempt to select individuals who share a common vision with the sponsors of the 1996 transaction that gave rise to the voting trust, represent and reflect the financial and other interests of the equity holders and bring a balance of perspectives to the trustee group as a whole. A trustee may be removed if the other three trustees unanimously vote for removal or if holders of at least two-thirds of the outstanding voting trust certificates vote for removal.

The table on the following page contains information about the beneficial ownership of our voting trust certificates as of February 1, 2006, by:

•	Each of our directors and each of our named executive officers;

•	Each person known by us to own beneficially more than 5% of our voting trust certificates; and

•	All of our directors and officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as described in the footnotes to the table below, the individuals named in the table have sole voting and investment power with respect to all voting trust certificates beneficially owned by them, subject to community property laws where applicable.

As of February 1, 2006, there were 172 record holders of voting trust certificates. The percentage of beneficial ownership shown in the table is based on 37,278,238 shares of common stock and related voting trust certificates outstanding as of February 1, 2006. The business address of all persons listed, including the trustees under the voting trust, is 1155 Battery Street, San Francisco, California 94111.

			Percentage of
	Number of Voting		Voting Trust
	Trust Certificates		Certificates
Name	Beneficially Owned		Outstanding

Peter E. Haas, Jr.	10,105,820	(1)	27.11%
Miriam L. Haas	6,803,724	(2)	18.25%
F. Warren Hellman	4,541,380	(3)	12.18%
Robert D. Haas	3,955,462	(4)	10.61%
Margaret E. Haas	2,644,278	(5)	7.09%
Walter J. Haas	1,584,357	(6)	4.25%
Robert E. Friedman	1,267,634	(7)	3.40%
Angela Glover Blackwell	—		—
James C. Gaither	—		—
James C. Gaither	—		—
Peter A. Georgescu	—		—
Patricia A. House	—		—
Leon J. Level	—		—
Philip A. Marineau	—		—
Patricia Salas Pineda	—		—
T. Gary Rogers	—		—
R. John Anderson	—		—
Robert L. Hanson	—		—
Paul Mason	—		—
Hans Ploos van Amstel	—		—
Directors and executive officers as a group (24 persons)	24,425,459		65.52%

(1)	Includes 3,882,360 voting trust certificates held by a trust, of which Mr. Haas is trustee, for the benefit of charitable entities. Includes a total of 1,644,624 voting trust certificates held by Mr. Haas’ wife and by trusts, of which Mr. Haas is trustee, for the benefit of his children. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 61,709 voting trust certificates held by trusts, of which Mr. Haas is trustee, for the benefit of the children of Mr. Haas and of Margaret E. Haas. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 2,657,721 voting trust certificates held by partnerships of which Mr. Haas is managing general partner.

(2)	Includes 3,823,795 voting trust certificates held by the estate of Peter E. Haas, Sr., for which Ms. Haas has been appointed co-executor under the will of Peter E. Haas, Sr.

(3)	Includes 190,243 voting trust certificates held by a trust, of which Mr. Hellman is co-trustee, for the benefit of the daughter of Robert D. Haas. Mr. Hellman disclaims beneficial ownership of these voting trust certificates. Includes 3,823,795 voting trust certificates held by the estate of Peter E. Haas, Sr., for which Mr. Hellman has been nominated co-executor under the will of Peter E. Haas, Sr. Mr. Hellman disclaims beneficial ownership of these voting trust certificates.

(4)	Includes an aggregate of 50,876 voting trust certificates owned by the spouse of Mr. Haas and by a trust, of which Mr. Haas is trustee, for the benefit of their daughter. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 700,000 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trust B-1 of which Mr. Haas is trustee. Includes 9,123 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trust A, of which Mr. Haas is a co-trustee, for the benefit of his mother. Mr. Haas disclaims beneficial ownership of these voting trust certificates.

(5)	Includes 1,841 voting trust certificates held by a trust, of which Ms. Haas is trustee, for the benefit of Ms. Haas’ son. Ms. Haas disclaims beneficial ownership of these voting trust certificates.

(6)	Includes 170,309 voting trust certificates held by the spouse of Mr. Haas and by trusts, of which Mr. Haas is trustee, for the benefit of Mr. Haas’ children. Mr. Haas disclaims beneficial ownership of these voting trust certificates. Includes 1,400,000 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trust B-3, of which Mr. Haas is trustee. Includes 9,123 voting trust certificates held by the Walter A. Haas, Jr. QTIP Trust A, of which Mr. Haas is a co-trustee, for the benefit of his mother. Mr. Haas disclaims beneficial ownership of these voting trust certificates.

(7)	Includes 40,000 voting trust certificates held by trusts, of which Mr. Friedman is co-trustee, for the benefit of his children and 195,834 voting trust certificates held by trusts, of which Mr. Friedman is co-trustee, for the benefit of Mr. Friedman’s nieces and nephew. Mr. Friedman disclaims beneficial ownership of these voting trust certificates. Includes 1,010,000 voting trust certificates held by Copper Reservoir, a California limited partnership, for which Mr. Friedman is a general partner.

Stockholders’ Agreement

Our common stock and the voting trust certificates are not publicly held or traded. All shares and the voting trust certificates are subject to a stockholders’ agreement. The agreement, which expires in April 2016, limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and to us. The agreement does not provide for registration rights or other contractual devices for forcing a public sale of shares, certificates or other access to liquidity. The scheduled expiration date of the stockholders’ agreement is five years later than that of the voting trust agreement in order to permit an orderly transition from effective control by the voting trust trustees to direct control by the stockholders.

Estate Tax Repurchase Policy

We have a policy under which we will repurchase a portion of the shares offered by the estate of a deceased stockholder in order to generate funds for payment of estate taxes. The purchase price will be based on a valuation received from an independent investment banking or appraisal firm. Estate repurchase transactions are subject to applicable laws governing stock repurchases, board approval and restrictions under our credit agreements and senior note indentures. Our senior secured revolving credit facility prohibits repurchases without the consent of the lenders, and the indentures relating to our senior notes limit our ability to make repurchases. The policy does not create a contractual obligation on our part. We may amend or terminate this policy at any time. No shares were repurchased under this policy in 2005, 2004 or 2003.

Valuation Policy

We have a policy under which we have historically obtained, and made available to our stockholders, an annual independent third-party valuation of our common stock. We used this valuation for, among other things, making determinations under our SELTIP. The policy provides that we will make reasonable efforts to defend valuations we obtain which are challenged in any tax or regulatory proceeding involving a stockholder (including an estate) that used the valuation and was challenged on that use. The policy provides that we will not indemnify any stockholder against any judgment or settlement amounts or expenses specific to any individual stockholder arising from the use of a valuation.

Voting Trustee Compensation

The voting trust agreement provides that trustees who are also beneficial owners of 1% or more of our stock are not entitled to compensation for their services as trustees. Trustees who are not beneficial owners of more than 1% of our outstanding stock may receive such compensation upon approval of our board. All trustees are entitled to reimbursement for reasonable expenses and charges which they may incur in carrying out their duties as trustees. As of November 27, 2005, each trustee beneficially owned more than 1% of our outstanding stock.

Voting Trustee Indemnification

Under the voting trust agreement, the trustees are not liable to us or to the holders of voting trust certificates for any actions undertaken in their capacity as trustees, except in cases of willful misconduct. The voting trust will indemnify the trustees in respect of actions taken by them under the voting trust agreement in their capacity as trustees, except in cases of willful misconduct.

We have agreed to reimburse the voting trust for any amounts paid by the trust as a result of its indemnity obligation on behalf of the trustees.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which will not be eliminated by this provision in our certificate of incorporation. In addition, each of our directors is subject to liability under Delaware law for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors’ responsibilities under any other laws, such as the federal securities laws.

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

Delaware law provides that the indemnification permitted thereunder will not be considered exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We believe that the limitation of liability provision in our certificate of incorporation facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation other than a claim against one of our former employees in connection with our wrongful termination litigation and claims against certain of our current and former board members and officers in connection with our class actions securities litigation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. For more information, see “Business — Legal Proceedings.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alvarez & Marsal, Inc.  On December 1, 2003, and as provided by an agreement with Alvarez & Marsal, Inc., a business turnaround and management consulting firm, we appointed James P. Fogarty as our interim chief financial officer, replacing William B. Chiasson who resigned from that position on December 5, 2003. Mr. Fogarty is a managing director with Alvarez & Marsal. Our agreement with Alvarez & Marsal also provided that Antonio Alvarez would serve as Senior Advisor to us and would be an executive officer. Mr. Alvarez is a co-founding Managing Director of Alvarez & Marsal. Mr. Alvarez completed his work as senior advisor and left that position in

April 2004. Effective March 7, 2005, Hans Ploos van Amstel replaced Mr. Fogarty as our chief financial officer. For more information about Mr. Ploos van Amstel, please see “Management.”

Under the terms of our agreement, in 2005 and 2004, we paid Alvarez & Marsal $3.7 million and $11.4 million, respectively, as regular compensation for their services and as incentive bonuses as a result of our achievement of certain financial performance, financial reporting and control and planning activities.

Directors.  Robert E. Friedman, one of our directors, is founder and chairman of the board of the Corporation for Enterprise Development, a not-for-profit organization focused on creating economic opportunity by helping residents of poor communities, which works with public and private policymakers in governments, international organizations, corporations, private foundations, labor unions and community groups to design and implement economic development strategies. In 2005, the Levi Strauss Foundation donated $85,000 to the Corporation for Enterprise Development. In 2003, we donated $50,000. There were no such donations in 2004.

James C. Gaither, one of our directors, was, prior to 2004, senior counsel to the law firm Cooley Godward LLP. Cooley Godward provided legal services to us and to the Human Resources Committee of our board of directors in 2005, 2004 and 2003, for which we paid fees of approximately $235,000, $150,000 and $280,000, respectively, in those years.

Peter A. Georgescu, one of our directors, is Chairman Emeritus of Young and Rubicam, Inc., WPP Group plc, a global advertising agency. The agency provided advertising services to us in 2003. We paid fees of approximately $18,800. We did not obtain any such services in 2005 or 2004. Mr. Georgescu is a director of Toys “R” Us, Inc. We made a $5,000 donation to the Toys “R” Us Children’s Fund in 2004 and 2003. There was no such donation in 2005.

Philip A. Marineau, one of our directors and President and Chief Executive Officer of our Company, is a director of the Meredith Corporation, a publicly held media and marketing company. The Meredith Corporation provided services to us in 2005, for which we paid approximately $10,000. We did not obtain any such services in 2004 or 2003.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

Principal Amount; Use of Proceeds

On September 29, 2003, we entered into a $650.0 million senior secured revolving credit facility. We used the borrowings under this agreement, together with borrowings under our senior secured term loan, to refinance our January 2003 senior secured credit facility and our 2001 domestic receivables securitization agreement, and for working capital and general corporate purposes. On May 18, 2006, we amended and restated the revolving credit facility and the maximum availability under the facility was reduced to $550.0 million. The following description reflects this amendment.

Revolving Credit Facility

The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of our domestic accounts receivable, inventory and cash and investment securities deposited in secured accounts with the administrative agent or other lenders. We are required to maintain a reserve against availability or deposit cash or certain investment securities in secured accounts with the administrative agent in the amount of $75.0 million at all times. A failure to do so will result in a block on availability under the facility but will not result in a default. Subject to these requirements, we may make and repay borrowings from time to time until the maturity of the facility. The maturity date of the facility is September 23, 2011, at which time all borrowings under the facility must be repaid. We may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur, such as asset sales at a time when the covenant suspension described below is not in effect.

We also have the ability to deposit cash or certain investment securities with the administrative agent for the facility to secure our reimbursement obligations with respect to letters of credit and other obligations. Such cash-collateralized letters of credit are subject to lower letter of credit fees.

Interest Rate

The interest rate for our revolving credit facility is a floating rate based on availability under the revolving credit facility that cannot exceed, for LIBOR rate loans, 2.00% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

Guarantees and Security

Our obligations under the revolving credit facility are guaranteed by our domestic subsidiaries. The revolving credit facility is secured by a first-priority lien on domestic inventory and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of our most valuable real property interests and all of the capital stock of our foreign subsidiaries and of any affiliates that become restricted subsidiaries under the indenture governing our 2006 Notes and our yen denominated eurobond due 2016 (such restricted subsidiaries also are not permitted to be guarantors).

Covenants and Covenant Suspension

The revolving credit facility contains customary covenants restricting our activities as well as those of our subsidiaries, including limitations on our, and our subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in our corporate structure. For any period during which availability under the facility is at least $25.0 million, a number of these covenants will be fully or partially suspended, including the covenants relating to debt, liens, investments, dispositions, restricted payments and debt prepayments. In addition, the mandatory prepayment provision will be suspended. We are currently in a covenant suspension period.

Events of Default

The revolving credit facility contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the agreement or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of our board of directors; and invalidity of the guaranty or security agreements. The cross-default provision in the revolving credit facility applies if a default occurs on other indebtedness in excess of $25.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the revolving credit facility, our lenders may terminate their commitments, declare immediately payable all borrowings under the credit facility and foreclose on the collateral.

Prepayment of Term Loan

In March 2006, we prepaid the remaining balance of our senior secured term loan of approximately $488.8 million as of February 26, 2006. The prepayment was funded with the net proceeds from the Euro Notes and Dollar Notes we issued in March 2006 as well as cash on hand. We also used cash on hand to pay accrued and unpaid interest of approximately $7.5 million, and prepayment premium and transaction fees of approximately $17.4 million. We also wrote off approximately $15.3 million of unamortized debt issuance costs related to the prepayment of the term loan. As a result, we will record an approximately $32.7 million loss on early extinguishment of debt in the second quarter of 2006.

Prepayment of the term loan resulted in release of the security interests in the collateral securing the senior secured term loan, including a lien on our trademarks and copyrights and a second-priority lien on the assets securing our senior secured revolving credit facility. The trademarks are no longer subject to any liens securing indebtedness or other contractual obligations.

Reservation of Availability Under Senior Secured Revolving Credit Facility.

In 1996, we issued $450.0 million in aggregate principal amount of our 2006 Notes. In January 2005, pursuant to a tender offer, we repurchased $372.1 million in aggregate principal amount of these notes. Our senior secured revolving credit facility contained a covenant that required us, as a condition to prepaying the senior secured term loan, to fully repay, redeem, repurchase, or defease the remaining $77.9 million aggregate principal amount of 2006 Notes. Alternatively, we could also have satisfied this covenant by reserving cash or availability under the revolving credit facility sufficient to repay the 2006 Notes so long as we still had at least $150.0 million of borrowing availability under the revolving credit facility. On March 16, 2006, we complied with this covenant as a condition to prepaying the senior secured term loan by reserving borrowing availability of $77.9 million in accordance with the requirements of the revolving credit facility.

Other Financing Arrangements

Our other principal financing arrangements are summarized below:

2006 Notes

In 1996, we issued $450.0 million in senior unsecured notes maturing in November 2006 to qualified institutional buyers. The 2006 Notes bear interest at a rate of 7.00%. In January 2005, pursuant to a tender offer, we repurchased $372.1 million in aggregate principal amount of the 2006 Notes. The remaining $77.8 million in outstanding notes are unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt. The indenture governing these notes contains customary investment-grade security events of default and restricts our ability and the ability of our subsidiaries and future subsidiaries, to incur liens, engage in sale and leaseback transactions and engage in mergers and sales of assets. The indenture also contains a cross-

acceleration event of default that applies if debt in excess of $25.0 million is not paid at its stated maturity or upon acceleration and such payment default has not been cured within 30 days after we have been given a notice of default by the trustee or by holders of at least 25% in principal amount of the outstanding notes.

As discussed above, the revolving credit facility contained a covenant that required us, prior to prepayment of the term loan, to repay, refinance, redeem, repurchase, or defease the remaining $77.8 million aggregate principal amount of our 2006 Notes. Alternatively, we could have satisfied this covenant by reserving cash or availability under the revolving credit facility sufficient to repay the 2006 Notes so long as we still had at least $150.0 million of borrowing availability under the revolving credit facility. On March 16, 2006, we complied with this covenant as a condition to prepaying the senior secured term loan by reserving borrowing availability of $77.9 million in accordance with the requirements of the revolving credit facility.

2012 Notes

On December 4, 2002, January 22, 2003 and January 23, 2003, we issued a total of $575.0 million in 2012 Notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. These notes were offered at a net discount of $3.7 million, which is amortized to interest expense over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.4 million are amortized over the term of the notes to interest expense.

Use of Proceeds.  We used approximately $125.0 million of the net proceeds from the notes offering to repay remaining indebtedness under our 2001 bank credit facility and approximately $327.3 million of the net proceeds to purchase the majority of our 6.80% notes due November 1, 2003.

Exchange Offer.  In June 2003, after a required exchange offer, all but $9.1 million of the $575.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms registered under the Securities Act.

Covenants.  The indenture governing these notes contains covenants that limit our and our subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our other subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or our subsidiaries’ assets.

Asset Sales.  The indenture governing these notes provides that our asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. We must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under our senior secured revolving credit facility, or to invest in additional assets in a business related to our business. To the extent proceeds not so used within the time period exceed $10.0 million, we are required to make an offer to purchase outstanding notes at par plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes may require consent of the lenders under our senior secured revolving credit facility.

Change in Control.  If we experience a change in control as defined in the indenture governing the notes, then we will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under our senior secured revolving credit facility.

Events of Default.  The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to us, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-

acceleration event of default that applies if debt of us or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension.  If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and we and our subsidiaries are and remain in compliance with the indenture, then we and our subsidiaries will not be required to comply with specified covenants contained in the indenture.

Floating Rate Notes

On March 11, 2005, we issued $380.0 million in Floating Rate Notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 7-year notes maturing on April 1, 2012 and bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year. Starting on April 1, 2007, we may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to April 1, 2007, we may redeem up to and including 100% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 104% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption, provided that after giving effect to any redemption of less than 100% of the notes then outstanding, at least $150.0 million aggregate principal amount of the notes remains outstanding. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $8.6 million are amortized over the term of the notes to interest expense.

Use of Proceeds.  In February 2005, we commenced a cash tender offer for the outstanding principal amount of our senior unsecured notes due 2008. The tender offer expired March 23, 2005. We purchased pursuant to the tender offer $270.0 million and €89.0 million in principal amount tendered of the 2008 notes. We subsequently redeemed all remaining 2008 notes in April 2005. The remaining proceeds as well as cash on hand was used to pay for the fees and expenses of the tender offer.

Exchange Offer.  In June 2005, after a required exchange offer, all of the $380.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing our 2012 Notes.

Outstanding Euro Notes

On March 11, 2005, we issued a total of €150.0 million of Euro Notes at par to qualified institutional buyers. Costs representing underwriting fees and other expenses of approximately $4.8 million will be amortized over the terms of the notes to interest expense. These notes are unsecured obligations that rank equally with all of our existing and future unsecured and unsubordinated debt, and are substantially similar in all material respects with the Euro Exchange Notes offered hereby except that the Euro Exchange Notes have been registered under the Securities Act. See “Description of Euro Exchange Notes” for a description of the terms of the Euro Exchange Notes.

Use of Proceeds.  In February 2005, we commenced a cash tender offer for the outstanding principal amount of our senior unsecured notes due 2008. The tender offer expired March 23, 2005. We purchased pursuant to the tender offer $270.0 million and €89.0 million in principal amount tendered of the 2008 Notes. We subsequently redeemed all remaining 2008 Notes in April 2005.

Exchange Offer.  In June 2005, after a required exchange offer, all but €2.0 million of the €150.0 million aggregate principal amount of the Euro Notes we issued in March 2005 were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing our 2012 Notes.

2015 Notes

On December 22, 2004, we issued $450.0 million in 2015 Notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on January 15, 2015 and bear interest at 9.75% per annum, payable semi-annually in arrears on January 15 and July 15. We may redeem some or all of the notes prior to January 15, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to January 15, 2008, we may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 109.75% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. Costs representing underwriting fees and other expenses of approximately $10.3 million are amortized over the term of the notes to interest expense.

Use of Proceeds.  We used approximately $372.1 million of the gross proceeds of the issuance of the 2015 Notes to purchase, pursuant to a tender offer, $372.1 million in principal amount of our 2006 Notes. We intend to use the remaining proceeds to repay outstanding debt. We may also elect to use the remaining proceeds for other corporate purposes consistent with the requirements of our credit agreement, indentures and other agreements.

Exchange Offer.  In June 2005, after a required exchange offer, all but $50,000 of the $450.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing our 2012 Notes, Floating Rate Notes and Euro Notes.

Yen denominated eurobond

In 1996, we issued a ¥20.0 billion principal amount eurobond (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at our option at a make-whole redemption price commencing in 2006. We used the net proceeds from the placement to repay a portion of the indebtedness outstanding under a 1996 credit facility. The agreement governing this bond contains customary events of default and restricts our ability, and the ability of our subsidiaries and future subsidiaries, to incur liens, engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of our debt in excess of $25 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after our receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

DESCRIPTION OF EURO EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old Euro Notes were, and the Euro Exchange Notes will be, issued under an indenture dated as of March 11, 2005, among the Company and Wilmington Trust Company, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the Euro Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The Euro Notes previously issued under the indenture and the Euro Exchange Notes offered hereby will be treated as a single series of notes under the indenture, including for purposes of determining whether the required percentage of noteholders has given its approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders. For purposes of this description, unless the context indicates otherwise, references to “notes” include any and all Euro Notes previously issued under the indenture and the Euro Exchange Notes offered hereby and references to the “indenture” means the indenture governing the Euro Notes.

We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111. Copies of the indenture are also available at the offices of Dexia Banque Internationale à Luxembourg, 69, route d’Esch L-2953 Luxembourg.

We have issued €250.0 million aggregate principal amount of notes under the indenture, including €150.0 million of notes in March 2005 and, subject to compliance with the covenant described under “— Material Covenants — Limitation on Debt”, can issue an unlimited amount of additional notes at later dates. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that the notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in denominations of €50,000 and integral multiples of €50,000.

Principal, Maturity and Interest

The notes will mature on April 1, 2013. We will repay holders of notes not previously repurchased or redeemed the principal amount thereof upon maturity. Interest on the notes we are offering now will accrue at a rate of 8.625% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2006. We will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

•	unsubordinated unsecured obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, our total debt would have been approximately $2.3 billion and we would have had approximately $220.7 million of additional borrowing capacity under our revolving credit facility, after giving effect to (i) our utilization of credit-related instruments such as documentary and standby letters of credit and (ii) reserving

$77.9 million of availability under the revolving credit facility to satisfy a covenant in the revolving credit facility relating to prepayment of the term loan.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2005 accounted for approximately 45% of our consolidated net sales. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of February 26, 2006, the liabilities of our subsidiaries were approximately $485.0 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the notes to the extent of the value of the assets securing this Debt. As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, we would have had approximately $2.3 billion of debt, of which approximately $7.3 million would have been secured, the majority of such secured debt being capital leases. To the extent we enter into additional secured financings in the future, such as another senior secured term loan, the notes will also be junior in ranking to such secured debt to the extent of the value of the additional assets securing that debt.

The indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial.

Optional Redemption

Except as set forth in the second succeeding paragraph, the notes will not be redeemable at the option of the Company prior to April 1, 2009. Starting on that date, the Company may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The following prices are for notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2009	104.313%
2010	102.156%
2011 and thereafter	100.000%

At any time and from time to time, prior to April 1, 2008, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including additional notes) with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of notes (including additional notes) remain outstanding. Any redemption of this kind shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Any notice required to be given in connection with an optional redemption shall be given in accordance with the provisions set forth under “— Notices”.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

(b) send, by first-class mail, with a copy to the trustee, to each holder of notes, at such holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The Existing Bank Credit Facility restricts us in certain circumstances from purchasing any notes prior to maturity of the notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 and the 8.875% notes due 2016 require us to offer to repurchase such notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of notes or our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or the 8.875% notes due 2016 of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of notes or our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or the 8.875% notes due 2016 upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture and our failure to purchase our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or the 8.875% notes due 2016 in connection with a Change of Control would result in a default under the respective indentures governing such notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “— Amendments and Waivers”.

Material Covenants

Set forth below are summaries of the material covenants contained in the indenture.

Covenant Suspension

During any period of time that:

(a) the notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under the indenture, the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“— Limitation on Debt”,

•	‘‘— Limitation on Restricted Payments”,

•	‘‘— Limitation on Asset Sales”,

•	‘‘— Limitation on Restrictions on Distributions from Restricted Subsidiaries”,

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “— Designation of Restricted and Unrestricted Subsidiaries”, and

•	clause (e) of the first paragraph of “— Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “— Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of the Company and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or

(2) the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) Debt of the Company evidenced by the notes we issued on the Issue Date, our floating rate senior notes due 2012 issued on the Issue Date and our 9 3/4% senior notes due 2015 issued prior to the Issue Date;

(b) Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1) $1.6 billion, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities or otherwise Incurred pursuant to this clause (b) pursuant to the covenant described under “— Limitation on Asset Sales”, and

(2) the sum of the amounts equal to:

(A) 50% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the notes;

(c) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(d) Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(h) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

(i) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $100.0 million; and

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (h) above.

For purposes of determining compliance with the covenant described above,

(A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B) the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt”, or

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ended February 27, 2005 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company,

excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the indenture; provided, however, that at the time of the payment of the dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after the Issue Date, the dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2) the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “— Limitation on Debt” on or after the Issue Date; and

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary on or after the Issue Date that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b) at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; provided, however, that in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents for purposes of this clause (b); and

(c) the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Debt Incurred pursuant to clause (b) of the definition of Permitted Debt (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $10.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds, and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary, or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date,

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced,

(D) resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “— Limitation on Debt”, provided that the restriction is no less favorable to the holders of notes than the restrictions of the same type contained in the indenture, or

(E) constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(B) encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D) which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(e) any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “— Limitation on Debt”;

(f) the Existing Policies or any transaction contemplated thereby; and

(g) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or that Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt”, and

(2) create a Lien on the Property securing that Attributable Debt without also securing the notes pursuant to the covenant described under “— Limitation on Liens”, and

(b) the Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales”.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) any of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less,

(2) if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments”, or

(3) the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt”, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a) certifies that the designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of the designation or redesignation,

and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Listing

The €150 million aggregate principal amount of the notes issued on the Issue Date are currently listed on the Luxembourg Stock Exchange and trade on the EU regulated market. Application has been made to list the notes offered hereby on the Luxembourg Stock Exchange, to have them trade on the Euro MTF Market, and to transfer the trading of the €150 million aggregate principal amount of the notes issued on the Issue Date to the Euro MTF Market. As long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, the notes will be maintained in Luxembourg. Dexia Banque Internationale à Luxembourg is currently designated as the Company’s agent for such purposes.

Until we consummate an exchange offer for the Euro Notes offered hereby or such notes are resold under a shelf registration statement, the Euro Notes offered hereby will have a restricted identification code and will not be fungible with the €148.0 million aggregate principal amount of the registered outstanding Euro Notes. In addition, for a period of 40 days from their initial issuance, the Euro Notes offered hereby pursuant to Regulation S will have a temporary identification code and will also not be fungible with the €2.0 million aggregate principal amount of non-registered outstanding Euro Notes or with the Euro Notes offered hereby pursuant to Rule 144A. In addition, through the initial interest payment date of April 1, 2006, the Euro Notes offered hereby pursuant to Rule 144A will have a temporary identification code and will also not be fungible with the €2.0 million aggregate principal amount of non-registered outstanding Euro Notes or with the Euro Notes offered hereby pursuant to Regulation S.

If the Transparency Directive adopted by the European Commission would require the Company to publish its financial statements according to accounting principles that are materially different from U.S. generally accepted accounting principles or would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may de-list the notes from the Luxembourg Stock Exchange, in which case we will use commercially reasonable efforts to obtain an alternative admission to listing, trading, and/or quotation for the notes by another listing, authority, exchange and/or system outside the European Union, as we may decide. If such an alternative is not available to us or is, in our opinion, unduly burdensome, an alternative admission may be obtained. Notice of any de-listing and/or alternative admission shall be given in accordance with the provisions set forth under “— Notices”.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, provided, however, that this clause (e) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(f) the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g) the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the notes.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings.

Events of Default

Events of Default in respect of the notes include:

(1) failure to make the payment of any interest on the notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(2) failure to make the payment of any principal of any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7) specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”.

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to any of the notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) that holder has previously given to the trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Amendments and Waivers

Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note no amendment may, among other things,

(1) reduce the amount of notes whose holders must consent to an amendment or waiver,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or extend the Stated Maturity of any note,

(4) make any note payable in money other than euros,

(5) impair the right of any holder of the notes to receive payment of principal of and interest on that holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s notes,

(6) subordinate the notes to any other obligation of the Company,

(7) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of any agreement granting that security interest,

(8) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “— Optional Redemption”,

(9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to that Change of Control Offer, or

(10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto.

Without the consent of any holder of the notes, the Company and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

•	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

•	add Guarantees with respect to the notes,

•	secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any holder of the notes,

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act,

•	provide for the issuance of additional notes in accordance with the indenture.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the notes at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Notices of any amendment or waiver will, for as long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, be given in the manner set forth under “— Notices”.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of such notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. For a description of procedures applicable to the notes in definitive form, see “Book-Entry, Delivery and Form — Euro Notes — Definitive Euro Notes”.

Defeasance

The Company at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Material Covenants”,

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “— Events of Default” above, and

(3) the limitations contained in clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Material Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the trustee money in euros or European Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

(b) the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited European Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d) the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(e) the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(f) in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(g) in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(h) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Notices

As long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, in addition to any notice required by the indenture, notices to holders of the notes (whether held in global or certificated form), including but not limited to any notices related to the changing of a paying agent or the transfer agent or their specified offices, will be published in English in a newspaper having a general circulation in Luxembourg (which is expected to be the d’ Wort). Such notices may also be published on the Luxembourg Stock Exchange’s website (www.bourse.lu). If and so long as the notes are listed on any other securities exchange, notices in respect of such notes will also be given in accordance with any applicable requirements of that securities exchange.

Governing Law

The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law. Any legal action or proceeding in respect thereof shall be brought in the courts of New York.

The Trustee

Wilmington Trust Company is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indenture that are used in this “Description of Euro Notes”. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b) any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Material Covenants — Limitation on Transactions with Affiliates” and “— Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Material Covenants — Limitation on Restricted Payments”,

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property”,

(4) a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5) a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6) a transfer of accounts receivable of the type specified in the definition of “Credit Facilities” that is permitted under clause (b) of the second paragraph of “— Material Covenants — Limitation on Debt”, and

(7) any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $1.0 million.

Notwithstanding the foregoing, if, at any time, the aggregate Fair Market Value of assets disposed of by the Company to its Subsidiaries since the Issue Date (whether or not in the ordinary course of business), other than (A) Permitted Investments comprised of cash or Temporary Cash Investments, Permitted Investments of the type described in clause (d) of the definition of Permitted Investments that are made in the ordinary course of business consistent with past practice or Permitted Investments of the type described in clause (l) of the definition of Permitted Investments, (B) dispositions pursuant to paragraphs (4), (5), (6) and (7) above, (C) dispositions by the Company to a Restricted Subsidiary of raw materials to be used in the manufacture of finished goods, of finished goods and of work in process and (D) dispositions constituting Asset Sales, exceeds 10% of Consolidated Tangible Assets, all asset dispositions in excess thereof (other than asset dispositions described in clauses (A), (B), (C) or (D) above) shall be treated as Asset Sales subject to the restrictions set forth in the covenant described under “— Limitation on Asset Sales”. For purposes of this paragraph, the aggregate Fair Market Value of assets so transferred at any time shall be calculated by using the sum of the Fair Market Value of each asset disposition as of the date of its disposition.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”, and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b) the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b) for purposes of clause (a) of the definition of “Change of Control”, Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c) for purposes of clause (b) of the definition of “Change of Control”, any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “— Material Covenants — Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise; or

(b) on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the Beneficial Owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting

Stock of the Company than that other person or group; and provided further that the provisions of this clause (b) will not apply to Voting Trustees serving in that capacity under the Voting Trust Arrangement; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2) the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(d) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the Voting Trustees pursuant to the terms of the Voting Trust Arrangement) cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Interest Rate Agreements (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(C) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s equity in a net loss of that Person other than an Unrestricted Subsidiary for the specified period shall be included in determining such Consolidated Net Income,

(b) for purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition,

(c) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of the Restricted Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount that would have been permitted at the date of determination to be dividended to the Company or another Restricted Subsidiary by that Restricted Subsidiary without prior approval by a third party (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations applicable to that Restricted Subsidiary or its shareholders, during that period as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of the Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(e) any extraordinary gain or loss,

(f) the cumulative effect of a change in accounting principles,

(g) any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that those shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted

Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including the Existing Bank Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b) the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value, and

(c) the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of the Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if the Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, or

(2) if the Hedging Obligation is not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Fixed Charges,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(6) any one-time, non-recurring expenses relating to, or arising from, any closures of manufacturing facilities on or after the Issue Date, in each case incurred within 12 months after such closure, minus

(b) all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“European Government Obligations” means direct obligations (or certificates representing an ownership in such direct obligations) of any country that (i) is a member of the European Monetary Union (including any agency or instrumentality thereof) and (ii) was a member of the European Monetary Union on January 1, 2004 for the payment of which the full faith and credit of such country is pledged and which are not callable or redeemable at the issuer’s option.

“Event of Default” has the meaning set forth under “— Events of Default”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facilities” means (i) the Credit Agreement dated as of September 29, 2003, among the Company, Levi Strauss Financial Center Corporation, the financial institutions listed on the signature pages thereto and Bank of America, N.A., as agent and (ii) the Credit Agreement dated as of September 29, 2003, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, in each case as amended as of the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s Voting Trust Certificates, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “— Material Covenants — Limitation on Restricted Payments” and “— Material Covenants — Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities”, Fair Market Value shall be determined, except as otherwise provided,

(a) if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b) if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in other statements by another entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “— Material Covenants — Limitation on Debt”, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments”, “— Material Covenants — Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means March 11, 2005.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Voting Trustee and any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indenture.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Related Business;

(b) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Related Business;

(c) Temporary Cash Investments;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Material Covenants — Limitation on Asset Sales”;

(i) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(j) customers or suppliers of the Company or any of its subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(k) any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (j) above;

(l) any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the board of directors; provided, however that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (h) of the definition of Consolidated Net Income), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary; and

(m) any Person made for Fair Market Value that does not exceed $100.0 million outstanding at any one time in the aggregate.

“Permitted Liens” means:

(a) Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens not otherwise described in clauses (a) through (o) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by the Restricted Subsidiary pursuant to the covenant described under “— Material Covenants — Limitation on Debt”;

(q) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facilities as they exist on the Issue Date;

(s) Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t) Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that Refinances Debt of the Company, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent registered public accounting firm of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Public Market” means any time after:

(a) a Public Equity Offering has been consummated, and

(b) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2) all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “— Material Covenants — Limitation on Asset Sales” and “— Material Covenants — Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio”, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) that Person,

(b) that Person and one or more Subsidiaries of that Person, or

(c) one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million or issued by a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500.0 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A−” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act); and

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of the state is rated “A-3” or “A−” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) the obligations mature within 180 days of the date of acquisition thereof.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Material Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests, and in the case of the Company, Voting Trust Certificates) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Voting Trust Arrangement” means the Voting Trust Agreement entered into as of April 15, 1996 by and among Robert D. Haas; Peter E. Haas, Sr.; Peter E. Haas, Jr.; and F. Warren Hellman as the Voting Trustees and the stockholders of the Company who are parties thereto.

“Voting Trust Certificates” means those certificates issued pursuant to the Voting Trust Arrangement.

“Voting Trustees” means the persons entitled to act as voting trustees under the Voting Trust Arrangement.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS — EURO NOTES

In this section, unless explicitly stated otherwise, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries. We have agreed, pursuant to a registration rights agreement with the initial purchasers for the old Euro Notes (the “Euro Registration Rights Agreement”), for the benefit of the holders of the old Euro Notes, that we will, at our cost, (a) not later than 90 days after March 17, 2006, file a registration statement (the “Euro Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the old Euro Notes for Euro Exchange Notes and (b) cause the Euro Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 180 days after March 17, 2006. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Euro Registration Rights Agreement. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer the Euro Exchange Notes in exchange for surrender of the old Euro Notes (the “Euro Registered Exchange Offer”). We will keep the Euro Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the Euro Registered Exchange Offer is mailed to the holders of the old Euro Notes. For each old Euro Note surrendered to us pursuant to the Euro Registered Exchange Offer, the holder of such old Euro Note will receive a Euro Exchange Note having a principal amount equal to, and terms substantially similar to, that of the surrendered old Euro Note. Interest on each Euro Exchange Note will accrue from the last interest payment date on which interest was paid on the old Euro Note surrendered in exchange thereof or, if no interest has been paid on the old Euro Note surrendered, from the date of its original issuance. Under existing SEC interpretations, the Euro Exchange Notes would be freely transferable by holders of the Euro Notes issued in this offering other than affiliates of the Company after the Euro Registered Exchange Offer without further registration under the Securities Act if the holder of the Euro Exchange Notes represents (1) that it is acquiring the Euro Exchange Notes in the ordinary course of its business, (2) that it has no arrangement or understanding with any person to participate in the distribution of the Euro Exchange Notes and (3) that it is not an affiliate of the Company, as those terms are interpreted by the SEC, provided that broker-dealers (“Participating Broker-Dealers”) receiving Euro Exchange Notes in the Euro Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of the Euro Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Euro Exchange Notes (other than a resale of an unsold allotment from the original sale of the old Euro Notes) with the prospectus contained in the Euro Exchange Offer Registration Statement. Under the Euro Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Euro Exchange Offer Registration Statement in connection with the resale of the Euro Exchange Notes.

A holder of old Euro Notes (other than certain specified holders) who wishes to exchange those notes for Euro Exchange Notes in the Euro Registered Exchange Offer will be required to represent that (1) any Euro Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Euro Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Euro Exchange Notes and (3) that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (1) applicable interpretations of the staff of the SEC do not permit us to effect such a Euro Registered Exchange Offer, (2) for any other reason the Euro Exchange Offer Registration Statement is not declared effective within 180 days after March 17, 2006 or the Euro Registered Exchange Offer is not consummated within 210 days after March 17, 2006, (3) the initial purchasers so request within 45 days of consummation of the Euro Registered Exchange Offer with respect to old Euro Notes not eligible to be exchanged for Euro Exchange Notes in the Euro Registered Exchange Offer or (4) any holder of old Euro Notes issued (other than an initial purchaser) is not eligible to participate in the Euro Registered Exchange Offer or does not receive freely tradeable Euro Exchange Notes in the Euro Registered Exchange Offer other than by reason of the holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Euro Exchange Offer Registration Statement in connection with sales of Euro Exchange Notes shall not result in such Euro Exchange Notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the old Euro Notes or the Euro

Exchange Notes (or designate an existing registration statement for such use), as the case may be (the “Euro Shelf Registration Statement”), (2) cause the Euro Shelf Registration Statement to become effective under the Securities Act and (3) use our best efforts to keep the Euro Shelf Registration Statement effective until two years after the closing date of this offering. We will, in the event a Euro Shelf Registration Statement is filed, among other things, provide to each holder for whom the Euro Shelf Registration Statement was filed copies of the prospectus which is a part of the Euro Shelf Registration Statement, notify each such holder when the Euro Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the Euro Notes issued in this offering or the Euro Exchange Notes, as the case may be. A holder selling old Euro Notes or Euro Exchange Notes pursuant to the Euro Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Euro Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations).

If (1) on or prior to the 90th day following March 17, 2006, neither the Euro Exchange Offer Registration Statement nor the Euro Shelf Registration Statement has been filed with the SEC, (2) on or prior to the 180th day following March 17, 2006, neither the Euro Exchange Offer Registration Statement nor the Euro Shelf Registration Statement has been declared effective, (3) on or prior to the 210th day following March 17, 2006, neither the Euro Registered Exchange Offer has been consummated nor the Euro Shelf Registration Statement has been declared effective, or (4) after either the Euro Exchange Offer Registration Statement or the Euro Shelf Registration Statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of Euro Notes issued in this offering or Euro Exchange Notes in accordance with and during the periods specified in the Euro Registration Rights Agreement (each event referred to in clauses (1) through (4), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the old Euro Notes and the Euro Exchange Notes (in addition to the stated interest on the old Euro Notes and the Euro Exchange Notes) from and including the date on which the Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the Euro Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Euro Registration Rights Agreement, a copy of which is available upon request.

Application will be made to have the Euro Exchange Notes, if any, listed on the Luxembourg Stock Exchange and to have the Euro Exchange Notes traded on the Euro MTF Market. In connection with the Euro Registered Exchange Offer, (1) notice will be given to the Luxembourg Stock Exchange and published once in a daily newspaper of general circulation in Luxembourg (which is expected to be the d’ Wort) announcing the beginning of the Euro Registered Exchange Offer and, following completion of the offer, the results of the offer, (2) a Luxembourg exchange agent, through which all relevant documents with respect to the Euro Registered Exchange Offer will be made available, will be appointed, (3) the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to a noteholder, accepting such documents on our behalf, accepting the definitive old Euro Notes for exchange, and delivering Euro Exchange Notes to noteholders entitled thereto, and (4) in the event that the period of the Euro Registered Exchange Offer is extended after its commencement, notice of such extension will be given to the Luxembourg Stock Exchange and published once in a daily newspaper of general circulation in Luxembourg (which is expected to be the d’ Wort). Holders of Euro Notes will be able to hold their Euro Notes through Euroclear and Clearstream, Luxembourg, which are participants in DTC. The Euro Exchange Notes will be accepted for clearance through Euroclear and Clearstream, Luxembourg, a prospectus supplement will be prepared and notice will be given to the Luxembourg Stock Exchange and published in a Luxembourg newspaper announcing the results of the Euro Registered Exchange Offer, the principal amount of the old Euro Notes exchanged, the principal amount of the old Euro Notes remaining outstanding, the principal amount of the Euro Exchange Notes and the relevant Common Codes and International Securities Identification Numbers. The notices mentioned in this paragraph may also be published on the Luxembourg Stock Exchange’s website (www.bourse.lu).

DESCRIPTION OF DOLLAR EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old Dollar Notes were, and the Dollar Exchange Notes will be, issued under an indenture dated as of March 17, 2006, among the Company and Wilmington Trust Company, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the Dollar Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The Dollar Notes previously issued under the indenture and the Dollar Exchange Notes offered hereby will be treated as a single series of notes under the indenture, including for the purposes of determining whether the required percentage of noteholders has given its approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders. For purposes of this description, unless the context indicates otherwise, references to “notes” include any and all Dollar Notes previously issued under the indenture and the Dollar Exchange Notes offered hereby and references to the “indenture” means the indenture governing the Dollar Notes.

We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111.

We have issued $350.0 million aggregate principal amount of notes under the indenture and, subject to compliance with the covenant described under “— Material Covenants — Limitation on Debt”, can issue an unlimited amount of additional notes at later dates. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that the notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in a minimum denomination of $10,000 and integral multiples of $1,000 thereafter.

Principal, Maturity and Interest

The notes will mature on April 1, 2016.

Interest on the notes we are offering now will accrue at a rate of 8 7/8% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2006. We will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be:

•	unsubordinated unsecured obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

As of February 26, 2006, after giving effect to the application of (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, our total debt would have been approximately $2.3 billion and we would have had approximately $220.7 million of additional borrowing capacity under our revolving credit facility, after giving effect to (i) our utilization of credit-related instruments such as documentary and standby letters of credit and (ii) reserving

$77.9 million of availability under the revolving credit facility to satisfy a covenant in the revolving credit facility relating to prepayment of the term loan.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2005 accounted for approximately 45% of our consolidated net sales. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of February 26, 2006, the liabilities of our subsidiaries were approximately $485.0 million. Our subsidiaries have other liabilities, including contingent liabilities, that may be significant.

The notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the notes to the extent of the value of the assets securing this Debt. As of February 26, 2006, after giving effect to (i) the issuance of $350.0 million of our Dollar Notes and €100.0 million of our Euro Notes in March 2006 and (ii) our prepayment of our senior secured term loan in March 2006, we would have had approximately $2.3 billion of debt, of which approximately $7.3 million would have been secured, the majority of such secured debt being capital leases. To the extent we enter into secured financings in the future, such as another senior secured term loan, the notes will also be effectively subordinated to such secured debt to the extent of the value of the additional assets securing that debt.

The indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial.

Optional Redemption

Except as set forth in the second and third succeeding paragraphs, the notes will not be redeemable at the option of the Company prior to April 1, 2011. Starting on that date, the Company may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2011	104.438%
2012	102.958%
2013	101.479%
2014 and thereafter	100.000%

At any time and from time to time, prior to April 1, 2009, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including additional notes, if any) with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 65% of the original aggregate principal amount of notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

The Company may choose to redeem all or any portion of the notes, at once or over time, prior to April 1, 2011. If it does so, it may redeem the notes after giving the required notice under the indenture. To redeem the notes, the Company must pay a redemption price equal to the sum of:

(a) 100% of the principal amount of the notes to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such note at April 1, 2011 (such redemption price being described in the table appearing in the first paragraph of this “— Optional Redemption” section exclusive of any accrued interest) plus (ii) any required interest payments due on such note through April 1, 2011, (including any accrued and unpaid interest) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer” means Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Scotia Capital (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and one other financial institution chosen by the Company and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Any notice to holders of notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the trustee no later than two business days prior to the redemption date.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(c) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

(d) send, by first-class mail, with a copy to the trustee, to each holder of notes, at such holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The Existing Bank Credit Facility restricts us in certain circumstances from purchasing any notes prior to maturity of the notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 and our 8 5/8% euro-denominated notes due 2013 require us to offer to repurchase such notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of notes or our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or our 8 5/8% euro-denominated notes due 2013 of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of notes or our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or our 8 5/8% euro-denominated notes due 2013 upon a required repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture and our failure to purchase our 12.25% notes due 2012, our 9 3/4% notes due 2015, our floating rate notes due 2012 or our 8 5/8% euro-denominated notes due 2013 in connection with a Change of Control would result in a default under the respective indentures governing such notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “— Amendments and Waivers”.

Material Covenants

Set forth below are summaries of the material covenants contained in the indenture.

Covenant Suspension

During any period of time that:

(a) the notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under the indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“— Limitation on Debt”,

•	“— Limitation on Restricted Payments”,

•	“— Limitation on Asset Sales”,

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries”,

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “— Designation of Restricted and Unrestricted Subsidiaries”, and

•	clause (e) of the first paragraph of “— Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “— Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Measurement Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of the Company and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00, or

(2) the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) Debt of the Company evidenced by the notes offered hereby and the 8 5/8% euro-denominated notes due 2013 issued on the Issue Date;

(b) Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1) $1.6 billion, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities or otherwise Incurred pursuant to this clause (b) pursuant to the covenant described under “— Limitation on Asset Sales”, and

(2) the sum of the amounts equal to:

(A) 50% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the notes;

(c) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(d) Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(h) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(j) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (i) above;

(k) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $100.0 million; and

(l) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d) and (j) above.

For purposes of determining compliance with the covenant described above:

(A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B) the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt”, or

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made since the Measurement Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ended February 27, 2005 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds received after the Measurement Date, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Measurement Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Measurement Date upon the conversion or exchange of any Debt issued or sold on or prior to the Measurement Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Measurement Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B) the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Measurement Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the indenture; provided, however, that at the time of the payment of the dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after the Measurement Date, the dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after the Measurement Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2) the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Measurement Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “— Limitation on Debt” on or after the Measurement Date;

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary on or after the Measurement Date that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f) make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Issuer; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(g) make repurchases of shares of common stock of the Company deemed to occur upon the exercise of options to purchase shares of common stock of the Company if such shares of common stock of the Company represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(h) pay dividends on the common stock of the Company following the first Public Equity Offering of the Company after the Issue Date in an annual amount not to exceed 6.0% of the net cash proceeds received by the Company in such Public Equity Offering; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(i) repurchase shares of, or options to purchase shares of, common stock of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $10.0 million; and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; and

(j) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase Notes required under “Repurchase at the Option of Holders Upon a Change of Control” or “— Limitation on Asset Sales”; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b) at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; and

(c) the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

For the purposes of this covenant:

(1) in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents;

(2) securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days shall be considered to be cash to the extent of the cash received in that conversion;

(3) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash; and

(4) the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or cash equivalents shall also be considered satisfied if the cash received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Debt of the Company (excluding, in any such case, any Debt that (i) constitutes a Subordinated Obligation or (ii) is owed to the Company or an Affiliate of the Company); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash or that the Company earlier elects to so designate shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $10.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds, and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Not later than five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary, or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date,

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced,

(D) resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “— Limitation on Debt”, provided that the restriction is no less favorable to the holders of notes than the restrictions of the same type contained in the indenture, or

(E) constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(B) encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D) which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of executive officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(e) any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “— Limitation on Debt”;

(f) the Existing Policies or any transaction contemplated thereby; and

(g) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or that Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt”, and

(2) create a Lien on the Property securing that Attributable Debt without also securing the notes pursuant to the covenant described under “— Limitation on Liens”, and

(b) the Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales”.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) any of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less,

(2) if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments”, or

(3) the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt”, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a) certifies that the designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of the designation or redesignation,

and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(c) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(d) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(e) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(f) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(g) immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, provided, however, that this clause (e) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby;

(h) the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(i) the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the notes.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that (i) the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings and (ii) the electronic filing with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system providing for free public access to such filings) shall satisfy the Company’s obligation to provide such reports, information and documents to the trustee and the holders of notes.

Events of Default

Events of Default in respect of the notes include:

(1) failure to make the payment of any interest on the notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7) specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”.

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to any of the notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) that holder has previously given to the trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Amendments and Waivers

Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note no amendment may, among other things,

(1) reduce the amount of notes whose holders must consent to an amendment or waiver,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or extend the Stated Maturity of any note,

(4) make any note payable in money other than U.S. dollars,

(5) impair the right of any holder of the notes to receive payment of principal of and interest on that holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s notes,

(6) subordinate the notes to any other obligation of the Company,

(7) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of any agreement granting that security interest,

(8) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “— Optional Redemption”,

(9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to that Change of Control Offer, or

(10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto.

Without the consent of any holder of the notes, the Company and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

•	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

•	add Guarantees with respect to the notes,

•	secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any holder of the notes,

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act,

•	provide for the issuance of additional notes in accordance with the indenture.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the notes at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate:

(11) its obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Material Covenants”,

(12) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “— Events of Default” above, and

(13) the limitations contained in clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Material Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “— Events of Default” above or because of the failure of the Company to comply with clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the trustee money in U.S. dollars or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

(b) the Company delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(e) the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f) the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(i) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Governing Law

The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wilmington Trust Company is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indenture that are used in this “Description of Dollar Notes”. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(j) any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(k) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b) any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Material Covenants — Limitation on Transactions with Affiliates” and “— Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Material Covenants — Limitation on Restricted Payments”,

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property”,

(4) a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5) a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6) a transfer of accounts receivable of the type specified in the definition of “Credit Facilities” that is permitted under clause (b) of the second paragraph of “— Material Covenants — Limitation on Debt”, and

(7) any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $1.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”, and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b) the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b) for purposes of clause (a) of the definition of “Change of Control”, Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c) for purposes of clause (b) of the definition of “Change of Control”, any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “— Material Covenants — Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise; or

(b) on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the Beneficial Owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than that other person or group; and provided further that the provisions of this clause (b) will not apply to Voting Trustees serving in that capacity under the Voting Trust Arrangement; or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2) the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(d) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or by a vote of the Voting Trustees pursuant to the terms of the Voting Trust Arrangement) cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Interest Rate Agreements (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(C) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s equity in a net loss of that Person other than an Unrestricted Subsidiary for the specified period shall be included in determining such Consolidated Net Income,

(b) for purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments” only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition,

(c) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (d) below, the Company’s equity in the net income of the Restricted Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount that would have been permitted at the date of determination to be dividended to the Company or another Restricted Subsidiary by that Restricted Subsidiary without prior approval by a third party (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees and, orders applicable to that Restricted Subsidiary or its shareholders, during that period as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of the Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(e) any extraordinary gain or loss,

(f) the cumulative effect of a change in accounting principles,

(g) any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided, however, that if any such shares, options or other rights are subsequently redeemed for Property other than Capital Stock of the Company that is not Disqualified Stock then the Fair Market Value of such Property shall be treated as a reduction in Consolidated Net Income during the period of such redemption.

Notwithstanding the foregoing, for purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including the Existing Bank Credit Facility), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b) the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value, and

(c) the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of the Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b) all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c) all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if the Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, or

(2) if the Hedging Obligation is not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Fixed Charges,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(6) any one-time, non-recurring expenses relating to, or arising from, any closures of manufacturing facilities on or after the Issue Date, in each case incurred within 12 months after such closure, minus

(b) all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company, directly or indirectly, by that Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees and orders applicable to that Restricted Subsidiary or its shareholders.

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“Event of Default” has the meaning set forth under “— Events of Default”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facility” means the Credit Agreement dated as of September 29, 2003, among the Company, Levi Strauss Financial Center Corporation, the financial institutions listed on the signature pages thereto and Bank of America, N.A., as agent, as amended as of the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s Voting Trust Certificates, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “— Material Covenants — Limitation on Restricted Payments” and “— Material Covenants — Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities”, Fair Market Value shall be determined, except as otherwise provided,

(a) if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b) if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Measurement Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in other statements by another entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “— Material Covenants — Limitation on Debt”, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “— Material Covenants — Limitation on Restricted Payments”, “— Material Covenants — Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the notes in this offering are initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Measurement Date” means March 11, 2005.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer or the principal accounting officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Voting Trustee and any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indenture.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Related Business;

(b) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that the Person’s primary business is a Related Business;

(c) Temporary Cash Investments;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $5.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Material Covenants — Limitation on Asset Sales”;

(i) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(j) customers or suppliers of the Company or any of its subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;

(k) any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (j) above;

(l) any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the board of directors; provided, however that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (h) of the definition of Consolidated Net Income), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary; and

(m) any Person made for Fair Market Value that does not exceed $100.0 million outstanding at any one time in the aggregate.

“Permitted Liens” means:

(a) Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Material Covenants — Limitation on Debt”, regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k) Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p) Liens not otherwise described in clauses (a) through (o) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by the Restricted Subsidiary pursuant to the covenant described under “— Material Covenants — Limitation on Debt”;

(q) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facility as it exists on the Issue Date;

(s) Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t) Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that Refinances Debt of the Company, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent registered public accounting firm of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent registered public accounting firm of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Public Market” means any time after:

(a) a Public Equity Offering has been consummated, and

(b) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2) all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “— Material Covenants — Limitation on Asset Sales” and “— Material Covenants — Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio”, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on the Measurement Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) that Person,

(b) that Person and one or more Subsidiaries of that Person, or

(c) one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million or issued by a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500.0 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A−” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of the state is rated “A-3” or “A−” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) the obligations mature within 180 days of the date of acquisition thereof.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Material Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests, and in the case of the Company, Voting Trust Certificates) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Voting Trust Arrangement” means the Voting Trust Agreement entered into as of April 15, 1996 by and among Robert D. Haas; Peter E. Haas, Sr.; Peter E. Haas, Jr.; and F. Warren Hellman as the Voting Trustees and the stockholders of the Company who are parties thereto.

“Voting Trust Certificates” means those certificates issued pursuant to the Voting Trust Arrangement.

“Voting Trustees” means the persons entitled to act as voting trustees under the Voting Trust Arrangement.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS — DOLLAR EXCHANGE NOTES

In this section, the words “Company”, “we”, “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries. We have agreed, pursuant to a registration rights agreement with the initial purchasers for the old Dollar Notes (the “Dollar Registration Rights Agreement”), for the benefit of the holders of the old Dollar Notes, that we will, at our cost, (a) not later than 90 days after March 17, 2006, file a registration statement (the “Dollar Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the old Dollar Notes for Dollar Exchange Notes and (b) cause the Dollar Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 180 days after March 17, 2006. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Dollar Registration Rights Agreement. Upon the effectiveness of the Dollar Exchange Offer Registration Statement, we will offer the Dollar Exchange Notes in exchange for surrender of the old Dollar Notes (the “Dollar Registered Exchange Offer”). We will keep the Dollar Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the Dollar Registered Exchange Offer is mailed to the holders of the old Dollar Notes. For each old Dollar Note surrendered to us pursuant to the Dollar Registered Exchange Offer, the holder of such old Dollar Note will receive a Dollar Exchange Note having a principal amount equal to, and terms substantially similar to, that of the surrendered old Dollar Note. Interest on each Dollar Exchange Note will accrue from the last interest payment date on which interest was paid on the old Dollar Note surrendered in exchange thereof or, if no interest has been paid on the old Dollar Note surrendered, from the date of its original issuance. Under existing SEC interpretations, the Dollar Exchange Notes would be freely transferable by holders of the Dollar Notes issued in this offering other than affiliates of the Company after the Dollar Registered Exchange Offer without further registration under the Securities Act if the holder of the Dollar Exchange Notes represents that (1) it is acquiring the Dollar Exchange Notes in the ordinary course of its business, (2) that it has no arrangement or understanding with any person to participate in the distribution of the Dollar Exchange Notes and (3) that it is not an affiliate of the Company, as those terms are interpreted by the SEC, provided that broker-dealers (“Participating Broker-Dealers”) receiving Dollar Exchange Notes in the Dollar Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of the Dollar Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Dollar Exchange Notes (other than a resale of an unsold allotment from the original sale of the old Dollar Notes) with the prospectus contained in the Dollar Exchange Offer Registration Statement. Under the Dollar Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Dollar Exchange Offer Registration Statement in connection with the resale of the Dollar Exchange Notes.

A holder of old Dollar Notes (other than certain specified holders) who wishes to exchange those notes for Dollar Exchange Notes in the Dollar Registered Exchange Offer will be required to represent that (1) any Dollar Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Dollar Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Dollar Exchange Notes and (3) that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (1) applicable interpretations of the staff of the SEC do not permit us to effect such a Dollar Registered Exchange Offer, (2) for any other reason the Dollar Exchange Offer Registration Statement is not declared effective within 180 days after March 17, 2006 or the Dollar Registered Exchange Offer is not consummated within 210 days after March 17, 2006, (3) the initial purchasers so request within 45 days of consummation of the Dollar Registered Exchange Offer with respect to old Dollar Notes not eligible to be exchanged for Dollar Exchange Notes in the Dollar Registered Exchange Offer or (4) any holder of old Dollar Notes (other than an initial purchaser) is not eligible to participate in the Dollar Registered Exchange Offer or does not receive freely tradeable Dollar Exchange Notes in the Dollar Registered Exchange Offer other than by reason of the holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Dollar Exchange Offer Registration Statement in connection with sales of Dollar Exchange Notes shall not result in such Dollar Exchange Notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the old Dollar Notes or the Dollar Exchange Notes (or designate an existing registration statement for such use), as the case may be (the “Dollar Shelf Registration Statement”), (2) cause the Dollar Shelf Registration Statement to become effective under the Securities Act and (3) use our best efforts to keep the Dollar Shelf Registration Statement effective until two years after the closing date of this offering. We will, in the event a Dollar Shelf Registration Statement is filed, among other things, provide to each holder for whom the Dollar Shelf Registration Statement was filed copies of the prospectus which is a part of the Dollar Shelf Registration Statement, notify each such holder when the Dollar Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the Dollar Notes issued in this offering or the Dollar Exchange Notes, as the case may be. A holder selling old Dollar Notes or Dollar Exchange Notes pursuant to the Dollar Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Dollar Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations).

If (1) on or prior to the 90th day following March 17, 2006, neither the Dollar Exchange Offer Registration Statement nor the Dollar Shelf Registration Statement has been filed with the SEC, (2) on or prior to the 180th day following March 17, 2006, neither the Dollar Exchange Offer Registration Statement nor the Dollar Shelf Registration Statement has been declared effective, (3) on or prior to the 210th day following March 17, 2006, neither the Dollar Registered Exchange Offer has been consummated nor the Dollar Shelf Registration Statement has been declared effective, or (4) after either the Dollar Exchange Offer Registration Statement or the Dollar Shelf Registration Statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of Dollar Notes issued in this offering or Dollar Exchange Notes in accordance with and during the periods specified in the Dollar Registration Rights Agreement (each event referred to in clauses (1) through (4), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the old Dollar Notes and the Dollar Exchange Notes (in addition to the stated interest on the old Dollar Notes and the Dollar Exchange Notes) from and including the date on which the Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the Dollar Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Dollar Registration Rights Agreement, a copy of which is available upon request.

BOOK-ENTRY, DELIVERY AND FORM

Dollar Exchange Notes

General

We will initially issue the Dollar Exchange Notes in the form of one or more Global Dollar Notes (the “Global Dollar Exchange Note”). The Global Exchange Dollar Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Except as set forth below, the Global Dollar Exchange Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Dollar Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream, Luxembourg.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Dollar Exchange Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Dollar Exchange Notes represented by such Global Dollar Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Dollar Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Dollar Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Dollar Exchange Note other than participants). All interests in a Global Dollar Exchange Note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Dollar Exchange Note.

So long as DTC (or its nominee) is the registered holder and owner of the Global Dollar Exchange Note, DTC (or its nominee) will be considered the sole legal owner and holder of the Dollar Exchange Notes evidenced by the Global Dollar Exchange Note for all purposes of the Dollar Exchange Notes and the indenture governing the Dollar Notes. Except as set forth below under “— Definitive Dollar Exchange Notes”, as an owner of a beneficial interest in a Global Dollar Exchange Note, you will not be entitled to have the Dollar Exchange Notes represented by the Global Dollar Exchange Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Dollar Exchange Notes and will not be considered to be the owner or holder of any Dollar Exchange Notes under the Global Dollar Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Dollar Exchange Note desires to take any action that DTC, as the holder of the Global Dollar Exchange Note, is entitled to take, DTC would authorize the participants to take that action, and the participants would authorize beneficial owners owning through those participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Dollar Exchange Notes represented by the Global Dollar Exchange Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Dollar Exchange Note.

We expect that DTC (or its nominee) upon receipt of any payment of principal of, premium, if any, or interest on the Global Dollar Exchange Note will credit the accounts of its participants with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Dollar Exchange Note as shown on the records of DTC (or its nominee). We also expect that payments by participants, or indirect participants to owners of beneficial interests in the Global Dollar Exchange Note held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Dollar Exchange Note for any Dollar Exchange Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the Global Dollar Exchange Note owning through the participants.

All amounts payable under the Dollar Exchange Notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, the Company, the initial purchasers or any of their respective agents shall be liable to any holder of the Global Dollar Exchange Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Dollar Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of the trustee, the Company, the initial purchasers or any of their respective agents will have any responsibility or liability for the performance by DTC, its participants, indirect participants or intermediaries of their respective obligations under the rules and procedures governing their operations.

Definitive Dollar Exchange Notes

Subject to certain conditions, the Dollar Exchange Notes represented by the Global Dollar Exchange Note are exchangeable for certificated Dollar Exchange Notes in definitive form of like tenor in a minimum denomination of $10,000 principal amount and integral multiples of $1,000 thereafter if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Dollar Exchange Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2) we in our discretion at any time determine not to have all the Dollar Exchange Notes represented by the Global Dollar Exchange Note; or

(3) a Default or Event of Default entitling the holders of the Dollar Exchange Notes to accelerate the maturity thereof has occurred and is continuing.

Any Dollar Exchange Note that is exchangeable as described above is exchangeable for certificated Dollar Exchange Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Dollar Exchange Note is not exchangeable, except for a Global Dollar Exchange Note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment of the Dollar Exchange Notes

The indenture governing the Dollar Exchange Notes requires us to make payments in respect of the Dollar Exchange Notes represented by the Global Dollar Exchange Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Euro Exchange Notes

General

The Euro Exchange Notes offered hereby are denominated in euro. We will initially issue the Euro Exchange Notes in the form of one or more Global Euro Exchange Notes (the “Global Euro Exchange Notes”). The Global Euro Exchange Notes will be deposited with Citibank, N.A., Citibank Agency and Trust, Global Transaction Services, Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB as common depository (the “Common Depository”) and registered in the name of the nominee of the common depository for the accounts of Euroclear and Clearstream, Luxembourg.

Ownership of interests in the Global Euro Exchange Note (the “Euro Book-Entry Interests”) will be limited to persons that have accounts with Euroclear and/or Clearstream, Luxembourg or persons that may hold interests through such participants. Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream, Luxembourg and their participants.

Except as set forth below under “— Definitive Euro Exchange Notes”, the Euro Book-Entry Interests will not be held in definitive form. Instead, Euroclear and/or Clearstream, Luxembourg will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Euro Book-Entry Interests. In addition, while the Euro Exchange Notes are in global form, “holders” of Euro Book-Entry Interests will not be considered the owners or “holders” of Euro Exchange Notes for any purpose.

So long as the Euro Exchange Notes are held in global form, Euroclear and/or Clearstream, Luxembourg, as applicable (or their respective nominees), will be considered the holders of Global Euro Exchange Notes for all purposes under the indenture governing the Euro Exchange Notes. As such, participants must rely on the procedures of Euroclear and/or Clearstream, Luxembourg and indirect participants must rely on the procedures of Euroclear and/or Clearstream, Luxembourg and the participants through which they own Euro Book-Entry Interests in order to exercise any rights of holders under the indenture governing the Euro Notes.

Definitive Euro Exchange Notes

Under the terms of the indenture governing the Euro Notes, owners of Euro Book-Entry Interests will receive definitive Euro Exchange Notes in registered form (“Definitive Registered Euro Exchange Notes”):

(1) if Euroclear or Clearstream, Luxembourg notify us that it is unwilling or unable to continue to act and a successor is not appointed by us within 90 days;

(2) in whole, but not in part, if we, Euroclear or Clearstream, Luxembourg so request following a default under the indenture governing the Euro Notes; or

(3) if the owner of a Euro Book-Entry Interest requests such exchange in writing delivered through Euroclear and/or Clearstream, Luxembourg or us following an Event of Default under the indenture governing the Euro Notes.

In such an event, the registrar will issue Definitive Registered Euro Exchange Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream, Luxembourg or us, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Euro Book-Entry Interests), and such Definitive Registered Euro Exchange Notes will bear the restrictive legend referred to in “Notice to Investors”, unless that legend is not required by the indenture governing the Euro Notes or applicable law.

Redemption of Global Euro Exchange Notes

In the event any Global Euro Exchange Note, or any portion thereof, is redeemed, Euroclear and/or Clearstream, Luxembourg, as applicable, will distribute the amount received by it in respect of the Global Euro Exchange Note so redeemed to the holders of the Euro Book-Entry Interests in such Global Euro Exchange Note from the amount received by it in respect of the redemption of such Global Euro Exchange Note. The redemption price payable in connection with the redemption of such Euro Book-Entry Interests will be equal to the amount received by Euroclear or Clearstream, Luxembourg, as applicable, in connection with the redemption of such Global Euro Exchange Note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, Luxembourg, if fewer than all of the Euro Notes are to be redeemed at any time, Euroclear and Clearstream, Luxembourg will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of less than €50,000 principal amount may be redeemed in part.

Payments on Global Euro Exchange Notes

Payments of amounts owing in respect of the Global Euro Exchange Notes (including principal, premium and interest) will be made by us to a paying agent. The paying agent will, in turn, make such payments to the common depository for Euroclear and Clearstream, Luxembourg, which will distribute such payments to participants in accordance with their respective procedures. Under the terms of the indenture governing the Euro Notes, we and the trustee will treat the registered holder of the Global Euro Exchange Notes (i.e., Euroclear or Clearstream, Luxembourg (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

(1) any aspects of the records of Euroclear, Clearstream, Luxembourg or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by Euroclear, Clearstream, Luxembourg or any participant or indirect participant, or for maintaining, supervising or reviewing the records of Euroclear, Clearstream, Luxembourg or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

(2) Euroclear, Clearstream, Luxembourg or any participant or indirect participant. Payments by participants to owners of Euro Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”.

Citibank, N.A. is currently our paying agent in the City of London, England and Dexia Banque Internationale à Luxembourg is currently our paying agent in Luxembourg.

Currency and Payment for the Global Euro Exchange Notes

The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Euro Exchange Notes, will be paid to holders of interests in such Euro Exchange Notes through Euroclear and/or Clearstream, Luxembourg in euros.

Action by Owners of Euro Book-Entry Interests

Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of Euro Exchange Notes only at the direction of one or more participants to whose account the Euro Book-Entry Interests in the Global Euro Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of Euro Exchange Notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream, Luxembourg will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Euro Exchange Notes. However, if there is an event of default under the Euro Exchange Notes, each of Euroclear and Clearstream, Luxembourg reserves the right to exchange the Global Euro Exchange Notes for Definitive Registered Euro Exchange Notes in certificated form, and to distribute such Definitive Registered Euro Exchange Notes to their respective participants.

Transfers

Transfers between participants in Euroclear and Clearstream, Luxembourg will be done in accordance with Euroclear and Clearstream, Luxembourg’s rules and will be settled in immediately available funds. If a holder requires physical delivery of Definitive Registered Euro Exchange Notes for any reason, including to sell the Euro Exchange Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Euro Exchange Notes in accordance with the normal procedures of Euroclear and Clearstream, Luxembourg and in accordance with the provisions of the indenture governing the Euro Notes.

Euro Notes issued as Definitive Registered Euro Exchange Notes may be transferred or exchanged, in whole or in part, in minimum denominations of €50,000 in principal amount. In connection with any such transfer or exchange, the indenture governing the Euro Notes will require the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear or Clearstream, Luxembourg, where appropriate, to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

Global Clearance and Settlement Under the Book-Entry System

The Euro Exchange Notes represented by the Global Euro Exchange Notes are expected to be listed on the Luxembourg Stock Exchange and to trade on the Euro MTF Market. Transfers of interests in the Global Euro Exchange Notes between participants in Euroclear and Clearstream, Luxembourg will be affected in the ordinary way in accordance with their respective rules and operating procedures.

Although Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures in order to facilitate transfers of interests in the Global Euro Exchange Notes among participants in Euroclear or Clearstream, Luxembourg, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of the Company, the trustee or the paying agent will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

Euro Book-Entry Interests owned through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional bonds in registered form. Euro Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg holders on the business day following the settlement date against payment for value of the settlement date.

Secondary Market Trading

The Euro Book-Entry Interests will trade through participants of Euroclear or Clearstream, Luxembourg and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Euro Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

Information Concerning Euroclear, Clearstream, Luxembourg and DTC

Euroclear and Clearstream, Luxembourg

All Euro Book-Entry Interests will be subject to the operations and procedures of Euroclear and Clearstream, Luxembourg, as applicable. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures. Euroclear and Clearstream, Luxembourg hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream, Luxembourg participant, either directly or indirectly.

Because Euroclear and Clearstream, Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest.

The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the Euroclear or Clearstream, Luxembourg systems will receive distributions attributable to the Global Euro Exchange Notes only through Euroclear or Clearstream, Luxembourg participants.

The Depository Trust Company

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

IMPORTANT U.S. FEDERAL INCOME TAX CONSIDERATIONS

This general discussion of certain U.S. federal income tax (and, if you are a Non-U.S. Holder, as defined below, certain U.S. federal estate tax) consequences applies to you if you hold exchange notes as “capital assets”, generally for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, however, does not address state, local or foreign tax laws. In addition, it does not describe all of the rules which may affect the U.S. federal income tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, a dealer in securities, or a trader in securities who elects to apply a mark-to-market method of accounting, or a financial institution;

•	an S corporation;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the exchange notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

•	a nonresident alien or foreign corporation subject to net income basis U.S. federal income tax on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a U.S. trade or business;

•	an expatriate of the United States; or

•	a U.S. person whose functional currency is not the U.S. dollar.

This discussion is a summary of certain U.S. federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion is based on current provisions of the Code, U.S. Treasury regulations, published rulings, and court decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) or any court will agree with the statements and conclusions in this discussion.

This discussion may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain special U.S. federal tax rules, and does not describe future changes in U.S. federal tax rules. Please consult your tax advisor rather than relying on this general discussion.

The Exchange Offer

The exchange of old notes for exchange notes pursuant to the terms set forth in this prospectus generally will not be a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the old notes upon receipt of the exchange notes, and ownership of the exchange notes will be considered a continuation of ownership of the old notes. A holder’s basis in the exchange notes will be the same as the holder’s basis in the old notes exchanged. A holder’s holding period for the exchange notes will include the holder’s holding period for the old notes exchanged. The issue price and other tax characteristics of the exchange notes will be identical to the issue price and other tax characteristics of the old notes exchanged.

U.S. Holders

If you are a “U.S. Holder”, as defined below, this section applies to you. Otherwise, the next section, “Non-U.S. Holders”, applies to you.

Definition of U.S. Holder.  You are a “U.S. Holder” if you are a beneficial owner of the exchange notes that is:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding exchange notes, we suggest that you consult your tax advisor.

Interest.  You must generally include interest on the exchange notes in ordinary income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

If you use the cash method of accounting and you receive payments of interest in euros on the Euro Exchange Notes, the amount you are required to include in income is the dollar value of the amount paid (determined on the basis of the spot rate on the date the payment is received), regardless of whether the payment in converted into dollars. No exchange gain or loss will be recognized with respect to payments of interest in euros on the Euro Exchange Notes if you use the cash method of accounting.

If you use accrual method of accounting and you receive payments of interest in euros on the Euro Exchange Notes, the amount you are required to include in income for each taxable year is the dollar value of the interest accrued during the year, determined by translating such interest at the average rate of exchange for the period or periods during which the interest accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot rates for each business day of such period. Alternatively, you may elect to translate accrued interest into dollars at the spot rate on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the spot rate on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, you may instead translate such accrued interest into dollars at the spot rate on the day of receipt Any election to use the spot rate will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies or that you acquire thereafter. An election may not be revoked without the consent of the IRS.

If you use the accrual method of accounting, upon receipt of a payment of interest in euros on the Euro Exchange Notes you will recognize exchange gain or loss in an amount equal to the difference between the dollar value of the euros received (determined on the basis of the spot rate on the date the payment is received) and the dollar value of the interest income you have previously included in income with respect to the receipt of the payment. Any such gain or loss will be ordinary and generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Market Discount.  If you purchased an exchange note at a price less than the note’s principal amount, the amount of the difference will be treated as market discount unless such difference is less than a specified de minimis amount (generally .0025 of the note’s principal amount times the number of complete years to maturity from the date you acquired the exchange note). Market discount generally accrues ratably over the remaining term of an exchange note unless a holder elects to accrue market discount on a constant yield basis. If you are a U.S. Holder of an exchange note with market discount, you will be required to treat any gain recognized on the sale or other disposition of the exchange note as ordinary income rather than capital gain to the extent of the market discount accrued on the exchange note. You may elect to include market discount in income as it accrues, in which case any gain recognized on the sale or other disposition of the exchange note will be capital gain. Such election will apply to all debt instruments that you acquire during or after the taxable year to which the election applies, and may only be revoked with the consent of the IRS.

Market discount on a Euro Exchange Note will be determined in euros. If you do not elect to include market discount in income as it accrues, accrued market discount will be translated into dollars at the spot rate on the date you dispose of the Euro Exchange Note. No part of such accrued market discount will be treated as exchange gain or loss. If you elect to include market discount in income as it accrues, the amount currently includible in income for a taxable year will be the dollar value of the market discount that has accrued during the year, determined by translating such market discount at the average rate of exchange for the period or periods during which the market discount accrued. You will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Euro Exchange Note received by a U.S. Holder who uses the accrual method of accounting, as described above under “Interest”.

Bond Premium.  If you purchased an exchange note at a price in excess of the amount payable at maturity, you generally may elect to amortize the excess, or bond premium, over the remaining term of the note on a constant yield method as an offset to interest. If you elect to amortize bond premium, the amortized bond premium will reduce your basis in the exchange note. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the exchange note. An election to amortize bond premium on a constant yield method will also apply to all debt instruments that you hold or subsequently acquire during or after the taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Bond premium on a Euro Exchange Note will be determined in euros, and any amortized bond premium will reduce interest income in euros. On the date, that bond premium offsets interest, you may recognize exchange gain or loss in an amount equal to the difference between the spot rate in effect on that date and on the date hat you acquired the Euro Exchange Note.

Sale or Other Disposition of the Exchange Notes.  You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note (in cash or other property, valued at fair market value), other than amounts attributable to accrued interest on the exchange note, and any amounts attributable to accrued market discount, and your tax basis in the exchange note. The dollar value of cash received in foreign currency in respect of a Euro Exchange Note will be the dollar value determined on the basis of the spot rate on the date the Euro Exchange Note is sold. Your tax basis in an exchange note generally equals the price you paid for the note, increased by any market discount previously included in income and reduced (but not below zero) by any amortized bond premium. The dollar cost of a Euro Exchange Note generally will be the dollar value of the euros paid for the Euro Exchange Note (determined on the basis of the spot rate on the date the Euro Exchange Note was purchased).

Your gain or loss will generally be a long-term capital gain or loss if you have held the exchange note for more than one year. Otherwise, it will be a short-term capital gain or loss. Non-corporate U.S. Holders generally are eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary income.

Gain or loss that you recognize on the sale or other disposition of a Euro Exchange Note that is attributable to changes in exchange rates will be ordinary and generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS. Gain or loss attributable to changes in exchange rates will be recognized on a sale of a Euro Exchange Note only to the extent of the total gain or loss recognized on the sale.

Non-U.S. Holders

Definition of Non-U.S. Holder.  A “Non-U.S. Holder” is any person who is a beneficial owner of the exchange notes and is not a U.S. Holder. Please note that if you are subject to U.S. federal income tax on a net income basis on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a U.S. trade or business, this disclosure does not cover the U.S. federal income tax rules that apply to you.

Interest

Portfolio Interest Exemption.  Under the “portfolio interest exemption”, you will generally not have to pay U.S. federal income tax or withholding tax on interest paid on the exchange notes if:

•	you represent that you are the beneficial owner of the exchange notes and not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury;

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange notes on your behalf, certifies to us or our agent under penalty of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent; or

•	you hold your exchange notes through a “qualified intermediary” and the qualified intermediary satisfies the certification and documentation requirements of applicable U.S. Treasury regulations.

If you are treated as a partnership for U.S. federal income tax purposes, you generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner’s beneficial owner).

You will not, however, qualify for the portfolio interest exemption described above if:

•	you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

•	you are a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; or

•	you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

Withholding Tax if the Interest Is Not Portfolio Interest.  If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you will be subject to a 30% withholding tax on interest payments made on the exchange notes unless you are able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on IRS Form W-8BEN (or a suitable substitute form).

Sale or Other Disposition of the Exchange Notes.  You will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note. You may, however, be subject to tax on such gain if you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you may have to pay a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain. In the event that a payment is attributable to accrued interest, the rules applicable to interest will apply.

U.S. Federal Estate Taxes.  If you qualify for the portfolio interest exemption under the rules described above when you die, the exchange notes will not be included in your estate for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding

For each calendar year in which the exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder’s name, address and taxpayer identification number, the aggregate amount of principal and interest and sales proceeds paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold a tax equal to 28% of each payment of interest and principal and sales proceeds on or with respect to the exchange notes.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or a suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person will not be subject to U.S. backup withholding and may not be subject to information reporting requirements provided we do not have actual knowledge or reason to know that such holder is a U.S. person. In addition, IRS Form W-8BEN (or a suitable substitute form) will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

The payment of the proceeds on the disposition of an exchange note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding at a rate of 28% unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of an exchange note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will generally apply, however, to a payment of the proceeds of the sale of an exchange note by (a) a foreign office of a custodian, nominee, other agent or broker that is a U.S. person for U.S. federal income tax purposes, (b) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (d) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in a U.S. trade or business, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. Copies of the applicable information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

The regulations governing information reporting and backup withholding are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the applicable regulations will affect your particular circumstances.

European Union Reporting and Withholding

The European Union has adopted a Directive regarding the taxation of savings income. Member States are required to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Belgium, Luxembourg and Austria will instead impose a withholding system for a transitional period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Levi Strauss & Co. and subsidiaries as of November 27, 2005 and November 28, 2004, and for each of the years in the three-year period ended November 27, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Shearman & Sterling LLP, San Francisco, California.

GENERAL INFORMATION

Listing

Application has been made to list the Euro Exchange Notes offered hereby on the Luxembourg Stock Exchange and to have the Euro Exchange Notes traded on the Euro MTF Market in accordance with the rules of that exchange. Prior to the listing, a legal notice relating to the issue of the exchange notes and the certified organizational documents of the company will be deposited with Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg, where such documents may be examined and copies obtained. Notice of any optional redemption, change of control or any change in the rate of interest payable on the Euro Exchange Notes will be published in a Luxembourg newspaper of general circulation (which is expected to be d’Wort). Such notices may also be published on the Luxembourg Stock Exchange’s website (www.bourse.lu).

For so long as the Euro Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of our most recent audited consolidated financial statements and any unaudited quarterly interim financial statements published by us may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday.

In addition, the following documents may be inspected at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

•	our amended and restated certificate of incorporation and amended and restated by-laws;

•	the purchase agreement relating to the Euro Exchange Notes; and

•	the indenture relating to Euro Notes (which includes the form of the Euro Exchange Notes).

We will maintain a paying and transfer agent in Luxembourg for as long as any of the Euro Notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment, and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort). Such notices may also be published on the Luxembourg Stock Exchange’s website (www.bourse.lu).

Our fiscal year ends on the last Sunday in November of each year. Our audited consolidated financial statements as of and for fiscal year 2005 will be available free of charge at the office of our Luxembourg paying agent. With respect to each of the first, second and third quarter of our fiscal year, we file a Quarterly Report on Form 10-Q with the SEC containing our unaudited consolidated financial statements with respect to the applicable quarter. We do not publish unconsolidated financial statements and have not published any quarterly report since we published our quarterly report for first quarter of fiscal year 2006.

Clearing Information

At the closing of this offering, the Euro Exchange Notes will have been accepted for clearance through the facilities of Clearstream, Luxembourg and Euroclear. The relevant trading identification codes are set forth below:

		Common
	CUSIP	Code	ISIN

8.625% Euro Notes	—	021910694	XS0219106944

Unclaimed Funds

Subject to any applicable abandoned property law, the trustee and the paying agent shall pay to us upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders of Euro Notes entitled to the money must look to us for payment as general creditors.

Legal Information

We were founded in San Francisco in 1853 and were incorporated in Delaware in 1971. The nature of our business or purposes to be conducted or promoted by us is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. Our stock is privately held primarily by descendants of the family of Levi Strauss and is not publicly traded. We are authorized to issue 280,000,000 shares of capital stock, of which 270,000,000 shares shall be shares of common stock, par value $0.01 per share and 10,000,000 shares shall be shares of preferred stock, par value $1.00 per share. As of February 9, 2006, 32,278,238 shares of common stock were outstanding. We conduct our operations in the United States primarily through Levi Strauss & Co. and outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co.

Listing Particulars

Except as disclosed in this prospectus:

•	there has been no material adverse change in our financial position since November 27, 2005; and

•	we and our subsidiaries have not been involved in any litigation, administrative proceeding or arbitration relating to claims or amounts which are material in the context of the issue of exchange notes, and, so far as we are aware, no such litigation, administrative proceeding or arbitration is pending or threatened.

We accept responsibility for the information contained in this prospectus. To our best knowledge, except as otherwise noted, the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of this prospectus.

Significant Subsidiaries

Our significant subsidiaries are as follows:

•	Levi Strauss International Inc.

•	Levi Strauss International

•	Levi Strauss & Co. Europe SCA

•	Levi Strauss Continental SA

•	Levi Strauss Financial Center Corporation

•	Levi Strauss International Group Finance Coordination Services SCA

•	NF Industries, Inc.

•	Levi Strauss (U.K.) Ltd.

•	Levi Strauss Nederland B.V.

•	Dockers Europe B.V.

•	Levi Strauss (Hong Kong) Limited

•	Levi’s Only Stores, Inc.

•	Levi Strauss Receivables Funding, LLC

Authorization

Pursuant to resolutions dated February 3, 2006, the Board of Directors approved the issuance of the Euro Notes, authorized certain officers of the company to execute the documents related to the offering and delegated approval of the principal terms of the offering to the Finance Committee. Pursuant to resolutions dated February 10, 2006, the Finance Committee delegated authority to the Finance Committee Chair to review and approve the principal terms of the offering. On March 6, 2006, the Finance Committee Chair approved the principal terms of the offering.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 26,	November 27,
	2006	2005
	(Dollars in thousands) (Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$281,433	$239,584
Restricted cash	3,650	2,957
Trade receivables, net of allowance for doubtful accounts of $26,275 and $26,550	517,091	626,866
Inventories:
Raw materials	13,684	16,431
Work-in-process	12,638	16,908
Finished goods	507,385	506,902

Total inventories	533,707	540,241
Deferred tax assets, net of valuation allowance of $43,091 and $42,890	94,288	94,137
Other current assets	90,024	66,902

Total current assets	1,520,193	1,570,687
Property, plant and equipment, net of accumulated depreciation of $489,520 and $471,545	375,542	380,186
Goodwill	203,214	202,250
Other intangible assets, net of accumulated amortization of $1,219 and $1,081	45,627	45,715
Non-current deferred tax assets, net of valuation allowance of $261,745 and $260,383	498,983	499,647
Other assets	96,293	115,163

Total assets	$2,739,852	$2,813,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$92,907	$95,797
Current maturities of capital lease	1,506	1,510
Accounts payable	191,484	235,450
Restructuring liabilities	13,454	14,594
Accrued liabilities	158,973	187,145
Accrued salaries, wages and employee benefits	239,836	277,007
Accrued interest payable	40,663	61,996
Accrued taxes	73,449	39,814

Total current liabilities	812,272	913,313
Long-term debt, less current maturities	2,235,882	2,230,902
Long-term capital lease, less current maturities	3,754	4,077
Postretirement medical benefits	443,194	458,229
Pension liability	203,105	195,939
Long-term employee related benefits	132,711	156,327
Long-term tax liabilities	19,358	17,396
Other long-term liabilities	40,472	41,659
Minority interest	16,002	17,891

Total liabilities	3,906,750	4,035,733

Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock — $.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,144,667)	(1,198,481)
Accumulated other comprehensive loss	(111,412)	(112,785)

Stockholders’ deficit	(1,166,898)	(1,222,085)

Total liabilities and stockholders’ deficit	$2,739,852	$2,813,648

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands) (Unaudited)

Net sales	$940,191	$1,005,872
Licensing revenue	19,767	13,399

Net revenues	959,958	1,019,271
Cost of goods sold	502,522	519,287

Gross profit	457,436	499,984
Selling, general and administrative expenses	285,099	314,648
Gain on disposal of assets	(1,243)	(1,362)
Other operating income	(244)	(298)
Restructuring charges, net of reversals	3,187	3,190

Operating income	170,637	183,806
Interest expense	66,297	68,330
Loss on early extinguishment of debt	7	23,006
Other income, net	(1,148)	(3,959)

Income before income taxes	105,481	96,429
Income tax expense	51,667	49,110

Net income	$53,814	$47,319

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands) (Unaudited)

Cash Flows from Operating Activities:
Net income	$53,814	$47,319
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	16,330	15,181
Gain on disposal of assets	(1,243)	(1,362)
Unrealized foreign exchange losses (gains)	650	(770)
Write-off of unamortized costs associated with early extinguishment of debt	—	3,337
Amortization of deferred debt issuance costs	3,012	3,324
Provision for doubtful accounts	391	1,135
Decrease in trade receivables	112,988	68,077
Decrease (increase) in inventories	10,457	(51,972)
Increase in other current assets	(3,791)	(19,634)
Increase in other non-current assets	(1,332)	(210)
Decrease in accounts payable and accrued liabilities	(99,697)	(100,329)
Increase in income tax liabilities	35,056	43,700
Decrease in restructuring liabilities	(896)	(15,611)
Decrease in accrued salaries, wages and employee benefits	(56,255)	(67,083)
Decrease in long-term employee related benefits	(13,274)	(4,396)
Decrease in other long-term liabilities	(1,744)	(452)
Other, net	(82)	(850)

Net cash provided by (used for) operating activities	54,384	(80,596)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,740)	(4,668)
Proceeds from sale of property, plant and equipment	1,778	2,246
Cash outflow from net investment hedges	—	(2,302)
Acquisition of U.K. retail stores	(1,032)	—

Net cash used for investing activities	(8,994)	(4,724)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	450,000
Repayments of long-term debt	(2,910)	(429,737)
Net (decrease) increase in short-term borrowings	(1,894)	1,668
Debt issuance costs	(41)	(10,415)
Increase in restricted cash	(649)	(2,999)

Net cash (used for) provided by financing activities	(5,494)	8,517

Effect of exchange rate changes on cash	1,953	346

Net increase (decrease) in cash and cash equivalents	41,849	(76,457)
Beginning cash and cash equivalents	239,584	299,596

Ending cash and cash equivalents	$281,433	$223,139

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$80,496	$87,775
Income taxes	17,946	20,283
Restructuring initiatives	4,256	18,800

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006

NOTE 1:	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The unaudited consolidated financial statements of Levi Strauss & Co. and its foreign and domestic subsidiaries (“LS&CO.” or the “Company”) are prepared in conformity with generally accepted accounting principles in the United States (“U.S.”) for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of LS&CO. for the year ended November 27, 2005 included in the annual report on Form 10-K filed by LS&CO. with the Securities and Exchange Commission on February 14, 2006.

The unaudited consolidated financial statements include the accounts of Levi Strauss & Co. and its subsidiaries. All significant intercompany transactions have been eliminated. Management believes the disclosures are adequate to make the information presented herein not misleading. Certain prior year amounts have been reclassified to conform to the current presentation. The results of operations for the three months ended February 26, 2006 may not be indicative of the results to be expected for any other interim period or the year ending November 26, 2006.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Sunday of November in each year. The 2006 fiscal year consists of 52 weeks ending November 26, 2006. Each quarter of fiscal year 2006 consists of 13 weeks. The 2005 fiscal year consisted of 52 weeks ended November 27, 2005 with all four quarters consisting of 13 weeks.

Presentation of Licensing Revenue

Royalties earned from the use of the Company’s trademarks in connection with the manufacturing, advertising, distribution and sale of products by third-party licensees have been classified as “Licensing revenue” in the consolidated statements of income for the three months ended February 26, 2006. In prior years such amounts were previously included in “Other operating income” and have been reclassified to conform to the current presentation. The Company made the change in presentation primarily because of the increased contribution of licensing arrangements to the Company’s consolidated operating income, and management has identified potential expansion of the licensing programs as one of the Company’s key business strategies going forward. The Company has entered into a number of new licensing arrangements in recent years, and the related income generated from such arrangements has increased, from $44.0 million for the year ended November 30, 2003 to $73.9 million for the year ended November 27, 2005. The Company enters into licensing agreements that generally have terms of at least one year. Licensing revenues are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements. Costs relating to the Company’s licensing business are included in “Selling, general and administrative expenses” in the consolidated statements of income. Such costs are insignificant.

Restricted Cash

Restricted cash as of February 26, 2006 and November 27, 2005 was approximately $3.7 million and $3.0 million, respectively, and primarily relates to required cash deposits for customs and rental guarantees to support the Company’s international operations. The 2006 amount includes approximately $2.2 million of restricted cash for dividends declared but unpaid for the minority shareholders of the Company’s subsidiary in Japan.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

Loss on Early Extinguishment of Debt

During the three months ended February 27, 2005, the Company recorded a $23.0 million loss on early extinguishment of debt as a result of its debt refinancing activities during the period. The loss was comprised of a tender offer premium and other fees and expenses approximating $19.7 million incurred in conjunction with the Company’s completion in January 2005 of a tender offer to repurchase $372.1 million of its $450.0 million principal amount 2006 notes and the write-off of approximately $3.3 million of unamortized debt discount and capitalized costs related to such notes.

New Accounting Standards

Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment.  In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under this standard, all forms of share-based payment to employees, including stock options, would be treated as compensation and recognized in the income statement. This statement applies to all awards granted after the required effective date and to awards modified, repurchased or cancelled after that date. For entities with non-public equity, this statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005, which for the Company will be as of the beginning of fiscal 2007. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3.  In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which for the Company will be as of the beginning of fiscal 2007.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statement No. 133 and 140.  In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 simplifies the accounting for certain hybrid financial instruments that contain an embedded derivative that otherwise would have required bifurcation. SFAS 155 also eliminates the interim guidance in FASB Statement No. 133, which provides that beneficial interest in securitized financial assets are not subject to the provisions of FASB Statement No. 133. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 155 will have a significant effect on its financial statements.

SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140.  In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 156 will have a significant effect on its financial statements.

FASB Staff Position No. FAS No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.  In February 2006, the FASB issued FASB Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” This position amends SFAS 123R to incorporate that a cash settlement feature that can be exercised only upon the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

occurrence of a contingent event that is outside the employee’s control does not meet certain conditions in SFAS 123R until it becomes probable that the event will occur. The guidance in this FASB Staff Position shall be applied upon initial adoption of Statement 123R. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its financial statements.

NOTE 2:	RESTRUCTURING LIABILITIES

Summary

The following describes the reorganization initiatives associated with the Company’s restructuring liabilities balance as of February 26, 2006, including manufacturing plant closures and organizational changes. Severance and employee benefits relate to items such as severance packages, out-placement services and career counseling for employees affected by the plant closures and other reorganization initiatives. Other restructuring costs primarily relate to lease liability and facility closure costs. Reductions consist of payments for severance, employee benefits, and other restructuring costs, and the effect of foreign exchange differences.

The total balance of the restructuring liabilities at February 26, 2006 and November 27, 2005 was $21.9 million and $22.7 million, respectively. For the three months ended February 26, 2006, the Company recognized restructuring charges, net of reversals, of $3.2 million. Restructuring charges for the three months ended February 26, 2006 relate primarily to current period activities associated with the 2006 reorganization of its Nordic operations described below. The Company expects to utilize a substantial portion of the restructuring liabilities over the next 12 months. The $8.4 million non-current portion of restructuring liabilities at February 26, 2006 primarily relates to lease costs, net of estimated sub-lease income, associated with exited facilities, and is included in “Other long-term liabilities” on the Company’s consolidated balance sheets.

The following table summarizes the activity for the three months ended February 26, 2006, and the restructuring liabilities balance as of November 27, 2005 and February 26, 2006, associated with the Company’s reorganization initiatives:

	Restructuring				Restructuring
	Liabilities at				Liabilities at
	November 27,	Restructuring	Restructuring	Restructuring	February 26,
	2005	Charges	Reductions	Reversals	2006
	(Dollars in thousands)

2006 Reorganization initiatives(1)	$—	$1,828	$(22)	$—	$1,806
2004 Reorganization initiatives(2)	21,631	2,007	(3,786)	(652)	19,200
2003/2002 Reorganization initiatives(3)	1,024	6	(162)	(2)	866

Total	$22,655	$3,841	$(3,970)	$(654)	$21,872

Current portion of restructuring liabilities	$14,594				$13,454
Non-current portion of restructuring liabilities	8,061				8,418

Total	$22,655				$21,872

(1)	During the three months ended February 26, 2006, the Company announced that it was consolidating its operations in Norway, Sweden and Denmark into its European headquarters in Brussels, which will result in the displacement of approximately 45 employees. Current period charges represent the estimated statutorily required minimum severance that will be payable to the displaced employees. The Company estimates that it will incur additional restructuring charges of approximately $1.8 million related to this action, principally in the form of additional severance and facility closure costs, which will be recorded when they are incurred.

(2)	See below for more information.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

(3)	Activity primarily relates to remaining liabilities for severance and related employee benefits resulting from headcount reductions associated with the Company’s plant closures in North America and its 2003 Europe organization changes. In January 2004, the Company closed its sewing and finishing operations in San Antonio, Texas and in March 2004, the Company closed three Canadian facilities, two sewing plants in Edmonton, Alberta and Stoney Creek, Ontario, and a finishing center in Brantford, Ontario. During the fourth quarter of 2003, the Company commenced reorganization actions to consolidate and streamline operations in its European headquarters in Belgium and in various field offices. The remaining severance and related benefit payments are scheduled to be paid out in 2006. The Company expects to incur no significant additional restructuring charges in connection with its 2003 and prior initiatives.

2004 Reorganization Initiatives

The table below displays, for the 2004 reorganization initiatives, the restructuring activity for the first three months ended February 26, 2006, the balance of the restructuring liabilities as of February 26, 2006 and related cumulative charges to date:

	Restructuring				Restructuring	Cumulative Net
	Liabilities at				Liabilities at	Restructuring
	November 27,	Restructuring	Restructuring	Restructuring	February 26,	Charges
	2005	Charges	Reductions(6)	Reversals(7)	2006	to Date(8)
	(Dollars in thousands)
2004 Spain Plant Closures(1)
Severance and employee benefits	$172	$—	$2	$—	$174	$26,558
Other restructuring costs	63	—	(10)	—	53	1,676

Total	235	—	(8)	—	227	28,234

2004 Australia Plant Closure(2)

Severance and employee benefits	101	—	—	—	101	2,621

2004 U.S. Organizational Changes(3)
Severance and employee benefits	874	24	(314)	(3)	581	11,441
Other restructuring costs	13,506	529	(943)	—	13,092	19,206

Total	14,380	553	(1,257)	(3)	13,673	30,647

2004 Europe Organizational Changes(4)
Severance and employee benefits	3,072	1,431	(1,871)	(27)	2,605	20,563
Other restructuring costs	1,836	15	(453)	(92)	1,306	2,369

Total	4,908	1,446	(2,324)	(119)	3,911	22,932

2004 Dockers® Europe Organizational Changes(5)
Severance and employee benefits	227	2	(35)	(2)	192	3,472
Other restructuring costs	1,780	6	(162)	(528)	1,096	3,040

Total	2,007	8	(197)	(530)	1,288	$6,512

Total	$21,631	$2,007	$(3,786)	$(652)	$19,200

(1)	During the year ended November 28, 2004, the Company closed its two owned and operated manufacturing plants in Spain. Current period activity primarily relates to payments against remaining liabilities for severance and facility closure costs. The Company expects to incur no additional restructuring costs in connection with this action.

(2)	During the year ended November 28, 2004, the Company closed its owned and operated manufacturing plant in Adelaide, Australia. In December 2005, the Company sold the manufacturing plant, along with its Adelaide distribution center and business office, for approximately $2.1 million and is leasing back the distribution center and business office for an initial period of two years. The lease agreement contains two renewal options, each for a term of two years. The Company expects to incur no additional restructuring costs in connection with this action.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

(3)	During the year ended November 28, 2004, the Company reduced resources associated with the Company’s corporate support functions by eliminating staff, not filling certain open positions and outsourcing most of the transaction activities in the U.S. human resources function. Current period charges primarily represent additional costs associated with remaining lease liabilities. The Company estimates that it will incur future additional restructuring charges of approximately $1.2 million related to this action, principally in the form of additional costs associated with remaining lease liabilities.

(4)	During the year ended November 28, 2004, the Company commenced additional reorganization actions in its overall European operations which will result in the displacement of approximately 155 employees, 150 of which had been displaced at February 26, 2006. Current period charges represent additional severance and employee benefits primarily related to headcount reductions at the Company’s information technology center in Europe. The Company estimates that it will incur additional restructuring charges of approximately $0.6 million relating to this action, principally in the form of severance and employee benefits payments, which will be recorded as they become probable and estimable. The sale of the Company’s manufacturing plant in Hungary did not occur during the three months ended February 26, 2006 as previously anticipated. The sales agreement has been terminated, and the Company continues to operate the manufacturing plant.

(5)	During the year ended November 27, 2005, the Company transferred and consolidated its Dockers® operations into its European headquarters in Brussels. Current period activity primarily relates to payments against remaining liabilities for severance and facility closure costs. In addition, during the period the Company reduced its remaining estimated lease liability for its facilities in Amsterdam as a result of entering into an agreement to sub-lease a portion of the related property for more favorable terms than were anticipated. The Company expects to incur no additional restructuring costs in connection with this action.

(6)	Reductions consist of payments for severance, employee benefits and other restructuring costs, and foreign exchange differences.

(7)	Restructuring reversals for the three months ended February 26, 2006 related primarily to the change in the lease liability for the Company’s Dockers® facilities in Amsterdam discussed in (5) above.

(8)	Amounts represent cumulative restructuring charges, net of reversals, from the initiative’s inception through February 26, 2006.

NOTE 3:	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was $203.2 million and $202.3 million as of February 26, 2006 and November 27, 2005, respectively. The changes in the carrying amount of goodwill by business segment for the three months ended February 26, 2006 were as follows:

		Goodwill Acquired
	Goodwill Balance	During Three Months	Goodwill Balance
	November 27, 2005	Ended February 26, 2006	February 26, 2006
	(Dollars in thousands)

U.S. Levi’s® brand	$199,905	$—	$199,905
Europe	2,345	964	3,309

Total	$202,250	$964	$203,214

During the three months ended February 26, 2006, the Company’s subsidiary in the United Kingdom purchased one additional Levi’s® store and three factory outlets from one of its retail customers in the United Kingdom for approximately $1.0 million. The Company recorded approximately $1.0 million of additional goodwill in connection with this transaction.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

Other intangible assets were as follows:

	February 26, 2006			November 27, 2005
	Gross	Accumulated		Gross	Accumulated
	Carrying Value	Amortization	Total	Carrying Value	Amortization	Total
	(Dollars in thousands)

Amortized intangible assets:
Other intangible assets	$2,630	$(1,219)	$1,411	$2,599	$(1,081)	$1,518
Unamortized intangible assets:
Trademarks and other intangible assets	44,216	—	44,216	44,197	—	44,197

Total	$46,846	$(1,219)	$45,627	$46,796	$(1,081)	$45,715

Amortization expense for the three months ended February 26, 2006 and February 27, 2005 was approximately $0.1 million and $0.3 million, respectively. Future amortization expense for the next five fiscal years with respect to the Company’s amortized intangible assets as of February 26, 2006 is estimated at approximately $0.3 million per year.

NOTE 4:	INCOME TAXES

The Company’s income tax expense for the three months ended February 26, 2006 was approximately $51.7 million. The effective income tax rate for the three months ended February 26, 2006 was 49.0%. This differs from the Company’s estimated annual effective income tax rate for 2006 of 49.3% described below, due primarily to losses in certain foreign jurisdictions for which no tax benefit can be recognized. In accordance with FASB Interpretation No. 18, the Company adjusts its annual estimated effective tax rate to exclude the impact of these foreign losses. The adjusted estimated annual effective income tax rate is applied to the year-to-date pre-tax operating results, exclusive of the results in these foreign jurisdictions, and then adjusted by discrete items in the quarter to compute income tax expense for the three-month period ended February 26, 2006.

Estimated Annual Effective Income Tax Rate.  The estimated annual effective income tax rate for the full year 2006 and 2005 differs from the U.S. federal statutory income tax rate of 35% as follows:

	Fiscal Year	Fiscal Year
	2006(1)	2005(2)

Income tax expense at U.S. federal statutory rate	35.0%	35.0%
State income taxes, net of U.S. federal impact	0.6	0.3
Impact of foreign operations	12.5	15.9
Reassessment of contingent liabilities due to change in estimate	0.8	3.8
Other, including non-deductible expenses	0.4	0.4

	49.3%	55.4%

(1)	Estimated annual effective income tax rate for fiscal year 2006.

(2)	Projected annual effective income tax rate used for the three months ended February 27, 2005.

The “State income taxes, net of U.S. federal impact” item above primarily reflects the current state income tax expense, net of related federal benefit, which the Company expects for the year. The Company currently has a full valuation allowance against state net operating loss carryforwards. The impact of this item on the Company’s estimated annual effective tax rate has increased from the prior year as a result of higher projected cash tax expense in 2006 in those states without net operating loss carryforwards.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

The “Impact of foreign operations” item above reflects changes in the residual U.S. tax on unremitted foreign earnings as calculated with the Company’s expectation that foreign income taxes will be deducted rather than claimed as a credit for U.S. federal income tax purposes. In addition, this item includes the impact of foreign income and losses incurred in jurisdictions with tax rates that are different from the U.S. federal statutory rate. The impact of this item on the Company’s estimated annual effective tax rate was greater in 2005 as that period included significant foreign losses for which no tax benefit was expected to be recognized.

The “Reassessment of contingent liabilities due to change in estimate” item above relates primarily to changes in the Company’s estimate of its contingent tax liabilities. The change for 2006 includes estimated accrued interest of approximately $1.1 million on prior year contingent tax liabilities. For 2005, the 3.8 percentage point increase in the estimated annual effective tax rate primarily related to the estimated accrued interest of approximately $7.9 million on contingent tax liabilities. The interest accrued for 2006 has declined as compared to the same period in the prior year as a result of the decrease in the prior year contingent tax liabilities resulting from the settlements reached with the Internal Revenue Service and the related cash tax payments made by the Company at the end of 2005.

The “Other, including non-deductible expenses” item above relates primarily to items that are expensed for determining book income but that will not be deductible in determining U.S. federal taxable income.

Examination of Tax Returns.  During the three month period ended February 26, 2006, the Internal Revenue Service commenced an examination of the Company’s 2000-2002 U.S. federal corporate income tax returns. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Internal Revenue Service has not yet begun an examination of the Company’s 2003-2005 U.S. federal corporate income tax returns. The Company continuously reviews issues raised in connection with all ongoing examinations and open tax years to evaluate the adequacy of its liabilities. The Company believes that its accrued tax liabilities are adequate to cover all probable U.S. federal, state, and foreign income tax loss contingencies at February 26, 2006. However, it is reasonably possible the Company may also incur additional income tax liabilities related to prior years. The Company estimates this additional potential exposure to be approximately $11.7 million. Should the Company’s view as to the likelihood of incurring these additional liabilities change, additional income tax expense may be accrued in future periods. This $11.7 million amount has not been accrued because it currently does not meet the recognition criteria for liabilities under generally accepted accounting principles in the United States.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

NOTE 5:	LONG-TERM DEBT

Long-term debt is summarized below:

	February 26,	November 27,
	2006	2005
	(Dollars in thousands)

Long-term debt
Secured:
Term loan(1)	$488,750	$491,250
Revolving credit facility	—	—
Notes payable, at various rates	111	133

Subtotal	488,861	491,383

Unsecured:
Notes(1):
7.00% senior notes due 2006	77,803	77,782
12.25% senior notes due 2012	571,993	571,924
Floating rate senior notes due 2012	380,000	380,000
8.625% Euro senior notes due 2013	178,575	176,280
9.75% senior notes due 2015	450,000	450,000
4.25% Yen-denominated Eurobond, due 2016	171,453	167,588

Subtotal	1,829,824	1,823,574
Current maturities	(82,803)	(84,055)

Total long-term debt	$2,235,882	$2,230,902

Short-term debt
Short-term borrowings	$10,104	$11,742
Current maturities of long-term debt	82,803	84,055

Total short-term debt	$92,907	$95,797

Total long-term and short-term debt	$2,328,789	$2,326,699

(1)	In March 2006, the Company issued $350.0 million 8.875% senior notes due 2016 and an additional €100 million of 8.625% Euro senior notes due 2013 and subsequently prepaid the term loan. See “Subsequent Event — Issuance of 8.875% senior notes due 2016, Additional Issuance of Euro senior notes due 2013 and Prepayment of Term Loan” below.

Subsequent Event — Issuance of 8.875% Senior Notes due 2016, Additional Issuance of Euro Senior Notes due 2013 and Prepayment of Term Loan

Senior Notes due 2016.  On March 17, 2006, the Company issued $350.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on April 1, 2016 and bear interest at 8.875% per annum, payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2006. The Company may redeem these notes, in whole or in part, at any time prior to April 1, 2011, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption and a “make-whole” premium. Starting on April 1, 2011, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

under the indenture. In addition, at any time prior to April 1, 2009, the Company may redeem up to and including 35% of the original aggregate principal amount of the notes (including additional notes, if any) with the proceeds of one or more public equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $8.0 million will be amortized over the term of the notes to interest expense.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing the Company’s 2012 notes, 2012 floating rate notes, 2013 Euro notes and 2015 notes. For more information about the Company’s senior notes, see Note 7 to the audited consolidated financial statements included herein.

Additional Euro Senior Notes Due 2013.  On March 17, 2006, the Company issued an additional €100.0 million in Euro senior notes due 2013 to qualified institutional buyers. These notes have the same terms and are part of the same series as the €150.0 million aggregate principal amount of Euro denominated 8.625% senior notes due 2013 the Company issued in March 2005. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 8-year notes maturing on April 1, 2013 and bear interest at 8.625% per annum, payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2006. Starting on April 1, 2009, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to April 1, 2008, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including additional notes) with the proceeds of one or more public equity offerings at a redemption price of 108.625% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. These notes were offered at a premium of 3.5%, or approximately $4.2 million, which original issuance premium will be amortized over the term of the notes. Costs representing underwriting fees and other expenses of approximately $3.5 million will be amortized over the term of the notes to interest expense.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing the Company’s 2012 notes, 2012 floating rate notes, 2015 notes and 2016 notes.

Use of Proceeds — Prepayment of Term Loan.  In March 2006, the Company prepaid the remaining balance of the term loan of approximately $488.8 million as of February 26, 2006. The prepayment was funded with the net proceeds from the additional Euro senior notes of €103.5 million and the 2016 senior unsecured notes of $350.0 million as well as cash on hand. The Company also used cash on hand to pay accrued and unpaid interest of approximately $7.5 million, and prepayment premium and transaction fees of approximately $17.4 million. The Company also wrote off approximately $15.4 million of unamortized debt issuance costs related to the prepayment of the term loan. As a result, the Company will record an approximately $32.8 million loss on early extinguishment of debt in the second quarter of 2006.

Prepayment of the term loan resulted in release of the security interests in the collateral securing the senior secured term loan, including a lien on the Company’s trademarks and copyrights and a second-priority lien on the assets securing the Company’s senior secured revolving credit facility. The trademarks are no longer subject to any liens securing indebtedness or other contractual obligations.

Reservation of Availability Under Senior Secured Revolving Credit Facility.  In 1996, the Company issued $450.0 million in aggregate principal amount of its 2006 notes. In January 2005, pursuant to a tender offer, the Company repurchased $372.1 million in aggregate principal amount of these notes. The Company’s senior secured revolving credit facility contains a covenant that required it, as a condition to prepaying the senior secured term loan, to fully repay, redeem, repurchase, or defease the remaining $77.9 million aggregate principal amount of 2006

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

notes. Alternatively, the Company could also have satisfied this covenant by reserving cash or availability under the revolving credit facility sufficient to repay the 2006 notes so long as it still had at least $150.0 million of borrowing availability under the revolving credit facility. On March 16, 2006, the Company complied with this covenant as a condition to prepaying the senior secured term loan by reserving borrowing availability of $77.9 million in accordance with the requirements of the revolving credit facility.

Other Debt Matters

Debt Issuance Costs.  The Company capitalizes debt issuance costs, which are included in “Other assets” in the Company’s consolidated balance sheets. These costs were amortized using the straight-line method of amortization for all debt issuances prior to 2005, which approximates the effective interest method. New debt issuance costs are amortized using the effective interest method. Unamortized debt issuance costs at February 26, 2006 and November 27, 2005 were $56.2 million and $59.2 million, respectively. Amortization of debt issuance costs, which is included in “Interest expense” in the Company’s consolidated statements of income, was $3.0 million and $3.3 million for the three months ended February 26, 2006 and February 27, 2005, respectively.

Accrued Interest.  At February 26, 2006 and November 27, 2005, accrued interest was $40.7 million and $62.0 million, respectively, and is included in “Accrued liabilities” in the Company’s consolidated balance sheets.

Principal Short-term and Long-term Debt Payments

The table below sets forth, as of February 26, 2006, the Company’s required aggregate short-term and long-term debt principal payments for the next five fiscal years and thereafter, after giving effect to the issuance in March 2006 of $350.0 million of 2016 notes, the additional issuance of €100 million of 2013 Euro senior notes and the prepayment of the senior secured term loan.

Principal
Payments as of
Fiscal year	February 26, 2006
(Dollars in thousands)

2006 (remaining nine months)	$87,908
2007	—
2008	—
2009	—
2010	—
Thereafter	2,227,822

Total	$2,315,730

Short-term Credit Lines and Stand-by Letters of Credit

The Company’s total unused lines of credit were approximately $309.8 million at February 26, 2006.

At February 26, 2006, the Company had unsecured and uncommitted short-term credit lines available totaling approximately $11.2 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

As of February 26, 2006, the Company’s total availability of $390.6 million under its senior secured revolving credit facility was reduced by $92.0 million of letters of credit and other credit usage allocated under the Company’s senior secured revolving credit facility, yielding a net availability of $298.6 million. Included in the $92.0 million of letters of credit and other credit usage at February 26, 2006 were $12.2 million of trade letters of credit, $2.8 million of other credit usage and $77.0 million of stand-by letters of credit with various international banks, of which

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

$58.7 million serve as guarantees by the creditor banks to cover U.S. workers compensation claims and customs bonds. The Company pays fees on the standby letters of credit, and borrowings against the letters of credit are subject to interest at various rates.

As discussed above, in accordance with the requirements of the senior secured revolving credit facility and in connection with prepaying the term loan, on March 16, 2006 the Company reserved borrowing availability of $77.9 million under the senior secured revolving credit facility, thereby reducing the availability under its credit facility.

Interest Rates on Borrowings

The Company’s weighted average interest rate on average borrowings outstanding during the three months ended February 26, 2006 and February 27, 2005, including the amortization of capitalized bank fees, underwriting fees and interest rate swap cancellations was 10.70% and 10.72%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Dividends and Restrictions

Under the terms of the Company’s senior secured revolving credit facility, the Company is prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company’s senior unsecured notes limit the Company’s ability to pay dividends. Subsidiaries of the Company that are not wholly-owned subsidiaries (the Company’s Japanese subsidiary is the only such subsidiary) are permitted under the credit agreement and indentures to pay dividends to all stockholders either on a pro rata basis or on a basis that results in the receipt by the Company of dividends or distributions of greater value than it would receive on a pro rata basis. There are no restrictions under the Company’s senior secured revolving credit facility or its indentures on the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends without the consent of a third-party.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

NOTE 6:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value (in each case including accrued interest) of the Company’s financial instrument assets and liabilities at February 26, 2006 and November 27, 2005 are as follows:

	February 26, 2006		November 27, 2005
	Carrying	Estimated	Carrying	Estimated
	Value(1)	Fair Value(1)	Value(2)	Fair Value(2)
	Assets (Liabilities)
	(Dollars in thousands)

Debt Instruments:
U.S. dollar notes offerings(3)	$(1,506,305)	$(1,629,586)	$(1,533,000)	$(1,618,160)
Euro notes offering(3)	(184,913)	(192,056)	(178,735)	(179,176)
Yen-denominated Eurobond placement	(173,828)	(168,684)	(168,119)	(161,416)
Term loan(3)	(493,986)	(501,317)	(496,510)	(510,757)
Short-term and other borrowings	(10,420)	(10,420)	(12,330)	(12,330)

Total	$(2,369,452)	$(2,502,063)	$(2,388,694)	$(2,481,839)

Foreign Exchange Contracts:
Foreign exchange forward contracts	$(1,014)	$(1,014)	$(874)	$(874)
Foreign exchange option contracts	(999)	(999)	1,250	1,250

Total	$(2,013)	$(2,013)	$376	$376

(1)	Includes accrued interest of $40.7 million.

(2)	Includes accrued interest of $62.0 million.

(3)	In March 2006, the Company issued $350.0 million 8.875% senior notes due 2016 and an additional €100 million of 8.625% Euro senior notes due 2013 and subsequently prepaid the term loan. See Note 5 for further information.

The Company’s financial instruments are reflected on its books at the carrying values noted above. The fair values of the Company’s financial instruments reflect the amounts at which the instruments could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale (i.e. quoted market prices).

The Company has determined the estimated fair value of certain financial instruments using available market information and valuation methodologies. However, this determination involves application of judgment in interpreting market data. As such, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The Company uses widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of its foreign exchange and option contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. The fair value estimates presented herein are based on information available to the Company as of February 26, 2006 and November 27, 2005.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

NOTE 7:	COMMITMENTS AND CONTINGENCIES

Foreign Exchange Contracts

At February 26, 2006, the Company had U.S. dollar spot and forward currency contracts to buy $350.2 million and to sell $258.9 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through April 2006.

The Company has entered into option contracts to manage its exposure to foreign currencies. At February 26, 2006, the Company had bought U.S. dollar option contracts resulting in a net purchase of $30.0 million against various foreign currencies should the options be exercised. To finance the premium related to bought options, the Company sold U.S. dollar options resulting in a net purchase of $42.0 million against various currencies should the options be exercised. The option contracts are at various strike prices and expire at various dates through August 2006.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

Other Contingencies

Wrongful Termination Litigation.  There have been no material developments in this litigation since the Company filed its 2005 Annual Report on Form 10-K on February 14, 2006. For more information about the litigation, see Note 9 to the audited consolidated financial statements included herein.

Class Actions Securities Litigation.  There have been no material developments in this litigation since the Company filed its 2005 Annual Report on Form 10-K on February 14, 2006. For more information about the litigation, see Note 9 to the audited consolidated financial statements included herein.

Other Litigation.  In the ordinary course of business, the Company has various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on its financial condition or results of operations.

NOTE 8:	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The global scope of the Company’s business operations exposes it to the risk of fluctuations in foreign currency markets. The Company’s exposure results from certain product sourcing activities, certain inter-company sales, foreign subsidiaries’ royalty payments, net investment in foreign operations and funding activities. The Company’s foreign currency management objective is to mitigate the potential impact of currency fluctuations on the value of its U.S. dollar cash flows and to reduce the variability of certain cash flows at its subsidiary level. The Company typically takes a long-term view of managing exposures, using forecasts to develop exposure positions and engaging in their active management.

The Company operates a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures under management, the Company enters into various financial instruments including forward exchange and option contracts to hedge certain anticipated transactions as well as certain firm commitments, including third-party and inter-company transactions. The Company manages the currency risk as of the inception of the exposure. The Company does not

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

currently manage the timing mismatch between its forecasted exposures and the related financial instruments used to mitigate the currency risk.

As of February 26, 2006 and November 27, 2005, the Company had no foreign currency derivatives outstanding hedging the net investment in its foreign operations.

The Company designates a portion of its outstanding yen-denominated Eurobond as a net investment hedge. As of February 26, 2006 and November 27, 2005, unrealized gains of $1.0 million and $2.9 million, respectively, related to the translation effects of the yen-denominated Eurobond were recorded in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

On May 19, 2005, the Company designated its outstanding euro-denominated Eurobond as a net investment hedge. As of February 26, 2006 and November 27, 2005, unrealized gains of $10.7 million and $13.0 million, respectively, related to the translation effects of the euro-denominated Eurobond were recorded in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

The table below provides an overview of the realized and unrealized gains and losses associated with foreign exchange management activities that are reported in the “Accumulated other comprehensive loss” (“Accumulated OCI”) section of Stockholders’ Deficit.

	At February 26, 2006		At November 27, 2005
	Accumulated OCI		Accumulated OCI
	Gain (Loss)		Gain (Loss)
	Realized	Unrealized	Realized	Unrealized
	(Dollars in thousands)

Foreign exchange management
Net investment hedges
Derivative instruments	$4,637	$—	$4,637	$—
Euro Bond	—	10,740	—	13,035
Yen Bond	—	1,045	—	2,900
Cumulative income taxes	(1,230)	(4,516)	(1,230)	(6,111)

	$3,407	$7,269	$3,407	$9,824

The table below provides data about the realized and unrealized gains and losses associated with foreign exchange management activities reported in “Other income, net” in the Company’s consolidated statements of income.

Three Months Ended
	February 26, 2006		February 27, 2005
	Other (Income)		Other (Income)
	Expense, Net		Expense, Net
	Realized	Unrealized	Realized	Unrealized
(Dollars in thousands)

Foreign exchange management	$1,140	$2,389	$(3,633)	$653

The table below gives an overview of the fair values of derivative instruments associated with the Company’s foreign exchange management activities that are reported as an asset or (liability).

	At February 26, 2006	At November 27, 2005
	Fair Value (Liability)	Fair Value Asset
	(Dollars in thousands)

Foreign exchange management	$(2,013)	$376

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

NOTE 9:	OTHER INCOME, NET

The following table summarizes significant components of “Other income, net” in the Company’s consolidated statements of income:

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)

Foreign exchange management losses (income)	$3,529	$(2,980)
Foreign currency transaction gains	(2,071)	(871)
Interest income	(3,128)	(2,177)
Minority interest — Levi Strauss Japan K.K.	383	1,023
Minority interest — Levi Strauss Istanbul Konfeksiyon(1)	—	830
Other	139	216

Total	$(1,148)	$(3,959)

(1)	On March 31, 2005, the Company acquired full ownership of its joint venture in Turkey for $3.8 million in cash; subsequent to that date, all income from that entity was attributed to the Company.

The Company’s foreign exchange risk management activities includes the use of instruments such as forward, swap and option contracts, to manage foreign currency exposures. These derivative instruments are recorded at fair value and the changes in fair value are recorded in “Other income, net” in the Company’s consolidated statements of income. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “Other income, net” in the Company’s consolidated statements of income.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date for each entity, recorded balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate. The changes in the recorded balances caused by remeasurement at the exchange rate are recorded in “Other income, net” in the Company’s consolidated statements of income. In addition, at the settlement date of foreign currency transactions, foreign currency gains are recorded in “Other income, net” in the Company’s consolidated statements of income to reflect the difference between the spot rate effective at the settlement date and the historical rate at which the transaction was originally recorded.

Gains and losses arising from the remeasurement of the Company’s Yen-denominated Eurobond placement, to the extent that the indebtedness is not subject to a hedging relationship, are also included in foreign currency transaction (gains) losses.

The Company’s interest income primarily relates to investments in certificates of deposit, time deposits and commercial paper with original maturities of three months or less.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

NOTE 10:	EMPLOYEE BENEFIT PLANS

Pension and Post-retirement Plans.  The following table summarizes the components of net periodic benefit cost (income) for the Company’s defined benefit pension plans and post-retirement benefit plans for the three months ended February 26, 2006 and February 27, 2005:

	Pension Benefits		Post-retirement Benefits
	Three Months	Three Months	Three Months	Three Months
	Ended February 26,	Ended February 27,	Ended February 26,	Ended February 27,
	2006	2005	2006	2005
	(Dollars in thousands)

Service cost	$1,983	$2,150	$207	$274
Interest cost	14,031	13,780	3,013	4,530
Expected return on plan assets	(13,330)	(13,298)	—	—
Amortization of prior service cost (gain)	392	465	(14,389)	(14,389)
Amortization of transition asset	148	108	—	—
Amortization of actuarial loss	1,975	1,261	1,671	4,533
Net settlement loss(1)	2,590	—	—	—

Net periodic benefit cost (income)	$7,789	$4,466	$(9,498)	$(5,052)

(1)	Primarily consists of a $2.7 million net loss resulting from the settlement of liabilities of certain participants in the Company’s hourly pension plan in Canada as a result of prior plant closures.

NOTE 11:	COMPREHENSIVE INCOME (LOSS)

The following is a summary of the components of total comprehensive income, net of related income taxes:

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)

Net income	$53,814	$47,319

Other comprehensive (loss) income:
Net investment hedge (losses) gains	(2,555)	2,520
Foreign currency translation gains (losses)	2,726	(1,610)
Increase in unrealized gain on marketable securities	414	84
Decrease in minimum pension liability	788	24

Total other comprehensive income	1,373	1,018

Total	$55,187	$48,337

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

The following is a summary of the components of accumulated other comprehensive loss, net of related income taxes:

	February 26,	November 27,
	2006	2005
	(Dollars in thousands)

Net investment hedge gains	$10,676	$13,231
Foreign currency translation losses	(28,367)	(31,093)
Unrealized gain on marketable securities	738	324
Additional minimum pension liability	(94,459)	(95,247)

Accumulated other comprehensive loss, net of income taxes	$(111,412)	$(112,785)

NOTE 12:	BUSINESS SEGMENT INFORMATION

The Company’s business operations in the United States are organized and managed principally through Levi’s®, Dockers® and Levi Strauss Signature® commercial business units. The Company’s operations in Canada and Mexico are included in its North America region along with its U.S. commercial business units. The Company’s operations outside North America are organized and managed through its Europe and Asia Pacific regions. The Company’s Europe region includes Eastern and Western Europe; Asia Pacific includes Asia Pacific, the Middle East, Africa and Central and South America. Each of the business segments is managed by a senior executive who reports directly to the Company’s chief executive officer. The Company manages its business operations, evaluates performance and allocates resources based on the operating income of its segments, excluding restructuring charges, net of reversals. Corporate expense is comprised of restructuring charges, net of reversals and other corporate expenses, including corporate staff costs.

As of the beginning of fiscal 2006, the Company changed its measure of segment operating income to include depreciation expense for the assets managed by the respective reporting segments. Prior year amounts have been restated to reflect this change.

Business segment information for the Company was as follows:

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)

Net revenues:
U.S. Levi’s® brand	$277,116	$283,680
U.S. Dockers® brand	158,679	151,473
U.S. Levi Strauss Signature® brand	70,207	87,948
Canada and Mexico	40,406	39,642

Total North America	546,408	562,743
Europe	240,870	297,892
Asia Pacific	172,680	158,636

Consolidated net revenues	$959,958	$1,019,271

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED FEBRUARY 26, 2006 — (Continued)

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)

Operating income:
U.S. Levi’s® brand	$67,371	$66,902
U.S. Dockers® brand	33,206	32,127
U.S. Levi Strauss Signature® brand	4,149	6,193
Canada and Mexico	7,735	10,605

Total North America	112,461	115,827
Europe	64,316	87,413
Asia Pacific	39,046	40,651

Regional operating income	215,823	243,891
Corporate:
Restructuring charges, net of reversals	3,187	3,190
Other corporate expense	41,999	56,895

Total corporate expense	45,186	60,085

Consolidated operating income	170,637	183,806
Interest expense	66,297	68,330
Loss on early extinguishment of debt	7	23,006
Other income, net	(1,148)	(3,959)

Income before income taxes	$105,481	$96,429

NOTE 13:	SUBSEQUENT EVENTS

Little Rock, Arkansas Customer Service Center Closure

In March 2006, the Company announced its intent to close its distribution center in Little Rock, Arkansas. The Company anticipates that the closure will take place before the end of 2006 and will result in the elimination of the jobs of approximately 340 workers.

The Company has not yet entered into negotiations regarding separation packages and transition arrangements with the union that represents many of the employees at the facility. As such, the Company is not currently in a position to provide estimates of the restructuring charges, related cash expenditures and the employee benefit plan impact the Company expects with the closure. The Company does not expect that the related cash expenditures will have a material adverse impact on the Company’s liquidity.

Issuance of 8.875% Senior Notes due 2016, Additional Issuance of Euro Senior Notes due 2013 and Prepayment of Term Loan

In March 2006, the Company issued $350.0 million 8.875% senior notes due 2016 and an additional €100 million of 8.625% Euro senior notes due 2013 and subsequently prepaid its term loan. See Note 5 for further information.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Levi Strauss & Co.:

We have audited the accompanying consolidated balance sheets of Levi Strauss & Co. and subsidiaries as of November 27, 2005 and November 28, 2004, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended November 27, 2005. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement Schedule II. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Levi Strauss & Co. and subsidiaries as of November 27, 2005 and November 28, 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended November 27, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement Schedule II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

San Francisco, CA
February 10, 2006

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 27,	November 28,
	2005	2004
	(Dollars in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$239,584	$299,596
Restricted cash	2,957	1,885
Trade receivables, net of allowance for doubtful accounts of $26,550 and $29,002	626,866	619,408
Inventories:
Raw materials	16,431	45,271
Work-in-process	16,908	22,950
Finished goods	506,902	486,633

Total inventories	540,241	554,854
Deferred tax assets, net of valuation allowance of $42,890 and $26,364	94,137	131,491
Other current assets	66,902	71,870

Total current assets	1,570,687	1,679,104
Property, plant and equipment, net of accumulated depreciation of $471,545 and $486,439	380,186	416,277
Goodwill	202,250	199,905
Other intangible assets, net of accumulated amortization of $1,081 and $720	45,715	46,779
Non-current deferred tax assets, net of valuation allowance of $260,383 and $360,319	499,647	455,303
Other assets	115,163	88,634

Total assets	$2,813,648	$2,886,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$95,797	$75,165
Current maturities of capital lease	1,510	1,587
Accounts payable	235,450	279,406
Restructuring reserves	14,594	41,995
Accrued liabilities	187,145	188,224
Accrued salaries, wages and employee benefits	277,007	293,762
Accrued interest payable	61,996	65,098
Accrued taxes	39,814	124,795

Total current liabilities	913,313	1,070,032
Long-term debt, less current maturities	2,230,902	2,248,723
Long-term capital lease, less current maturities	4,077	5,854
Postretirement medical benefits	458,229	493,110
Pension liability	195,939	217,459
Long-term employee related benefits	156,327	154,495
Long-term tax liabilities	17,396	—
Other long-term liabilities	41,659	43,205
Minority interests	17,891	24,048

Total liabilities	4,035,733	4,256,926

Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock — $.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,198,481)	(1,354,428)
Accumulated other comprehensive loss	(112,785)	(105,677)

Stockholders’ deficit	(1,222,085)	(1,370,924)

Total liabilities and stockholders’ deficit	$2,813,648	$2,886,002

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

Net sales	$4,125,155	$4,072,455	$4,090,730
Licensing revenue	73,879	57,117	43,973

Net revenues	4,199,034	4,129,572	4,134,703
Cost of goods sold	2,236,963	2,288,406	2,516,521

Gross profit	1,962,071	1,841,166	1,618,182
Selling, general and administrative expenses	1,364,407	1,350,020	1,218,509
Gain on disposal of assets	(5,750)	(3,576)	(2,685)
Other operating income	(2,479)	—	—
Restructuring charges, net of reversals	16,633	133,623	89,009

Operating income	589,260	361,099	313,349
Interest expense	263,650	260,124	254,265
Loss on early extinguishment of debt	66,066	—	39,353
Other (income) expense, net	(23,057)	5,450	51,023

Income (loss) before income taxes	282,601	95,525	(31,292)
Income tax expense	126,654	65,135	318,025

Net income (loss)	$155,947	$30,390	$(349,317)

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME

				Accumulated
		Additional		Other
	Common	Paid-In	Accumulated	Comprehensive	Stockholders’
	Stock	Capital	Deficit	Loss	Deficit
	(Dollars in thousands)

Balance at November 24, 2002	$373	$88,808	$(1,035,501)	$(82,009)	$(1,028,329)

Net loss			(349,317)		(349,317)
Other comprehensive loss, net of tax				(15,526)	(15,526)

Total comprehensive loss					(364,843)

Balance at November 30, 2003	373	88,808	(1,384,818)	(97,535)	(1,393,172)
Net income			30,390		30,390
Other comprehensive loss, net of tax				(8,142)	(8,142)

Total comprehensive income					22,248

Balance at November 28, 2004	373	88,808	(1,354,428)	(105,677)	(1,370,924)
Net income			155,947		155,947
Other comprehensive loss, net of tax				(7,108)	(7,108)

Total comprehensive income					148,839

Balance at November 27, 2005	$373	$88,808	$(1,198,481)	$(112,785)	$(1,222,085)

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

Cash Flows from Operating Activities:
Net income (loss)	$155,947	$30,390	$(349,317)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	59,423	62,606	64,176
Non-cash asset write-offs associated with reorganization initiatives	1,610	35,204	10,968
Gain on disposal of assets	(5,750)	(3,576)	(2,685)
Unrealized foreign exchange gains	(16,504)	(18,395)	(29,838)
Write-off of unamortized costs associated with early extinguishment of debt	12,473	—	32,399
Amortization of deferred debt issuance costs	12,504	12,676	15,728
Provision for doubtful accounts	5,215	7,892	10,720
Provision for deferred taxes	1,827	28,746	188,872
(Increase) decrease in trade receivables	(22,110)	(100,548)	105,360
Decrease (increase) in inventories	3,130	100,942	(77,072)
(Increase) decrease in other current assets	(428)	37,359	(13,092)
(Increase) decrease in other non-current assets	(24,901)	289	(168)
(Decrease) increase in accounts payable and accrued liabilities	(38,444)	105,110	50,508
Decrease in income tax liabilities	(69,804)	(40,597)	(30,037)
(Decrease) increase in restructuring reserves	(25,648)	(45,566)	34,241
(Decrease) increase in accrued salaries, wages and employee benefits	(13,005)	113,166	(117,225)
Decrease in long-term employee related benefits	(79,329)	(130,733)	(87,952)
(Decrease) increase in other long-term liabilities	(827)	1,777	(493)
Other, net	844	3,154	4,257

Net cash (used for) provided by operating activities	(43,777)	199,896	(190,650)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(41,868)	(16,299)	(68,608)
Proceeds from sale of property, plant and equipment	11,528	11,351	13,431
Cash inflow (outflow) from net investment hedges	2,163	(7,982)	(29,307)
Acquisition of Turkey minority interests	(3,835)	—	—
Acquisition of U.K. retail stores	(2,645)	—	—

Net cash used for investing activities	(34,657)	(12,930)	(84,484)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,031,255	—	1,616,039
Repayments of long-term debt	(979,253)	(13,532)	(1,192,162)
Net decrease in short-term borrowings	(2,975)	(4,018)	(1,732)
Debt issuance costs	(24,632)	(10,844)	(73,049)
Increase in restricted cash	(1,323)	(1,885)	—
Other, net	—	(1,841)	—

Net cash provided by (used for) financing activities	23,072	(32,120)	349,096

Effect of exchange rate changes on cash	(4,650)	1,305	5,037

Net (decrease) increase in cash and cash equivalents	(60,012)	156,151	78,999
Beginning cash and cash equivalents	299,596	143,445	64,446

Ending cash and cash equivalents	$239,584	$299,596	$143,445

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$238,683	$233,512	$191,902
Income taxes	197,315	82,985	167,264
Restructuring initiatives	43,112	143,593	49,727

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 1:	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Levi Strauss & Co. and its wholly-owned and majority-owned foreign and domestic subsidiaries (“LS&CO.” or the “Company”) are prepared in conformity with generally accepted accounting principles in the United States. All significant intercompany balances and transactions have been eliminated. LS&CO. is privately held primarily by descendants and relatives of its founder, Levi Strauss.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Sunday of November in each year. The 2005 and 2004 fiscal years consisted of 52 weeks ended November 27, 2005 and November 28, 2004 and the 2003 fiscal year consisted of 53 weeks ended November 30, 2003. The fiscal year end for certain foreign subsidiaries is fixed at November 30 due to certain local statutory requirements and does not include 53 weeks in 2003. All references to years relate to fiscal years rather than calendar years. Certain reclassifications have been made to prior year amounts to reflect the current year presentation.

Presentation of Licensing Revenue

In 2006, the Company made a change to its classification of revenue generated by its licensing arrangements in its statement of operations. Royalties earned from the use of the Company’s trademarks in connection with the manufacturing, advertising, distribution and sale of products by third-party licensees for the three months ended February 26, 2006 and February 27, 2005 were classified as “Licensing revenue” in the consolidated statements of income included in the Company’s Form 10-Q for the first quarter of 2006. In prior years such amounts were previously included in “Other operating income” in the consolidated statements of operations. The Company made the change in presentation primarily because of the increased contribution of licensing arrangements to the Company’s consolidated operating income, and management has identified the potential expansion of the licensing programs as one of the Company’s key business strategies going forward. The Company has entered into a number of new licensing arrangements in recent years, and the related income generated from such arrangements has increased, from $44.0 million for the year ended November 30, 2003 to $73.9 million for the year ended November 27, 2005. The Company’s licensing agreements generally have terms of at least one year, and licensing revenues are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements. Costs relating to the Company’s licensing business are included in “Selling, general and administrative expenses” in the consolidated statements of operations. Such costs are insignificant.

As a result of this change, the Company’s financial statements for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 have been revised to conform to the new presentation.

Nature of Operations

The Company is one of the world’s leading branded apparel companies, with sales in more than 110 countries. The Company designs and markets jeans and jeans-related pants, casual and dress pants, tops, jackets and related accessories, for men, women and children under the Levi’s®, Dockers® and Levi Strauss Signature® brands. The Company markets its products in three geographic regions: North America, Europe and Asia Pacific. As of November 27, 2005, the Company employed approximately 9,635 employees.

For the years ended November 27, 2005, November 28, 2004 and November 30, 2003, the Company had one customer, J.C. Penney Company, Inc., that represented approximately 8%, 9% and 10%, respectively of net revenues. Net sales to the Company’s ten largest customers totaled approximately 42%, 40% and 42% of net revenues for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Stockholders’ Deficit

The stockholders’ deficit initially resulted from a 1996 recapitalization transaction in which the Company’s stockholders created new long-term governance arrangements, including a voting trust and stockholders’ agreement. As a result, shares of stock of a former parent company, Levi Strauss Associates Inc., including shares held under several employee benefit and compensation plans, were converted into the right to receive cash. The funding for the cash payments in this transaction was provided in part by cash on hand and in part from proceeds of approximately $3.3 billion of borrowings under bank credit facilities. The Company’s ability to satisfy its obligations and to reduce its debt depends on the Company’s future operating performance and on economic, financial, competitive and other factors.

Restricted Cash

Restricted cash as of November 27, 2005 and November 28, 2004 was approximately $3.0 million and $1.9 million, respectively, and primarily relates to required cash deposits for customs and rental guarantees to support the Company’s international operations.

Loss on Early Extinguishment of Debt

During the year ended November 27, 2005, the Company recorded a $66.1 million loss on early extinguishment of debt as a result of its debt refinancing activities during the year. The loss reflected tender offer and redemption premiums and other fees and expenses approximating $53.6 million and the write-off of approximately $12.5 million of unamortized debt discount and capitalized costs. Such costs were incurred in conjunction with the Company’s completion in January 2005 of a tender offer to repurchase $372.1 million of its $450.0 million principal amount 2006 notes, and completion in March and April 2005 of tender offers for and redemptions of its $380.0 million and €125.0 million 2008 notes. (See also Note 7 to the Consolidated Financial Statements).

Correction of Intercompany Accounts

The Company’s results of operations for the year ended November 28, 2004 included a pre-tax benefit of approximately $5.0 million related to the correction of an error in accounting for certain intercompany transactions. The $5.0 million benefit was recorded in cost of goods sold, and represents the cumulative amount of intercompany charges related to a sourcing arrangement between one of the Company’s U.S. subsidiaries and its subsidiary in Mexico that were not properly eliminated in consolidation during the years 1990 through 2003. The amount of such charges in any of the years 1990 through 2003 were not material to the Company’s consolidated results of operations for those periods, nor was the inclusion of the benefit in the results of operations for 2004 considered material.

Income Tax Return to Provision Reconciliation

The Company’s results of operations for the year ended November 28, 2004 included a charge of approximately $6.2 million related to the recording of an adjustment resulting from the completion of the Company’s 2003 U.S. federal income tax return to provision reconciliation in August 2004. The $6.2 million expense was recorded in “Income tax expense” in the Company’s consolidated statements of operations and results from a correction to the projected taxable income that was utilized in connection with the preparation of the 2003 financial statements. The amount of such adjustment was not material to the Company’s consolidated results of operations for 2003, nor is the inclusion of the expense in the results of operations for 2004 considered material.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

consolidated financial statements and the related notes. The following discussion addresses the Company’s critical accounting policies, which are those that are most important to the portrayal of its financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The estimates that the Company makes are based upon historical factors, current circumstances and the experience and judgment of its management. Management evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in its evaluations. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods

The Company’s critical accounting policies are summarized below.

Revenue recognition.  The Company recognizes revenue on sale of product when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives. Licensing revenues are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements.

The Company recognizes allowances for estimated returns, discounts and retailer promotions and incentives in the period when the sale is recorded. The Company estimates non-volume-based allowances by considering customer and product-specific circumstances and commitments, as well as historical customer claim rates. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances.

Accounts receivable, net.  In the normal course of business, the Company extends credit to its wholesale customers that satisfy pre-defined credit criteria. Accounts receivable, which includes receivables related to our net sales and licensing revenues, are recorded net of an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based upon an analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectibility based on historic trends and an evaluation of economic conditions.

Inventory valuation.  The Company values inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. The Company includes materials, labor and manufacturing overhead in the cost of inventories. The Company considers various factors, including estimated quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company then estimates expected selling prices based on historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and economic conditions.

Restructuring reserves.  Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with plant closures and business reorganization activities as they are incurred or when they become probable and estimable. Restructuring costs associated with initiatives commenced prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force No. 94-3 and primarily include employee severance, certain employee termination benefits, such as outplacement services and career counseling, and resolution of contractual obligations.

For initiatives commenced after December 31, 2002, the Company recorded restructuring reserves in compliance with Statement of Financial Accounting Standards No. (“SFAS”) 112, “Employers’ Accounting for Postemployment Benefits,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” resulting in the recognition of employee severance and related termination benefits for recurring arrangements

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

when they become probable and estimable and on the accrual basis for one-time benefit arrangements. The Company records other costs associated with exit activities as they are incurred. Employee severance and termination benefit costs reflect estimates based on agreements with the relevant union representatives or plans adopted that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes based on revised estimates.

Income tax assets and liabilities.  The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company maintains valuation allowances where it is more likely than not all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The Company is also subject to examination of its income tax returns by the Internal Revenue Service and other tax authorities. The Company periodically assesses the likelihood of adverse outcomes resulting from these examinations to determine the impact on its deferred taxes and income tax liabilities and the adequacy of its provision for income taxes. The Company classifies interest and penalties related to income taxes as income tax expense.

Derivative and foreign exchange management activities.  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as Amended and Interpreted”, the Company recognizes all derivatives as assets or liabilities at their fair values. The fair values are determined using widely accepted valuation models that incorporate quoted market prices and dealer quotes and reflect assumptions about currency fluctuations based on current market conditions. The aggregate fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures.

Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in “Other (income) expense, net” in the Company’s consolidated statements of operations As a result, net income may be subject to volatility. The derivative instruments that qualify for hedge accounting currently hedge the Company’s net investment position in certain of its subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that qualify for hedge accounting are recorded in the “Accumulated other comprehensive loss” section of the Company’s Stockholders’ Deficit.

Employee benefits.

Pension and Post-retirement Benefits.  The Company has several non-contributory defined benefit retirement plans covering eligible employees. The Company also provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. In addition, the Company sponsors other retirement or post-employment plans for its foreign employees in accordance with local government programs and requirements. The Company retains the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations. Any of these actions (including changes in actuarial assumptions and estimates), either individually or in combination, could have a material impact on the Company’s consolidated financial statements and on its future financial performance.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

The Company accounts for its U.S. and certain foreign defined benefit pension plans and its post-retirement or post-employment benefit plans using actuarial models in accordance with SFAS No. 87, “Employers’ Accounting for Pension Plans,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These models use an attribution approach that generally spreads individual events over the estimated service lives of the employees in the plan. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or post-retirement benefit plans should follow the same pattern. The Company’s policy is to fund its retirement plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and its credit agreements.

Net pension income or expense is determined using assumptions as of the beginning of each fiscal year. These assumptions are established at the end of the prior fiscal year and include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend rates. The Company uses a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Employee Incentive Compensation.  The Company maintains short-term and long-term employee incentive compensation plans. These plans are intended to reward eligible employees for their contributions to the Company’s short-term and long-term success. Provisions for employee incentive compensation are included in “Accrued salaries, wages and employee benefits” and “Long-term employee related benefits” on the Company’s consolidated balance sheets. Changes in the liabilities for these incentive plans generally correlate with the Company’s financial results and projected future financial performance and could have a material impact on its consolidated financial statements and on future financial performance.

Other Significant Accounting Policies

Cost of Goods Sold.  Cost of goods sold includes the expenses incurred to acquire and produce inventory for sale, including product costs, labor, manufacturing and sourcing costs, inbound freight, internal transfers and receiving and inspection at manufacturing facilities.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses are primarily comprised of costs relating to advertising, marketing, selling, distribution, information technology and other corporate functions. Distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with the Company’s distribution network. These expenses totaled $209.4 million, $215.1 million and $211.6 million for 2005, 2004 and 2003, respectively. Shipping and handling charges billed to the Company’s customers were insignificant.

Advertising Costs.  The Company expenses advertising costs as incurred. Advertising expense is recorded in “Selling, general and administrative expenses” in the Company’s consolidated statements of operations. For 2005, 2004 and 2003, total advertising expense was $338.6 million, $307.6 million and $287.0 million, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Other (Income) Expense, Net.  Significant components of other (income) expense, net are summarized below:

	Year Ended
	November 27, 2005	November 28, 2004	November 30, 2003
	(Dollars in thousands)

Foreign exchange management losses	$1,062	$26,809	$84,803
Foreign currency transaction gains	(14,724)	(15,028)	(20,960)
Interest income	(7,965)	(3,933)	(4,470)
Minority interest — Levi Strauss Japan K.K.	1,847	709	2,270
Minority interest — Levi Strauss Istanbul Konfeksiyon(1)	1,309	65	(725)
Other	(4,586)	(3,172)	(9,895)

Total	$(23,057)	$5,450	$51,023

(1)	On March 31, 2005, the Company acquired full ownership of its joint venture in Turkey for $3.8 million in cash; subsequent to that date, all income from the joint venture was attributed to the Company.

The Company’s foreign exchange risk management activities includes the use of instruments such as forward, swap and option contracts, to manage foreign currency exposures. These derivative instruments are recorded at fair value and the changes in fair value are recorded in “Other (income) expense, net” in the Company’s consolidated statements of operations. At contract maturity, the realized gain or loss related to derivative instruments is also recorded in “Other (income) expense, net” in the Company’s consolidated statements of operations.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. At the date the foreign currency transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date for each entity, recorded balances denominated in a foreign currency are adjusted, or remeasured, to reflect the current exchange rate. The changes in the recorded balances caused by remeasurement at the exchange rate are recorded in “Other (income) expense, net” in the Company’s consolidated statements of operations. In addition, at the settlement date of foreign currency transactions, foreign currency (gains) losses are recorded in “Other (income) expense, net” in the Company’s consolidated statements of operations to reflect the difference between the spot rate effective at the settlement date and the historical rate at which the transaction was originally recorded.

Gains and losses arising from the remeasurement of the Company’s Yen-denominated Eurobond placement, to the extent that the indebtedness is not subject to a hedging relationship, are also included in foreign currency transaction (gains) losses.

The Company’s interest income primarily relates to investments in certificates of deposit, time deposits and commercial paper with original maturities of three months or less.

Minority Interest.  Minority interest was included in “Other (income) expense, net,” in the Company’s consolidated statements of operations and in “Minority interest” in the Company’s consolidated balance sheets, and includes a 16.4% minority interest of Levi Strauss Japan K.K., the Company’s Japanese affiliate, and through March 31, 2005, a 49.0% minority interest of Levi Strauss Istanbul Konfeksiyon, the Company’s Turkish affiliate. On March 31, 2005, the Company acquired full ownership of its joint venture in Turkey; subsequent to that date, all income from the joint venture was attributed to the Company.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Cash and Cash Equivalents.  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates fair market value.

Property, Plant and Equipment.  Property, plant and equipment are carried at cost, less accumulated depreciation. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Buildings are depreciated over 20 to 40 years, and leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term. Machinery and equipment includes furniture and fixtures, automobiles and trucks, and networking communication equipment, and is depreciated over a range from three to 20 years. Capitalized internal-use software is carried at cost less accumulated amortization and is amortized over three years on a straight-line basis.

Goodwill and Other Intangible Assets.  The Company adopted the provision of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) at the beginning of fiscal 2003. Goodwill resulted primarily from a 1985 acquisition of LS&CO. by Levi Strauss Associates Inc., a former parent company that was subsequently merged into the Company in 1996. Under SFAS 142, goodwill is not amortized and is subject to an annual impairment test which the Company performs in the fourth quarter of each fiscal year. Intangible assets are primarily comprised of owned trademarks with indefinite useful lives. Under SFAS 142, intangible assets with indefinite lives are not amortized. The Company’s remaining intangible assets are amortized over their estimated useful lives ranging from five to twelve years.

Long-Lived Assets.  In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the expected future undiscounted cash flows, the Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value.

Translation Adjustment.  The functional currency for most of the Company’s foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. Net changes resulting from such translations are recorded as a separate component of “Accumulated other comprehensive loss” in the Company’s consolidated balance sheets.

The U.S. dollar is the functional currency for foreign operations in countries with highly inflationary economies. The translation adjustments for these entities, as applicable, are included in “Other (income) expense, net” in the Company’s statements of operations.

Self-Insurance.  The Company is partially self-insured for workers’ compensation and certain employee health benefits. Accruals for losses are made based on the Company’s claims experience and actuarial assumptions followed in the insurance industry, including provisions for incurred but not reported losses. Actual losses could differ from accrued amounts. (See Note 15 to the Consolidated Financial Statements)

Workers’ Compensation.  The Company carries insurance deductibles of $200,000 per occurrence for workers’ compensation. Insurance has been purchased for significant claims in excess of $200,000 per occurrence up to statutory limits. Aggregate insurance in the amount of $5.0 million was purchased during the period December 1, 2004 through November 27, 2005 for losses in excess of $6.3 million in the aggregate.

Health Benefits.  The Company provides medical coverage to substantially all eligible active and retired employees and their dependents under either a fully self-insured arrangement or an HMO insured plan. There is stop-loss coverage for active salaried employees (as well as those salaried retirees who retired after June 1, 2001) that has a $1.0 million lifetime limit on medical coverage and stop loss coverage for all active hourly

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

employees. This stop-loss coverage provides payment on the excess of any individual claim incident over $500,000 for salaried employees and $300,000 for hourly employees in any given year.

New Accounting Standards

SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4.  In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 151 “Inventory Costs — An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 151 will have a significant effect on its financial statements.

SFAS No. 123(R), Share-Based Payment.  In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under this standard, all forms of share-based payment to employees, including stock options, would be treated as compensation and recognized in the income statement. This statement applies to all awards granted after the required effective date and to awards modified, repurchased or cancelled after that date. For nonpublic entities, this statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005, which for the Company will be as of the beginning of fiscal 2007. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3.  In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which for the Company will be as of the beginning of fiscal 2007.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 2:	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) is summarized below:

	Additional		Unrealized
	Minimum	Net	Gain on
	Pension	Investment	Marketable	Translation
	Liability	Hedges	Securities	Adjustments	Totals
	(Dollars in thousands)

Accumulated other comprehensive income (loss) at November 24, 2002	$(84,441)	$28,350	$—	$(25,918)	$(82,009)

Gross changes	(6,593)	(39,347)	—	16,572	(29,368)
Tax	2,080	14,983	—	(3,221)	13,842

Other comprehensive income (loss), net of tax	(4,513)	(24,364)	—	13,351	(15,526)

Accumulated other comprehensive income (loss) at November 30, 2003	(88,954)	3,986	—	(12,567)	(97,535)

Gross changes	20,816	(19,956)	377	7,174	8,411
Tax	(8,114)	7,759	(147)	(16,051)	(16,553)

Other comprehensive income (loss), net of tax	12,702	(12,197)	230	(8,877)	(8,142)

Accumulated other comprehensive income (loss) at November 28, 2004	(76,252)	(8,211)	230	(21,444)	(105,677)

Gross changes	(30,578)	34,876	153	(21,878)	(17,427)
Tax	11,583	(13,434)	(59)	12,229	10,319

Other comprehensive income (loss), net of tax	(18,995)	21,442	94	(9,649)	(7,108)

Accumulated other comprehensive income (loss) at November 27, 2005	$(95,247)	$13,231	$324	$(31,093)	$(112,785)

NOTE 3:	RESTRUCTURING RESERVES

Summary

The following describes the activities associated with the Company’s business transformation initiatives since 2002, including manufacturing plant closures and organizational changes. Severance and employee benefits relate to items such as severance packages, out-placement services and career counseling for employees affected by the plant closures and other reorganization initiatives. Other restructuring costs primarily relate to lease liability and facility closure costs. Reductions consist of payments for severance, employee benefits, and other restructuring costs, and the effect of foreign exchange differences.

The total balance of the reserves at November 27, 2005 and November 28, 2004 was $22.7 million and $50.8 million, respectively. For the year ended November 27, 2005, the Company recognized restructuring charges, net of reversals, of $16.6 million. Restructuring charges in 2005 relate primarily to current period activities associated with 2004 U.S., Europe and Dockers® Europe reorganization initiatives described below. The Company expects to utilize a substantial amount of the restructuring reserves over the next 12 months. The $8.1 million non-

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

current portion of restructuring reserves at November 27, 2005 primarily relates to lease costs, net of estimated sub-lease income, associated with exited facilities, and is included in “Other long-term liabilities” on the Company’s consolidated balance sheets.

The following table summarizes the 2005 activity, and the reserve balances as of November 28, 2004 and November 27, 2005, associated with the Company’s reorganization initiatives:

	Restructuring					Restructuring
	Reserve at					Reserve at
	November 28,	Restructuring	SG&A	Restructuring	Restructuring	November 27,
	2004	Charges	Reversals	Reductions	Reversals	2005
	(Dollars in thousands)

2004 Reorganization initiatives	$36,904	$20,548	$—	$(32,251)	$(3,570)	$21,631
2003 and 2002 Reorganization initiatives	13,935	785	(95)	(10,861)	(2,740)	1,024

Total	$50,839	21,333	$(95)	$(43,112)	$(6,310)	$22,655

Asset write-off		1,610

Total		$22,943

Current portion of restructuring reserves	$41,995					$14,594
Non-current portion of restructuring reserves	8,844					8,061

Total	$50,839					$22,655

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

2004 Reorganization Initiatives

The table below displays, for the 2004 reorganization initiatives, the restructuring activity for the year ended November 27, 2005, the balance of the restructuring reserves as of November 27, 2005 and cumulative charges to date.

	Restructuring				Restructuring	Cumulative
	Reserve at				Reserve at	Restructuring
	November 28,	Restructuring	Restructuring	Restructuring	November 27,	Charges
	2004	Charges	Reductions(8)	Reversals(9)	2005	to Date(10)
	(Dollars in thousands)
2004 Spain Plant Closures(1)
Severance and employee benefits	$2,425	$483	$(2,736)	$—	$172	$26,558
Other restructuring costs	3	504	(413)	(31)	63	1,676

Total	2,428	987	(3,149)	(31)	235	28,234

2004 Australia Plant Closure(2)
Severance and employee benefits	751	59	(709)	—	101	2,621
Other restructuring costs	—	—	—	—	—	—

Total	751	59	(709)	—	101	2,621

2004 U.S. Organizational Changes(3)
Severance and employee benefits	4,852	1,688	(4,905)	(761)	874	11,420
Other restructuring costs	14,543	3,178	(4,056)	(159)	13,506	18,677
Asset write-off	—	—	—	—	—	543

Total	19,395	4,866	(8,961)	(920)	14,380	30,640

2004 Europe Organizational Changes(4)
Severance and employee benefits	9,702	6,731	(11,716)	(1,645)	3,072	19,159
Other restructuring costs	1,098	1,729	(535)	(456)	1,836	2,446

Total	10,800	8,460	(12,251)	(2,101)	4,908	21,605

Asset write-off (5)		1,610				1,610

2004 Dockers® Europe Organizational Changes(6)
Severance and employee benefits	1,349	2,385	(3,143)	(364)	227	3,472
Other restructuring costs	—	3,694	(1,782)	(132)	1,780	3,562

Total	1,349	6,079	(4,925)	(496)	2,007	7,034

2004 Indefinite Suspension of ERP Installation(7)
Severance and employee benefits	520	97	(595)	(22)	—	2,676
Other restructuring costs	1,661	—	(1,661)	—	—	6,668
Asset write-off	—	—	—	—	—	33,417

Total	2,181	97	(2,256)	(22)	—	42,761

Total — 2004 reorganization initiatives	$36,904	$22,158	$(32,251)	$(3,570)	$21,631	$134,505

(1)	During the year ended November 28, 2004, the Company closed its two owned and operated manufacturing plants in Spain. A portion of the property, plant and equipment was sold in March 2005 for a gain of approximately $3.6 million. The Company sold the remaining property, plant and equipment in October 2005 for approximately $0.2 million. Current period charges represent additional severance and employee benefits and facility closure costs. The Company expects to incur no additional restructuring costs in connection with this action.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

(2)	During the year ended November 28, 2004, the Company closed its owned and operated manufacturing plant in Adelaide, Australia. In December 2005, the Company sold the manufacturing plant, along with its Adelaide distribution center and business office, for approximately $2.1 million and is leasing back the distribution center and business office for an initial period of two years. The lease agreement contains two renewal options, each for a term of two years. The Company expects to incur no additional restructuring costs in connection with this action.

(3)	During the year ended November 28, 2004, the Company reduced resources associated with the Company’s corporate support functions by eliminating staff, not filling certain open positions and outsourcing most of the transaction activities in the U.S. human resources function. Current period charges represent additional severance and employee benefits and costs associated with remaining lease liabilities. The Company estimates that it will incur future additional restructuring charges principally related to costs associated with remaining lease liabilities of approximately $1.8 million.

(4)	During the year ended November 28, 2004, the Company commenced additional reorganization actions in its overall European operations which will result in the displacement of approximately 160 employees, 145 of which had been displaced at November 27, 2005. Current period charges represent additional severance and employee benefits primarily related to headcount reductions at the Company’s distribution centers in Europe and other facility closure costs. The Company estimates that it will incur additional restructuring charges of approximately $2.0 million relating to these actions, principally in the form of severance and employee benefits payments and facility closure costs, which will be recorded as they become probable and estimable.

(5)	During the year ended November 27, 2005, the Company entered into negotiations to sell its manufacturing plant in Hungary for approximately $2.4 million, and recognized a $1.6 million impairment charge to record the related assets at their estimated fair value. The sale is expected to close in the first quarter of 2006. No significant severance or benefits charges are expected as a result of this action as the plant employees are expected to remain employed by the new ownership. The Company expects to incur additional charges of approximately $0.3 million, which will be recorded as they become probable and estimable.

(6)	During the year ended November 28, 2004, the Company commenced reorganization actions in its Dockers® business in Europe. During the year ended November 27, 2005, the Company transferred and consolidated its Dockers® operations into the European headquarters in Brussels. Current period charges represent additional severance and employee benefits and facility closure costs. The Company expects to incur no additional restructuring costs in connection with this action.

(7)	In December 2003, the Company indefinitely suspended the installation of a worldwide enterprise resource planning system in order to reduce costs and prioritize work and resource use. The Company expects to incur no additional restructuring costs in connection with this action.

(8)	Reductions consist of payments for severance, employee benefits and other restructuring costs, and foreign exchange differences.

(9)	Restructuring reversals of approximately $3.6 million recorded by the Company for the year ended November 27, 2005 related primarily to lower than anticipated severance and employee benefit costs.

(10)	Amounts represent cumulative restructuring charges, net of reversals, from the initiative’s inception through November 27, 2005.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

2003 and 2002 Reorganization Initiatives

The table below displays, for the 2003 and 2002 reorganization initiatives, the restructuring activity for the year ended November 27, 2005, the balance of the restructuring reserves as of November 27, 2005 and the cumulative charges to date.

	Restructuring					Restructuring	Cumulative
	Reserve at					Reserve at	Restructuring
	November 28,	Restructuring	SG&A	Restructuring	Restructuring	November 27,	Charges
	2004	Charges	Reversals(4)	Reductions(5)	Reversals	2005	to date(6)
	(Dollars in thousands)
2003 U.S. Organizational Changes(1)
Severance and employee benefits	$3,033	$29	$—	$(2,127)	$(910)	$25	$28,780
Other restructuring costs	66	—	—	(13)	(53)	—	970

Total	3,099	29	—	(2,140)	(963)	25	29,750

2003 North America Plant Closures(2)
Severance and employee benefits	6,624	251		(5,804)	(603)	468	45,298
Other restructuring costs	1,800	372		(1,706)	(466)	—	7,987
Asset write-off	—	—	—	—	—	—	12,212

Total	8,424	623	—	(7,510)	(1,069)	468	65,497

2003 Europe Organizational Changes(3)
Severance and employee benefits	1,827	115		(942)	(588)	412	26,993
Other restructuring costs	291	18		(131)	(120)	58	1,524

Total	2,118	133	—	(1,073)	(708)	470	28,517

2002 Europe Reorganization Initiatives(4)
Severance and employee benefits	275	—	(80)	(134)	—	61	6,947
Other restructuring costs	19	—	(15)	(4)	—	—	50

Total	294	—	(95)	(138)	—	61	6,997

Total 2003 and prior reorganization initiatives	$13,935	$785	$(95)	$(10,861)	$(2,740)	$1,024	$123,764

(1)	In September 2003, the Company commenced a reorganization of its U.S. business to further reduce the time it takes from initial product concept to placement of the product on the retailer’s shelf and to reduce costs. During year ended November 27, 2005, the Company reversed approximately $1.0 million of charges primarily related to revised COBRA and annual incentive plan liabilities. The Company expects to incur no significant additional restructuring charges in connection with this initiative.

(2)	In January 2004, the Company closed its sewing and finishing operations in San Antonio, Texas and in March 2004, the Company closed three Canadian facilities, two sewing plants in Edmonton, Alberta and Stoney Creek, Ontario, and a finishing center in Brantford, Ontario. Current year charges represent additional severance, employee benefits and facility closure costs. During the year ended November 27, 2005, the Company reversed approximately $0.6 million of charges related to lower than anticipated severance and employee benefit costs and $0.5 million related to facility closure costs. The $0.5 million reserve balance at November 27, 2005 primarily relates to remaining salary and benefit payments that are scheduled to be paid out in 2006. The Company expects to incur no significant additional restructuring charges in connection with this initiative.

(3)	During the fourth quarter of 2003, the Company commenced reorganization actions to consolidate and streamline operations in its European headquarters in Belgium and in various field offices. Current year charges represent additional severance and employee benefit costs. During the year ended November 27, 2005, the Company reversed approximately $0.7 million of charges primarily related to severance agreements that had been finalized during the period. The $0.5 million reserve balance at November 27, 2005 primarily relates to salary and benefit payments that are scheduled to be paid out in 2006. The Company expects to incur no additional restructuring charges in connection with this action.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

(4)	In November 2002, the Company initiated the first of a series of reorganization initiatives affecting several countries to realign its resources with its European sales strategy to improve customer service, reduce operating costs and streamline product distribution activities. These actions included the closures of the leased distribution centers in Belgium, France and Holland during the first half of 2004. All costs related to the 2002 Europe reorganization were charged to selling, general and administrative expenses as the activity did not qualify for restructuring expense treatment. Reversals in 2005 related primarily to lower than anticipated severance and employee benefit costs. The Company expects to incur no additional charges in connection with these initiatives.

(5)	Reductions consist primarily of payments for severance, employee benefits and other restructuring costs, and foreign exchange differences.

(6)	Amounts represent cumulative charges, net of reversals, from the initiative’s inception through November 27, 2005.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 4:	INCOME TAXES

The Company’s income tax expense was $126.7 million for the year ended November 27, 2005 compared to $65.1 million for the year ended November 28, 2004. The increase in income tax expense was primarily driven by the increase in the Company’s income before taxes, partially offset by valuation allowance reversals.

The U.S. and foreign components of income (loss) before taxes were as follows:

	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

Domestic	$95,052	$(1,207)	$(62,762)
Foreign	187,549	96,732	31,470

Total income (loss) before income taxes	$282,601	$95,525	$(31,292)

Income tax expense consisted of the following:

	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

U.S. Federal
Current	$80,176	$11,174	$86,538
Deferred	2,529	15,331	188,802

	82,705	26,505	275,340

U.S. State
Current	5,758	(678)	6,629
Deferred	11,193	(5,830)	4,309

	16,951	(6,508)	10,938

Foreign
Current	38,893	25,893	35,986
Deferred	(11,895)	19,245	(4,239)

	26,998	45,138	31,747

Consolidated
Current	124,827	36,389	129,153
Deferred	1,827	28,746	188,872

Total income tax expense	$126,654	$65,135	$318,025

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

The Company’s income tax expense differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to income (loss) before taxes as follows:

	Year Ended
	November 27,		November 28,		November 30,
	2005		2004		2003
	(Dollars in thousands)
		%		%		%

Income tax expense at U.S. federal statutory rate	$98,910	35.0%	$33,434	35.0%	$(10,953)	35.0%
State income taxes, net of U.S. federal impact	8,777	3.1%	(20,257)	(21.2)%	(3,488)	11.1%
Change in valuation allowance	(62,432)	(22.1)%	37,133	38.9%	282,448	(902.6)%
Impact of foreign operations	86,290	30.5%	(8,711)	(9.1)%	39,741	(127.0)%
Reassessment of reserves due to change in estimate	(9,612)	(3.4)%	15,985	16.7%	12,911	(41.3)%
Other, including non-deductible expenses	4,721	1.7%	7,551	7.9%	(2,634)	8.4%

Total	$126,654	44.8%	$65,135	68.2%	$318,025	(1016.4)%

State income taxes, net of U.S. federal impact.  The “State income taxes, net of U.S. federal impact” item above primarily reflects the current and deferred state income tax expense, net of related federal benefit. For 2005, this line includes approximately $4.7 million of expense related to remeasuring deferred tax assets to account for a decrease in the overall effective state tax rate resulting from changes in statutory state income tax rates and the effect of changes in the Company’s apportionment ratios. In 2004, this line included a non-recurring benefit of approximately $8.3 million arising from remeasuring deferred tax assets to account for an increase in the overall effective tax state tax rate.

Change in valuation allowance.  The “Change in valuation allowance” item above relates to movement in the valuation allowance against deferred tax assets for foreign tax credits, state and foreign net operating loss carryforwards, and other foreign deferred tax assets. The Company evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions the Company used in forecasting future taxable income require significant judgment and take into account the Company’s recent performance. The valuation allowance decreased by $83.4 million for the year ended November 27, 2005, and increased by $37.1 million and $282.4 million for the years ended November 28, 2004 and November 30, 2003, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

The $83.4 million decrease in the valuation allowance for the year ended November 27, 2005 reflects the following changes:

	Valuation			Valuation
	Allowance at	Current Year	Current Year	Allowance at
	November 28, 2004	Additions	(Reductions)	November 27, 2005
	(Dollars in thousands)

Foreign tax credits on unremitted foreign earnings	$147,035	$—	$(1,529)	$145,506
Foreign net operating loss carryforwards and other foreign deferred tax assets	152,786	—	(63,157)	89,629
U.S. state net operating loss carryforward	36,343	2,254	—	38,597
Foreign tax credit carryforwards	50,519	—	(20,978)	29,541

Total	$386,683	$2,254	$(85,664)	$303,273

The $83.4 million decrease in the valuation allowance for the year ended November 27, 2005 was primarily driven by the net reversal of $62.4 million of valuation allowance which was recorded as a reduction in income tax expense for the year. This $62.4 million net reversal was comprised of $63.2 million of reversal relating to foreign net operating loss carryforwards and other foreign deferred tax assets and $1.5 million of reversal relating to foreign tax credits on unremitted foreign earnings, partially offset by $2.3 million of additional valuation allowances established for U.S. state net operating loss carryforwards. The $63.2 million relating to foreign net operating loss carryforwards and other foreign deferred tax assets was reversed primarily due to current year operating income in the relevant foreign jurisdictions. In addition, the net $83.4 million decrease in the valuation allowance for the year ended November 27, 2005 includes $21.0 million relating to a decrease in the related gross deferred tax asset for certain foreign tax credit carryforwards on the U.S. federal income tax return.

The $37.1 million net increase in valuation allowance for the year ended November 28, 2004 relates primarily to net operating loss carryforwards and foreign tax credit carryforwards, offset by a decrease relating to U.S. alternative minimum tax credit carryforwards.

The $282.4 million increase for the year ended November 30, 2003 relates primarily to deferred tax assets for foreign tax credits, alternative minimum tax credits, and certain state and foreign net operating loss carry forwards. The valuation allowances were established during 2003 as it became more likely than not the Company would not realize a benefit from those assets.

Impact of foreign operations.  The “Impact of foreign operations” item above includes the additional taxation of foreign profits in jurisdictions with rates in excess of the U.S. federal statutory rate and the impact of foreign withholding taxes. The 30.5% increase for 2005 primarily reflects an accrual for the additional U.S. residual income tax that is expected to be imposed upon a distribution of unremitted foreign earnings. For 2004, the most significant reconciling items include an additional expense of approximately $20.9 million relating to the Company’s decision to deduct, rather than credit, foreign tax payments, a benefit of approximately $11.2 million relating to the Company’s decision to remove foreign withholding taxes from its calculation of the residual tax due upon the expected future repatriation of foreign earnings, and a benefit of approximately $25.2 million relating primarily to profits and losses earned in foreign jurisdictions with valuation allowances against net operating loss carryforwards. For 2003, the significant reconciling items include the impact of deducting foreign tax payments and the impact of profits and losses in certain tax jurisdictions.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Reassessment of reserves due to change in estimate.  The “Reassessment of reserves due to change in estimate” item above relates to changes in the Company’s estimate of its contingent income tax liabilities. In 2005, the $9.6 million decrease in contingent tax liabilities relates primarily to a reduction of approximately $11.3 million in foreign contingent liabilities relating to a favorable court decision in The Netherlands and a $6.0 million reduction in U.S. federal contingent liabilities, partially offset by an increase for existing and newly identified state and foreign tax contingencies of $7.7 million identified during the year. The $6.0 million reduction in U.S. federal contingent liabilities is comprised of a release of prior year tax liabilities of approximately $8.9 million which relates primarily to agreements reached with the Internal Revenue Service described below, partially offset by additional net interest for the 2005 fiscal year of approximately $2.9 million. In 2004, the total increase of $16.0 million includes additional contingent foreign tax liabilities of approximately $7.8 million, additional net U.S. contingent tax liabilities of approximately $3.4 million, and annual interest on prior year tax liabilities of approximately $4.8 million, net of the related tax benefit.

Other, including non-deductible expenses.  The “Other, including non-deductible expenses” item above included approximately $2.6 million of expense in 2005 relating primarily to items that are expensed for financial statement purposes but that are not deductible for U.S. federal income tax purposes. In addition, the 2005 amount included $2.1 million related to the reconciliation of the Company’s 2004 annual tax provision to its annual U.S. federal, state and foreign corporate income tax returns. For 2004, this item included $6.2 million of expense related to the reconciliation of the Company’s fiscal year 2003 tax provision to its fiscal year 2003 U.S. federal corporate income tax return.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

The temporary basis differences that give rise to deferred tax assets and deferred tax liabilities as of November 27, 2005 and November 28, 2004 were as follows:

	2005	2004
	Deferred	Deferred
	Tax Assets	Tax Assets
	(Liabilities)	(Liabilities)
	(Dollars in thousands)

Deferred tax assets/(liabilities):
Foreign tax credits on unremitted foreign earnings	$223,854	$226,208
Post-retirement benefits	182,300	214,666
Federal net operating loss carryforward	235,905	149,838
Employee compensation and benefit plans	130,138	133,667
Foreign net operating loss carryforward	82,869	133,569
Other	70,558	77,197
Additional minimum pension liability	57,365	46,804
Restructuring and special charges	12,301	22,350
Prepaid royalty income	—	17,138
Inventory basis difference	20,678	21,457
Foreign tax credit carryforward	29,541	50,519
State net operating loss carryforward	38,597	36,343
Alternative minimum tax credit carryforward	7,577	24,291
Depreciation and amortization	4,685	(5,996)
Foreign exchange gains and losses	(7,856)	9,799
Additional U.S. tax on unremitted foreign earnings	(191,455)	(184,373)

Subtotal	897,057	973,477
Less: Valuation allowance	(303,273)	(386,683)

Total net deferred tax assets	$593,784	$586,794

At November 27, 2005, cumulative foreign operating losses of approximately $269.7 million generated by the Company were available to reduce future taxable income. Approximately $29.3 million of these operating losses expire between the years 2006 and 2015. The remaining $240.4 million carry forward indefinitely. The gross deferred tax asset for the cumulative foreign operating losses of approximately $82.9 million is partially offset by a valuation allowance of approximately $68.9 million to reduce this gross asset to the amount that will more likely than not be realized.

At November 27, 2005, the Company had a U.S. federal net operating loss carryforward of approximately $674 million that will begin to expire in 2022 if not utilized. The utilization of such net operating loss and credit carryforwards could be subject to a substantial annual limitation due to future “changes in ownership”, as defined by provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and similar state and foreign provisions. Should the Company become subject to this annual limitation, it may result in the expiration of the net operating loss and credit carryforwards before utilization. The gross deferred asset relating to these loss carryforwards of approximately $235.9 million is not offset by a valuation allowance due primarily to taxable temporary differences relating to the Company’s unremitted foreign earnings. The increase in this deferred tax asset during 2005 primarily relates to additional current year losses for federal income tax purposes and changes relating to the settlement of Internal Revenue Service examinations of prior years, as discussed further below.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

At November 27, 2005, the Company had foreign tax credit carryforwards of approximately $29.5 million that will begin to expire in 2010 if not utilized. These foreign tax credit carryforwards are completely offset by a valuation allowance due to the remaining carryforward period and limitations in the tax law regarding usage.

At November 27, 2005, the Company had alternative minimum tax credit carryforwards of approximately $7.6 million which carryforward indefinitely.

In addition, at November 27, 2005, the Company had a deferred tax asset of approximately $38.6 million relating to state net operating loss carryforwards. These losses are scheduled to expire between 2006 and 2025 if not utilized. This deferred tax asset is completely offset by a valuation allowance as based on currently available evidence it is more likely than not the losses will expire unused.

Examination of Tax Returns.  During the year ended November 27, 2005, the Company reached agreements with the Internal Revenue Service to resolve its ongoing examinations of its 1986-1999 tax returns.

In June 2005, the Company reached an agreement with the Appeals division of the Internal Revenue Service regarding the examination of the Company’s consolidated U.S. federal income tax returns for the years 1986-1989. As a result of that agreement, the examination of the Company’s income tax returns for those periods is closed and the Company reduced its contingent U.S. federal tax liabilities by approximately $4.2 million during the three months ended May 29, 2005.

In August 2005, the Company completed settlement discussions with the Internal Revenue Service relating to the Company’s consolidated U.S. federal income tax returns for the years 1990-1999. As a result of this settlement agreement, the examination of the Company’s income tax returns for those periods is closed and the Company reduced its contingent U.S. tax liabilities by approximately $4.1 million during the three months ended August 28, 2005. This $4.1 million reduction in income tax expense reflects a net decrease in federal income tax expense of approximately $6.5 million and an increase to state income tax expense, net of federal tax benefits, of approximately $2.4 million. The net decrease to federal income tax expense of $6.5 million relates primarily to a decrease in the Company’s liability associated with its unremitted foreign earnings of approximately $12.3 million, partially offset by $5.8 million of additional net federal income tax expense relating to an increase in taxes payable and changes in the Company’s net operating loss carryforwards, alternative minimum tax credit carryforward and other tax attributes. In connection with the 1990-1999 settlement, the Company made total payments to the Internal Revenue Service of approximately $99.6 million in October, 2005.

The Internal Revenue Service has not yet begun an examination of the Company’s 2000-2004 U.S. federal corporate income tax returns. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Company continuously reviews issues raised in connection with ongoing examinations and open tax years to evaluate the adequacy of its reserves. The Company believes that its accrued tax liabilities are adequate to cover all probable U.S. federal, state, and foreign income tax loss contingencies at November 27, 2005. However, it is reasonably possible the Company may also incur additional income tax liabilities related to prior years. The Company estimates this additional potential exposure to be approximately $10.6 million. Should the Company’s view as to the likelihood of incurring these additional liabilities change, additional income tax expense may be accrued in future periods. This $10.6 million amount was not accrued as of November 27, 2005 because it did not meet the recognition criteria for liabilities under generally accepted accounting principles in the United States.

Reclassifications.  During fiscal 2005, the Company reclassified approximately $17.4 million of contingent tax liabilities from current to non-current to reflect the expected resolution of these items.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 5:	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment (“PP&E”) were as follows:

	November 27,	November 28,
	2005	2004
	(Dollars in thousands)

Land	$28,699	$34,294
Buildings and leasehold improvements	321,265	351,057
Machinery and equipment	442,894	477,284
Capitalized internal-use software	43,522	34,515
Construction in progress	15,351	5,566

Total PP&E	851,731	902,716
Accumulated depreciation	(471,545)	(486,439)

PP&E, net	$380,186	$416,277

At November 27, 2005 and November 28, 2004, the Company had approximately $2.1 million and $2.3 million, respectively, of long-lived assets held for sale included in property, plant and equipment. Long-lived assets held for sale as of November 27, 2005 primarily relate to the pending sale of the Company’s manufacturing plant in Hungary for approximately $2.4 million, which is expected to close in the first quarter of 2006.

Depreciation expense for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 was $58.5 million, $62.4 million and $63.9 million, respectively.

Construction in progress at November 27, 2005 and November 28, 2004, primarily related to the installation of various software systems in Asia and the United States.

NOTE 6:	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was $202.3 million and $199.9 million as of November 27, 2005 and November 28, 2004, respectively. The changes in the carrying amount of goodwill by business segment for the year ended November 27, 2005 were as follows:

	Goodwill Balance	Goodwill Acquired	Goodwill Balance
	November 28, 2004	During 2005	November 27, 2005
	(Dollars in thousands)

U.S. Levi’s® brand	$199,905	$—	$199,905
Europe	—	2,345	2,345

Total	$199,905	$2,345	$202,250

During 2005, the Company’s subsidiary in the United Kingdom signed an agreement to purchase seven Levi’s® stores and five factory outlets from one of its retail customers in the United Kingdom for a total purchase price of approximately $4 million. As of November 27, 2005, the Company had purchased 6 of the Levi’s® stores for $2.6 million, and recorded $2.4 million of goodwill in connection with this transaction. The purchase of the remaining store and factory outlets is expected to occur in the first quarter of 2006.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Other intangible assets were as follows:

	November 27, 2005			November 28, 2004
	Gross	Accumulated		Gross	Accumulated
	Carrying Value	Amortization	Total	Carrying Value	Amortization	Total
	(Dollars in thousands)

Amortized intangible assets:
Other intangible assets	$2,599	$(1,081)	$1,518	$3,103	$(720)	$2,383
Unamortized intangible assets:
Trademarks and other intangible assets	44,197	—	44,197	44,396	—	44,396

	$46,796	$(1,081)	$45,715	$47,499	$(720)	$46,779

Amortization expense for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 was approximately $0.9 million, $0.2 million and $0.3 million, respectively. Future amortization expense for the next five fiscal years with respect to the Company’s finite lived intangible assets as of November 27, 2005 is estimated at approximately $0.3 million per year.

As required under SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company performed its annual impairment test on its goodwill and indefinite lived intangible assets in the fourth quarter of 2005 and determined that no impairment to the carrying value existed for its goodwill or indefinite lived intangible assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 7:	LONG-TERM DEBT

Long-term debt is summarized below:

	November 27,	November 28,
	2005	2004
	(Dollars in thousands)

Long-term debt
Secured:
Term loan	$491,250	$495,000
Revolving credit facility	—	—
Customer service center equipment financing(1)	—	55,936
Notes payable, at various rates	133	408

Subtotal	491,383	551,344

Unsecured:
Notes:
7.00%, due 2006(2)	77,782	449,095
11.625% Dollar denominated, due 2008(3)	—	378,022
11.625% Euro denominated, due 2008(3)	—	165,260
12.25% Senior Notes, due 2012	571,924	571,671
9.75% Senior Notes, due 2015(2)	450,000	—
Floating rate notes due 2012(3)	380,000	—
8.625% Euro notes, due 2013(3)	176,280	—
Yen-denominated Eurobond 4.25%, due 2016	167,588	194,534

Subtotal	1,823,574	1,758,582
Current maturities	(84,055)	(61,203)

Total long-term debt	$2,230,902	$2,248,723

Short-term debt:
Short-term borrowings	$11,742	$13,962
Current maturities of long-term debt	84,055	61,203

Total short-term debt	$95,797	$75,165

Total long-term and short-term debt	$2,326,699	$2,323,888

(1)	In December 1999, the Company entered into a secured financing transaction consisting of a five-year credit facility secured by owned equipment at customer service centers (distribution centers) located in Nevada, Mississippi and Kentucky. On December 7, 2004, the Company paid at maturity the remaining principal outstanding under this facility of $55.9 million.

(2)	In December 2004, the Company issued $450.0 million in Senior Notes due 2015 and in January 2005 subsequently repurchased $372.1 million of the outstanding notes due 2006.

(3)	In March 2005, the Company issued $380.0 million in Floating Rate Senior Notes due 2012, which are referred to as the 2012 floating rate notes, and €150.0 million in Euro Senior Notes due 2013, which are referred to as the 2013 Euro notes, and in March and April 2005 subsequently repurchased or redeemed all of the outstanding notes due 2008.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Senior Secured Term Loan and Senior Secured Revolving Credit Facility

Principal Amount; Use of Proceeds.  On September 29, 2003, the Company entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility. The Company used the borrowings under these agreements to refinance the Company’s January 2003 senior secured credit facility and the Company’s 2001 domestic receivables securitization agreement, and for working capital and general corporate purposes.

Term Loan.  The Company’s term loan consists of a single borrowing of $500.0 million, divided into two tranches, a $200.0 million tranche subject to a fixed rate of interest and a $300.0 million tranche subject to floating rates of interest. The loan matures on September 29, 2009. Principal payments on the term loan in an amount equal to 0.25% of the initial principal amount must be made quarterly commencing with the last day of the first fiscal quarter of 2004, and the remaining principal amount of the term loan must be repaid at maturity.

The Company is permitted to prepay the term loan at any time, subject to the payment of certain make-whole premiums to the lenders if the Company desires to prepay the loans outside of certain prepayment periods. The periods during which these make-whole premiums are applicable to voluntary prepayments depend on whether or not the Company has, as of March 31, 2006, refinanced, repaid or otherwise set aside funds for the repayment of all of the Company’s senior unsecured notes due 2006 as required by the term loan agreement. The make-whole premium is calculated by (i) taking the present value of all interest payments due through to the end of the relevant make-whole period plus (ii) any additional prepayment premium (as described below) if such prepayment were made on the day after the relevant make-whole period. If the Company chooses to prepay the term loan outside of the make-whole periods, the Company is not required to pay any make-whole premium, but the Company will be required to pay a prepayment premium based on a percentage (which declines over time) of the principal amount of the term loan prepaid. The Company’s term loan also requires mandatory prepayments in specified circumstances, such as if the Company engages in a sale of certain intellectual property assets.

Revolving Credit Facility.  The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of the Company’s domestic accounts receivable, inventory and cash and investment securities deposited in secured accounts with the administrative agent or other lenders. Subject to the level of this borrowing base, the Company may make and repay borrowings from time to time until the maturity of the facility. The maturity date of the facility is September 29, 2007, at which time all borrowings under the facility must be repaid. The Company may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur, such as asset sales.

The Company additionally has the ability to deposit cash or certain investment securities with the administrative agent for the facility to secure the Company’s reimbursement and other obligations with respect to letters of credit. Such cash-collateralized letters of credit are subject to lower letter of credit fees.

Interest Rates.  The interest rate for the floating rate tranche of the Company’s term loan is 6.875% over the eurodollar rate or 5.875% over the base rate. The interest rate for the fixed rate tranche of the Company’s term loan is 10.0% per annum. The interest rate for the Company’s revolving credit facility is, for LIBOR rate loans, 2.75% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

Early Maturity or Default if Notes Not Refinanced.  The term loan agreement requires the Company to refinance, repay or otherwise irrevocably set aside funds for all of the Company’s senior unsecured notes due 2006 not later than six months prior to its maturity date, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity date of the 2006 notes. As a result, unless the Company has refinanced, repaid or otherwise irrevocably set aside funds for the payment of all of the 2006 notes by May 1, 2006, the term

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

loan will become due on August 1, 2006. The term loan agreement also has similar conditions for the 2008 notes, which were satisfied during the second quarter of 2005. See “Senior Notes due 2008” below.

The Company may satisfy the 2006 notes refinancing requirement under the term loan in one of two ways. First, the Company may refinance the 2006 notes by issuing new debt on terms similar to those of the Company’s 12.25% notes due 2012 and using the proceeds to repurchase, repay or otherwise irrevocably set aside the funds for the notes. Second, the Company may repurchase or otherwise set aside funds to repay the 2006 notes if the Company meets specified conditions. Those conditions include the Company maintaining (after giving effect of the repayment on a pro forma basis) a leverage ratio that does not exceed 4.75 to 1.0 and an interest coverage ratio that exceeds 1.85 to 1.0. These ratios apply only under certain circumstances to the notes refinancing requirement; they are not ongoing financial covenants.

The Company classifies its senior secured term loan as non-current as of November 27, 2005. The Company has the ability and expects to either satisfy the 2006 refinancing condition, thereby avoiding early maturity of the senior secured term loan, or to refinance the senior secured term loan with debt that would in effect extend the maturity of the underlying debt beyond one year.

The revolving credit facility contains a similar note refinancing requirement with respect to the 2006 notes, except that the consequence of a failure to repay the notes is a breach of covenant, not early maturity. The Company may also satisfy this requirement under the revolving credit facility if the Company reserves cash or has borrowing availability sufficient to repay the 2006 notes and thereafter has $150.0 million of borrowing availability under the revolving credit facility.

Guarantees and Security.  The Company’s obligations under each of the term loan and revolving credit facility are guaranteed by the Company’s domestic subsidiaries. The revolving credit facility is secured by a first-priority lien on domestic inventory and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of the Company’s most valuable real property interests and all of the capital stock of the Company’s affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing the Company’s notes due 2006 and the Yen-denominated Eurobond due 2016 (such restricted subsidiaries also are not permitted to be guarantors). The term loan is secured by a lien on trademarks,copyrights and other related intellectual property and by a second-priority lien on the assets securing the revolving credit facility.

Term Loan Leverage Ratio Covenant.  The term loan contains a consolidated senior secured leverage ratio, which is measured as of the end of each fiscal quarter. The ratio is generally defined as the ratio of consolidated secured debt to “Pro Forma Consolidated EBITDA” (as defined in the term loan agreement) for the previous four fiscal quarters. The computation of Pro Forma Consolidated EBITDA allows the Company to add back all restructuring and restructuring related charges less the aggregate amount of cash payments made during such period by the Company in respect of restructuring charges (other than (i) cash payments on restructuring charges incurred prior to May 31, 2004 and (ii) an aggregate of up to $100 million of restructuring charges incurred on or after May 31, 2004 to the extent paid in cash and which the Company has notified the lenders that the Company will exclude for purposes of calculating the leverage ratio covenant in any fiscal quarter).

The Company must ensure that the ratio is not more than:

•	3.00 to 1.00 for any fiscal quarter ending after August 2005 and in or before February 2007; and

•	2.75 to 1.00 for any fiscal quarter thereafter.

As of November 27, 2005, the Company was in compliance with the consolidated senior secured leverage ratio.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Revolving Credit Fixed Charge Coverage Ratio.  The revolving credit facility contains a consolidated fixed charge coverage ratio. The ratio is measured only if certain availability thresholds are not met. In that case, the ratio is measured as of the end of each month. This ratio is generally defined as the ratio of (i) EBITDA less the sum of (a) capital expenditures and (b) the provision for federal, state and local income taxes for the current period to (ii) the sum of (x) interest charges paid in cash for the relevant period and (y) repayments of scheduled debt during the period. The Company is required to maintain a ratio of at least 1.0 to 1.0 when the covenant is required to be tested. As of November 27, 2005, the Company was not required to perform this calculation.

Under the Company’s credit agreements, EBITDA is generally defined as consolidated net income plus (i) consolidated interest charges, (ii) the provision for federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) other (income) expense and (v) restructuring and restructuring related charges, less cash payments made in respect of the restructuring charges.

Factors that could cause the Company to breach these leverage and fixed charge coverage ratio covenants include lower operating income, higher current tax expenses for which the Company has not adequately reserved, higher cash restructuring costs, higher interest expense due to higher debt or floating interest rates and higher capital spending. There are no other financial covenants in either agreement the Company is required to meet on an ongoing basis.

Covenants.  The term loan and the revolving credit facility each contain customary covenants restricting the Company’s activities as well as those of the Company’s subsidiaries, including limitations on the Company’s, and the Company’s subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; make capital expenditures; and make changes in the Company’s corporate structure.

Certain Mergers and Asset Sales Permitted under Term Loan.  The term loan permits the Company to merge or sell all or substantially all of the Company’s assets, subject to certain conditions (including financial ratios) similar to those contained in the merger covenant in the indentures relating to the Company’s 2012 notes, 2012 floating rate notes, 2013 Euro notes and 2015 notes.

Events of Default.  The term loan and the revolving credit facility each contain customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of the Company’s board of directors; and invalidity of the guaranty or security agreements. The cross-default provisions in each of the term loan and the revolving credit facility apply if a default occurs on other indebtedness in excess of $25.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under either the term loan or the revolving credit facility, the Company’s lenders may terminate their commitments, declare immediately payable the term loan and all borrowings under each of the credit facilities and foreclose on the collateral, including (in the case of the term loan) the Company’s trademarks.

Customer Service Center Equipment Financing

In December 1999, the Company entered into a secured financing transaction consisting of a five-year credit facility secured by owned equipment at customer service centers (distribution centers) located in Nevada, Mississippi and Kentucky. On December 7, 2004, the Company paid at maturity the remaining principal outstanding under this facility of $55.9 million.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Senior Notes Due 2006

In 1996, the Company issued $450.0 million ten-year notes maturing in November 2006 to qualified institutional investors in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The notes are unsecured obligations of the Company and are not subject to redemption before maturity. The ten-year notes bear interest at 7.00% per annum, payable semi-annually in May and November of each year. The discount of approximately $4.7 million on the original issue is being amortized over the term of the notes using an approximate effective-interest rate method. Net proceeds from the notes offering were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

In December 2004, the Company commenced a cash tender offer for the outstanding principal amount of the 2006 notes. The tender offer expired on January 12, 2005. The Company purchased $372.1 million in principal amount tendered of the 2006 notes with the proceeds from the issuance of the senior unsecured notes due 2015. See further discussion under “Issuance of Senior Notes due 2015 and Partial Repurchase of Senior Notes due 2006” below.

Senior Notes Due 2008

On January 18, 2001, the Company issued two series of notes payable totaling the then-equivalent of $497.5 million to qualified institutional investors in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

In March 2005, the Company purchased pursuant to a tender offer $270.0 million and €89.0 million in principal amount tendered of the 2008 notes. The Company subsequently redeemed all remaining 2008 notes in April 2005. Both the tender offer and redemption were funded with the proceeds from the issuance of the 2012 floating rate notes and the 2013 Euro notes. As a result, the Company believes it has met its 2008 notes refinancing condition contained in its senior secured term loan. See further discussion under “Issuance of 2012 Floating Rate Notes and 2013 Euro Notes and Repurchase and Redemption of Senior Notes due 2008” below.

Senior Notes Due 2012

Principal, Interest and Maturity.  On December 4, 2002, January 22, 2003 and January 23, 2003, the Company issued a total of $575.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. These notes were offered at a net discount of $3.7 million, which is amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.4 million are amortized over the term of the notes to interest expense.

Use of Proceeds.  The Company used approximately $125.0 million of the net proceeds from the notes offering to repay remaining indebtedness under the Company’s 2001 bank credit facility and approximately $327.3 million of the net proceeds to purchase the majority of the 6.80% notes due November 1, 2003.

Exchange Offer.  In June 2003, after a required exchange offer, all but $9.1 million of the $575.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms registered under the Securities Act.

Covenants.  The indenture governing these notes contains covenants that limit the Company and its subsidiaries’ ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets or its subsidiaries’ assets.

Asset Sales.  The indenture governing these notes provides that the Company’s asset sales must be at fair market value and the consideration must consist of at least 75% cash or cash equivalents or the assumption of liabilities. The Company must use the net proceeds from the asset sale within 360 days after receipt either to repay bank debt, with an equivalent permanent reduction in the available commitment in the case of a repayment under the Company’s revolving credit facility, or to invest in additional assets in a business related to the Company’s business. To the extent proceeds not so used within the time period exceed $10.0 million, the Company is required to make an offer to purchase outstanding notes at par plus accrued an unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Change in Control.  If the Company experiences a change in control as defined in the indenture governing the notes, then the Company will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Any purchase or prepayment of these notes requires consent of the lenders under the Company’s senior secured term loan and senior secured revolving credit facility.

Events of Default.  The indenture governing these notes contains customary events of default, including failure to pay principal, failure to pay interest after a 30-day grace period, failure to comply with the merger, consolidation and sale of property covenant, failure to comply with other covenants in the indenture for a period of 30 days after notice given to the Company, failure to satisfy certain judgments in excess of $25.0 million after a 30-day grace period, and certain events involving bankruptcy, insolvency or reorganization. The indenture also contains a cross-acceleration event of default that applies if debt of the Company or any restricted subsidiary in excess of $25.0 million is accelerated or is not paid when due at final maturity.

Covenant Suspension.  If these notes receive and maintain an investment grade rating by both Standard and Poor’s and Moody’s and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

Issuance of Senior Notes Due 2015 and Partial Repurchase of Senior Notes due 2006

Principal, Interest and Maturity.  On December 22, 2004, the Company issued $450.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on January 15, 2015 and bear interest at 9.75% per annum, payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. The Company may redeem some or all of the notes prior to January 15, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to January 15, 2008, the Company may redeem up to a maximum of 33 1/3% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 109.75% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. Costs representing underwriting fees and other expenses of approximately $10.3 million are amortized over the term of the notes to interest expense.

Use of Proceeds — Tender Offer and Repurchase of Senior Notes Due 2006.  In December 2004, the Company commenced a cash tender offer for the outstanding principal amount of all of its senior unsecured notes due 2006. The tender offer expired January 12, 2005. The Company purchased pursuant to the tender offer $372.1 million in principal amount of its $450.0 million principal amount 2006 notes, using $372.1 million of the gross proceeds of the issuance of the 2015 notes. As a result, the Company has not yet met its 2006 notes refinancing

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

condition contained in its senior secured term loan and senior secured revolving credit facility. The Company intends to use the remaining proceeds to repay outstanding debt (which may include any remaining 2006 notes). The Company may also elect to use these remaining proceeds for other corporate purposes consistent with the requirements of the Company’s credit agreements, indentures and other agreements. The Company paid approximately $19.7 million in tender premiums and other fees and expenses with the Company’s existing cash and cash equivalents and wrote off approximately $3.3 million of unamortized debt discount and issuance costs related to this tender offer.

Exchange Offer.  In June 2005, after a required exchange offer, all but $50,000 of the $450.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing the Company’s 2012 notes, 2012 floating rate notes and 2013 Euro notes.

Issuance of 2012 Floating Rate Notes and 2013 Euro Notes and Repurchase and Redemption of Senior Notes due 2008

Floating Rate Notes Due 2012.  On March 11, 2005, the Company issued $380.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 7-year notes maturing on April 1, 2012 and bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%, payable quarterly in arrears on January 1, April 1, July 1, and October 1, commencing on July 1, 2005. Starting on April 1, 2007, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to April 1, 2007, the Company may redeem up to and including 100% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 104% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption, provided that after giving effect to any redemption of less than 100% of the notes then outstanding, at least $150.0 million aggregate principal amount of the notes remains outstanding. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $8.6 million are amortized over the term of the notes to interest expense.

Exchange Offer.  In June 2005, after a required exchange offer, all of the $380.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing the Company’s 2012 notes, 2013 Euro notes and 2015 notes.

Euro Notes Due 2013.  On March 11, 2005, the Company issued €150.0 million in notes to qualified institutional buyers. These notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. They are 8-year notes maturing on April 1, 2013 and bear interest at 8.625% per annum, payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2005. Starting on April 1, 2009, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to April 1, 2008, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the proceeds of one or more public equity offerings at a redemption price of 108.625% of the principal amount plus accrued and unpaid interest, if any, to the date of

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

redemption. These notes were offered at par. Costs representing underwriting fees and other expenses of approximately $5.3 million are amortized over the term of the notes to interest expense.

Exchange Offer.  In June 2005, after a required exchange offer, all but €2.0 million of the €150.0 million aggregate principal amount of the notes were exchanged for new notes on identical terms, except that the new notes are registered under the Securities Act.

The covenants, events of default, asset sale, change of control, covenant suspension and other terms of the notes are comparable to those contained in the indentures governing the Company’s 2012 notes, 2012 floating rate notes and 2015 notes.

Use of Proceeds — Tender Offer and Redemption of 2008 Notes.  In February 2005, the Company commenced a cash tender offer for the outstanding principal amount of its senior unsecured notes due 2008. The tender offer expired March 23, 2005. The Company purchased pursuant to the tender offer $270.0 million and €89.0 million in principal amount tendered of the 2008 notes. The Company subsequently redeemed all remaining 2008 notes in April 2005. Both the tender offer and redemption were funded with the proceeds from the issuance of the 2012 floating rate notes and the 2013 Euro notes. As a result, the Company believes it has met its 2008 notes refinancing condition contained in its senior secured term loan. The remaining proceeds of approximately $35.2 million and use of $12.6 million of the Company’s existing cash and cash equivalents were used to pay the fees, expenses and premiums payable in connection with the March 2005 offering, the tender offer and the redemption. The Company paid approximately $33.9 million in tender premiums and other fees and expenses and wrote off approximately $9.2 million of unamortized debt discount and issuance costs related to this tender offer and redemption.

Yen-denominated Eurobond Placement

In 1996, the Company issued a ¥ 20 billion principal amount eurobond (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at the option of the Company at a make-whole redemption price commencing in 2006. Net proceeds from the placement were used to repay a portion of the indebtedness outstanding under a 1996 credit facility agreement.

The agreement governing these bonds contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of the Company’s debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after the Company’s receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

Other Debt Matters

Debt Issuance Costs.  The Company capitalizes debt issuance costs, which are included in “Other assets” in the Company’s consolidated balance sheets. These costs were amortized using the straight-line method of amortization for all debt issuances prior to 2005, which approximates the effective interest method. New debt issuance costs are amortized using the effective interest method. Unamortized debt issuance costs at November 27, 2005 and November 28, 2004 were $59.2 million and $54.8 million, respectively. Amortization of debt issuance costs, which is included in “Interest expense” on the Company’s consolidated statements of operations, was $12.1 million, $11.0 million and $13.4 million for 2005, 2004 and 2003, respectively.

Accrued Interest.  At November 27, 2005 and November 28, 2004, accrued interest was $62.0 million and $65.6 million, respectively, and is included in “Accrued liabilities” in the Company’s consolidated balance sheets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Principal Short-term and Long-term Debt Payments

As a result of the December 2004 and early 2005 senior note refinancings, the Company has extended its senior note maturities. The table below sets forth, as of November 27, 2005, the Company’s required aggregate short-term and long-term debt principal payments for the next five fiscal years and thereafter. The table gives effect to the satisfaction of the 2008 notes refinancing condition and gives effect to the two different 2006 notes refinancing condition scenarios under the senior secured term loan:

	Principal Payments as of November 27, 2005
	Assuming 2006 Notes	Assuming 2006 Notes
Fiscal year	Refinancing Condition Not Met	Refinancing Condition Met
	(Dollars in thousands)

2006(1) (2)	$580,797	$95,797
2007	—	5,000
2008	—	5,000
2009	—	475,000
2010	—	—
Thereafter	1,745,902	1,745,902

Total	$2,326,699	$2,326,699

(1)	Under the Company’s senior secured term loan, the Company must refinance, repay or otherwise irrevocably set aside funds for all of the Company’s senior unsecured notes due 2006 by May 1, 2006, or its senior secured term loan will mature on August 1, 2006. In that case, coupled with the scheduled maturity of the remaining balance of the Company’s 2006 notes of $77.8 million and payments relating to short-term borrowings of approximately $11.7 million, the Company will have to repay or otherwise satisfy approximately $580.8 million of debt in fiscal 2006. If the Company meets the 2006 notes refinancing condition, the senior secured term loan will mature on September 29, 2009 and the Company will have to repay or otherwise satisfy approximately $95.8 million of debt in 2006, which includes required payments of approximately $6.3 million related to the senior secured term loan, approximately $11.7 million related to short-term borrowings and $77.8 million related to the 2006 notes.

(2)	The Company intends to use the remaining proceeds of $77.9 million from the issuance of senior notes due 2015 to repay outstanding debt (which may include any remaining 2006 notes). The Company may also elect to use these remaining proceeds for other corporate purposes consistent with the requirements of the Company’s credit agreements, indentures and other agreements.

Short-term Credit Lines and Stand-by Letters of Credit

The Company’s total unused lines of credit were approximately $441.6 million at November 27, 2005.

At November 27, 2005, the Company had unsecured and uncommitted short-term credit lines available totaling approximately $10.1 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

As of November 27, 2005, the Company’s total availability of $542.7 million under its senior secured revolving credit facility was reduced by $111.2 million of letters of credit and other credit usage allocated under the Company’s senior secured revolving credit facility, yielding a net availability of $431.5 million. Included in the $111.2 million of letters of credit and other credit usage at November 27, 2005 were $17.6 million of trade letters of credit, $10.6 million of other credit usage and $83.0 million of stand-by letters of credit with various international banks, of which $64.4 million serve as guarantees by the creditor banks to cover U.S. workers compensation claims and customs bonds. The Company pays fees on the standby letters of credit, and borrowings against the letters of credit are subject to interest at various rates.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Interest Rates on Borrowings

The Company’s weighted average interest rate on average borrowings outstanding during 2005, 2004 and 2003, including the amortization of capitalized bank fees, underwriting fees and interest rate swap cancellations was 10.51%, 10.60% and 10.05%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

Dividends and Restrictions

Under the terms of the Company’s senior secured term loan and senior secured revolving credit facility, the Company is prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company’s unsecured senior notes limit the Company’s ability to pay dividends. Subsidiaries of the Company that are not wholly-owned subsidiaries (for example, the Company’s Japanese subsidiary) are permitted under these credit agreements and indentures to pay dividends to all stockholders either on a pro rata basis or on a basis that results in the receipt by the Company of dividends or distributions of greater value than it would receive on a pro rata basis. There are no restrictions under the Company’s term loan and revolving credit facility or its indentures on the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends without the consent of a third-party.

Capital Leases

The Company has capital lease obligations, primarily comprised of a logistics services agreement in Europe with a third-party that includes an element related to machinery and equipment. This agreement includes an initial fixed term of approximately five years which runs through 2009, and provides for a renewal option. The original cost of the machinery and equipment under this capital lease was approximately $7 million and the assets are being amortized on a straight-line basis over the five-year life of the agreement.

The total cost of the Company’s capital lease assets was approximately $8.4 million and $9.8 million as of November 27, 2005 and November 28, 2004, respectively and are included in the Company’s consolidated balance sheets with “Property, plant and equipment.” Accumulated depreciation related to these capital lease assets was approximately $2.8 million and $2.3 million at November 27, 2005 and November 28, 2004, respectively.

The minimum future lease payments required under the Company’s capital leases and the present values of the minimum lease payments as of November 27, 2005 were as follows:

(Dollars in thousands)

2006	$1,778
2007	1,675
2008	1,534
2009	1,248
2010	20
Thereafter	12

Total minimum lease payments	6,267
Less: amount representing interest	680

Present value of minimum lease payments	5,587
Less: current maturities of capital lease	1,510

Long-term capital lease	$4,077

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 8:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value (in each case including accrued interest) of the Company’s financial instrument assets and liabilities at November 27, 2005 and November 28, 2004 are as follows:

	November 27, 2005		November 28, 2004
	Carrying	Estimated	Carrying	Estimated
	Value(1)	Fair Value(1)	Value(2)	Fair Value(2)
	Assets (Liabilities)
	(Dollars in thousands)

Debt Instruments:
U.S. dollar notes offerings	$(1,533,000)	$(1,618,160)	$(1,449,410)	$(1,495,072)
Euro notes offering	(178,735)	(179,176)	(172,381)	(177,817)
Yen-denominated Eurobond placement	(168,119)	(161,416)	(195,173)	(173,774)
Term loan	(496,510)	(510,757)	(500,527)	(545,077)
Customer service center equipment financing	—	—	(57,297)	(56,654)
Short-term and other borrowings	(12,330)	(12,330)	(14,724)	(14,724)

Total	$(2,388,694)	$(2,481,839)	$(2,389,512)	$(2,463,118)

Foreign Exchange Contracts:
Foreign exchange forward contracts	$(874)	$(874)	$(4,501)	$(4,501)
Foreign exchange option contracts	1,250	1,250	579	579

Total	$376	$376	$(3,922)	$(3,922)

(1)	Includes accrued interest of $62.0 million.

(2)	Includes accrued interest of $65.6 million.

The Company’s financial instruments are reflected on its books at the carrying values noted above. The fair values of the Company’s financial instruments reflect the amounts at which the instruments could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale (i.e. quoted market prices).

The Company has determined the estimated fair value of certain financial instruments using available market information and valuation methodologies. However, this determination involves application of judgment in interpreting market data, as such, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The Company uses widely accepted valuation models that incorporate quoted market prices or dealer quotes to determine the estimated fair value of its foreign exchange and option contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. The fair value estimates presented herein are based on information available to the Company as of November 27, 2005 and November 28, 2004.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 9:	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company is obligated under operating leases for manufacturing, finishing and distribution facilities, office space, retail and outlet store leases and equipment. At November 27, 2005, obligations under long-term leases were as follows:

Minimum Lease
Payments
(Dollars in thousands)

2006	$73,931
2007	68,654
2008	62,716
2009	56,985
2010	53,360
Thereafter	109,999

Total minimum lease payments	$425,645

The amounts shown for total minimum lease payments on operating leases have not been reduced by estimated future income of $12.1 million from non-cancelable subleases. The amounts shown for total minimum lease payments on operating leases have not been increased by estimated future operating expense and property tax escalations.

In general, leases relating to real estate include renewal options of up to approximately 20 years, except for the San Francisco headquarters office lease, which contains multiple renewal options of up to 67 years. Some leases contain escalation clauses relating to increases in operating costs. Certain operating leases provide the Company with an option to purchase the property after the initial lease term at the then prevailing market value. Rental expense for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 was $77.6 million, $83.0 million and $81.6 million, respectively.

Foreign Exchange Contracts

At November 27, 2005, the Company had U.S. dollar spot and forward currency contracts to buy $335.3 million and to sell $347.9 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through February 2006.

The Company has entered into option contracts to manage its exposure to foreign currencies. At November 27, 2005, the Company had bought U.S. dollar option contracts resulting in a net purchase of $35.3 million against various foreign currencies should the options be exercised. To finance the premium related to bought options, the Company sold U.S. dollar options resulting in a net purchase of $36.0 million against various currencies should the options be exercised. The option contracts are at various strike prices and expire at various dates through August 2006.

The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Other Contingencies

Wrongful Termination Litigation.  On April 14, 2003, two former employees of the Company’s tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that the Company manipulated tax reserves to inflate reported income and that the Company fraudulently failed to set appropriate valuation allowances against deferred tax assets. They also allege that, as a result of these and other tax-related transactions, the Company’s financial statements for several years violated generally accepted accounting principles and SEC regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in the Company paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by the Company to withhold information concerning these matters from the Company’s independent registered public accounting firm and the Internal Revenue Service, that they refused to do so and, because of this refusal, they were wrongfully terminated. Plaintiffs seek a number of remedies, including compensatory and punitive damages, attorneys’ fees, restitution, injunctive relief and any other relief the court may find proper.

On March 12, 2004, plaintiffs filed a complaint in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. In this complaint, in addition to restating the allegations contained in the state complaint, plaintiffs assert that the Company violated Sections 1541A et seq. of the Sarbanes-Oxley Act by taking adverse employment actions against plaintiffs in retaliation for plaintiffs’ lawful acts of compliance with the administrative reporting provisions of the Sarbanes-Oxley Act. Plaintiffs seek a number of remedies, including compensatory damages, interest lost on all earnings and benefits, reinstatement, litigation costs, attorneys’ fees and any other relief that the court may find proper. The district court has now related this case to the securities class action (described below) styled In re: Levi Strauss & Co. Securities Litigation.

On December 7, 2004, plaintiffs requested and the Company agreed to, a stay of their state court action in order to first proceed with their action in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. On February 7, 2005, the parties submitted the joint agreement to the court for approval. On June 17, 2005, the parties attended a case management conference where the court set a trial date of October 2, 2006 to try plaintiffs’ Sarbanes-Oxley Act claim, plaintiffs’ defamation claim and the Company’s counter-claims.

The Company is vigorously defending these cases and are pursuing its related cross-complaint against the plaintiffs in the state case. The Company does not expect this litigation to have a material impact on its financial condition or results of operations.

Class Actions Securities Litigation.  On March 29, 2004, the United States District Court for the Northern District of California, San Jose Division, issued an order consolidating two recently filed putative bondholder class-actions (styled Orens v. Levi Strauss & Co., et al. and General Retirement System of the City of Detroit, et al. v. Levi Strauss & Co., et al.) against the Company, its chief executive officer, a former chief financial officer, its corporate controller, its directors and financial institutions alleged to have acted as its underwriters in connection with its April 6, 2001 and June 16, 2003 registered bond offerings. Additionally, the court appointed a lead plaintiff and approved the selection of lead counsel. The consolidated action is styled In re Levi Strauss & Co., Securities Litigation, Case No. C-03-05605 RMW (class action).

The action purports to be brought on behalf of purchasers of the Company’s bonds who made purchases pursuant or traceable to its prospectuses dated March 8, 2001 or April 28, 2003, or who purchased the Company’s bonds in the open market from January 10, 2001 to October 9, 2003. The action makes claims under the federal securities laws, including Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act, relating to the Company’s SEC filings and other public statements. Specifically, the action alleges that certain of the Company’s financial statements and other public statements during this period materially overstated its net

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

income and other financial results and were otherwise false and misleading, and that its public disclosures omitted to state that the Company made reserve adjustments that plaintiffs allege were improper. Plaintiffs contend that these statements and omissions caused the trading price of the Company’s bonds to be artificially inflated. Plaintiffs seek compensatory damages as well as other relief.

On May 26, 2004, the court related this action to the federal wrongful termination action discussed above, such that each action is pending before the same judge.

On July 15, 2004, the Company filed a motion to dismiss this action. The matter came before the court on October 15, 2004, and, after oral argument had concluded, the court took the matter under submission. The court has not yet issued a ruling.

The Company is vigorously defending this case. The Company cannot currently predict the impact, if any, that this action may have on its financial condition or results of operations.

Other Litigation.  In the ordinary course of business, the Company has various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on its financial condition or results of operations.

NOTE 10:	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The global scope of the Company’s business operations exposes it to the risk of fluctuations in foreign currency markets. The Company’s exposure results from certain product sourcing activities, certain inter-company sales, foreign subsidiaries’ royalty payments, net investment in foreign operations and funding activities. The Company’s foreign currency management objective is to mitigate the potential impact of currency fluctuations on the value of its U.S. dollar cash flows and to reduce the variability of certain cash flows at its subsidiary level. The Company typically takes a long-term view of managing exposures, using forecasts to develop exposure positions and engaging in their active management.

The Company operates a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures under management, the Company enters into various financial instruments including forward exchange and option contracts to hedge certain anticipated transactions as well as certain firm commitments, including third-party and inter-company transactions. The Company manages the currency risk as of the inception of the exposure. The Company does not currently manage the timing mismatch between its forecasted exposures and the related financial instruments used to mitigate the currency risk.

The Company has not applied hedge accounting to its foreign currency derivative transactions, except for certain net investment hedging activities. During 2005, the Company used foreign exchange currency swaps to hedge the net investment in its foreign operations. For the contracts that qualified for hedge accounting, the related gains and losses were included in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit. For the years ended November 27, 2005, November 28, 2004 and November 30, 2003, realized losses of $0.5 million, $4.4 million and $1.7 million, respectively, have been excluded from hedge effectiveness testing and therefore were included in “Other (income) expense, net” in the Company’s consolidated statements of operations. As of November 27, 2005, the Company had no foreign currency derivatives outstanding hedging the net investment in its foreign operations.

The Company designates a portion of its outstanding yen-denominated Eurobond as a net investment hedge. As of November 27, 2005 and November 28, 2004, an unrealized gain of $2.9 million and an unrealized loss of $10.1 million, respectively, related to the translation effects of the yen-denominated Eurobond were recorded in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

On May 19, 2005, the Company designated its outstanding euro-denominated Eurobond as a net investment hedge. As of November 27, 2005, a $13.0 million unrealized gain related to the translation effects of the euro-denominated Eurobond was recorded in the “Accumulated other comprehensive loss” section of Stockholders’ Deficit.

The table below provides data about the realized and unrealized gains and losses associated with foreign exchange management activities reported in “Other (income) expense, net.”

	Year Ended		Year Ended		Year Ended
	November 27, 2005		November 28, 2004		November 30, 2003
	Other (Income)		Other (Income)		Other (Income)
	Expense, Net		Expense, Net		Expense, Net
	Realized	Unrealized	Realized	Unrealized	Realized	Unrealized
(Dollars in thousands)

Foreign exchange management	$(1,368)	$2,430	$34,024	$(7,215)	$83,150	$1,653

The table below gives an overview of the realized and unrealized gains and losses associated with foreign exchange management activities that are reported in the “Accumulated other comprehensive loss” (“Accumulated OCI”) section of Stockholders’ Deficit.

	At November 27, 2005		At November 28, 2004
	Accumulated OCI		Accumulated OCI
	Gain (Loss)		Gain (Loss)
	Realized	Unrealized	Realized	Unrealized
	(Dollars in thousands)

Foreign exchange management
Net investment hedges
Derivative instruments	$4,637	$—	$2,474	$(6,728)
Euro Bond	—	13,035	—	—
Yen Bond	—	2,900	—	(10,050)
Cumulative income taxes	(1,230)	(6,111)	(398)	6,491

	$3,407	$9,824	$2,076	$(10,287)

The table below gives an overview of the fair values of derivative instruments associated with the Company’s foreign exchange management activities that are reported as an asset or (liability).

	At November 27, 2005	At November 28, 2004
	Fair Value Asset	Fair Value Liability
	(Dollars in thousands)

Foreign exchange management	$376	$(3,922)

NOTE 11:	GUARANTEES

Indemnification Agreements.  In the ordinary course of business, the Company enters into agreements containing indemnification provisions under which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company’s trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts generally are not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of substantial payment obligations under these agreements to third parties is low and that any such amounts would be immaterial.

Covenants.  The Company’s long-term debt agreements contain customary covenants restricting its activities as well as those of its subsidiaries, including limitations on its, and its subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on its assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; make capital expenditures; and make changes in its corporate structure.

NOTE 12:	EMPLOYEE BENEFIT PLANS

Pension Plans.  The Company has several non-contributory defined benefit retirement plans covering eligible employees. It is the Company’s policy to fund its retirement plans based on actuarial recommendations, consistent with applicable laws, income tax regulations and credit agreement requirements. Plan assets, which may be denominated in foreign currencies and issued by foreign issuers, are invested in a diversified portfolio of securities including stocks, bonds, real estate investment funds and cash equivalents. Benefits payable under the plans are based on years of service, final average compensation, or both. The Company retains the right to amend, curtail or discontinue any aspect of the plans at any time.

During the years ended November 27, 2005, November 28, 2004 and November 30, 2003, the Company recognized expense of approximately $18.6 million, $27.5 million and $38.3 million, respectively, related to its defined benefit retirement plans.

The Company’s pension expense for the year ended November 28, 2004 included the recognition of a $1.8 million net curtailment gain. The curtailment gain resulted from a 2004 amendment to the Company’s U.S. Home Office Pension Plan (the “HOPP”). As a result of the plan amendment, effective November 29, 2004, the Company’s HOPP no longer accepted new participants, and all participants in the HOPP ceased earning service for purposes of accruing additional retirement benefits.

The Company’s pension expense for the year ended November 30, 2003 included the recognition of a pension termination loss of $3.9 million resulting from the Company’s adoption of early retirement programs during 2003 for certain employees affected by the Company’s reorganization initiatives.

The long term portion of the liability for all of the Company’s pension plans as of November 27, 2005 and November 28, 2004 was $195.9 million and $217.5 million, respectively. The current portion of the liability for all of the Company’s pension plans as of November 27, 2005 and November 28, 2004 was $47.5 million and $15.2 million, respectively, and were included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

The $46.7 million actuarial loss that increased the Company’s pension benefit obligation for the year ended November 27, 2005 was driven primarily by changes in the discount rate and mortality assumptions used for the HOPP.

Post-retirement Plans.  The Company maintains two plans that provide post-retirement benefits, principally health care, to substantially all U.S. retirees and their qualified dependents. These plans have been established with the intention that they will continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time. The plans are contributory and contain certain cost-sharing features,

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

such as deductibles and coinsurance. The Company’s policy is to fund post-retirement benefits as claims and premiums are paid.

During the years ended November 27, 2005, November 28, 2004 and November 30, 2003, the Company recognized net benefits of $20.2 million and $31.4 million and expense of $52.4 million, respectively, related to its post-retirement benefits plans.

For the year ended November 27, 2005, the Company recognized a net benefit for its post-retirement benefit plans as a result of the amortization of a gain from prior service cost of $57.6 million, driven primarily by:

•	The Company recognized a benefit from the amortization of a gain from prior service cost of approximately $45 million as a result of the impact of the February 2004 plan amendment to its post-retirement benefit plans, discussed further below; and

•	The Company recognized a benefit from the amortization of a gain from prior service cost of approximately $12 million as a result of the impact of the August 2003 plan amendment to its post-retirement benefit plans, discussed further below.

For the year ended November 28, 2004, the Company recognized a net benefit for its post-retirement benefit plans as a result of a curtailment gain of $27.4 million and the amortization of a gain from prior service cost of $50.8 million, driven primarily by:

•	Termination of employees in connection with the 2003-2004 U.S. organizational changes resulted in a net curtailment gain of $23.1 million;

•	Termination of employees in connection with the 2003 North America plant closures resulted in a net curtailment gain of $3.1 million;

•	On February 3, 2004, the Company amended one of its post-retirement benefit plans to change the benefit coverage for certain employees and retired participants, and to exclude new employees from being eligible for medical coverage. The plan changes were effective for eligible employees and retired participants in fiscal year 2004. The plan amendment also limits the amount that the Company will contribute for medical coverage and prescription drug coverage for retirees. The plan amendment resulted in a net curtailment gain of $1.2 million and the recognition of a benefit from the amortization of a gain from prior service cost of approximately $37 million for the year ended November 28, 2004; and

•	The Company recognized a benefit from the amortization of a gain from prior service cost of approximately $12 million as a result of the impact of the August 2003 plan amendment to its post-retirement benefit plans, discussed further below.

The $21.0 million net curtailment gain recognized for the year ended November 30, 2003 resulted from a 2003 amendment to one of the Company’s post-retirement benefits plans that reduced benefit coverage for certain employees and retired participants, and the impact of the Company’s displacement of approximately 350 salaried employees in various locations in the United States.

The long-term portion of the liability for the Company’s post-retirement benefits plans as of November 27, 2005 and November 28, 2004 was $458.1 million and $493.1 million, respectively. The current portion of the liability for the Company’s post-retirement plans as of November 27, 2005 and November 28, 2004 was $29.7 million and $37.7 million, respectively, and were included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

The $105.6 million actuarial gain that decreased the Company’s postretirement benefits obligation for the year ended November 27, 2005 was driven primarily by the use of updated healthcare assumptions and changes in healthcare claims experience and the impact of the updated value of the federal subsidy, discussed further below.

Adoption of Financial Accounting Standards Board Staff Position 106-2.  In May 2004, the FASB issued Staff Position 106-2, which provided final guidance on accounting for the Medicare Prescription Drug, Improvement and

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Modernization Act of 2003 (the “Act”). The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company recorded the effects of the federal subsidy in measuring net periodic post-retirement benefit cost for the years ended November 27, 2005 and November 28, 2004. This resulted in a reduction in the accumulated post-retirement benefit obligation (“APBO”) for the subsidy related to benefits attributed to past service of $50.9 million and $28.3 million as of November 27, 2005 and November 28, 2004, respectively. The subsidy resulted in a reduction in net periodic post-retirement benefit costs of $4.1 million and $1.7 million for the years ended November 27, 2005 and November 28, 2004, respectively. The components of these savings were reductions in interest cost on APBO of $1.6 million and $0.7 million, amortization of net gain of $2.5 million and $1.0 million, and immaterial reductions in service costs, for the years ended November 27, 2005 and November 28, 2004, respectively. The Company expects to receive subsidy payments beginning in 2006.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

SFAS 132R Disclosures.  The following tables summarize activity of the Company’s defined benefit pension plans and post-retirement benefit plans in accordance with the disclosure requirements of SFAS 132R, “Employer’s Disclosure about Pension and Other Postretirement Benefits”:

	Pension Benefits		Postretirement Benefits
	2005(1)	2004	2005	2004
	(Dollars in thousands)

Change in benefit obligation:
Benefit obligation at beginning of year	$938,373	$903,512	$333,158	$743,829
Service cost	8,680	17,772	1,098	1,415
Interest cost	54,921	53,776	18,119	25,675
Plan participants’ contribution	1,231	1,263	7,907	5,980
Plan amendments	—	4,782	—	(376,441)
Actuarial loss (gain)	46,673	47,498	(105,606)	(25,345)
Net curtailment (gain) loss	(744)	(59,456)	—	(1,713)
Impact of foreign currency changes	(14,398)	15,843	—	—
Plan settlements	(803)	—	—	—
Benefits paid(2)	(46,598)	(46,617)	(30,676)	(40,242)

Benefit obligation at end of year	$987,335	$938,373	$224,000	$333,158

Change in plan assets:
Fair value of plan assets at beginning of year	$692,210	$624,536	$—	$—
Actual return on plan assets	57,470	81,396	—	—
Employer contribution	31,778	38,609	22,769	34,262
Plan participants’ contributions	1,231	1,263	7,907	5,980
Plan settlements(3)	(803)	(15,140)	—	—
Impact of foreign currency changes	(7,490)	8,163	—	—
Benefits paid(2)	(46,598)	(46,617)	(30,676)	(40,242)

Fair value of plan assets at end of year	727,798	692,210	—	—

Funded status	(259,537)	(246,163)	(224,000)	(333,158)
Unrecognized net transition obligation	2,906	3,469	—	—
Unrecognized prior service cost (benefit)	6,765	8,623	(349,268)	(406,825)
Unrecognized net actuarial loss	181,328	147,218	85,437	209,173

Net amount recognized on the balance sheet	$(68,538)	$(86,853)	$(487,831)	$(530,810)

The consolidated balance sheets consist of:
Accrued benefit liability — current portion	$(45,922)	$(14,341)	$(29,700)	$(37,700)
Accrued benefit liability — long-term portion	(189,823)	(207,500)	(458,131)	(493,110)
Prepaid benefit cost(4)	6,356	6,170	—	—
Intangible asset(4)	8,683	7,228	—	—
Accumulated other comprehensive loss — Additional minimum pension liability	152,168	121,590	—	—

Net amount recognized on balance sheet	$(68,538)	$(86,853)	$(487,831)	$(530,810)

(1)	The Company’s consolidated FAS 87 defined benefit pension plans information for 2005 includes amounts related to pension plans for its subsidiaries in South Korea and Mexico. Prior year amounts do not include information for the pension plans in these foreign subsidiaries, as the Company had determined in prior years that such information was not material to its consolidated financial statements, and obtaining such prior year information in the current year was not practicable.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

(2)	Pension benefits are primarily paid through trusts. The Company pays post-retirement benefits directly to the participants.

(3)	The 2004 plan settlements primarily relate to curtailments resulting from the partial termination of the Company’s plans in Canada, as a result of plant closures.

(4)	Included in “Other assets” on the Company’s consolidated balance sheets.

The Company’s pension and post-retirement liabilities reflected on the consolidated balance sheets as of November 27, 2005 and November 28, 2004 consist of the following:

	Pension Liability		Postretirement Liability
	2005	2004	2005	2004
	(Dollars in thousands)

Current portion of SFAS 87/106 plans	$45,922	$14,341	$29,700	$37,700
Current portion of other benefit plans	1,600	835	—	—

Total current benefit plans liability	$47,522	$15,176	$29,700	$37,700

Long-term portion of SFAS 87/106 plans	$189,823	$207,500	$458,131	$493,110
Long-term portion of other benefit plans	6,116	9,959	98	—

Total long-term benefit plans liability	$195,939	$217,459	$458,229	$493,110

The accumulated benefit obligation for all defined benefit retirement plans was $948.0 million and $898.9 million at November 28, 2005 and November 27, 2004, respectively.

Information for pension benefit plans with accumulated benefit obligations exceeding the fair value of plan assets is as follows:

	Pension Benefits
	2005	2004
	(Dollars in thousands)

Aggregate projected benefit obligation	$960,820	$911,654
Aggregate accumulated benefit obligation	$926,699	$879,547
Aggregate fair value of plan assets	$701,946	$667,524

The components of the Company’s net periodic benefit cost (income) were as follows:

	Pension Benefits			Postretirement Benefits
	2005	2004	2003	2005	2004	2003
	(Dollars in thousands)

Service cost	$8,680	$17,772	$17,754	$1,098	$1,415	$6,396
Interest cost	54,921	53,776	52,470	18,119	25,675	49,658
Expected return on plan assets	(53,053)	(49,953)	(46,307)	—		—
Amortization of prior service cost	2,557	(393)	916	(57,557)	(50,790)	(8,250)
Amortization of transition asset	412	150	585	—	—	—
Amortization of actuarial loss	5,051	7,970	8,815	18,130	19,774	10,281
Unrecognized prior service cost	—	—	186	—	—	—
Termination benefits	—	—	3,900	—	—	15,297
Settlement loss	3	—	—	—	—	—
Net curtailment gain	—	(1,847)	—	—	(27,426)	(21,021)

Net periodic benefit cost (income)	$18,571	$27,475	$38,319	$(20,210)	$(31,352)	$52,361

The increase in minimum pension liability included in other comprehensive income (loss) was $30.6 million and $6.6 million for the years ended November 28, 2005 and November 30, 2003, respectively. For the year ended

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

November 28, 2004, there was a decrease of $20.8 million in minimum pension liability included in other comprehensive income (loss).

Assumptions used in accounting for the Company’s benefit plans were as follows:

	Pension Liability		Postretirement Liability
	2005	2004	2005		2004

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.0%	6.2%	5.8%		6.3%
Expected return on plan assets	7.8%	8.1%	—		—
Rate of compensation increase	4.0%	3.9%	—		—
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.8%	6.0%	5.7%		5.8%
Rate of compensation increase	3.9%	3.9%	—		—
Assumed health care cost trend rates were as follows:
Health care trend rate assumed for next year	—	—	12.5%		15.0%
Rate trend to which the cost trend is assumed to decline	—	—	5.0%		5.0%
Year that rate reaches the ultimate trend rate	—	—	201	3	201	3

The Company utilized a bond pricing model that was tailored to the attributes of its pension and postretirement plans to determine the appropriate discount rate to use for its U.S. benefit plans. The Company utilized information from a third party bond index to determine appropriate discount rates to use for benefit plans of its foreign subsidiaries.

Assumed health care cost trend rates have a significant effect on the amounts reported for the Company’s post-retirement benefits plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point	1-Percentage Point
	Increase	Decrease
	(Dollars in thousands)

Effect on the total service and interest cost components	$164	$(162)
Effect on the post-retirement benefit obligation	$134	$(1,842)

The allocation of the Company’s pension plan assets by asset category was as follows:

	November 27,	November 28,
Asset Category	2005	2004

Equity securities	45.7%	62.8%
Debt securities	44.0%	32.6%
Real estate	0.0%	2.6%
Other	10.3%	2.0%

Total	100.0%	100.0%

The Company utilizes the services of independent third-party investment managers to oversee the management of its plans’ assets. The Company’s investment strategy is to invest the plans’ assets in a diversified portfolio of domestic and international equity, fixed income and real estate securities with the objective of generating long-term growth in plan assets at a reasonable level of risk.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

The Company’s contributions to the pension and post-retirement plans in 2006 are estimated to be approximately $46.8 million and $28.0 million, respectively.

The Company’s estimated future benefit payments, which reflect expected future service, as appropriate, are anticipated to be paid as follows:

	Pension	Postretirement
Fiscal Year	Benefits	Benefits	Total
	(Dollars in thousands)

2006	$60,315	$28,031	$88,346
2007	43,995	27,520	71,515
2008	44,717	25,851	70,568
2009	46,680	23,933	70,613
2010	47,030	22,165	69,195
2011-2015	265,339	83,160	348,499

NOTE 13:	EMPLOYEE INVESTMENT PLANS

The Company maintained two employee investment plans as of November 27, 2005. The Employee Savings and Investment Plan of Levi Strauss & Co. (“ESIP”) and the Levi Strauss & Co. Employee Long-Term Investment and Savings Plan (“ELTIS”) are two qualified plans that cover eligible home office employees and U.S. field employees, respectively. Through the end of 2004, the Company also maintained the Capital Accumulation Plan of Levi Strauss & Co. (“CAP”), a non-qualified, self-directed investment program for highly compensated employees (as defined under the Internal Revenue Code). The CAP was terminated effective November 29, 2004. Effective January 1, 2005, highly compensated ESIP participants may make excess deferral contributions under the Company’s Deferred Compensation Plan for Executives and Outside Directors.

ESIP/ELTIS.  Under ESIP and ELTIS, eligible employees may contribute and direct up to 15% of their annual compensation to various investments among a series of mutual funds. The Company matches 100% of ESIP participant’s contributions to all funds maintained under the qualified plan up to the first 7.5% of eligible compensation. Under ELTIS, the Company may match 50% of participants’ contributions to all funds maintained under the qualified plan up to the first 10% of eligible compensation. Employees are immediately 100% vested in the Company match. The ESIP and the ELTIS allow employees a choice of either pre-tax or after-tax contributions. The ESIP includes a profit sharing feature that provides Company contributions of 1.0%-2.5% of home office employee eligible pay if the Company meets or exceeds its earnings target by 110%. The ELTIS also includes a profit sharing provision with payments made at the sole discretion of the board of directors. The Company matched eligible employee contributions in ELTIS at 50% for the fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003.

Total amounts charged to expense for these plans for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 were $9.1 million, $9.7 million and $0.9 million, respectively. As of November 27, 2005 and November 28, 2004, the Company had accrued $0.3 million and $6.6 million, respectively, which was included in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

NOTE 14:	EMPLOYEE COMPENSATION PLANS

Annual Incentive Plan

The Annual Incentive Plan (the “AIP”) is intended to reward individual contributions to the Company’s performance during the year. The amount of the cash bonus earned depends upon business unit and corporate financial results as measured against pre-established targets, and also depends upon the performance and job level

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

of the individual. Total amounts charged to expense for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 were $67.3 million, $70.4 million and $9.1 million, respectively. As of November 27, 2005 and November 28, 2004, the Company had accrued $68.2 million and $70.4 million, respectively, for the AIP, which was recorded in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

Long-Term Incentive Plans

2005 Management Incentive Plan.  In 2005, the Company established a new two-year cash incentive plan for the Company’s management employees including our executive officers (the “MIP”). The MIP covers approximately 1,000 employees worldwide. The amount of the cash incentive earned will be based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance in 2005 and 2006. Incentive amounts will be paid in two portions, with the first payout in 2006 based on achievement of our 2005 total company EBITDA target, and the second payout in 2007 based on total company performance against the incentive plan’s two-year cumulative EBITDA and EBITDA growth targets.

The Company recorded long-term incentive compensation expense for the MIP of $17.9 million for the year ended November 27, 2005. As of November 27, 2005, the Company had accrued a total of $17.9 million for the 2005 MIP, of which $11.9 million was recorded in “Accrued salaries, wages and benefits” and $6.0 million was recorded in “Long-term employee related benefits” on the Company’s consolidated balance sheets.

2005 Long-Term Incentive Plan.  The Company established a new long-term incentive plan (the “LTIP”) effective at the beginning of fiscal 2005. The plan is intended to reward management for its long-term impact on total Company earnings performance. Performance will be measured at the end of a three-year period based on the Company’s performance over the period measured against the following pre-established targets: (i) the Company’s target cumulative earnings before interest, taxes, depreciation and amortization for the three-year period; and (ii) the target compound annual growth rate in the Company’s earnings before interest, taxes, depreciation and amortization over the three-year period. Individual target amounts are set for each participant based on job level. Awards will be paid out in the quarter following the end of the three-year period based on Company performance against objectives. Executive officers are not participants in this plan. They participate in the Senior Executive Long-Term Incentive Plan described below.

The Company recorded long-term incentive compensation expense for the LTIP of $9.9 million for the year ended November 27, 2005. As of November 27, 2005, the Company had accrued a total of $9.9 million for the LTIP, which was recorded in “Long-term employee related benefits” on the Company’s consolidated balance sheets.

Senior Executive Long-Term Incentive Plan.  In 2005, the Company established the Senior Executive Long-Term Incentive Plan (the “SELTIP”). The SELTIP was established to provide long-term incentive compensation for the Company’s senior management. The Company’s executive officers and non-employee members of the board were eligible to participate in the plan.

Key elements of the plan included the following:

•	The Company granted stock appreciation rights (referred to as units) that vest in three years and will be payable in cash.

•	The strike price for each grant cycle is approved by the board at the beginning of the cycle.

•	The values used to determine appreciation and payouts will be approved by the board and will take into account an annual stock valuation obtained by the Company from an independent third-party under the Company’s valuation policy.

•	The plan includes a deferral arrangement. Award payouts in excess of a certain percentage may be subject to deferral with the final amount reflecting changes in the value of the shares during the deferral period.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

In March 2005, the Human Resources Committee of the Company’s Board of Directors approved target awards under the SELTIP. As of November 27, 2005, a total of 226,004 units were granted and outstanding, at a strike price of $54.00 per unit. Compensation expense for these awards is being measured at the end of each reporting period as the amount by which the estimated fair market value of the units exceeds the strike price and is being recognized over the three-year vesting period, in accordance with the guidelines provided by FASB Financial Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”. For the year ended November 27, 2005, there was no material impact to the Company’s consolidated statement of operations since the estimated fair value of the units did not change significantly from the strike price.

2004 Interim Long-Term Incentive Plan.  In February 2004, the Company established an interim cash-based long-term incentive plan for its management level employees, including its executive officers, and its non-stockholder directors. The Company set a target amount for each participant based on job level. The interim plan, which covered a 19-month period (December 2003 through June 2005), included both performance and retention elements as conditions for payment. The Company recorded long-term incentive compensation expense of $3.1 million and $45.2 million, respectively. As of November 28, 2004, the Company had accrued $34.7 million for the long-term incentive plan, which was recorded in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

2003 Long-term Incentive Compensation Reversal.  The Company recorded a net reversal of $138.8 million for the year ended November 30, 2003 related to its Leadership Shares Plan, the long-term incentive plan in place through 2003. The net reversal was attributable to lower than expected payouts in 2003 due to changes in the Company’s forecasted financial performance.

Other Compensation Plans

Cash Performance Sharing Plans.  The Company awards cash payments to production employees worldwide through its Cash Performance Sharing Plans (the “CSPs”) based on a percentage of annual salary and the same performance measures prescribed in the AIP. The largest individual plan is the U.S. Field Profit Sharing Plan that covers approximately 1,000 U.S. employees. The total amounts charged to expense for the U.S. Field Profit Sharing Plan for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 were $2.1 million, $2.3 million and $0.0 million, respectively. As of November 27, 2005 and November 28, 2004, the Company had accrued $2.3 million and $2.3 million, respectively for its CSPs, which was recorded in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

Performance Sharing Plan.  The Performance Sharing Plan (the “PSP”) is an annual bonus plan established in 2005 for non-management level employees in North America who do not participate in any other annual bonus plan. The purpose of the Plan is to reward participants when the Company’s annual business objectives are achieved. The performance measure used to determine award amounts under this plan is the same measure as in the AIP. The total amount charged to expense for the PSP for the year ended November 27, 2005 was $10.6 million. As of November 27, 2005, the Company had accrued $10.6 million for this plan, which was recorded in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

2004 Discretionary Bonus.  In December 2004, the Company made a one-time bonus payment to non-management level employees in North and South America who did not participate in any other annual bonus plan. The total amount charged to expense for the years ended November 27, 2005 and November 28, 2004 was a reversal of $1.0 million and an expense of $4.5 million, respectively. As of November 28, 2004, the Company had accrued $4.5 million for this one-time payment, which was recorded in “Accrued salaries, wages and benefits” on the Company’s consolidated balance sheets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 15:	LONG-TERM EMPLOYEE RELATED BENEFITS

The liability for long-term employee related benefits was comprised of the following:

	As of	As of
	November 27,	November 28,
	2005	2004
	(Dollars in thousands)

Workers’ compensation	$44,339	$59,006
Deferred compensation	95,795	95,489
Non-current portion of liabilities for long-term incentive plans	16,193	—

Total	$156,327	$154,495

Workers’ Compensation

The Company maintains a workers’ compensation program in the United States that provides for the treatment of employee injuries. For the year ended November 27, 2005, the Company recorded a net reversal of $14.0 million for workers compensation, as compared to expense of $3.2 million and $30.8 million for the years ended November 28, 2004 and November 30, 2003, respectively. For the years ended November 27, 2005 and November 28, 2004, the Company reduced its self-insurance reserves for workers’ compensation claims by approximately $21 million and $18 million, respectively. The reductions were driven by changes in the Company’s estimated future claims payments as a result of more favorable than projected actual claims development during the year. For the year ended November 30, 2003, the Company’s workers’ compensation expense included a provision of $7.6 million related to plant closures that occurred during the year. As of November 27, 2005 and November 28, 2004, the current portions of U.S. workers’ compensation liabilities were approximately $8.0 million and $12.6 million, respectively, and were included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

Deferred Compensation

Deferred Compensation Plans for Executives and Outside Directors, after January 1, 2003.  The Company has two non-qualified deferred compensation plans for executives and outside directors that were established on January 1, 2003 and January 1, 2005, respectively. The deferred compensation plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plans. As of November 27, 2005 and November 28, 2004, these plan liabilities totaled $31.2 million and $24.8 million, respectively, of which approximately $28.7 million and $4.7 million, respectively, were associated with funds held in an irrevocable grantor’s trust (“Rabbi Trust”).

The obligations of the Company under the Rabbi Trust consist of the Company’s unsecured contractual commitment to deliver, at a future date, any of the following: (i) deferred compensation credited to an account under the Rabbi Trust, (ii) additional amounts, if any, that the Company may, from time to time, credit to the Rabbi Trust and (iii) notional earnings on the foregoing amounts. In the event that the fair market value of the Rabbi Trust assets as of any valuation date before a change of control is less than 90% of the Rabbi Trust funding requirements on such date, the Company must make an additional contribution to the Rabbi Trust in an amount sufficient to bring the fair market value of the assets in the Rabbi Trust up to 90% of the trust funding requirement. The Rabbi Trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The assets of the Rabbi Trust are reflected in “Other long-term assets” on the Company’s consolidated balance sheets. The securities that comprise the assets of the Rabbi Trust are designated as available for sale securities under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Changes in the fair value of the securities have been recorded in “Accumulated other comprehensive loss” on the Company’s consolidated balance sheets. These plan

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

expenses were included in “Selling, general and administrative expenses” in the Company’s consolidated statements of operations.

Deferred Compensation Plan for Executives, prior to January 1, 2003.  The Company also maintains a non-qualified deferred compensation plan for certain management employees relating to compensation deferrals for the period prior to January 1, 2003. The Rabbi Trust is not a feature of this plan. As of November 27, 2005 and November 28, 2004 liabilities for this plan totaled $82.4 million and $96.7 million, respectively, of which $17.8 million and $26.1 million, respectively, was classified as a current liability and included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

As of November 27, 2005 and November 28, 2004, the long-term portion of the liabilities for both of the Company’s deferred compensation plans totaled $95.8 million and $95.5 million, respectively. Interest earned by the participants for these plans was $13.1 million, $13.0 million and $12.8 million for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively. The charges were included in “Interest expense” in the Company’s consolidated statements of operations.

NOTE 16:	COMMON STOCK

The Company has 270,000,000 authorized shares of common stock, par value $.01 per share, of which 37,278,238 shares were issued and outstanding as of November 27, 2005 and November 28, 2004.

NOTE 17:	RELATED PARTIES

Agreement with Alvarez & Marsal, Inc.

On December 1, 2003, the Company appointed James P. Fogarty, a managing director with Alvarez & Marsal, Inc. (“A&M”), as its interim chief financial officer. The Company’s agreement with Alvarez & Marsal, Inc. also provided that Antonio Alvarez, co-founding managing director of A&M, would serve as Senior Advisor to the Company and act as an executive officer. Mr. Alvarez completed his work as senior advisor and left that position in April 2004. Effective March 7, 2005, Hans Ploos van Amstel replaced Mr. Fogarty as our chief financial officer. Under the terms of the A&M agreement, A&M received $3.7 million and $11.4 million for the years ended November 27, 2005 and November 28, 2004, respectively, as regular compensation for their services and incentive bonuses as a result of the Company’s achievement of certain financial performance, financial reporting and control and planning activities.

  Other transactions

Robert E. Friedman, a director of the Company, is founder and chairman of the board of the Corporation for Enterprise Development, a not-for-profit organization focused on creating economic opportunity by helping residents of poor communities save and invest, succeed as entrepreneurs and participate as contributors to and beneficiaries of the economy. In 2005, the Levi Strauss Foundation donated $85,000 to the Corporation for Enterprise Development. In 2003, the Company donated $50,000. There were no such donations in 2004.

James C. Gaither, a director of the Company, was prior to 2004 senior counsel to the law firm Cooley Godward LLP. The firm provided legal services to the Company and to the Human Resources Committee of the Company’s Board of Directors during the years ended November 27, 2005, November 28, 2004 and November 30, 2003, and received fees for such services approximating $235,000, $150,000 and $280,000, respectively.

Peter A. Georgescu, a director of the Company, is Chairman Emeritus of Young & Rubicam, Inc., WPP Group plc, a global advertising agency. The agency provided advertising services to the Company in 2003 and received in fees approximately $18,800. No services were provided in 2005 or 2004. Mr. Georgescu is a director of Toys “R”

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

Us, Inc. The Company made a $5,000 donation to the Toys “R” Us Children’s Fund in 2004 and 2003. There was no such donation in 2005.

Philip A. Marineau, a director and President and Chief Executive Officer of the Company, is a director of the Meredith Corporation, a publicly held media and marketing company. The Meredith Corporation provided services to the Company in 2005 and received fees of approximately $10,000. No services were provided in 2004 or 2003.

NOTE 18:	BUSINESS SEGMENT INFORMATION

The Company’s business operations in the United States are organized and managed principally through Levi’s®, Dockers® and Levi Strauss Signaturetm commercial business units. The Company’s operations in Canada and Mexico are included in its North America region along with its U.S. commercial business units. The Company’s operations outside North America are organized and managed through its Europe and Asia Pacific regions. The Company’s Europe region includes Eastern and Western Europe; Asia Pacific includes Asia Pacific, the Middle East, Africa and Central and South America. Each of the business segments is managed by a senior executive who reports directly to the Company’s chief executive officer. The Company manages its business operations, evaluates performance and allocates resources based on the operating income of its segments, excluding restructuring charges, net of reversals. Corporate expense is comprised of restructuring charges, net of reversals and other corporate expenses, including corporate staff costs.

In 2006, as a result of changes in the Company’s internal reporting structure, the Company changed its measure of segment operating income to include depreciation expense for the assets managed by its business segments. This depreciation expense was previously included as a component of “Corporate expense” in the Company’s business segment disclosure. As a result of this change, the Company has revised its business segment disclosure for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 to conform to the new presentation.

No single country other than the United States had net revenues exceeding 10% of consolidated net revenues for any of the years presented. The Company does not report total assets by segment because that information is not a significant measure used by, and is not regularly provided to, the Company’s chief operating decision maker.

Business segment information for the Company was as follows:

	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

Net revenues:
U.S. Levi’s® brand	$1,264,400	$1,262,016	$1,383,684
U.S. Dockers® brand	676,094	679,093	846,903
U.S. Levi Strauss Signature® brand	364,633	337,043	216,726
Canada and Mexico	200,261	188,610	173,175

Total North America	2,505,388	2,466,762	2,620,488
Europe	990,185	1,048,982	998,533
Asia Pacific	703,461	613,828	515,682

Consolidated net revenues	$4,199,034	$4,129,572	$4,134,703

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

	Year Ended
	November 27,	November 28,	November 30,
	2005	2004	2003
	(Dollars in thousands)

Operating income:
U.S. Levi’s® brand	$284,525	$285,122	$184,847
U.S. Dockers® brand	130,852	137,368	140,363
U.S. Levi Strauss Signature® brand	19,376	33,151	21,990
Canada and Mexico	51,344	41,051	31,298

Total North America	486,097	496,692	378,498
Europe	213,104	154,522	94,650
Asia Pacific	144,934	120,121	86,930

Regional operating income	844,135	771,335	560,078

Corporate:
Restructuring charges, net of reversals	16,633	133,623	89,009
Other corporate expense	238,242	276,613	157,720

Total corporate expense	254,875	410,236	246,729

Consolidated operating income	589,260	361,099	313,349
Interest expense	263,650	260,124	254,265
Loss on early extinguishment of debt	66,066	—	39,353
Other (income) expense, net	(23,057)	5,450	51,023

Income (loss) before income taxes	$282,601	$95,525	$(31,292)

Geographic information:
Net revenues:
United States	$2,305,127	$2,278,152	$2,447,313
Foreign countries	1,893,907	1,851,420	1,687,390

Consolidated net revenues	$4,199,034	$4,129,572	$4,134,703

Deferred tax assets:
United States	$548,490	$552,903	$572,506
Foreign countries	45,294	33,891	49,342

	$593,784	$586,794	$621,848

Long-lived assets:
United States	$501,353	$527,157	$597,010
Foreign countries	126,798	135,804	134,331

	$628,151	$662,961	$731,341

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

NOTE 19:	QUARTERLY FINANCIAL DATA (UNAUDITED)

Set forth below are the consolidated statements of operations for the first, second, third and fourth quarters of fiscal 2005 and 2004.

	First	Second	Third	Fourth
Year Ended November 27, 2005	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands)

Net sales	$1,005,872	$943,670	$1,018,816	$1,156,797
Licensing revenue	13,399	17,964	17,705	24,811

Net revenues	1,019,271	961,634	1,036,521	1,181,608
Cost of goods sold	519,287	506,171	564,870	646,635

Gross profit	499,984	455,463	471,651	534,973
Selling, general and administrative expenses	314,648	307,937	331,029	410,793
(Gain) loss on sale of assets	(1,362)	(1,490)	(2,936)	38
Other operating income	(298)	(1,033)	(627)	(521)
Restructuring charges, net of reversals	3,190	5,224	5,022	3,197

Operating income	183,806	144,825	139,163	121,466
Interest expense	68,330	66,377	63,918	65,025
Loss on early extinguishment of debt	23,006	43,019	39	2
Other income, net	(3,959)	(594)	(2,805)	(15,699)

Income before income tax	96,429	36,023	78,011	72,138
Income tax expense	49,110	9,256	39,765	28,523

Net income	$47,319	$26,767	$38,246	$43,615

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED NOVEMBER 27, 2005, NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

	First	Second	Third	Fourth
Year Ended November 28, 2004	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands)

Net sales	$962,304	$958,833	$994,626	$1,156,692
Licensing revenue	8,547	11,054	12,878	24,638

Net revenues	970,851	969,887	1,007,504	1,181,330
Cost of goods sold	554,058	546,140	538,179	650,029

Gross profit	416,793	423,747	469,325	531,301
Selling, general and administrative expenses	301,729	320,595	312,560	415,136
(Gain) loss on sale of assets	45	(1,133)	476	(2,964)
Restructuring charges, net of reversals	54,362	25,679	28,117	25,465

Operating income	60,657	78,606	128,172	93,664
Interest expense	68,227	65,208	64,252	62,437
Other (income) expense, net	(1,636)	5,172	(466)	2,380

Income (loss) before income taxes	(5,934)	8,226	64,386	28,847
Income tax (benefit) expense	(3,566)	2,602	17,821	48,278

Net (loss) income	$(2,368)	$5,624	$46,565	$(19,431)

Levi Strauss & Co.

€102,000,000
aggregate principal amount of
8.625% Senior Notes due 2013

and

$350,000,000
aggregate principal amount of
8.875% Senior Notes due 2012

OFFER TO EXCHANGE
June  , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) and (b) of the Delaware General Corporation Law (“DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys’ fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL and Registrant’s By-laws, the directors and officers of the Registrant are covered by directors’ and officers’ liability and insurance policies.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.
3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.
4.1	Indenture, dated as of November 6, 1996, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
4.2	Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
4.3	Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.
4.4	Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.5	Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.

4.6	Indenture relating to 12.25% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.7	Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.8	Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.9	Securities Purchase Agreement, dated as of January 15, 2003, between the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.10	Purchase Agreement, dated as of December 16, 2004 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of 9.75% senior notes due 2015. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 16, 2004.
4.11	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.
4.12	Indenture, relating to 9.75% Senior Notes due 2015, dated as of December 22, 2004, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.
4.13	Purchase Agreement, dated as of March 7, 2005 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of $380.0 million of floating rate senior notes due 2012 and €150.0 million of 8.625% senior notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.14	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers named therein, relating to the $380.0 million of floating rate senior notes due 2012. Previously filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.15	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities Limited, Citigroup Global Markets Limited and the other initial purchasers named therein, relating to the €150.0 million of 8.625% senior notes due 2013. Previously filed as Exhibit 4.6 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.16	Indenture, relating to the $380.0 million of floating rate senior notes due 2012, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.17	Indenture, relating to the €150.0 million of 8.625% senior notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.18	First Supplemental Indenture relating to the €150 million of 8.625% Senior Notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.19	Indenture, dated as of March 17, 2006, between Levi Strauss & Co. and Wilmington Trust Company, as trustee, governing the 8.875% Senior Notes due 2016. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.

4.20	Registration Rights Agreement, dated as of March 17, 2006, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited, as representatives of the initial purchasers, in relation to the $350.0 million of 8.875% Senior Notes due 2016. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.
4.21	Registration Rights Agreement, dated as of March 11, 2005, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited, as representatives of the initial purchasers, in relation to the € 100.0 million of Euro denominated 8.625% Senior Notes due 2013. Previously filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.
4.22	Form of Purchase Agreement, dated March 10, 2006, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited in respect of private placement of 8.875% Senior Notes due 2016 and Euro denominated 8.625% Senior Notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 13, 2006.
5.1	Opinion of Shearman & Sterling LLP (including consent). **
9	Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.1	Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.2	Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.3	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.4	Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.5	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.6	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.7	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.8	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.9	Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.10	Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.11	Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.*
10.12	Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*

10.13	Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*
10.14	Amendment to Supplemental Benefit Restoration Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*
10.15	Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*
10.16	Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*
10.17	Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Commission on September 19, 2002.
10.18	Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*
10.19	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*
10.20	First Amended and Restated Credit Agreement, dated May 18, 2006, among the Financial Institutions named therein as the Lenders and, Bank of America, N.A. as the Agent and Sole Syndication Agent, and the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, General Electric Capital Corporation, Wells Fargo Foothill, LLC and JP Morgan Chase Bank as Co-Documentation Agents and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on May 22, 2006.
10.21	First Amended and Restated Pledge and Security Agreement, dated May 18, 2006, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on May 22, 2006.
10.22	Subsidiary Guaranty, dated September 29, 2003, entered into by certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.5 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.
10.32	Compromise Agreement, dated as of September 3, 2003 between Levi Strauss (U.K.) Ltd. and Joe Middleton. Previously filed as Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on March 1, 2004.*
10.33	Agreement, dated as of December 1, 2003 between Levi Strauss & Co. and Alvarez & Marsal, Inc. Previously filed as Exhibit 10.74 to Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.
10.34	Separation Agreement, dated as of January 5, 2004 by and between William B. Chiasson and Levi Strauss & Co. Previously filed as Exhibit 10.64 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.35	Agreement Regarding Leadership Shares Plan, dated as February 29, 2004, among various members of the board of directors of the Registrant. Previously filed as Exhibit 10.66 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.36	Agreement, dated as of January 26, 2004, between Paul Mason and Levi Strauss (UK) Ltd. Previously filed as Exhibit 10.67 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.37	Capital Accumulation Plan of Levi Strauss & Co. (as amended and restated effective December 1, 2003) Plan Document and Employee Booklet, dated November 17, 2003. Previously filed as Exhibit 10.68 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

10.38	First Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, dated November 17, 2003. Previously filed as Exhibit 10.69 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.39	Long-Term Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.40	Annual Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.41	Letter, dated June 4, 2004, from the Registrant to Albert F. Moreno. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.42	Second Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2005. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 12, 2004.*
10.43	Offer Letter, dated as of March 24, 2005, between Levi Strauss & Co. and Hans Ploos van Amstel summarizing the terms of Mr. Ploos van Amstel’s employment as Senior Vice President and Chief Financial Officer of Levi Strauss & Co. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 12, 2005.*
10.44	Offer Letter, dated as of May 13, 2005, between Levi Strauss & Co. and John Goodman. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*.
10.45	Separation by Mutual Consent Agreement and Release of All Claims, dated as of July 7, 2005, between Levi Strauss & Co. and Roberta Silten. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.46	Memorandum, dated as of July 8, 2005, summarizing the terms of Robert D. Haas’ role as Chairman of the Board of Levi Strauss & Co. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.47	Levi Strauss & Co. Senior Executive Long Term Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.48	Levi Strauss & Co. Annual Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.49	Levi Strauss & Co. 2005 Management Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 11, 2005.*
12	Statements re: Computation of Ratio of Earnings to Fixed Charges.**
14.1	Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
14.2	Amendment to Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.*
21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.
23.1	Consent of KPMG LLP. Filed herewith.
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24	Power of Attorney. Combined in signature pages hereto.
25.1	Statement of Eligibility of Dollar Notes trustee. Filed herewith.
25.2	Statement of Eligibility of Euro Notes trustee. Previously filed as Exhibit 25.2 to the Registrant’s Registration Statement on Form S-4 (no. 333-123588) filed with the Commission on March 18, 2005.
99.1	Form of Letter of Transmittal. Filed herewith.

*	Management contract, compensatory plan or arrangement.

**	Previously filed.

(b) Financial Statement Schedule

SCHEDULE II

LEVI STRAUSS & CO. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Additions		Balance at
	Beginning	Charged to	Deductions	End of
Allowance for Doubtful Accounts	of Period	Expenses	to Reserves	Period
	(Dollars in thousands)

November 27, 2005	$29,002	$5,215	$7,667	$26,550

November 28, 2004	$26,956	$7,892	$5,846	$29,002

November 30, 2003	$24,857	$10,720	$8,621	$26,956

	Balance at				Balance at
	Beginning				End of
Valuation Allowance Against Deferred Tax Assets	of Period	Additions	Reductions		Period
	(Dollars in thousands)

November 27, 2005	$386,683	$2,254	$85,664	(1)	$303,273

November 28, 2004	$349,550	$75,235	$38,102		$386,683

November 30, 2003	$67,102	$282,448	$—		$349,550

(1)	The reduction in the valuation allowance for the year ended November 27, 2005 was primarily driven by the Company’s ability to utilize previously reserved foreign net operating loss carryforwards and other foreign deferred tax assets as a result of current year operating income in the relevant foreign jurisdictions. See Note 4 to the audited consolidated financial statements for further information.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement on Form S-4, File No. 333-134471, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 6, 2006.

LEVI STRAUSS & CO.

By:	/s/ Hans Ploos Van Amstel
Hans Ploos van Amstel
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on June 6, 2006.

Signature	Title

/s/ Robert D. Haas* Robert D. Haas	Chairman of the Board.

/s/ Philip A. Marineau* Philip A. Marineau	Director, President and Chief Executive Officer.

Angela Glover Blackwell	Director.

/s/ Robert E. Friedman* Robert E. Friedman	Director.

James E. Gaither	Director.

/s/ Peter A. Georgescu* Peter A. Georgescu	Director.

Miriam L. Haas	Director.

/s/ Peter E. Haas, Jr.* Peter E. Haas, Jr.	Director.

/s/ Walter J. Haas* Walter J. Haas	Director.

/s/ F. Warren Hellman* F. Warren Hellman	Director.

/s/ Patricia A. House* Patricia A. House	Director.

Signature		Title

/s/ Patricia Salas Pineda* Patricia Salas Pineda		Director.

/s/ T. Gary Rogers* T. Gary Rogers		Director.

/s/ Leon J. Level* Leon J. Level		Director.

/s/ Heidi L. Manes Heidi L. Manes		Vice President and Controller (Principal Accounting Officer).

*By:	/s/ Jay A. Mitchell Jay A. Mitchell Attorney-in-Fact

EXHIBIT INDEX

.
3.1	Restated Certificate of Incorporation. Previously filed as Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.
3.2	Amended and Restated By-Laws. Previously filed as Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.
4.1	Indenture, dated as of November 6, 1996, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
4.2	Fiscal Agency Agreement, dated as of November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Previously filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
4.3	Supplemental Indenture, dated as of May 16, 2000, between the Registrant and Wilmington Trust Company as successor trustee to Citibank, N.A., relating to the 6.80% Notes due 2003 and the 7.00% Notes due 2006. Previously filed as Exhibit 4.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.
4.4	Purchase Agreement, dated as of November 26, 2002 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.14 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.5	Registration Rights Agreement, dated as of November 26, 2002 between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $425 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.6	Indenture relating to 12.25% Senior Notes due 2012, dated as of December 4, 2002, between the Registrant and Wilmington Trust Company, as Trustee. Previously filed as Exhibit 4.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.7	Purchase Agreement, dated as of January 15, 2003 among the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the purchase of $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.17 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.8	Registration Rights Agreement, dated as of January 15, 2003, between the Registrant and Salomon Smith Barney Inc. and the other Initial Purchasers named therein, relating to the $100 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.18 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.9	Securities Purchase Agreement, dated as of January 15, 2003, between the Registrant and affiliates of AIG Global Investment Corp. relating to the purchase of $50 million of 12.25% Senior Notes due 2012. Previously filed as Exhibit 4.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.
4.10	Purchase Agreement, dated as of December 16, 2004 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of 9.75% senior notes due 2015. Previously filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 16, 2004.
4.11	Registration Rights Agreement, dated as of December 22, 2004, among the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.
4.12	Indenture, relating to 9.75% Senior Notes due 2015, dated as of December 22, 2004, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2004.
4.13	Purchase Agreement, dated as of March 7, 2005 between the Registrant, Citigroup Global Markets Inc. and Banc of America Securities LLC in respect of private placement of $380.0 million of floating rate senior notes due 2012 and €150.0 million of 8.625% senior notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.

4.14	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers named therein, relating to the $380.0 million of floating rate senior notes due 2012. Previously filed as Exhibit 4.5 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.15	Registration Rights Agreement, dated as of March 11, 2005, among the Registrant, Banc of America Securities Limited, Citigroup Global Markets Limited and the other initial purchasers named therein, relating to the €150.0 million of 8.625% senior notes due 2013. Previously filed as Exhibit 4.6 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.16	Indenture, relating to the $380.0 million of floating rate senior notes due 2012, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.17	Indenture, relating to the €150.0 million of 8.625% senior notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.18	First Supplemental Indenture relating to the €150 million of 8.625% Senior Notes due 2013, dated as of March 11, 2005, between the Registrant and Wilmington Trust Company, as trustee. Previously filed as Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2005.
4.19	Indenture, dated as of March 17, 2006, between Levi Strauss & Co. and Wilmington Trust Company, as trustee, governing the 8.875% Senior Notes due 2016. Previously filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.
4.20	Registration Rights Agreement, dated as of March 17, 2006, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited, as representatives of the initial purchasers, in relation to the $350.0 million of 8.875% Senior Notes due 2016. Previously filed as Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.
4.21	Registration Rights Agreement, dated as of March 11, 2005, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited, as representatives of the initial purchasers, in relation to the € 100.0 million of Euro denominated 8.625% Senior Notes due 2013. Previously filed as Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 17, 2006.
4.22	Form of Purchase Agreement, dated March 10, 2006, between Levi Strauss & Co. and Banc of America Securities LLC, Citigroup Global Markets Inc., Banc of America Securities Limited and Citigroup Global Markets Limited in respect of private placement of 8.875% Senior Notes due 2016 and Euro denominated 8.625% Senior Notes due 2013. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on March 13, 2006.
5.1	Opinion of Shearman & Sterling LLP (including consent).**
9	Voting Trust Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant), Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr., F. Warren Hellman, as voting trustees, and the stockholders. Previously filed as Exhibit 9 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.1	Stockholders Agreement, dated as of April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Previously filed as Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.2	Supply Agreement, dated as of March 30, 1992, and First Amendment to Supply Agreement, between the Registrant and Cone Mills Corporation. Previously filed as Exhibit 10.18 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.
10.3	Deferred Compensation Plan for Executives. Previously filed as Exhibit 10.25 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.4	Deferred Compensation Plan for Outside Directors. Previously filed as Exhibit 10.26 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.5	Excess Benefit Restoration Plan. Previously filed as Exhibit 10.27 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.6	Supplemental Benefit Restoration Plan. Previously filed as Exhibit 10.28 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.7	Leadership Shares Plan. Previously filed as Exhibit 10.29 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*

10.8	Annual Incentive Plan. Previously filed as Exhibit 10.30 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.9	Employment Agreement, dated as of September 30, 1999, between the Registrant and Philip Marineau. Previously filed as Exhibit 10.33 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.10	Form of Indemnification Agreement, dated as of November 30, 1995, for members of the Special Committee of Board of Directors created by the Board of Directors on November 30, 1995. Previously filed as Exhibit 10.35 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.*
10.11	Discretionary Supplemental Executive Retirement Plan Arrangement for Selected Executive Officers. Previously filed as Exhibit 10.36 to Amendment No. 1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 17, 2000.*
10.12	Amendment to Deferred Compensation Plan for Executives effective March 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*
10.13	Amendment to Deferred Compensation Plan for Executives effective August 1, 2000. Previously filed as Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*
10.14	Amendment to Supplemental Benefit Restoration Plan effective January 1, 2001. Previously filed as Exhibit 10.47 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2001.*
10.15	Senior Executive Severance Plan effective July 1, 2000. Previously filed as Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*
10.16	Amendment to Annual Incentive Plan effective November 26, 2001. Previously filed as Exhibit 10.54 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2002.*
10.17	Second Amendment to Supply Agreement dated as of May 13, 2002, between the Registrant and Cone Mills Corporation dated as of March 30, 1992. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q/A filed with the Commission on September 19, 2002.
10.18	Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2003. Previously filed as Exhibit 10.64 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*
10.19	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Previously filed as Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*
10.20	First Amended and Restated Credit Agreement, dated May 18, 2006, among the Financial Institutions named therein as the Lenders and, Bank of America, N.A. as the Agent and Sole Syndication Agent, and the Registrant and Levi Strauss Financial Center Corporation as the Borrowers, General Electric Capital Corporation, Wells Fargo Foothill, LLC and JP Morgan Chase Bank as Co-Documentation Agents and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. Previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on May 22, 2006.
10.21	First Amended and Restated Pledge and Security Agreement, dated May 18, 2006, between the Registrant, certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on May 22, 2006.
10.22	Subsidiary Guaranty, dated September 29, 2003, entered into by certain Subsidiaries of the Registrant, and Bank of America, N.A. as Agent. Previously filed as Exhibit 99.5 to Registrant’s Current Report on Form 8-K dated and filed with the Commission on October 14, 2003.

10.32	Compromise Agreement, dated as of September 3, 2003 between Levi Strauss (U.K.) Ltd. and Joe Middleton. Previously filed as Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on March 1, 2004.*
10.33	Agreement, dated as of December 1, 2003 between Levi Strauss & Co. and Alvarez & Marsal, Inc. Previously filed as Exhibit 10.74 to Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.
10.34	Separation Agreement, dated as of January 5, 2004 by and between William B. Chiasson and Levi Strauss & Co. Previously filed as Exhibit 10.64 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.35	Agreement Regarding Leadership Shares Plan, dated as February 29, 2004, among various members of the board of directors of the Registrant. Previously filed as Exhibit 10.66 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.36	Agreement, dated as of January 26, 2004, between Paul Mason and Levi Strauss (UK) Ltd. Previously filed as Exhibit 10.67 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.37	Capital Accumulation Plan of Levi Strauss & Co. (as amended and restated effective December 1, 2003) Plan Document and Employee Booklet, dated November 17, 2003. Previously filed as Exhibit 10.68 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.38	First Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, dated November 17, 2003. Previously filed as Exhibit 10.69 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*
10.39	Long-Term Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.40	Annual Incentive Plan, dated December 1, 2003. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.41	Letter, dated June 4, 2004, from the Registrant to Albert F. Moreno. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 13, 2004.*
10.42	Second Amendment to Levi Strauss & Co. Deferred Compensation Plan for Executives and Outside Directors, effective January 1, 2005. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 12, 2004.*
10.43	Offer Letter, dated as of March 24, 2005, between Levi Strauss & Co. and Hans Ploos van Amstel summarizing the terms of Mr. Ploos van Amstel’s employment as Senior Vice President and Chief Financial Officer of Levi Strauss & Co. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 12, 2005.*
10.44	Offer Letter, dated as of May 13, 2005, between Levi Strauss & Co. and John Goodman. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.45	Separation by Mutual Consent Agreement and Release of All Claims, dated as of July 7, 2005, between Levi Strauss & Co. and Roberta Silten. Previously filed as Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.46	Memorandum, dated as of July 8, 2005, summarizing the terms of Robert D. Haas’ role as Chairman of the Board of Levi Strauss & Co. Previously filed as Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.47	Levi Strauss & Co. Senior Executive Long Term Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.48	Levi Strauss & Co. Annual Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on July 12, 2005.*
10.49	Levi Strauss & Co. 2005 Management Incentive Plan, effective November 29, 2004. Previously filed as Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 11, 2005.*
12	Statements re: Computation of Ratio of Earnings to Fixed Charges.**
14.1	Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2004.*

14.2	Amendment to Worldwide Code of Business Conduct of Registrant. Previously filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.*
21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2005.
23.1	Consent of KPMG LLP. Filed herewith.
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24	Power of Attorney. Combined in signature pages hereto.
25.1	Statement of Eligibility of Floating Rate Notes trustee. Filed herewith.
25.2	Statement of Eligibility of Euro Notes trustee. Previously filed as Exhibit 25.2 to the Registrant’s Registration Statement on Form S-4 (no. 333-123588) filed with the Commission on March 18, 2005.
99.1	Form of Letter of Transmittal. Filed herewith.

*	Management contract, compensatory plan or arrangement.

**	Previously filed.